Exhibit 2.3
                                                                    -----------


                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE



----------------------------------------------- x
In re                                           :      Chapter 11 Case Nos.
FACTORY CARD OUTLET CORP., and                  :      99-685 (EIK)
FACTORY CARD OUTLET OF                          :      99-686 (EIK)
  AMERICA LTD.,                                 :
                                                :      (Jointly Administered)
                           Debtors.             :
----------------------------------------------- x



                       DEBTORS' JOINT DISCLOSURE STATEMENT
                 PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE
                 -----------------------------------------------






                                             WEIL, GOTSHAL & MANGES LLP
                                             Co-Attorneys for the Debtors
                                             767 Fifth Avenue
                                             New York, New York 10153
                                             (212) 310-8000



                                             RICHARDS, LAYTON & FINGER, P.A.
                                             Co-Attorneys for the Debtors
                                             One Rodney Square
                                             P.O. Box 551
                                             Wilmington, Delaware 19899
                                             (302) 658-6541





Dated: Wilmington, Delaware
       February 5, 2002

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
I.       INTRODUCTION...................................................................................1

         A.       HOLDERS OF CLAIMS ENTITLED TO VOTE....................................................2

         B.       VOTING PROCEDURES.....................................................................3

         C.       CONFIRMATION HEARING..................................................................4

II.      OVERVIEW OF THE PLAN...........................................................................6

III.     GENERAL INFORMATION............................................................................8

         A.       OVERVIEW OF CHAPTER 11................................................................8

         B.       DESCRIPTION AND HISTORY OF BUSINESS...................................................9

                  1.       Business.....................................................................9

                  2.       History.....................................................................10

                  3.       Significant Indebtedness....................................................11

         C.       EVENTS LEADING TO THE COMMENCEMENT OF THE  CHAPTER 11 CASES..........................12

IV.      EVENTS DURING THE CHAPTER 11 CASES............................................................15

         A.       APPOINTMENT OF THE CREDITORS' COMMITTEE..............................................15

         B.       APPOINTMENT OF AN EQUITY COMMITTEE...................................................16

         C.       STABILIZATION OF BUSINESS............................................................18

                  1.       First Day Orders............................................................18

                  2.       DIP Credit Facility.........................................................18

         D.       REAL ESTATE ISSUES...................................................................18

                  1.       Rejection of 13 Unexpired Nonresidential Real Property Leases...............19

                  2.       Store Closings..............................................................19

                  3.       Rent Reduction Agreements and Rejection Damage Stipulations.................20

                  4.       Extensions of Time to Assume or Reject Leases...............................20

         E.       REDUCTION OF PACK-AWAY MERCHANDISE...................................................20

         F.       CLAIMS PROCESS AND BAR DATE..........................................................20

                  1.       Schedules and Statements....................................................20

                  2.       Bar Date and Supplemental Bar Date..........................................21

                  3.       Omnibus Claims Objections...................................................21

                                       i




                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page

         G.       MATERIAL LITIGATION..................................................................22

         H.       MARKET INFORMATION...................................................................22

         I.       DEVELOPMENT OF BUSINESS PLAN.........................................................22

         J.       THE DEBTORS' MARKETING EFFORTS AND THE NEGOTIATION OF A PLAN OF REORGANIZATION.......23

                  1.       Postpetition Marketing Efforts..............................................23

                  2.       The Plan Proposals..........................................................23

                  3.       The FCH Plan................................................................24

                  4.       Negotiations with the Creditors' Committee..................................25

V.       THE PLAN OF REORGANIZATION....................................................................26

         A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS..........................26

                  1.       Administrative Expense Claims...............................................26

                  2.       Compensation and Reimbursement Claims.......................................27

                  3.       Priority Tax Claims.........................................................28

                  4.       Class 1 - Other Priority Claims.............................................28

                  5.       Class 2 - Secured Tax Claims................................................29

                  6.       Class 3 - KeyCorp Secured Claim.............................................30

                  7.       Class 4 - Sensormatic Secured Claim.........................................30

                  8.       Class 5 - IBM Secured Claim.................................................31

                  9.       Class 6 - Other Secured Claims..............................................31

                  10.      Class 7 - Convenience Claims................................................32

                  11.      Class 8 - General Unsecured Claims..........................................32

                  12.      Class 9 - Factory Card Equity Interests.....................................34

                  13.      Class 10 - FCO Equity Interest..............................................34

         B.       SECURITIES TO BE ISSUED UNDER THE PLAN...............................................34

                  1.       New Common Stock............................................................34

                  2.       The Trade Conversion Note...................................................35

                  3.       The New Management Stock....................................................35

                  4.       The New Management Warrants.................................................35


                                       ii



                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page

                  5.       The New Employee Stock Option Plan..........................................36

                  6.       The New Equity Warrants.....................................................36

         C.       SECURED STATUS OF CERTAIN OBLIGATIONS UNDER THE PLAN.................................37

         D.       METHOD OF DISTRIBUTION UNDER THE PLAN................................................37

         E.       TIMING OF DISTRIBUTIONS UNDER THE PLAN...............................................39

                  1.       Distributions on the Effective Date.........................................39

                  2.       Distributions to Holders of General Unsecured Claims........................39

                  3.       Assignment of Claims........................................................40

         F.       TREATMENT OF TORT CLAIMS AND INSURED CLAIMS..........................................41

         G.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................41

         H.       SUBSTANTIVE CONSOLIDATION OF THE DEBTORS.............................................43

         I.       TREATMENT OF INTERCOMPANY DEBT.......................................................48

         J.       THE TRADE TERMS AGREEMENT............................................................49

         K.       PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS..........................................49

         L.       CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN....................................50

         M.       EFFECT OF CONFIRMATION OF THE PLAN...................................................51

         N.       DISCHARGE AND INJUNCTION.............................................................51

         O.       SUMMARY OF OTHER PROVISIONS OF THE PLAN..............................................52

                  1.       Continuation of Indemnification Obligations.................................52

                  2.       Compensation and Benefit Programs...........................................52

                  3.       Retiree Benefits............................................................53

                  4.       By-laws and Certificates of Incorporation...................................53

                  5.       Amendment or Modification of the Plan.......................................53

                  6.       Releases....................................................................54

                  7.       Cancellation and Surrender of Existing Securities and Agreements............54

                  8.       Allocation of Plan Distributions Between Principal and Interest.............55


                                      iii




                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page

                  9.       Revocation or Withdrawal of the Plan........................................55

                  10.      Avoidance Actions...........................................................55

                  11.      Termination of Committees...................................................55

                  12.      Corporate Action............................................................55

                  13.      Effectuating Documents and Further Transactions.............................56

                  14.      Exculpation.................................................................56

                  15.      Plan Supplements............................................................56

         P.       INSIDER CLAIMS AND HOLDINGS OF FACTORY CARD EQUITY INTERESTS.........................57

VI.      CONFIRMATION AND CONSUMMATION PROCEDURE.......................................................57

         A.       SOLICITATION OF VOTES................................................................57

         B.       THE CONFIRMATION HEARING.............................................................58

         C.       CONFIRMATION.........................................................................59

                  1.       Acceptance..................................................................59

                  2.       Unfair Discrimination and Fair and Equitable Tests..........................60

                  3.       Feasibility.................................................................60

                  4.       Best Interests Test.........................................................62

         D.       CONSUMMATION.........................................................................63

         E.       WORKING CAPITAL FACILITY.............................................................63

VII.     MANAGEMENT OF THE REORGANIZED DEBTORS.........................................................64

         A.       BOARD OF DIRECTORS AND MANAGEMENT....................................................64

                  1.       Directors and Officers of the Reorganized Debtors...........................64

                           a.       Boards of Directors of Reorganized Factory Card and Reorganized FCO.64

                           b.       Officers of Reorganized Factory Card and Reorganized FCO...........64

                  2.       Identity of the Debtors' Executive Officers.................................64

                  3.       Chief Executive Officer.....................................................65

                  4.       Employment Contracts........................................................66

         B.       COMPENSATION OF THE DEBTORS' EXECUTIVE OFFICERS......................................66

                                       iv




                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page

                  1.       Certain Limitations on Deductibility of Executive Compensation..............66

         C.       NEW MANAGEMENT STOCK.................................................................67

         D.       NEW MANAGEMENT WARRANTS..............................................................67

         E.       NEW EMPLOYEE STOCK OPTION PLAN.......................................................67

         F.       TAX TREATMENT OF EMPLOYEE OPTIONS, NEW MANAGEMENT STOCK, AND NEW MANAGEMENT WARRANTS.68

                  1.       Stock Option Plan...........................................................68

                  2.       New Management Stock........................................................69

                  3.       New Management Warrants.....................................................69

                  4.       Certain Limitations on Deductibility of Executive Compensation..............70

                  5.       Change of Control...........................................................70

         G.       MANAGEMENT SEVERANCE PLAN............................................................70

         H.       ASSOCIATE RETENTION PROGRAM SPRING 2001..............................................71

         I.       INCENTIVE BONUS PROGRAM..............................................................71

VIII.    SECURITIES LAWS MATTERS.......................................................................72

         A.       EXEMPTIONS FROM REGISTRATION REQUIREMENTS............................................72

                  1.       Issuance and Resale of New Common Stock and New Equity Warrants Under the Plan of
                           Reorganization..............................................................72

                  2.       Issuance and Resale of New Management Stock, New Management Warrants and Common
                           Stock Issued Upon the Exercise of the New Management Warrants...............73

                  3.       Public Reporting............................................................74

IX.      VALUATION.....................................................................................74

         A.       METHODOLOGY..........................................................................75

X.       CERTAIN RISK FACTORS TO BE CONSIDERED.........................................................76

         A.       CERTAIN BANKRUPTCY LAW CONSIDERATIONS................................................76

                  1.       Risk of Non-Confirmation of the Plan........................................76

                  2.       Non-Consensual Confirmation.................................................77

                  3.       Risk of Non-Occurrence of the Effective Date................................77


                                       v



                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page

         B.       RISKS TO RECOVERY BY HOLDERS OF GENERAL UNSECURED CLAIMS.............................77

                  1.       Competitive Conditions......................................................78

                  2.       Failure to Obtain New Customers or Retain Existing Customers................78

                  3.       Higher Administrative Expenses..............................................78

                  4.       Risks Regarding Extension of Trade Credit...................................79

                  5.       Adverse Publicity...........................................................79

                  6.       Ability to Refinance Certain Indebtedness...................................79

                  7.       Projected Financial Information.............................................79

                  8.         Hart-Scott-Rodino Act Requirements........................................79

                  9.       Certain Tax Matters.........................................................80

XI.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN...........................................80

         A.       CONSEQUENCES TO THE DEBTORS..........................................................81

                  1.       Cancellation of Debt........................................................81

                  2.       Limitation on NOL Carryforwards and Other Tax Attributes....................81

                           a.       General Section 382 Limitation.....................................82

                           b.       Special Bankruptcy Exception.......................................82

                  3.       Alternative Minimum Tax.....................................................83

                  4.       Issuance of the Extended Creditor Payment Obligation and
                           the Trade Conversion Notes..................................................84

         B.       CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS............................................84

                  1.       Consequences to Holders of Convenience Claims...............................84

                  2.       Consequences to Holders of General Unsecured Claims.........................85

                           a.       Recognition of Gain or Loss........................................85

                           b.       Ownership and Disposition of Extended Creditor Payment Obligation..86

                           c.       Ownership and Disposition of New Common Stock......................89

                           d.       Treatment of Distribution Pool.....................................89

                  3.       Distributions in Discharge of Accrued Interest..............................91


                                       vi



                                TABLE OF CONTENTS
                                   (continued)
                                                                                                      Page

                  4.       Withholding.................................................................91

         C.       Consequences to Holders of Allowed Factory Card Equity Interests.....................91

                  1.       Holders Who Receive New Common Stock........................................91

                  2.       Holders Who Receive Cash....................................................92

                  3.       Ownership and Disposition of New Equity Warrants; Potential for Constructive
                           Distributions...............................................................92

XII.     ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.....................................93

         A.       LIQUIDATION UNDER CHAPTER 7..........................................................93

         B.       ALTERNATIVE PLAN OF REORGANIZATION...................................................94

XIII.    CONCLUSION AND RECOMMENDATION.................................................................95


                                I. INTRODUCTION

                  Factory Card Outlet Corp. ("Factory Card") and Factory Card Outlet of America Ltd. ("Factory Card Outlet" or "FCO" and, collectively with Factory Card, the "Debtors") submit this Disclosure Statement pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") to holders of Claims against, and Equity Interests in, the Debtors in connection with (i) the solicitation of acceptances of the Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated February 5, 2002, as the same may be amended, modified or supplemented (the "Plan"), filed by the Debtors with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and (ii) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") scheduled for March 20, 2002 at 10:00 a.m., Central Time. Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

                  Attached as Exhibits to this Disclosure Statement are copies of the following documents:

                  o        The Plan (Exhibit A);

                  o Order of the Bankruptcy Court, dated February 5, 2002 (the "Disclosure Statement Order"), that, among other things, approved this Disclosure Statement and forms of ballot, established certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan and scheduled a hearing to consider confirmation of the Plan (Exhibit B);

                  o Factory Card's 2000 Form 10-K for the fiscal year ended February 3, 2001 (Exhibit C);

                  o Factory Card's Form 10-Q for the quarterly period ended November 3, 2001 (Exhibit D);

                  o        The Debtors' Projected Financial Information (Exhibit
                           E); and

                  o        The Debtors' Liquidation Analysis (Exhibit F).

                  In addition, a ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims and Equity Interests that the Debtors believe may be entitled to vote to accept or reject the Plan.

                  On February 5, 2002, after notice and a hearing, the Bankruptcy Court signed the Disclosure Statement Order approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors' creditors and interest holders to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A

DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

                  The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim or Equity Interest entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

A.       HOLDERS OF CLAIMS ENTITLED TO VOTE
         ----------------------------------

                  Pursuant to the provisions of the Bankruptcy Code, only holders of allowed Claims or Equity Interests in classes of Claims or Equity Interests that are impaired are entitled to vote to accept or reject a proposed plan. Classes of Claims or Equity Interests in which the holders of Claims or Equity Interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. For a detailed description of the treatment of Claims and Equity Interests under the Plan, see Section V of the Disclosure Statement.

                  Classes 2 (Secured Tax Claims), 3 (Keycorp Secured Claim), 5 (IBM Secured Claim), 7 (Convenience Claims), 8 (General Unsecured Claims) and 9 (Factory Card Equity Interests) of the Plan are impaired and, to the extent Claims or Equity Interests in such Classes are Allowed Claims, the holders of such Claims or Equity Interests will receive distributions under the Plan. As a result, holders of Claims in those Classes are entitled to vote to accept or reject the Plan. Classes 1 (Other Priority Claims), 4 (Sensormatic Secured Claim), 6 (Other Secured Claims) and 10 (FCO Equity Interests) of the Plan are unimpaired. Holders of Claims and Equity Interests in those Classes are conclusively presumed to have accepted the Plan. Therefore, the Debtors are soliciting acceptances only from holders of Allowed Claims and Equity Interests in Classes 2, 3, 5, 7, 8 and 9.

                  The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Acceptance of a plan by a class of equity interest holders requires acceptance by at least two-thirds of the number of shares in such class that cast ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, see Section VI of the Disclosure Statement.

                  If a Class of Claims or Equity Interests entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy

Code or both. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the nonacceptance of a plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section VI.C.2 of the Disclosure Statement.

B.       VOTING PROCEDURES
         -----------------

                  If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one Class and you are entitled to vote Claims in more than one Class, you will receive separate Ballots, which must be used for each separate Class of Claims. Please vote and return your Ballot(s) to:

                                    FACTORY CARD OUTLET CORP.
                                    c/o Poorman-Douglas Corporation
                                    P.O. Box 4230
                                    Portland, Oregon  97208-4230

                                    or, if delivered by hand or courier

                                    FACTORY CARD OUTLET CORP.
                                    c/o Poorman-Douglas Corporation
                                    10300 S.W. Allen Boulevard
                                    Beaverton, Oregon  97005

                  TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE ACTUALLY RECEIVED NO LATER THAN 5:00 P.M., PACIFIC TIME, ON MARCH 13, 2002. FAXED COPIES OF BALLOTS WILL NOT BE ACCEPTED. ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

                  Any Claim or Equity Interest in an impaired Class as to which an objection or request for estimation is pending or which is scheduled by the Debtors as unliquidated, disputed or contingent is not entitled to vote unless the holder of such Claim or Equity Interest has obtained an order of the Bankruptcy Court temporarily allowing such Claim or Equity Interest for the purpose of voting on the Plan.

                  Pursuant to the Disclosure Statement Order, the Bankruptcy Court set January 31, 2002 as the record date for voting on the Plan. Accordingly, only holders of record as of January 31, 2002 that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

                  If you are a holder of a Claim or Equity Interest entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the procedures for voting on the Plan, please call Poorman-Douglas Corporation at (800) 382-6765.

                  A CREDITORS' VOTE FOR OR AGAINST THE PLAN SHALL NOT CONSTITUTE A WAIVER OF THE RIGHTS OF ANY PARTY TO OBJECT TO THAT CREDITORS' CLAIM.

C.       CONFIRMATION HEARING
         --------------------

                  Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on March 20, 2002 at 10:00 a.m., Central Time, before the Honorable Erwin I. Katz, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Northern District of Chicago, 219 South Dearborn Street, Courtroom 760, Chicago, Illinois 60604. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before March 13, 2002 at 4:00 p.m., Eastern Time, in the manner described below in Section VI.B of the Disclosure Statement. Responses to said objections, if any, must be served on objecting parties and those parties listed in Section VI.B of the Disclosure Statement and filed with the Bankruptcy Court so that they are received on or before March 19, 2002 at 4:00 p.m., Eastern Time. The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

                  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN. THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE PLAN, PRIOR TO VOTING ON THE PLAN.

                  FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND EQUITY INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. THE DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR EQUITY INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD-LOOKING AND

CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CAREFULLY READ AND CONSIDER FULLY THE RISK FACTORS SET FORTH IN SECTION X OF THIS DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

                  SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

                  THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF STATEMENTS CONTAINED HEREIN.

                  THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THEM TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS, THEIR CREDITORS AND EQUITY INTEREST HOLDERS. THE DEBTORS URGE THAT CREDITORS AND EQUITY INTEREST HOLDERS VOTE TO ACCEPT THE PLAN.

                  AS IS REFLECTED IN LETTERS FROM THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS (THE "CREDITORS' COMMITTEE") AND THE OFFICIAL COMMITTEE OF EQUITY HOLDERS (THE "EQUITY COMMITTEE") THAT ACCOMPANY THIS DISCLOSURE STATEMENT, BOTH THE CREDITORS' COMMITTEE AND THE EQUITY COMMITTEE SUPPORT THE PLAN AND URGE THAT UNSECURED CREDITORS AND HOLDERS OF FACTORY CARD EQUITY INTERESTS, RESPECTIVELY, VOTE TO ACCEPT THE PLAN.

                            II. OVERVIEW OF THE PLAN

                  The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan.

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                 OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN1

             Type of Claim or                                               Estimated             Estimated
  Class      Equity Interest                  Treatment                      Amount2              Recovery
  -----      ---------------                  ---------                      -------              --------
   --     Priority Tax Claims    Unimpaired; at the option of the          $322,256.00               100%
                                 Reorganized Debtors either (i) paid in
                                 full, in Cash, or (ii) paid over a
                                 six-year period from the date of
                                 assessment as provided in section
                                 1129(a)(9)(C) of the Bankruptcy Code
                                 with interest payable at a rate of 8%
                                 per annum or as otherwise established by
                                 the Bankruptcy Court.

    1     Other Priority Claims  Unimpaired; paid in full, in Cash.        $19,733.00                100%

    2     Secured Tax Claims     Impaired; at the option of the            $62,645.00                100%
                                 Reorganized Debtors either (i) paid in
                                 full, in Cash, plus interest required to
                                 be paid pursuant to section 506(b) of
                                 the Bankruptcy Code, or (ii) paid over a
                                 six-year period from the date of
                                 assessment with interest payable at a
                                 rate of 8% per annum or as otherwise
                                 established by the Bankruptcy Court.

--------
1 This table is only a summary of the classification and treatment of Claims and
Equity Interests under the Plan. Reference should be made to the entire
Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

2 The amounts set forth below are the Debtors' estimates; the actual amount will depend upon the final reconciliation and resolution of all Administrative
Expense Claims and Claims.


                                       6



             Type of Claim or                                               Estimated             Estimated
  Class      Equity Interest                  Treatment                      Amount2              Recovery
  -----      ---------------                  ---------                      -------              --------

    3     KeyCorp Secured Claim  Impaired; paid in thirty (30) equal       $533,010.00               100%
                                 monthly installments of $17,767 each.

    4     Sensormatic Secured    Unimpaired; Reinstated pursuant to        $50,293.00                100%
          Claim                  section 1124(2) of the Bankruptcy Code,   (less payments made
                                 except as otherwise agreed to by the      since September,
                                 parties.                                  1999)

    5     IBM Secured Claim      Impaired; paid in thirty-six (36) equal   $666,208.00 (less         100%
                                 monthly installments of $18,505.79 each   payments made since
                                 (commencing July 2, 2001).                July 2, 2001)

    6     Other Secured Claims   Unimpaired; at the option of the            $3,526.00               100%
                                 Reorganized Debtors either (i)
                                 Reinstated by curing all outstanding
                                 defaults, with all legal, equitable and
                                 contractual rights remaining unaltered,
                                 (ii) paid in full, in Cash, plus
                                 interest required to be paid pursuant to
                                 section 506(b) of the Bankruptcy Code,
                                 or (iii) fully and completely satisfied
                                 by delivery or retention of the
                                 Collateral securing the Other Secured
                                 Claims and payment of interest required
                                 to be paid pursuant to section 506(b) of
                                 the Bankruptcy Code.

    7     Convenience Claims     Impaired; each holder of a Convenience    $305,318.00                20%
                                 Claim (i.e., Claim filed in the amount
                                 of $2,000 or less) shall receive, in
                                 full and complete satisfaction of such
                                 Allowed Convenience Claim, 20% of such
                                 Convenience Claim in Cash.



                                       7



             Type of Claim or                                               Estimated             Estimated
  Class      Equity Interest                  Treatment                      Amount2              Recovery
  -----      ---------------                  ---------                      -------              --------

    8     General Unsecured      Impaired; each holder of an allowed       $44,000,000.00       31.2%3
          Claims                 General Unsecured Claim shall receive,
                                 in full and complete satisfaction of such
                                 Claim, (i) on the Initial Distribution Date, a
                                 Pro Rata Share of (a) $1,000,000 in Cash and
                                 (b) 1,350,000 shares of New Common Stock, (ii)
                                 on the third anniversary of the Effective Date,
                                 a Pro Rata Share of $2.6 million in Cash, less
                                 any amounts that are prepaid by the Reorganized
                                 Debtors, and (iii) on each Successive
                                 Distribution Date, a Pro Rata Share of the
                                 Surplus Distributions.

    9     Factory Card Equity    Impaired; each holder of Factory Card             N/A          $0.13 per share
          Interests              Equity Interests shall receive, in full
                                 and complete satisfaction of such Equity
                                 Interests, a Pro Rata Share of (i) 75,000
                                 shares of New Common Stock and (ii) New Equity
                                 Warrants to purchase an aggregate of 153,928
                                 additional shares of New Common Stock, subject
                                 to dilution.

   10     FCO Equity Interests   Unimpaired; the holder of FCO Equity              N/A               100%
                                 Interests shall retain its interests
                                 under the Plan.

                            III. GENERAL INFORMATION

A.       OVERVIEW OF CHAPTER 11
         ----------------------

                  Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity interest holders. In addition to permitting rehabilitation of a

----------
3 Excludes the effect of dilution by the conversion of the Trade Conversion Notes and the exercise of the New Management Warrants and the New Equity Warrants.

debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor's assets.

                  The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

                  The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

                  Holders of Claims against, and Equity Interests in, a debtor are permitted to vote to accept or reject the plan. Prior to soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor and any other plan proponents to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors are submitting this Disclosure Statement to holders of Claims and Equity Interests against the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.

B.       DESCRIPTION AND HISTORY OF BUSINESS
         -----------------------------------

1.       Business

                  Factory Card, along with its wholly-owned subsidiary, Factory Card Outlet, manage one of the largest chain of company-owned superstores in the card, party supply and special occasion industry in the United States. The superstores offer a vast assortment of party supplies, greeting cards, gift wrap, balloons and other special occasion merchandise. The Debtors currently operate 172 superstores throughout 20 states, with a majority of Factory Card Outlet stores located in the Midwest, and lease a 440,000 square foot distribution center and executive office complex located in Naperville, Illinois. The Debtors' stores are operated under various names, including Factory Card Outlet and Factory Card & Party Outlet.

                  The Debtors have approximately 2,950 employees, of whom approximately 1,150 are full-time employees and approximately 1,800 are part-time employees. The Debtors' employees are not covered by collective bargaining agreements. The Debtors consider their relationships with their employees to be good.

2.       History

                  The first Factory Card Outlet store was opened in 1985 in the Chicago area by J. Bayard Kelly, who was the President of Gallant Greeting Corporation ("Gallant"), a subsidiary of Viking Enterprises, Inc. ("Viking"). The original store was a showroom for greeting cards produced by Gallant. By 1989, Factory Card Outlet had expanded to a chain of ten stores, averaging approximately 5,000 square feet each, located throughout the greater Chicago area offering a broad assortment of greeting cards at 50% off the manufacturers' suggested retail prices, as well as a limited selection of party supplies, gift wrap and other special occasion products.

                  In 1989, William E. Freeman formed and led a group of investors in the acquisition of Factory Card Outlet from Viking. He also served as President of Factory Card from 1989 to 1994, and later as Chief Executive Officer of Factory Card and Factory Card Outlet from 1994 to September 1996. Mr. Freeman, assisted by Mr. Kelly, was primarily responsible for leading Factory Card Outlet through its strategic phase of development. Mr. Kelly served as Factory Card Outlet's chief merchant and President from 1989 to 1995. Messrs. Freeman and Kelly are currently members of the Boards of Directors of the Debtors and Mr. Freeman is currently Chairman of the Boards, Chief Executive Officer and President of the Debtors.

                  Between fiscal years 1990 and 1993, Factory Card Outlet increased its prototype store size to approximately 8,000 square feet. Also during this time, Factory Card Outlet began to broaden its merchandise base and initiated its signature $0.39 everyday pricing for all greeting cards. During fiscal year 1994, Factory Card Outlet began implementation of a strategic plan to build upon its position as the largest chain of company-owned superstores in the special occasion industry. The key components of the plan included, among other things, the recruitment of experienced senior retail executives, the enlargement of its merchandise offering, the expansion of the size of Factory Card Outlet's superstore prototype to 10,000 square feet or greater, and the development of support systems and an infrastructure with which to support Factory Card Outlet's growth strategy.

                  In fiscal year 1996, Factory Card Outlet completed installation of a fully integrated retail management software package, which automated the areas of finance, merchandising and distribution. Factory Card Outlet completed the implementation of a Point of Sale or "POS" system in all stores in May 1997.

                  Today, Factory Card Outlet stores provide customers with a value-oriented "one-stop" shopping destination for all major holidays and seasonal events, including extensive product selections for birthdays, graduations, weddings, baby showers and other family, religious, special occasion and celebratory events. Significant seasonal periods include Valentine's Day, St. Patrick's Day, Passover, Easter, Mother's Day, Father's Day, Halloween, Thanksgiving, Christmas, Chanukah and New Year's. There are typically over 23,000 Stock Keeping Units or "SKU's" available at each location. The Debtors' superstores, all of which are leased, are typically 10,000 to 11,000 square feet or greater in size, with approximately 80% to 90% of the space devoted to selling. Each store is designed to provide customers with an effortless shopping experience within an attractive, spacious and festive environment.

                  Factory Card Outlet stores continue to emphasize "Everyday Value Pricing." A key component of this competitive strategy is that each Factory Card Outlet store still provides its customers with a daily selection of over 4,000 high-quality everyday and seasonal greeting cards for only $0.49 each, the $0.39 strategy having been raised to $0.49 in April, 2000. Most other goods in the stores are sold at 20% to 60% off of the manufacturer's suggested retail price, providing Factory Card Outlet customers with value opportunities. In addition to the general merchandise, the focal point of each store is a center "power aisle" that features special value and seasonal merchandise items that are offered at significantly discounted prices.

                  In late 1997, Factory Card Outlet leased a 440,000 square foot facility on 37 acres in Naperville, Illinois, to serve as a distribution center and corporate headquarters. Factory Card Outlet believes it is one of very few companies, out of over 11,000 independent special occasion and greeting card retailers in the United States, to utilize its own distribution center. The distribution center provides substantial purchasing and distribution efficiencies, along with the ability to have more efficient control over inventory and manage seasonal and every day distribution of imports. The distribution center is also a key component of Factory Card Outlet's $0.49 greeting card strategy. Factory Card Outlet anticipates developing its distribution center into a major competitive advantage as it expands in the future.

3.       Significant Indebtedness

                  As of the Commencement Date, the significant debt of Factory Card Outlet consisted of the following: (i) approximately $16,884,100 in principal amount of revolving credit indebtedness (the "Revolving Credit Loan") incurred by Factory Card Outlet under that certain Loan and Security Agreement among Factory Card Outlet, BankBoston Retail Finance Inc., as administrative agent, and the lenders thereto, dated as of January 30, 1998, as amended on July 11, 1998 (the "Revolving Credit Agreement"), which was secured by a first lien on all or substantially all of Factory Card Outlet's assets other than equipment and a second lien on Factory Card Outlet's equipment and guaranteed by Factory Card, and (ii) approximately $10,000,000 in principal amount of term debt (the "Term Loan") incurred by Factory Card Outlet under that certain Term Loan and Security Agreement by and between Factory Card Outlet and Back Bay Capital, LLC, dated July 11, 1998 (the "Term Loan Agreement"), which was secured by a first lien on Factory Card Outlet's equipment and a second lien on the remainder of all or substantially all of Factory Card Outlet's assets and guaranteed by Factory Card. Subsequent to the Commencement Date, the Debtors received Bankruptcy Court approval to enter into a $50 million postpetition secured revolving financing agreement, which was subsequently reduced to $35,000,000, with Foothill Capital Corporation and Paragon Capital LLC, now collectively known as Wells Fargo Retail Finance, LLC, ("Wells Fargo" or the "DIP Lender"), and authorization to satisfy their obligations under the Revolving Credit Agreement and Term Loan Agreement. The balance of the Debtors' significant indebtedness consists of unsecured debt incurred in the ordinary course of the

Debtors' business, comprised principally of accounts payable to the Debtors' trade creditors, and rents owed to the Debtors' landlords and equipment financiers and lessors.

C.       EVENTS LEADING TO THE COMMENCEMENT OF THE
         -----------------------------------------
         CHAPTER 11 CASES
         ----------------

                  In a transition intended to consolidate operations and reduce costs, from December 1997 through March 1998, Factory Card Outlet effected the relocation of its distribution center and corporate headquarters to its current location in Naperville, Illinois. In transitioning merchandise, machinery, supplies and employees to its new distribution center, Factory Card Outlet experienced severe systems conversion difficulties, which resulted in inventory management problems. Specifically, (i) core merchandise categories were not properly ordered and, therefore, the stores were out of stock of key merchandise, (ii) goods that were in stock were shipped to stores in improper inventory combinations and (iii) certain inventory that was available at the distribution center and ordered by the stores was simply not shipped. As a result of these systems problems, Factory Card Outlet made "blind" purchases in an attempt to compensate and ensure an "in-stock" position at the warehouse, which resulted in a bloating of inventory levels. Each of these operational problems resulted in empty shelf space and customer disappointment at the stores. These critical missteps negatively impacted Factory Card Outlet's performance in the early part of 1998 and thereafter.

                  As a result of the continuing operational difficulties, in May 1998, Factory Card Outlet's Board of Directors (the "Board") appointed Stewart
M. Kasen, who had served on the Board as a Director since 1996 and as its Chairmen since 1997, President and Chief Executive Officer to replace Charles Cumello as the Chief Executive Officer. On October 8, 1999, Mr. Kasen resigned and was replaced by Mr. Freeman, who currently serves as Chairman of the Boards of the Debtors and as the Debtors' President and Chief Executive Officer.

                  To overcome the operational issues discussed above and their negative impact on operating performance and financial results and in an attempt to stabilize its operations, in July 1998, Factory Card Outlet raised additional capital with the assistance of its then existing lender in the form of the $10,000,000 Term Loan. However, due to borrowing base restrictions, the Debtors were, in effect, only able to utilize approximately $4 million of the additional Term Loan.

                  In the Fall of 1998, Factory Card Outlet suffered another critical setback relating to inventory. At that time, Factory Card Outlet's inventory management practice was to limit the extent to which markdowns were taken to reduce seasonal inventory to minimal levels. Rather than marking down such seasonal goods, at the end of a season unsold inventory at each store would be consolidated and returned to the distribution center and stored until that season the following year, when it would be redistributed and reshelved (the "Pack-Away Merchandise"). This historical inventory management practice could not be sustained over the long term.

                  In accordance with that practice, at the end of the 1997 Halloween season, each Factory Card Outlet store returned all unsold merchandise to the distribution center, where it was packed-away for resale the following year. Entering the 1998 Halloween season, approximately 50% of Factory Card Outlet's inventory was comprised of the previous year's Halloween Pack-Away Merchandise. Unfortunately, much of the Halloween Pack-Away Merchandise could not be sold at normal retail prices. Consequently, sales levels were severely diminished and Factory Card Outlet was forced to take significant reductions in the retail sale price of such inventory to "clean-out" the Pack-Away Merchandise.

                  The significant adverse effects that the Pack-Away Merchandise had on sales in the fall of 1998, coupled with Factory Card Outlet's growth trend during that year, resulted in a rise in Factory Card Outlet's comparable store sales of only 1.5% by the end of October 1998. Comparing October 1998 to October 1997, Factory Card Outlet experienced a 22.4% decline in comparable sales of seasonal merchandise for the month of October. Notably, while a large percentage of seasonal Pack-Away Merchandise related to the Halloween season, a significant portion of which was disposed of through reductions in the sale price of such inventory, Pack-Away Merchandise accounted for approximately 20% of Factory Card Outlet's merchandise for Christmas 1998, and a smaller, yet significant percentage of Factory Card Outlet's merchandise for Valentine's Day and Easter in 1999. As described in more detail below, however, since the commencement of the Chapter 11 Cases, Factory Card Outlet has significantly reduced the Pack-Away Merchandise problem.

                  The deteriorating operating results in 1998 negatively affected Factory Card Outlet's financial performance results, which, in turn, substantially curtailed Factory Card Outlet's ability to purchase new inventory. As a result of the foregoing, by late December 1998, Factory Card Outlet was compelled to advise its lenders under the Revolving Credit Agreement and Term Loan Agreement (the "Pre-Chapter 11 Lenders") that it might not be in compliance with certain covenants contained in those agreements. The Pre-Chapter 11 Lenders waived certain of the covenants, specifically including financial performance covenants that were to be tested as of January 2, 1999 and January 30, 1999. In consideration of these waivers, the availability under the Revolving Credit Agreement was reduced and Factory Card Outlet was required to pay certain amounts to the Pre-Chapter 11 Lenders.

                  As a result of the reduced availability under the Revolving Credit Agreement, the amount of new inventory Factory Card Outlet was able to purchase was significantly curtailed. The diminished level of inventory, in turn, reduced Factory Card Outlet's ability to borrow the additional funds necessary to strengthen operations and carry it through this period of instability.

                  These constraints caused Factory Card Outlet to have insufficient liquidity in late December 1998 and early January 1999 to pay certain of its vendors and suppliers. Consequently, Factory Card Outlet was incapable of paying for the merchandise ordered for and sold during the Fall and Christmas seasons when such amounts became due on or about January 10, 1999. As a result, almost every one of Factory Card Outlet's vendors and suppliers refused to ship merchandise under terms other than "cash on delivery," further complicating operations and draining remaining sources of cash. This difficulty in obtaining goods manifested itself in empty shelf space and inappropriate and incomplete merchandise assortments in Factory Card Outlet stores.

                  Realizing the constraints their debt structure placed upon any effort to rehabilitate their business and seeking to avoid the premature commencement of chapter 11 cases, the Debtors aggressively sought to obtain new financing and/or an equity infusion to provide them with, amongst other things, greater cash availability. Specifically, in mid-November 1998 and through early January 1999, Factory Card Outlet, along with its financial advisor Conway, Del Genio, Gries & Co., LLC ("CDG"), contacted numerous traditional lenders and investment funds to solicit proposals for a restructuring of Factory Card Outlet's debt obligations and/or a capital infusion. Significantly, each of the various refinancing proposals received, including refinancing proposals made by the Pre-Chapter 11 Lenders, required that, as a precondition to closing such refinancing, Factory Card Outlet first obtain subordinated debt or new equity. Consequently, in an effort to obtain such funding, Factory Card Outlet and CDG contacted numerous private investment funds.

                  Of the potential equity investors contacted, only one was prepared to evidence its investment interest by executing a letter of intent. On February 4, 1999, Factory Card Outlet announced that it had entered into a letter of intent with Catalyst Equity Partners, LLC, an investment fund ("Catalyst"), pursuant to which Catalyst would purchase convertible preferred stock in the amount of $12,000,000 (the "Catalyst Equity Purchase"), subject to a number of conditions. Those conditions included (i) the renegotiation of payment terms with respect to amounts owed to vendors and lessors of real property, (ii) a restructuring of the debt outstanding under the Revolving Credit Agreement and the Term Loan on terms acceptable to Catalyst and (iii) the completion of due diligence to Catalyst's satisfaction. Satisfactory completion of these items and the closing of the Catalyst Equity Purchase would have provided Factory Card Outlet with the cash necessary to continue operations, satisfy obligations and revitalize its core business.

                  To facilitate the closing of the Catalyst Equity Purchase, by early March 1999, Factory Card Outlet had succeeded in reaching agreements with the overwhelming majority of its various vendors and suppliers whereby they each agreed to extend payments in respect of amounts owed by Factory Card Outlet that were past due, totaling $27,000,000 out of $31,000,000 of its then outstanding trade payables pursuant to a schedule over a five-month period. The first such payment was due on the later of March 15, 1999 or three days after the closing of the Catalyst Equity Purchase. Factory Card Outlet had also succeeded in reaching agreements with one-third of its lessors for rent concessions, rebates or extensions of payment deadlines.

                  Combined with the efforts to finalize the Catalyst Equity Purchase, Factory Card Outlet had been engaging in discussions and negotiations with various lenders to restructure and/or refinance the Revolving Credit Loan and the Term Loan. Achievement of a restructuring or a refinancing was undermined when, after six weeks of negotiations and due diligence, on March 16,

1999, Catalyst advised that it would not proceed with the Catalyst Equity Purchase.

                  At the same time, the vendors and suppliers who had indicated support for Factory Card Outlet's restructuring of its obligations to them began to express concern regarding Factory Card Outlet's ability to make the first payment on the agreed upon debt payment date. That payment was contingent upon the consummation of the Catalyst Equity Purchase.

                  To continue to operate in the face of the foregoing operational problems and debt obligations was not in the best interests of the Debtors, their employees, their creditors, their equity interest holders and the communities in which they operate. The Debtors reluctantly concluded that it would not be possible to implement the necessary restructuring and reorganization of their business without the protections of chapter 11, and that the interests of all parties involved would be best served by conducting the restructuring and reorganization under the auspices of the Bankruptcy Court.

                     IV. EVENTS DURING THE CHAPTER 11 CASES

                  On March 23, 1999, the Debtors commenced the Chapter 11 Cases in the Bankruptcy Court. The Debtors continue to operate their business and manage their properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

                  The following is a brief description of some of the major events during the Chapter 11 Cases.

A.       APPOINTMENT OF THE CREDITORS' COMMITTEE
         ---------------------------------------

                  On April 7, 1999, the United States Trustee appointed the Creditors' Committee to represent the interests of unsecured creditors of the Debtors. Since its formation, the Debtors have consulted with the Creditors' Committee concerning the administration of the Chapter 11 Cases. The Debtors have kept the Creditors' Committee informed about their operations and have sought the concurrence of the Creditors' Committee for actions and transactions taken outside of the ordinary course of the Debtors' business. The Creditors' Committee has participated actively, together with the Debtors' management and professionals, in, among other things, reviewing the Debtors' business operations and business plans. The Debtors and their professionals have met with the Creditors' Committee and its professionals on numerous occasions in connection with the negotiation of the Plan. As noted earlier, the Creditors' Committee supports the Plan and recommends that creditors vote to accept the Plan.

                  The Creditors' Committee currently consists of 7 members. The current members of, and the attorneys and advisors retained by, the Creditors' Committee are set forth below:

                          CREDITORS' COMMITTEE MEMBERS
                          ----------------------------

Image Arts, Inc.                                        Amscan Inc.
A Division of Hallmark                                  80 Grasslands Road
83 Enterprise Drive                                     Elmsford, New York
Marshfield, Massachusetts  02050-9139
Creative Expressions Group, Inc.                        Unique Industries, Inc.
7240 Shadeland Station                                  2400 South Weccacoe Avenue
Suite 300                                               Philadelphia, Pennsylvania  19148-4298
Indianapolis, Indiana 46256-3928

Contempo Colours, Inc.                                  The Paper Magic Group, Cleo Inc. and Berwick
A Division of American Greetings Corp.                  Industries, Inc.
One Paper Place                                         c/o CSS Industries, Inc.
Kalamazoo, Michigan  49001                              Suite 800
                                                        Philadelphia, Pennsylvania  19103-4755

P.S. Greetings, Inc.
D/B/A/ Fantus Paper Products
5060 N. Kimberly Avenue
Chicago, Illinois  60630

                       CREDITORS' COMMITTEE PROFESSIONALS
                       ----------------------------------

Attorneys                                               Financial Advisors
---------                                               ------------------

Otterbourg, Steindler, Houston & Rosen, P.C.            PricewaterhouseCoopers L.L.P.
230 Park Avenue                                         1177 Avenue of the Americas
New York, New York  10169                               New York, New York  10036
Attn:  Scott L. Hazan, Esq.                             Attn:  Robert Paul
Telephone:  (212) 661-9100                              (212) 596-8000

Klehr, Harrison, Harvey, Branzburg
& Ellers LLP
919 Market Street, Suite 1000
Wilmington, Delaware  19001
Attn:  Joanne B. Wills, Esq.
Telephone:  (302) 426-1189

B.       APPOINTMENT OF AN EQUITY COMMITTEE
         ----------------------------------

                  By Motion dated June 11, 1999, Ronald L. Chez ("Chez") and Allstate Insurance Company ("Allstate") requested, pursuant to section 1102(a)(2) of the Bankruptcy Code, that the Court appoint an additional committee consisting of equity security holders (the "Equity Committee Motion").

Prior to filing the Motion, Chez and Allstate had requested that the United States Trustee appoint such a Committee, which request had been denied.

                  A hearing on the Equity Committee Motion was held on July 7, 1999. By order, dated July 12, 2000, the Court directed the United States Trustee to appoint the Equity Committee, but limited the aggregate fees and expenses of the Equity Committee and its professionals to $250,000, subject to the Equity Committees' right to seek an increase in said amount, on motion on notice, upon a showing that the Equity Committee, through its members and/or its professionals, has conferred a tangible benefit on the Debtors' estates.

                  The Equity Committee currently consists of four members. The current members of, and the attorneys and advisors retained by, the Equity Committee are set forth below:

                            EQUITY COMMITTEE MEMBERS
                            ------------------------

Ronald L. Chez                                             Patrick W. O'Brien
605 West Madison                                           Industry Hills Sheraton Hotel #1
Tower 3, Suite 311                                         Industry Hills Parkway
Chicago, Illinois  60661                                   City of Industry, California  91744

Lawrence A. Goldfarb                                       Irl H. Marshall, Jr.
400 E. Ohio #2101                                          1248 Ridgewood Drive
Chicago, Illinois  60611                                   Northbrook, Illinois  60062

                         EQUITY COMMITTEE PROFESSIONALS
                         ------------------------------

Attorneys                                                  Financial Advisors
---------                                                  ------------------

Sidley & Austin                                            American Express/
One First National Plaza                                   Altschuler, Melvin & Glasser LLP
Chicago, Illinois  60603                                   S. Wacker Drive
Attn:  Bryan Krakauer, Esq.                                Suite 1700
Telephone: (312) 853-7000                                  Chicago, Illinois 60606
                                                           Attn:  Scott Pelzt
Rosenthal, Monhait, Gross & Goddess, PA                    (312) 346-4242
1401 Mellon Bank Center, 919 N. Market St.
Wilmington, Delaware  19801
Attn:  Kevin Gross, Esq.
Telephone:  (302) 656-4433

C.       STABILIZATION OF BUSINESS
         -------------------------

                  During the initial stages of the Chapter 11 Cases, the Debtors devoted substantial efforts to stabilizing their operations and restoring trade and vendor support that had been lost prior to the Commencement Date.

         1.       First Day Orders

                  On the Commencement Date and during the first few weeks of the Chapter 11 Cases, the Bankruptcy Court entered several orders authorizing the Debtors to pay various prepetition claims. These orders were designed to ease the strain on the Debtors' relationship with customers and employees as a consequence of the filings. The Bankruptcy Court entered orders authorizing the Debtors to, among other things, (i) pay prepetition wages, compensation, and employee benefits to employees and (ii) honor certain prepetition obligations to customers, including obligations relating to the return policy, guaranteed lowest price program, senior discount program, "Fun Stuff" program, employee discount program, competitors' coupon program and circular coupon program. To ensure the uninterrupted flow of merchandise into the Debtors' stores, the Bankruptcy Court authorized the payment of certain prepetition claims held by certain common carriers and warehousemen.

         2.       DIP Credit Facility

                  The restoration of trade credit and support was of critical importance if the Debtors' reorganization efforts were to be successful. To facilitate the establishment of normal vendor relations and to provide the Debtors with the cash and liquidity to conduct their operations, the Debtors entered into a $50,000,000 secured revolving credit facility with the DIP Lender (the "DIP Credit Facility"). The DIP Credit Facility is secured by substantially all of the assets of the Debtors. The Bankruptcy Court entered an order approving the DIP Credit Facility on April 14, 1999. Pursuant to the order approving the DIP Credit Facility, the Debtors paid $24,731,577.41 to repay their obligations under the Revolving Credit Loan and the Term Loan. The DIP Credit Facility currently expires on May 31, 2002. Because, among other reasons, the Debtors did not require a $50,000,000 facility, the amount of the facility was reduced to $35,000,000, which, in turn, reduced the amount of certain fees that were payable under the facility.

                  As of January 25, 2002, there were $27,378,000 in direct borrowings outstanding under the DIP Credit Facility. At such date, the Debtors had utilized $528,000 of their availability under the DIP Credit Facility to issue letters of credit.

D.       REAL ESTATE ISSUES
         ------------------

                  Shortly after the Commencement Date, the Debtors commenced an extensive ongoing review and analysis of the operations and profitability of each of their stores, each real property lease and the geographic markets in which the Debtors operate (the "Real Estate Review"). Although the Real Estate Review is an ongoing process that will continue throughout the Chapter 11 Cases, as described more fully below, within approximately one month of the Commencement Date, that review resulted in decisions to close a number of the

Debtors' retail operations. As a result of the Real Estate Review, as of the date hereof, the Debtors operate 172 stores, a 38 store reduction from the Commencement Date when the Debtors operated 210 stores.

         1.       Rejection of 13 Unexpired Nonresidential Real Property Leases

                  Prior to the Commencement Date, the Debtors had concluded that, notwithstanding their initial decision to construct and open 13 new Factory Card Outlet stores for which they had entered into lease agreements, due to liquidity constraints, it was no longer in their best interests to construct and open the stores. Although certain of the leases were subject to termination agreements entered into prior to the Commencement Date, out of an abundance of caution, the Debtors sought and, on April 26, 1999, obtained Court approval to reject the leases for all 13 of the locations.

         2.       Store Closings

                  Based upon the preliminary results generated by the Real Estate Review, the Debtors determined that at least 27 stores did not adequately contribute to their overall business objectives and, in many cases, were a drain on their limited resources. Accordingly, the Debtors sought, and, by order dated April 26, 1999, obtained authorization to conduct store closing sales at those stores (the "Phase One Stores"). Thereafter, the Debtors marketed the leases relating to the Phase One Stores and conducted an auction of the leases on June 16, 1999. By orders dated June 24, 1999 and July 9, 1999, the Court approved the assumption and assignment of the lease of one of the Phase One Stores and the rejection of the remaining 26 leases of the Phase One Stores.

                  The Debtors continued to review and analyze their overall store operations. Based upon such review, the Debtors decided to close an additional 10 stores (the "Phase Two Stores"). Given the limited number of stores to be closed, the Debtors decided to relocate the merchandise located at the Phase Two Stores to certain of its remaining stores. The leases of the Phase Two Stores were rejected by the Debtors either pursuant to orders of the Court or by operation of section 365(d)(4) of the Bankruptcy Code.

                  In addition, the lease of one of the properties that was destroyed by a tornado in April, 1999 was terminated by the lessor pursuant to the terms of the lease.

                  In sum, during the period from the Commencement Date through the date hereof, the Debtors have closed 38 stores, elected not to open an additional 13 stores and assumed and assigned or rejected or terminated the unexpired leases relating thereto, or approximately 23% of their 224 unexpired leases (inclusive of the distribution center lease). As a result of these store closings, the Debtors have exited the Texas, Kansas and Arkansas markets entirely. The Debtors also assumed the lease relating to their store No. 197 located in Bradley, Illinois. While the Debtors intend to continue to evaluate their remaining store locations, store lease terms and the need for modifications of the terms of such leases, through the Confirmation Date, as of the date hereof, the Debtors operate 172 stores and maintain their distribution center and executive offices in Naperville, Illinois. Thus, assuming no additional store leases are rejected, on or soon after emergence, the Debtors will be operating no more than 172 stores.

         3.       Rent Reduction Agreements and Rejection Damage Stipulations

                  In addition to closing under-performing stores, the Debtors have diligently been negotiating with their landlords in an effort to obtain rent reductions and concessions, including claims waivers. Such negotiations have resulted in the consummation of a significant number of (i) rent reduction agreements under which landlords have reduced the rent and related expenses under their leases with the Debtors and (ii) rejection damage stipulations under which landlords have waived and relinquished or reduced damage claims that otherwise may have been asserted against the Debtors in connection with rejected leases. The Debtors anticipate that, as part of their on-going analysis of their store lease portfolio, through the Confirmation Date, they will be engaging in discussions with landlords regarding rent reductions and concessions. Certain of the rent reduction agreements which the Debtors have entered into are conditioned upon the Debtors' ultimate assumption of the lease that is subject to the agreement.

         4.       Extensions of Time to Assume or Reject Leases

                  Pursuant to section 365(d)(4) of the Bankruptcy Code, the Debtors were required to assume or reject their nonresidential real property leases on or before May 24, 1999, absent an extension of such time period by the Bankruptcy Court (the "Assumption/Rejection Period"). The Bankruptcy Court has from time to time extended such Assumption/Rejection Period. The most recent extension was granted by the Court pursuant to an order dated January 31, 2002. Absent further extension, pursuant to that order, the Debtors' Assumption/Rejection Period for all of their Leases will expire on April 30, 2002. That order further provides, however, that the Debtors may seek further extensions of time.

E.       REDUCTION OF PACK-AWAY MERCHANDISE
         ----------------------------------

                  Since the commencement of the Chapter 11 Cases, Factory Card Outlet has succeeded in decreasing its inventory of Pack-Away Merchandise significantly. Moreover, whereas much of the old Pack-Away Merchandise related to Halloween and included merchandise that was not saleable the following year, the current Pack-Away Merchandise is predominantly comprised of greeting cards and Christmas gift bags and box cards which are easily and regularly carried over from one season to another.

F.       CLAIMS PROCESS AND BAR DATE
         ---------------------------

         1.       Schedules and Statements

                  On May 21, 1999, the Debtors filed their Statements of Financial Affairs, Schedules of Assets and Liabilities, Schedules of Executory Contracts and Unexpired Leases (collectively and with all amendments and modifications thereto through and including the Confirmation Date, the "Schedules"). On October 5, 1999, the Debtors filed their First Amendment to

Schedules, dated October 1, 1999 (the "First Amendment").

         2.       Bar Date and Supplemental Bar Date

                  By order dated June 24, 1999 (the "Bar Date Order"), pursuant to Bankruptcy Rule 3003(c)(3), the Bankruptcy Court fixed August 2, 1999 (the "Bar Date") as the date by which proofs of claim were required to be filed in the Chapter 11 Cases. In accordance with the Bar Date Order, on or about June 30, 1999, a proof of claim form, a notice regarding the scheduling of each claim and a notice regarding the Bar Date Order was mailed to all creditors listed on the Debtors' Schedules. By order dated October 28, 1999, pursuant to Bankruptcy Rule 3003(c)(3), the Bankruptcy Court fixed December 6, 1999 as the date by which proofs of claim were required to be filed in the Chapter 11 Cases by persons and entities listed in the First Amendment (the "Supplemental Bar Date").

                  Further, in the later half of 2000, the Debtors became aware of certain claims that the Department of Labor, Pension and Welfare Benefit Administration (the "DOL") and the Internal Revenue Service (the "IRS") may have against them arising out of the Debtors' failure to file a Form 5500 Annual Report of Employment Benefit Plan (the "Form 5500s") for calendar years 1996, 1997, 1998 and 1999. Accordingly, pursuant to certain orders of the Court, the DOL and the IRS had until June 1, 2001 to file proofs of claim solely with respect to the Form 5500s (the "Special Bar Date"). Timely claims were filed by the IRS asserting Administrative Expense Claims in the aggregate amount of $22,551.08 (the "IRS Administrative Expense Claim") and General Unsecured Claims in the amount of $ 32,940.86.

         3.       Omnibus Claims Objections

                  As of the date hereof, approximately 949 claims have been filed in these Chapter 11 Cases. Initially, the aggregate amount claimed by creditors in addition to the amount of claims scheduled (exclusive of claims scheduled as disputed, contingent or unliquidated) was approximately $90 million. In order to reduce or expunge claims filed by the Debtors' creditors that did not accurately reflect the Debtors' debt to such creditors, the Debtors have filed a series of omnibus objections to claims (collectively, the "Omnibus Objections"). Pursuant to a series of orders, substantially all of the Omnibus Objections either have been granted or settlements have been reached by the Debtors and creditors holding such disputed claims. To date, the filing of the Omnibus Objections and negotiations with creditors have resulted in the reduction in the aggregate amount of the claims by approximately $46 million. While the Debtors believe that the claims reconciliation process is substantially complete, additional objections to claims may be filed. The Debtors estimate that, at the conclusion of the claims reconciliation/objection process, their total liability in respect of General Unsecured Claims will approximate no more than $44 million. Additionally, the Debtors believe that the IRS may withdraw the IRS Administrative Expense Claim.

G.       MATERIAL LITIGATION
         -------------------

                  The Debtors do not believe that there is any material litigation or administrative proceeding to which they are parties nor do they believe that there are any material claims against officers, directors, advisors or consultants to the Debtors.

H.       MARKET INFORMATION
         ------------------

                  As of the Commencement Date, approximately 7,503,098 shares of Common Stock of Factory Card, $.01 par value per share, were outstanding (the "Old Common Stock"). As indicated above, all Factory Card Equity Interests (which include common stock as well as warrants, options or other agreements pertaining thereto) will be cancelled on the Effective Date pursuant to the Plan. Prior to the Commencement Date, the Old Common Stock traded on the Nasdaq National Market under the symbol "FCPY." On the Commencement Date, the Nasdaq Listing Qualification Board ("NASDAQ") halted trading of the Old Common Stock and, subsequently, delisted the Old Common Stock from trading on the Nasdaq National Market. The Debtors appealed NASDAQ's decision before a panel authorized by the NASDAQ. On September 1, 1999, the Panel denied Factory Card's appeal and delisted Factory Card from trading on the Nasdaq National Market effective as of September 1, 1999.

I.       DEVELOPMENT OF BUSINESS PLAN
         ----------------------------

                  After achieving an initial stabilization of their business operations, the Debtors engaged in an extensive review and evaluation of the constituent parts of their business in the context of formulating a long-range business plan. On May 5, 1999, the Debtors presented their long-range business plan to the Creditors' Committee (the "Business Plan"). The Business Plan anticipated an emergence from chapter 11 in September 1999, the opening of 20 new stores in the year 2000 and included strategic initiatives such as implementation of an SKU rationalization plan, new merchandising programs, lower seasonal carryover merchandise and a reduced excess inventory due to the consolidation of distribution centers.

                  Due to, among other things, the lack of trade credit, the Debtors' performance during the first and second quarters of 1999 was materially worse than projected. Consequently, the Debtors were compelled to reevaluate the Business Plan. As a result of that review, it became apparent that the Debtors would not be able to propose a confirmable plan of reorganization without a substantial infusion of cash. The Debtors and their professionals, therefore, shifted their focus to seeking a third party funder.

                  On or about March 16, 2000, the Debtors submitted the revised Business Plan to the Creditors' Committee. The Business Plan, as revised, was premised upon completing a transaction pursuant to which a third party funder would make a significant cash infusion and an August 1, 2000 emergence from chapter 11. The Business Plan was revised again, however, when the contemplated transaction was not completed. A re-revised Business Plan was distributed to the financial advisors to the Creditors' Committee in May 2001. As revised, the

Business Plan was premised upon an August 4, 2001 emergence from chapter 11 and the consummation of a plan of reorganization that was proposed by the Debtors, the Creditors' Committee and Factory Card Holdings, Inc. ("FHC") (a discussion of that plan of reorganization is contained in Section IV.J.3 herein). As described herein, due to FCH's failure to provide the required funds that they were obligated to provide in order to consummate the plan, that plan of reorganization was withdrawn.

                  On or about December 6, 2001, the Debtors submitted a new Business Plan to the Creditors' Committee (the "New Business Plan"). The New Business Plan is premised upon a April 6, 2002 emergence from chapter 11 and the opening of three (3) new stores in the year 2002, five (5) new stores in the year 2003 and 15 new stores in each of the years 2004 and 2005. The Projected Financial Information annexed hereto as Exhibit E is predicated, in part, on that Business Plan, subject to the qualifications and assumptions set forth in that exhibit.

J.       THE DEBTORS' MARKETING EFFORTS AND THE NEGOTIATION OF A PLAN OF
         ---------------------------------------------------------------
         REORGANIZATION
         --------------

         1.       Postpetition Marketing Efforts

                  At the outset of the Chapter 11 Cases, the Debtors had contemplated proposing a plan of reorganization that would be self-funded. During the course of the Chapter 11 Cases, however, it became apparent that further consideration needed to be given to alternative plan proposals. Accordingly, the Debtors commenced exploring the possibility of raising funds from third parties through a private equity or combined equity/subordinated debt financing in order to increase the distribution to creditors and, if possible, equity holders. In furtherance of that goal, pursuant to an order dated December 8, 1999, the Debtors retained The Avalon Group, Ltd. as investment advisors for the limited purpose of assisting the Debtors in obtaining such funding.

         2.       The Plan Proposals

                  After a comprehensive review of all of the proposals received, and extensive negotiations with the third parties and the Creditors' Committee, the Debtors concluded that the only proposal that would provide recoveries under a plan that would satisfy the confirmation requirements under section 1129 of the Bankruptcy Code was the plan proposed by Sauders, Karp and Megrue ("SKM"). On June 6, 2000, the Debtors entered into a Letter of Intent by and among SKM, the Debtors and the Creditors' Committee (the "SKM Letter of Intent") regarding a transaction that would serve as the basis for a plan of reorganization for the Debtors (the "SKM Transaction"). The break up fee and expense reimbursement provisions of the SKM Letter of Intent were approved by the Bankruptcy Court on June 29, 2000. Unfortunately, the more than two months of negotiations did not culminate in an agreement among the parties and, by letter dated September 22, 2000, SKM terminated the SKM Letter of Intent, thereby releasing the Debtors of any obligations they had to SKM with respect to the break up fee and expense reimbursement.

                  On October 11, 2000, the Debtors, the Creditors' Committee and Factory Card Outlet Acquisition Corp. ("FCO Acquisition") entered into a letter of intent which, subject to execution of the definitive documentation, would have provided the basis for a transaction to fund a plan of reorganization for the Debtors (the "FCO Acquisition Letter of Intent"). The FCO Acquisition Letter of Intent contemplated, among other things, that FCO Acquisition would have invested between $8 and $10 million towards the Debtors' reorganization. The break up fee and expense reimbursement provisions of the FCO Acquisition Letter of Intent were approved by the Bankruptcy Court on October 31, 2000. Unfortunately, as a result of several factors, including an unusually inclement winter that affected most retailers' 2000 holiday season, the Debtors' performance fell short of expectations. As a result, by letter dated January 17, 2001, FCO Acquisition terminated the FCO Acquisition Letter of Intent, thereby releasing the Debtors of any obligations that they had with respect to the break up fee and expense reimbursement.

                  While, in light of their 2000 holiday sales results, the Debtors' earnings before interest, taxes, depreciation, amortization and reorganization expenses ("EBITDAR") for 2000 was below plan, EBITDAR for 2000 was also substantially in excess of EBITDAR for the prior fiscal years. The Debtors reported EBITDAR for 1999 was $2.3 million and negative $15.7 million for 1998 (prior to the commencement of the Chapter 11 Cases). In contrast, the Debtors' EBITDAR for 2000 was approximately $9.8 million. This represented an improved performance during the Chapter 11 Cases of over 300% from the prior year and an improvement of $25 million from the results for the fiscal year preceding the Commencement Date. Thus, notwithstanding FCO Acquisition's termination of the FCO Acquisition Letter of Intent, the Debtors clearly made substantial progress in rehabilitating their business and operations. The Debtors' success in furtherance of their reorganization did not go unnoticed. Prior to the termination of the FCO Acquisition Letter of Intent, the Debtors were approached by other potential investors, including FCH, who expressed an interest in acquiring the Reorganized Debtors and providing the Debtors with funding to enable them to emerge from chapter 11.

         3.       The FCH Plan

                  After protracted negotiations among the Debtors, FCH and the Creditors' Committee regarding, among other things, the treatment of Claims, the amount of Cash to be distributed and the amount and terms of the debt and equity securities to be issued under the Plan, on February 2, 2001 FCH, the Debtors and the Creditors' Committee entered into a letter of intent (the "FCH Letter of Intent"). The FCH Letter of Intent provided the basic parameters of the FCH investment and the chapter 11 plan that would result therefrom.

                  Subsequent to the execution of the Letter of Intent, FCH completed its due diligence. The Debtors, the Creditors' Committee and FCH then proceeded to negotiate the specific terms of the definitive transaction documents and the Plan. Those negotiations culminated in the execution of that certain Agreement on Plan of Reorganization of Factory Card Outlet Corp., dated as of March 26, 2001 (the "FCH Agreement").

                  The FCH Agreement contemplated, among other things, that FCH would cause a minimum of $10 million to be funded to the Debtors, $6 million of which would be invested in the form of equity (the "Equity Investment") and the balance of which would be invested in the form of subordinated debt (the "Debt Investment," and, together with the Equity Investment, the FCH Investment"), subject to the satisfaction of certain conditions. The FCH Investment would have enabled the Debtors to consummate the Plan and emerge from chapter 11. In exchange for the FCH Investment, pursuant to the FCH Agreement, FCH was to receive 100% of the new common stock issued by reorganized Factory Card. The FCH Investment was to be applied towards, among other things, the payment of the Debtors' unsecured creditors, who would have received $1 million in cash, an additional payment of $5 million in cash over 5 years (plus 10% interest), which was subject to downward adjustment, plus a contingent payment of up to $5 million.

                  Following the execution of the FCH Agreement, the Debtors, FCH and the Creditors' Committee proceeded to negotiate and document a plan of reorganization and a disclosure statement. On May 31, 2001, the Debtors, FCH and the Creditors' Committee filed the Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code Proposed by the Debtors and Factory Card Holdings, Inc. and the Official Committee of Unsecured Creditors (the "FCH Plan"). A disclosure statement relating to the FCH Plan was approved on June 1, 2001 and the Court scheduled a hearing to consider confirmation of the FCH Plan for July 18, 2001. The Debtors received an objection to the Plan from, among others, the Equity Committee. As unsecured creditors would only recover approximately 14% of their claims under the FCH Plan, equity security holders were not to receive any distributions under the FCH Plan.

                  On July 13, 2001, five days prior to the scheduled hearing to consider confirmation of the FCH Plan, FCH informed the Debtors and the Creditors' Committee that it would not be able to provide the Equity Investment as of July 18, 2001. Consequently, the Debtors, the Creditors' Committee and FCH determined to adjourn the hearing to August 20, 2001. However, as the August 20, 2001 hearing day approached and FCH was still unable to provide the required Equity Investment, the Debtors and Creditors' Committee determined that they could not proceed to a hearing to consider confirmation of the FCH Plan. Accordingly, on August 20, 2001, the Debtors and the Creditors' Committee withdrew the FCH Plan.

         4.       Negotiations with the Creditors' Committee

                  In the wake of the withdrawn FCH Plan, the Debtors were made aware of several third parties that were interested in providing funding for a plan of reorganization of the Debtors. The Debtors' management and their professionals and the Creditors' Committee and its professionals evaluated each proposal and engaged in discussions with each interested party. However, after careful consideration of such offers, the Debtors and the Creditors' Committee determined that it was in the best interests of all parties in interest for the Debtors to consider an alternative approach which would not be dependent upon participation by third parties. Accordingly, the Debtors and the Creditors'

Committee evaluated a creditor supported stand-alone plan that would be premised upon certain creditors contractually guaranteeing to provide the Debtors with favorable trade terms and additional liquidity upon the Debtors' emergence from chapter 11. The analysis and negotiations that ensued culminated in the formulation of the Plan. The Debtors believe that the Plan, which is supported by the Creditors' Committee and the Equity Committee, provides the Debtors with the best avenue for reorganization of their indebtedness and an expedited emergence from chapter 11.

                         V. THE PLAN OF REORGANIZATION

                  The Debtors believe that (i) through the Plan, holders of Allowed Claims and Equity Interests will obtain a substantially greater recovery from the estates of the Debtors than the recovery that they would receive if the assets of the Debtors were liquidated under chapter 7 of the Bankruptcy Code and
(ii) the Plan will afford the Debtors the opportunity and ability to continue in business as a viable going concern and preserve ongoing employment for the Debtors' employees.

                  The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the more detailed provisions of the Plan.

A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS
         -----------------------------------------------------------

                  The Plan classifies Claims and Equity Interests separately and provides different treatment for different Classes of Claims and Equity Interests in accordance with the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims and Equity Interests will receive various amounts and types of consideration, thereby giving effect to the different rights of holders of Claims and Equity Interests in each Class.

         1.       Administrative Expense Claims

                  Administrative Expense Claims are Claims constituting a cost or expense of administration of the Chapter 11 Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such Claims include Claims arising in connection with the DIP Credit Facility, all actual and necessary costs and expenses of preserving the estates of the Debtors, all actual and necessary costs and expenses of operating the business of the Debtors in Possession, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, all cure amounts owed in respect of leases and contracts assumed by the Debtors in Possession, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

                  Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to different treatment or a different treatment is provided for under applicable non-bankruptcy law, each holder of an Allowed Administrative Expense Claim will be paid in full, in Cash, on the later of the Effective Date and the date the Administrative Expense Claim becomes an Allowed Claim, or as soon thereafter as is practicable. Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession (including, without limitation, amounts owed to vendors and suppliers that have sold goods or furnished services to the Debtors in Possession since the Commencement Date and employee retention and emergence bonuses) or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession will be paid by the Reorganized Debtors in accordance with the terms and conditions of the particular transactions and any agreements relating thereto.

                  Seven vendors and suppliers who hold or will hold administrative expense trade receivables aggregating not less than $3.13 million have agreed to convert such claims into long term secured convertible notes referred to as the Trade Conversion Notes. A description of those notes is set forth in Section V.B.2 herein. The Debtors estimate that Allowed Administrative Expense Claims payable on the Effective Date, exclusive of compensation and reimbursement of expenses payable to professionals retained in the Chapter 11 Cases, ordinary course liabilities and any amounts owed to the DIP Lender, but inclusive of cure payments under executory contracts and unexpired leases assumed pursuant to the Plan, should be no greater than approximately $3 million.

         2.       Compensation and Reimbursement Claims

                  Compensation and reimbursement Claims are Administrative Expense Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code (the "Compensation and Reimbursement Claims"). All payments to professionals for Compensation and Reimbursement Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The aggregate amount paid by the Debtors in respect of compensation for services rendered and reimbursement of expenses incurred by professionals (including professionals employed by the Debtors, the Creditors' Committee and the Equity Committee) through December 31, 2001 was approximately $12.5 million. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

                  Section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and other entities making a "substantial contribution" to a reorganization case and to attorneys for, and other professional advisors to, such entities. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and object to the allowance of any claims for compensation and reimbursement of expenses. The Debtors have been advised that Ronald L. Chez intends to submit an application requesting approval of a substantial contribution claim in the amount of $235,000. Both the

Creditors' Committee and the Equity Committee have advised the Debtors that they will support such application in that amount and the Debtors will not oppose same. Mr. Chez has served as the chairman of the Equity Committee from the time that such committee was formed. The Debtors are not aware, at this time, of intentions by any other party to assert a substantial contribution claim.

                  Pursuant to the Plan, each holder of a Compensation and Reimbursement Claim shall (a) file its final application for the allowance of compensation for services rendered and reimbursement of expenses incurred by no later than the date that is 30 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (b) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Compensation and Reimbursement Claim becomes an Allowed Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of a Compensation and Reimbursement Claim and the Reorganized Debtors.

         3.       Priority Tax Claims

                  Priority Tax Claims are Claims for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code. The Debtors estimate that the amount of Allowed Priority Tax Claims that have not previously been paid pursuant to an order of the Bankruptcy Court should aggregate approximately $322,256.
                  Pursuant to the Plan, except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim with deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim. Although the Debtors reserve the right to pay Allowed Priority Tax Claims in equal annual Cash payments over a period of six years, the Debtors currently intend to satisfy all Allowed Priority Tax Claims as set forth in subsection (a) of the preceding sentence.

         4.       Class 1 - Other Priority Claims

                  Other Priority Claims are Claims that are entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims). Such Claims include Claims for (a) accrued employee compensation earned within 90 days prior to commencement of the Chapter 11 Cases to the extent of $4,300 per employee and

(b) contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Chapter 11 Cases, but only for each such plan to the extent of (i) the number of employees covered by such plan multiplied by $4,300, less (ii) the aggregate amount paid to such employees from the estates for wages, salaries or commissions during the 90 days prior to the Commencement Date. The Debtors estimate that the amount of Other Priority Claims will aggregate approximately $19,733.

                  Pursuant to the Plan, holders of Allowed Other Priority Claims will be paid in Cash, in an amount equal to such Allowed Other Priority Claim on the later of the Effective Date or, if such holder's Other Priority Claim is Disputed, on the date such Disputed Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable. The legal, equitable and contractual rights of the holders of Other Priority Claims are not altered by the Plan.

         5.       Class 2 - Secured Tax Claims

                  Secured Tax Claims are Secured Claims which, absent their status as Secured Claims, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code. Of the approximately 181 tax related proofs of claim that have been filed in the Chapter 11 Cases, approximately 72 in the aggregate amount of $62,645 have been filed as Secured Claims.

                  Pursuant to the Plan, except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Secured Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date or, if such holder's Secured Tax Claim is Disputed, on the date such Disputed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable or
(b) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to 8%, over a period through the sixth anniversary of the date of assessment of such Allowed Secured Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim with deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim. Although the Debtors reserve the right to pay Allowed Secured Tax Claims in equal annual Cash payments over a period of six years, the Debtors currently intend to satisfy all Allowed Secured Tax Claims as set forth in subsection (a) of the preceding sentence.

                  Each holder of an Allowed Secured Tax Claim shall retain the Liens (or replacement liens as may be contemplated under nonbankruptcy law) securing its Allowed Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Secured Tax Claim is made as provided herein, and upon such full and final payment, such Liens shall be deemed null and void and shall be unenforceable for all purposes.

         6.       Class 3 - KeyCorp Secured Claim

                  The KeyCorp Secured Claim is the Allowed Secured Claim of KeyCorp Leasing in the amount of $485,193 that arises from a Master Lease Agreement, dated as of July 28, 1998 and three Equipment Schedules related thereto.

                  The Plan incorporates the terms of the Stipulation of Compromise and Settlement of Status and Treatment of KeyCorp Leasing, dated August 1, 2000 and "so ordered" by the Bankruptcy Court on September 12, 2000 (the "KeyCorp Stipulation"). The KeyCorp Stipulation represents a compromise and settlement of the claim filed by KeyCorp Leasing in the amount of $1,189,214.87. The Debtors disagreed with both the amount of the claim filed by KeyCorp Leasing and the extent to which it was a Secured Claim. Pursuant to the KeyCorp Stipulation, the holder of the KeyCorp Secured Claim shall receive the sum of $533,013, payable in thirty (30) equal monthly installments of $17,767 each, commencing on the Effective Date. The monthly payments include interest calculated at the rate of 7.41% per annum. KeyCorp will also have an Allowed General Unsecured Claim in the amount of $655,740 that will receive the same treatment as all other General Unsecured Claims. Pursuant to the KeyCorp Stipulation, KeyCorp Leasing is required to accept the Plan so long as it is consistent with the KeyCorp Stipulation.

                  The holder of the KeyCorp Secured Claim shall retain the Liens (or replacement liens as may be contemplated under nonbankruptcy law) securing the KeyCorp Secured Claim as of the Effective Date until full and final payment of such KeyCorp Secured Claim is made as provided herein, and upon such full and final payment, such Liens shall be deemed null and void and shall be unenforceable for all purposes.

         7.       Class 4 - Sensormatic Secured Claim

                  The Sensormatic Secured Claim is the Allowed Claim of Sensormatic Electronics Corporation that arises from five financing agreements between the Debtors and Sensormatic Electronics Corporation in the amount of the proof of claim filed by Sensormatic Electronics Corporation, dated July 30, 1999, less the aggregate amount of principal payments made to Sensormatic Electronics Corporation during the Chapter 11 Cases and through and including the Effective Date.

                  Pursuant to the Plan, the Sensormatic Secured Claim shall be Reinstated in accordance with section 1124(2) of the Bankruptcy Code and shall be deemed unimpaired. Assuming that the Effective Date is in April, 2002, as a result of such Reinstatement, Reorganized FCO shall be obligated to continue to make monthly payments of $1,299 each to the holder of the Sensormatic Secured Claim for seven consecutive months commencing on May 1, 2002. Such continued payments will be deemed to cure any defaults existing with respect to the Sensormatic Secured Claim.

                  The holder of the Sensormatic Secured Claim shall retain the Liens (or replacement liens as may be contemplated under nonbankruptcy law) securing the Sensormatic Secured Claim as of the Effective Date until full and final payment of such Sensormatic Secured Claim is made as provided herein, and upon such full and final payment, such Liens shall be deemed null and void and shall be unenforceable for all purposes.

                  To the extent that the financing agreements underlying the Sensormatic Secured Claim are recharacterized as executory contracts, such contracts shall be assumed in accordance with section 6.1(a) of the Plan.

         8.       Class 5 - IBM Secured Claim

                  The IBM Secured Claim is the Allowed Secured Claim of IBM Credit Corporation in the principal amount of $591,946.50, plus interest, less the aggregate amount of the payments that have been made since July 2, 2001. The IBM Secured Claim arises from the Term Master Lease Agreement and five lease term supplements between the Debtors and IBM Credit Corporation.

                  The Plan incorporates the terms of the Stipulation of Compromise and Settlement of Status and Treatment of Claims of IBM Credit Corp., dated November 7, 2000 and "so ordered" by the Bankruptcy Court on December 8, 2000 (the "IBM Stipulation"). The IBM Stipulation represents a compromise and settlement of the claim filed by IBM Credit Corp. in the amount of $1,919,475.47. The Debtors disagreed with both the amount of the claim filed by IBM Credit Corp. and the extent to which it was a Secured Claim. Pursuant to the IBM Stipulation, the holder of the IBM Secured Claim shall receive the sum of $666,208.00, payable in thirty-six (36) equal monthly installments in the amount of $18,505.79 each, commencing on July 2, 2001. The Debtors have been making monthly payments with respect to the IBM Stipulation since July 2, 2001 and shall continue to make such payments until all thirty-six (36) monthly installments have been made. The monthly payments include interest at the rate of 7.84% per annum. IBM will also have an Allowed General Unsecured Claim in the amount of $1,200,220.53 that will receive the same treatment as all other General Unsecured Claims. Pursuant to the IBM Stipulation, IBM is required to accept the Plan so long as it is consistent with the terms of the IBM Stipulation.

                  The holder of the IBM Secured Claim shall retain the Liens (or replacement liens as may be contemplated under nonbankruptcy law) securing the IBM Secured Claim as of the Effective Date until full and final payment of such IBM Secured Claim is made as provided herein, and upon such full and final payment, such Liens shall be deemed null and void and shall be unenforceable for all purposes.

         9.       Class 6 - Other Secured Claims

                  Other Secured Claims consist of all Secured Claims other than Secured Tax Claims, the KeyCorp Secured Claim, the Sensormatic Secured Claim and the IBM Secured Claim. Based upon the Debtors' Schedules and the proofs of claim filed in the Chapter 11 Cases, the Debtors believe that the Other Secured Claims include Claims relating to mechanics' and materialmen's Liens and utility deposits. The Debtors estimate that the amount of other secured claims should ultimately aggregate approximately $3,526.

                  Pursuant to the Plan, except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Reorganized Debtors, (a) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (b) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date or, if such holder's Other Secured Claim is Disputed, on the date such Disputed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable or (c) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable. The legal, equitable and contractual rights of the holders of Other Secured Claims, if any exist, are not altered by the Plan.

         10.      Class 7 - Convenience Claims

                  The Convenience Claims are Unsecured Claims in the amount of $2,000 or less. The Debtors estimate that Allowed Convenience Claims will aggregate approximately $305,318.00.

                  Pursuant to the Plan, each holder of an Allowed Convenience Claim as of the day that is five business days after the Confirmation Date (the "Record Date") will receive Cash in an amount equal to 20% of such Allowed Convenience Claim on the Initial Distribution Date.

         11.      Class 8 - General Unsecured Claims

                  The General Unsecured Claims consist of Unsecured Claims that are not Convenience Claims. General Unsecured Claims include, without limitation, (a) Claims arising from the rejection of leases of nonresidential real property and executory contracts, (b) Claims relating to personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims asserted against any of the Debtors, (c) Claims relating to other prepetition litigation against the Debtors and (d) Claims of the Debtors' trade vendors, suppliers and service providers.

                  As of January 28, 2002, the aggregate amount of General Unsecured Claims, as reflected in proofs of claim filed by holders of General Unsecured Claims or, in the event no proof of claim was filed, in the Debtors'

Schedules (exclusive of disputed, contingent or unliquidated claims) was approximately $44 million, excluding claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Debtors, amended Claims, duplicate Claims and guarantee Claims. For purposes of the Plan, through the substantive consolidation of the Debtors, Claims against multiple Debtors are deemed one Claim against the consolidated Debtors and guarantee Claims are deemed eliminated. See Section V.H. While the Debtors believe that they have resolved substantially all of the disputes regarding General Unsecured Claims and that such claims will continue to aggregate approximately $44 million, because there may be additional objections or the Debtors may determine to reject one or more of their store leases, thus giving rise to rejection damages, the ultimate resolution of General Unsecured Claims could result in holders of Allowed General Unsecured Claims receiving distributions in amounts less than or greater than those estimated by the Debtors for purposes of this Disclosure Statement.

                  Pursuant to the Plan, each holder of an Allowed General Unsecured Claim shall receive the following distributions in full and complete satisfaction of such Allowed Claim:

                  a. On the Initial Distribution Date, each holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of (i) the Distributable Cash (i.e., $1,000,000) and (ii) 1,350,000 shares of New Common Stock issued under the Plan;

                  b. On the Extended Creditor Payment Date, each holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of the Extended Creditor Payment Amount (i.e., $2,600,000, less any prepayments); provided, that, in the event that Excess Availability (i.e., 40% of the amount, if any, by which the Reorganized Debtors' Availability under their Working Capital Facility exceeds $12 million during that fiscal year) is greater than zero for either of the two fiscal years following the Effective Date, the Reorganized Debtors shall make a mandatory Contingent Prepayment of the Extended Creditor Payment Amount on the next Prepayment Date; provided, further, that the Reorganized Debtors, at their sole option, shall have the right to prepay the Extended Creditor Payment Amount, or any portion thereof, at any time prior to the Extended Creditor Payment Date without penalty and thereby decrease the next mandatory Contingent Payment required to be made; and

                  c. On each Successive Distribution Date, each holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of the Surplus Distributions, as described in Section V.E.2 herein.

                  As described in Section V.C. herein, the Debtors' obligations with respect to the Extended Creditor Payment Amount will be secured by a subordinated Lien and security interest on certain assets of the Reorganized Debtors.

         12.      Class 9 - Factory Card Equity Interests

                  Factory Card Equity Interests consist of any share of common stock or other instrument evidencing an ownership interest in Factory Card and any option, warrant or right to acquire any such interest.

                  Pursuant to the Plan, each holder of Factory Card Equity Interests shall receive, on the later of the Effective Date and the date that such Factory Card Equity Interest becomes an Allowed Factory Card Equity Interest, a Pro Rata Share of (a) 75,000 shares of New Common Stock issued under the Plan and (b) the New Equity Warrants (i.e., warrants to purchase an aggregate of 153,928 additional shares of New Common Stock) in full and complete satisfaction of such Factory Card Equity Interest.

         13.      Class 10 - FCO Equity Interest

                  FCO Equity Interests consist of any share of common stock or other instrument evidencing an ownership interest in FCO and any option, warrant or right to acquire any such interest. Factory Card is the holder of all FCO Equity Interests.

                  Pursuant to the Plan, on the Effective Date, Reorganized Factory Card shall retain all of the FCO Equity Interests.

B.       SECURITIES TO BE ISSUED UNDER THE PLAN
         --------------------------------------

         1.       New Common Stock

                  Pursuant to the Plan, on the Effective Date, all Factory Card Equity Interests will be extinguished. Reorganized Factory Card will be authorized to issue 10,000,000 shares of New Common Stock, of which 1,500,000 shall be issued to make distributions pursuant to the Plan as follows: (i) 1,350,000 shares of the New Common Stock to holders of General Unsecured Claims,
(ii) 75,000 shares of the New Common Stock to holders of Factory Card Equity Interests (assuming such holders vote to accept the Plan), and (iii) 75,000 shares of New Common Stock to certain members of management of the Reorganized Debtors pursuant to Section 8.6 of the Plan. All distributions of New Common Stock as set forth in the preceding sentence shall be subject to dilution by the New Management Warrants, the New Equity Warrants, the conversion of the Trade Conversion Notes and options to be issued under the New Employee Stock Option Plan. The New Common Stock shall have a par value of $.01 per share and such rights with respect to dividends, liquidation, voting and other matters as are provided for by nonbankruptcy law or in the Reorganized Factory Card Certificate of Incorporation and the Reorganized Factory Card By-laws. The Reorganized Factory Card Certificate of Incorporation will include language placing certain restrictions on the transfer of New Common Stock for a period of two years from the Effective Date. For a description of such restrictions, see Section V.O.4 herein. Reorganized Factory Card will be a reporting company under Section 12 of the Exchange Act.

         2.       The Trade Conversion Note

                  On or before the Effective Date, certain of the Debtors' trade creditors, as described in the Plan, will enter into a Trade Conversion Agreement with the Debtors, pursuant to which, as of the Effective Date, such trade creditors will convert an aggregate of $3.13 million of administrative expense trade receivables in respect of goods shipped to the Debtors during the Chapter 11 Cases into a long term debt obligation evidenced by the Trade Conversion Notes. As described in Section V.C herein, the Trade Conversion Notes will be payable on the fourth anniversary of the Effective Date and will be secured by a Lien and security interest on certain assets of the Reorganized Debtors subordinate to the Liens granted to secure the Working Capital Facility. In addition, on and after the third anniversary of the Effective Date but prior to the fourth anniversary of the Effective Date, the Trade Conversion Notes shall also be convertible, in whole or in part, into an aggregate of 29.35% of the New Common Stock outstanding on such conversion date (which shall include only New Common Stock, warrants and options issued pursuant to the Plan and assuming the conversion of all Trade Conversion Notes) assuming all Trade Conversion Notes are outstanding on the third anniversary of the Effective Date and no interest has been paid in cash on such note, all in accordance with the terms of the Trade Conversion Agreement. Each individual holder shall have the right to convert its Trade Conversion Note, in whole or in part, and to receive on conversion a percentage of shares of New Common Stock determined by multiplying 29.35% by a fraction that has as its numerator the principal amount of Trade Conversion Notes submitted by the holder for conversion and that has $3.13 million as its denominator. The 29.35% of New Common Stock shall not be subject to dilution by the New Equity Warrants, the New Management Warrants or options issued under the New Employee Stock Option Plan for a four (4) year period and thereafter will be subject to dilution by such securities. The percentage of New Common Stock into which the Trade Conversion Notes are convertible shall be reduced to the extent that any principal or interest on the Trade Conversion Notes is repaid and no longer outstanding on the third anniversary of the Effective Date). Interest accruing after the third anniversary of the Effective Date will not increase the percentage of New Common Stock into which the Trade Conversion Notes are convertible.

         3.       The New Management Stock

                  On the Effective Date, Reorganized Factory Card will issue 75,000 shares of New Common Stock to members of the Reorganized Debtors' management (the "New Management Stock"). The New Management Stock shall vest over a period of four (4) years with 25% vesting on the anniversary of the Effective Date for each of the four years. For a general description of the New Management Stock, see Section VII.C herein.

         4.       The New Management Warrants

                  On the Effective Date, Reorganized Factory Card will issue warrants, on the terms and subject to the conditions set forth in the applicable document contained in the Plan Supplements, to members of the Reorganized Debtors' management (the "New Management Warrants") to purchase an aggregate of 78,947 shares of New Common Stock which shall be exercisable at a price of $7.52 per share (the reorganization value per share), representing 5% of the New

Common Stock issued under the Plan (assuming exercise of all such New Management Warrants) which shall not be subject to dilution by the New Equity Warrants, the conversion of the Trade Conversion Notes and the options issued under the New Employee Stock Option Plan for a four (4) year period and thereafter will be subject to dilution by such securities. The New Management Warrants will expire within 60 days of the Effective Date and will vest immediately upon issuance. The holders of the Management Warrants will be entitled to receive additional shares of New Common Stock on an annual basis to the extent the New Management Warrants have been exercised, upon the issuance of New Common Stock upon the exercise of New Equity Warrants, the conversion of the Trade Conversion Notes or options issued under the New Employee Stock Option Plan for a four (4) year period. For a general description of the New Management Warrants, see Section VII.D herein.

         5.       The New Employee Stock Option Plan

                  Approval of the Plan shall constitute approval of the New Employee Stock Option Plan, which shall be substantially in the form of the applicable document included in the Plan Supplements. Pursuant to the terms and subject to the conditions of the New Employee Stock Option Plan, Reorganized Factory Card shall issue or reserve for issuance to certain of the key employees of the Reorganized Debtors options to purchase 166,667 shares of New Common Stock (the "Employee Options"), subject to dilution by the New Management Warrants, the New Equity Warrants and conversion of the Trade Conversion Notes. For a general description of the New Employee Stock Option Plan, see Section VII.E herein.

         6.       The New Equity Warrants

                  On the Effective Date, Reorganized Factory Card shall issue four series of New Equity Warrants to holders of Factory Card Equity Interests to purchase an aggregate of 153,928 shares of New Common Stock, representing 10% of the New Common Stock issued under the Plan (assuming exercise of all such New Equity Warrants), subject to dilution by the New Management Warrants, the conversion of the Trade Conversion Notes and the Employee Options. The New Equity Warrants will be exercisable as follows (i) the Series A Warrants will be exercisable into 2.5% of the New Common Stock (subject to the dilution set forth above) or 38,462 shares at an exercise price of $11.00 per share and shall have a 4 year term, (ii) the Series B Warrants will be exercisable into 3.0% of the New Common Stock (subject to the dilution set forth above) or 46,392 shares at an exercise price of $16.00 per share and shall have a 6 year term, (iii) the Series C Warrants will be exercisable into 2.5% of the New Common Stock (subject to the dilution set forth above) or 38,462 shares at an exercise price of $16.00 per share and shall have an 8 year term, and (iv) the Series D Warrants will be exercisable into 2.0% of the New Common Stock (subject to the dilution set forth above) or 30,612 shares at an exercise price of $34.00 per share and shall have an 8 year term. The warrant agreement for each of the series of New Equity Warrants will be substantially the same, except for such changes as to give effect to the different terms, exercise price and number of shares and such warrant agreements will have standard anti-dilution protection for public warrants of this type.

C.       SECURED STATUS OF CERTAIN OBLIGATIONS UNDER THE PLAN
         ----------------------------------------------------

                  The Reorganized Debtors' obligations (i) to pay the Extended Creditor Payment Amount (i.e., $2.6 million on the third anniversary of the Effective Date) and (ii) under the Trade Conversion Notes (in the aggregate principal amount of $3.13 million payable on the fourth anniversary of the Effective Date) will each be secured by subordinated Liens on certain assets of the Debtors, as described and as provided for in, and subject to the provisions of, a Security Agreement by and between the Debtors and a Collateral Trustee for the holders of the Trade Conversion Notes and the holders of General Unsecured Claims, a form of which shall be included in the Plan Supplements. The Security Agreement will restrict the Debtors from incurring Liens other than (i) Permitted Liens, as such term is defined in the Security Agreement, and, (ii) to the extent not included in the definition of Permitted Liens, Liens relating to
(a) purchase money debt and (b) new financing in an amount up to $3 million.

         The Debtors and the Collateral Trustee will enter into a Collateral Trust Agreement, pursuant to which the Collateral Trustee will administer the Collateral securing the Extended Creditor Payment Obligation for the benefit of the holders of General Unsecured Claims and the holders of the Trade Conversion Notes for the benefit of the Trade Conversion Participants. The Creditors' Committee shall designate a Collateral Trustee to (i) enter into the Collateral Trust Agreement, (ii) receive the grant of a security interest in the Collateral pursuant to the Security Agreement and exercise all rights and remedies thereunder and (iii) enter into the Intercreditor Agreement, in each case for the benefit of the holders of General Unsecured Claims and the holders of the Trade Conversion Notes.

         The Lien held by or for the benefit of the holders of the Trade Conversion Notes will be junior in priority to Liens granted in respect of obligations under the Working Capital Facility and the Lien held by or for the benefit of the holders of General Unsecured Claims will be junior in priority to Liens granted in respect of obligations under (i) the Working Capital Facility and (ii) the Trade Conversion Notes. The lender under the Working Facility and the Collateral Trustee for the holders of the Trade Conversion Notes and the holders of General Unsecured Claims will enter into an Intercreditor Agreement regarding the priority and enforcement of such Liens which shall be substantially in the form included in the Plan Supplements.

D.       METHOD OF DISTRIBUTION UNDER THE PLAN
         -------------------------------------

                  Except as otherwise provided in the Plan and subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made to the holder of (i) each Allowed Claim at the address of such Claim holder as listed on the Claims Register or, if no Claim was filed, on the Schedules as of the Record Date, and (ii) each Allowed Factory Card Equity Interest at the address of such holder as listed in the transfer ledger for Factory Card Equity Interests as of the Record Date, unless the Debtors or, on and after the Effective Date, the Reorganized Debtors, have been notified in writing of (i) a change of address or (ii) an assignment, sale, trade or other transfer of such Claim made subsequent to the Record Date in accordance with Section 5.4(f) of the Plan.

                  As of the close of business on the Record Date, the Claims Register shall be closed, and there shall be no further changes in the record holders of any Claims. Other than the transfer of Claims pursuant to Section 5.4(f) of the Plan, the Debtors and the Reorganized Debtors (i) shall have no obligation to recognize any transfer of any Claims occurring after the Record Date and (ii) shall be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the Claims Register as of the close of business on the Record Date.

                  Any payment of Cash made by the Reorganized Debtors pursuant to the Plan shall be made by check drawn on a domestic bank. No payment of Cash less than $5.00 shall be made by the Reorganized Debtors to any holder of a Claim. Any distribution to a holder of a Claim that is less than $5.00 shall be reserved by the Reorganized Debtors until such time as such distribution, when added to the subsequent distributions to which such holder of a Claim would be entitled, equals or exceeds $5.00. Any amounts which, by reason of said minimum distribution provision, are not distributed to holders of Claims shall be deposited by the Reorganized Debtors in the Distribution Pool and reallocated among all other holders of Claims at the time that the final distribution is made pursuant to the Plan.

                  Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

                  No fractional shares of New Common Stock or New Equity Warrants, or Cash in lieu thereof, shall be distributed under the Plan. When any distribution pursuant to the Plan on account of an Allowed General Unsecured Claim or Factory Card Equity Interest would otherwise result in the issuance of a number of shares of New Common Stock or New Equity Warrants that is not a whole number, the actual distribution of shares of New Common Stock and New Equity Warrants shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher whole number; and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number; provided, however, that, in the event that a holder of a Claim or Equity Interest would receive 15 shares or less of New Common Stock or an aggregate of 18 warrants or less of the New Equity Warrants (Series A through D) pursuant to the Plan, such claimant or interest holder will receive instead Cash on the Initial Distribution Date equal to the value of each share (i.e., $7.52) or the value of each warrant (i.e., Series A = $2.37, Series B = $2.47, Series C = $3.22, Series D = $1.93), as the case may be, multiplied by the number of shares or warrants in each series such holder would have otherwise received under the Plan. The total number of shares of New Common Stock and New Equity Warrants to be distributed to holders of Allowed General Unsecured Claims or Factory Card Equity Interests shall be adjusted as necessary to account for the rounding provided in Section 5.3(f) of the Plan.

                  Except with respect to distributions under the Plan to holders of Allowed General Unsecured Claims, any distributions under the Plan that are unclaimed for a period of two years after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in, or, in the case of distributions of New Common Stock to holders of Allowed Factory Card Equity Interests, deemed and held as treasury stock by, the Reorganized Debtors and any entitlement of any holder of any Claim or Equity Interests to such distributions shall be extinguished and forever barred. Distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of two years after distribution thereof shall be deemed unclaimed property and any entitlement of such holders of Allowed General Unsecured Claims to such distributions shall be extinguished and forever barred. Such unclaimed property in respect of Allowed General Unsecured Claims shall be added to the Distribution Pool for distribution to all other holders of Allowed General Unsecured Claims. The Reorganized Debtors will file with the Bankruptcy Court a list of unclaimed distributions six months and eighteen months after the Initial Distribution Date.

E.       TIMING OF DISTRIBUTIONS UNDER THE PLAN
         --------------------------------------

         1.       Distributions on the Effective Date

                  To the extent that, under the terms of the Plan, payments and distributions are to be made to holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Secured Tax Claims, the KeyCorp Secured Claim, the Sensormatic Secured Claim, the IBM Secured Claim, Allowed Other Secured Claims, Allowed Convenience Claims and Allowed Equity Interests that are Allowed Claims or Equity Interests on the Effective Date, such payments and distributions shall be made on the Effective Date, or as soon thereafter as is practicable.

         2.       Distributions to Holders of General Unsecured Claims

                  Payments and distributions to holders of Allowed General Unsecured Claims shall be made on the Initial Distribution Date. The holder of a General Unsecured Claim that is or becomes, in part, an Allowed General Unsecured Claim, shall receive a distribution in respect of the Allowed portion of such General Unsecured Claim, in accordance with Section 4.8(b) of the Plan (for General Unsecured Claims Allowed, or partially Allowed, on or prior to the Effective Date) or Section 5.4(c) of the Plan (for General Unsecured Claims Allowed subsequent to the Effective Date).

                  On the Initial Distribution Date (i.e., the later to occur of the first business day following sixty (60) days subsequent to the Effective Date and May 15, 2001), the Extended Creditor Payment Date and each Successive Distribution Date, as such date is defined below, the Reorganized Debtors shall withhold from the distributions to be made on such dates to the holders of Allowed General Unsecured Claims an amount equal to 100% of the Cash distributions and New Common Stock to which holders of Disputed General Unsecured Claims would be entitled under the Plan (including the portion of the Distributable Cash and Extended Creditor Payment Amount that relates to Disputed Claims) as of such dates as if such Disputed General Unsecured Claims were Allowed Claims in their Disputed Claim Amounts (the "Distribution Pool").

                  The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive from the Distribution Pool the distribution of Cash and New Common Stock that would have been made to such holder under Section 4.8(b) of the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date, without any post-Effective Date interest on such claims, on the next Successive Distribution Date that follows the Quarter during which such Disputed General Unsecured Claim becomes an Allowed Claim. A Successive Distribution Date means the twentieth day after the end of the Quarter in which the Effective Date occurred and the twentieth day after the end of each subsequent Quarter.

                  The amount reserved in the Distribution Pool with respect to Insured Claims which are General Unsecured Claims shall be the amount of the distribution entitlement in respect of the applicable deductible, if any, under the relevant insurance policy on account of such Insured Claims, minus (a) any reimbursement obligations of the applicable Debtor to the insurance carrier for sums expended by the insurance carrier and (b) payments made directly by the Debtors or the Reorganized Debtors on account of such Claims (including defense costs).

                  The following consideration shall constitute surplus distributions (the "Surplus Distributions") pursuant to Section 5.4(d) of the
Plan: (i) distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of two years after distribution thereof,
(ii) to the extent that a Disputed General Unsecured Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, the excess of the amount of Cash, Extended Creditor Payment Amount or New Common Stock deposited in the Distribution Pool over the amount of Cash, Extended Creditor Payment Amount or New Common Stock actually distributed on account of such Disputed General Unsecured Claim and (iii) earnings generated by the Cash held in the Distribution Pool, net of all taxes described in the proviso in
Section 5.4(b)(iii) of the Plan. The Surplus Distributions shall be held in the Distribution Pool and distributed to the holders of Allowed General Unsecured Claims pursuant to Section 4.8(b)(iii) of the Plan; provided, however, that the Reorganized Debtors shall not be under any obligation to make any Surplus Distributions on a Successive Distribution Date unless the value of the Surplus Distributions to be distributed on a Successive Distribution Date aggregates $200,000 or more, unless the distribution is the last distribution under the Plan; provided, further, that the Reorganized Debtors may retain reasonable reserves with respect to the payment of taxes.

         3.       Assignment of Claims

                   If the holder of an Allowed General Unsecured Claim desires to assign, sell, trade or otherwise transfer all or any portion of its Claim or New Common Stock received in exchange for such Claim pursuant to the Plan (or the right to receive such New Common Stock) to a Third-Party in connection with a bona fide offer to purchase such Claim or New Common Stock (or the right to receive the New Common Stock), such holder shall give 20 days prior written notice, substantially in the form of the notice annexed to the Plan as Schedule 5.4(f), to the Debtors in accordance with Section 12.13 of the Plan. Holders of

Allowed General Unsecured Claims shall have no right to assign, sell, trade or otherwise transfer all or any portion of their Claim or New Common Stock (or the right to receive the New Common Stock) except after compliance with the preceding sentence.

F.       TREATMENT OF TORT CLAIMS AND INSURED CLAIMS
         -------------------------------------------

                  All Tort Claims are Disputed Claims. Any Tort Claim as to which a proof of claim was timely filed in the Chapter 11 Cases shall be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction. Any Tort Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with Section 5.4(e) of the Plan and applicable nonbankruptcy law that has become a Final Order or (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction, shall be deemed an Allowed General Unsecured Claim in such liquidated amount and satisfied in accordance with the Plan; provided, however, that the Allowed amount of any Tort Claim that also is an Insured Claim shall be limited as provided in Section 5.6 of the Plan. Nothing contained in the Plan shall impair the Debtors' right to seek estimation prior to the Effective Date of any and all Tort Claims in a court or courts of competent jurisdiction or constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, in connection with or arising out of any Tort Claim. The Debtors do not believe that their liability with respect to such Tort Claims is material.

                  Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified; provided, however, that in no event shall the Allowed amount of an Insured Claim exceed the maximum amount that the Debtors are required to pay in respect of such Insured Claim pursuant to any pertinent insurance policies and applicable law. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any entity may hold against any other entity, including, without limitation, insurers under any policies of insurance.

G.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
         -----------------------------------------------------

                  The Bankruptcy Code grants the Debtors the power, subject to approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.

                  Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person shall be deemed assumed by the Reorganized Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date or (iii) that is set forth in Schedule 6.1(a)(x) (executory contracts) or Schedule 6.1(a)(y) (unexpired leases), which Schedules shall be included as part of the Plan Supplements, which executory contracts or unexpired leases shall be deemed rejected by the Reorganized Debtors as of the Effective Date. The Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedules 6.1(a)(x) or 6.1(a)(y) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, as applicable, assumed by the Debtors or rejected. The Debtors shall provide notice of any amendments to Schedules 6.1(a)(x) or 6.1(a)(y) to the parties to the executory contracts and unexpired leases affected thereby and to the Creditors' Committee. The listing of a document on Schedules 6.1(a)(x) or 6.1(a)(y) shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

                  Pursuant to the Plan, each executory contract and unexpired lease that is assumed pursuant to Sections 6.1(a) and 6.1(d) of the Plan or that is listed on Schedules 6.1(a)(x) or 6.1(a)(y) that relates to the use or occupancy of real property shall include (i) modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is otherwise contained in any schedule or agreement, including on Schedules 6.1(a)(x) or 6.1(a)(y) and (ii) executory contracts or unexpired leases appurtenant to the premises relating to any such contracts or leases that are assumed under the Plan or are listed on Schedules 6.1(a)(x) or 6.1(a)(y), including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously have been assumed or assumed and assigned by the Debtors.

                  Pursuant to the Plan, each of the Debtors' insurance policies and any agreements, documents or instruments relating thereto, are treated as executory contracts under the Plan. Notwithstanding the foregoing, distributions under the Plan to any holder of an Insured Claim shall be in accordance with the treatment provided under Section 5.6 of the Plan. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or the Reorganized Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors' policies of insurance.

                  Except as provided for in Section 6.1(a) of the Plan or as otherwise provided for in the Bankruptcy Code, all written savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability, dental and other insurance plans are treated as executory contracts under the Plan and shall, on the Effective Date, be deemed assumed by the Debtors under the Plan pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

                  Pursuant to the Plan, subject to and upon occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute the approval of (i) pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, the rejection of the executory contracts and unexpired leases rejected pursuant to the Plan, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign or reject unexpired leases pursuant to the Plan, through the date of entry of an order approving the assumption, assumption and assignment or rejection of such unexpired leases and (iii) pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, the assumption of the executory contracts and unexpired leases assumed or assumed and assigned pursuant to the Plan.

                  Except as may otherwise be agreed to by the parties, within 30 days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults, and pay all other amounts, if any, that it is obligated to pay under or with respect to any executory contract or unexpired lease assumed by the Reorganized Debtors pursuant to Section 6.1(a) hereof, in accordance with section 365(b)(1) of the Bankruptcy Code. Unless otherwise extended by the Court or agreed to by an applicable lessor, the Reorganized Debtors will file all objections to disputed default or other amounts that are required to be paid in connection with assumption within 60 days after the Effective Date. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties.

                  Claims arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan must be filed with the Bankruptcy Court and served upon the Debtors or, on or after the Effective Date, the Reorganized Debtors by no later than 30 days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease,
(ii) notice of entry of the Confirmation Order and (iii) notice of an amendment to Schedule 6.1(a)(x) or 6.1(a)(y). All such Claims not filed within such time will be forever barred from assertion against the Debtors, their estates, the Reorganized Debtors and their property.

H.       SUBSTANTIVE CONSOLIDATION OF THE DEBTORS
         ----------------------------------------

                  Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors. Substantive consolidation involves the pooling and merging of the assets and liabilities of the affected debtors. All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored.

                  Substantive consolidation of two or more debtors' estates generally results in the consolidation of the assets and liabilities of the debtors; the elimination of intercompany claims, multiple and duplicative creditor claims, joint and several liability claims and guarantees; and the payment of allowed claims from a common fund.

                  As of the Effective Date, pursuant to the Plan, the Debtors' estates will be substantively consolidated for all purposes related to the Plan, including without limitation, for purposes of voting, confirmation and distribution. Pursuant to such order (i) all assets and liabilities of FCO shall be deemed merged or treated as though they were merged into and with the assets and liabilities of Factory Card, (ii) no distributions shall be made under the Plan on account of intercompany claims among the Debtors, (iii) no distributions shall be made under the Plan on account of FCO Equity Interests, (iv) all guarantees of a Debtor of the obligations of the other Debtor shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof executed by the other Debtor and any joint or several liability of the Debtors shall be deemed to be one obligation of the consolidated Debtors, and (v) each and every Claim filed or to be filed in the Chapter 11 Cases shall be deemed filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors. Such substantive consolidation shall not (other than for purposes related to the Plan) affect (i) the legal and corporate structures of the Reorganized Debtors, (ii) the FCO Equity Interest and (iii) pre and post Commencement Date guarantees that are required to be maintained (a) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or (b) pursuant to the Plan.

                  Section 105(a) of the Bankruptcy Code empowers a bankruptcy court to authorize such substantive consolidation. Although the United States Court of Appeals for the Third Circuit has not articulated a standard regarding substantive consolidation, several courts, including the United States Courts of Appeals for the First Circuit, Second Circuit, D.C. Circuit, Eighth Circuit and Eleventh Circuit have developed similar tests for authorizing substantive consolidation. See Reider v. F.D.I.C. (In re Reider), 31 F.3d 1102, 1108 (11th Cir. 1994); Woburn Assoc. v. Kahn (In re Hemingway Transport Inc.), 954 F.2d 1 (1st Cir. 1992); First Nat'l Bank of El Dorado v. Giller (In re Giller), 962 F.2d 796, 798-99 (8th Cir. 1992); Union Sav. Bank. v. Augie/Restivo Baking Co. (In re Augie/Restivo Baking Co.), 860 F.2d 515, 518 (2d. Cir. 1988); Drabkin v. Midland-Ross Corp. (In re Auto-Train Corp.), 810 F.2d 270, 276 (D.C. Cir. 1987); Bracaglia v. Manzo, et al. (In re United Stairs Corp.),176 B.R. 359, 369 (Bankr.
D. N.J. 1995).

                  Several courts within the Third Circuit have acknowledged the existence and application of substantive consolidation of separate bankrupt estates in appropriate circumstances. See In re Molnar Bros., 200 B.R. 555 (Bankr. D. N.J. 1996) (recognizing the application of substantive consolidation of two or more bankruptcy estates); In re PWS Holding Corp., Bruno's, Inc., et al., Case No. 98-212-223 (SLR) (D. Del. 1998) (approving substantive consolidation of debtors pursuant to a plan of reorganization); In re Smith

Corona Corp. et al., Case No. 95-788 (HSB) (Bankr. D. Del., Oct. 18, 1996) (adopting substantive consolidation test articulated by the Eighth Circuit); Bracaglia, 176 B.R. at 368 (stating that it is "well established that in the appropriate circumstances the court may substantively consolidate corporate entities"); In re Buckhead American Corp., 1992 Bankr. LEXIS 2506 (Bankr. D. Del. August 13, 1992) (substantively consolidating debtors); In re Cooper, 147 B.R. 678, 681 (Bankr. D. N.J. 1992) (stating that substantive consolidation constitutes the "merger of the assets and liabilities of two or more estates, creating a common fund of assets and a single body of creditors.") (citation omitted).

                  In general, these tests identify two factors which must be examined in the context of a substantive consolidation analysis: (i) whether there is a "substantial identity" or an inseparable "interrelationship" or "entanglement" between the debtors to be consolidated and (ii) whether the benefits of consolidation outweigh the harm or prejudice to creditors, including whether individual creditors relied upon the separate identity of one of the entities to be consolidated such that they would be prejudiced by consolidation.

                  The Debtors believe that there is a substantial identity, extensive interrelationship, interdependence and entanglement between and among the Debtors such that Factory Card and FCO are inextricably intertwined in virtually all operational and financial aspects. They include, but are not limited to, the following:

         o Joint Corporate Structure All of the members of the board of directors of Factory Card, and all officers of Factory Card are, respectively, also members of the board of directors and officers of FCO.

         o The Debtors' Revenues All of the Debtors' revenues attributable to their retail stores are generated by FCO.

         o Joint Business Operations Although separate books and records are maintained for each Debtor, the Debtors' business is operated without regard for their separate assets, liabilities, employees or management.

         o        Joint Administrative Tasks

                  o FCO is responsible for payment of all costs incurred by and attributable to the execution of the administrative functions that benefit both entities.

                  o FCO's employees perform most of the administrative tasks for both Debtors and FCO pays the salaries of the FCO employees who execute administrative functions particular to Factory Card.

         o The Debtors' Distributions Factory Card itself did not make any payments, whether in the form of bonuses, loans, stock redemptions or stock options exercised, during the year preceding the Commencement Date.

         o Consolidated Financial Reports All of the Debtors' consolidated financial reports have been prepared and disseminated to, inter alia, the public, including customers, suppliers, landlords, lenders, credit rating agencies and stockholders.

         o        Joint Accounting System

                  o The Debtors' accounting system, as well as the formulation and implementation of accounting controls, are effectuated and overseen by FCO's employees.

                  o Factory Card does not maintain its own accounting functions.

         o Joint Tax Returns The Debtors file consolidated federal income tax returns.

         o Consolidated Cash Management The Debtors utilize a centralized cash management system.

         o        Banking and Payment Functions

                  o As of the Commencement Date, Factory Card maintained only one bank account, in which there was only $17,407.00 on deposit.

                  o FCO had in excess of 200 bank accounts, in which in excess of $2.88 million was on deposit.

                  o Substantially all of the Debtors' banking and payment functions are performed by FCO.

         o        The Debtors' Creditors

                  o A significant number of the Claims filed by the Debtors' creditors were filed against "Factory Card Outlet" indicating that creditors where not aware of with which Debtor they were conducting business.

                  o FCO has more than 2,100 scheduled unsecured creditors and bears the lion's share of Factory Card's overhead expenses.

                  o FCO has paid one hundred percent (100%) of the amount of administrative costs, including, but not limited to, the cost of professional fees, during these Chapter 11 Cases.

         o        Guarantees

                  o The limited number of guarantees issued by Factory Card to creditors of FCO reflects that creditors have relied and continue to rely upon the creditworthiness of Factory Card and FCO as an integrated unit.

                  o Factory Card was only the guarantor of FCO's prepetition institutional indebtedness, and of only approximately 17 of FCO's leases of nonresidential real property as of the Commencement Date.

                  Because all financial information disseminated to the public by the Debtors was prepared and presented on a consolidated basis with the exception of Schedule I of the Debtors' Form 10-K, which only contains information on Factory Card, no creditor should be able to demonstrate that it relied on the separate identity of Factory Card or Factory Card Outlet in extending credit to the Debtors. The substantive consolidation of the Debtors reflects the economic reality of the Debtors' business and operations and is fair and equitable for all creditors.

                  The second prong of the test for determining whether substantive consolidation of the Debtors is warranted is whether the benefits of consolidation will outweigh the potential prejudice to the Debtors' creditors. As noted above, because all financial information disseminated to customers, suppliers, landlords, lenders, credit rating agencies and stockholders, has been prepared and presented on a consolidated basis, no creditor can demonstrate that it relied upon the separate identity of one Debtor in extending credit to either Factory Card or Factory Card Outlet. Moreover, because the Debtors' affairs are integrated, interrelated and entangled from both a functional and a financial perspective, the substantive consolidation of the Debtors would be equitable for all creditors. Substantive consolidation would ensure that all of the Debtors' creditors, including the Debtors' institutional lenders, landlords and trade creditors, having relied on the creditworthiness of the Debtors as a unit, receive the benefit of distribution in satisfaction of their claims from the single pool of assets.

                  Lastly, the lack of consolidation could potentially result in significant prejudice to the holders of General Unsecured Claims. As discussed in more detail below, the substantive consolidation of the Debtors will cause all intercompany claims held by Factory Card against FCO to be contributed to capital. Were the Debtors to remain separate entities and the Intercompany Entries (as defined below) to be deemed intercompany claims, which the Debtors submit they should not in any event, the holders of Unsecured Claims against Factory Card could potentially receive a greater distribution while the holders of Unsecured Claims against FCO could potentially receive a reduced distribution, even though, from an operational and financial perspective, all creditor recoveries are premised on what goods, supplies and services were directly or indirectly provided to FCO and FCO's assets and operational results. Moreover, while this should not be the result given the amount of the Unsecured Claims against Factory Card, it is arguable that, under an unconsolidated plan, the holders of Factory Card Equity Interests could receive a distribution even though holders of Unsecured Claims would recover significantly less than 31.2% of their Allowed Claims. Courts have recognized that this skewing of the distributions under a plan is a type of harm that should be prevented by substantive consolidation of the debtors. See Eastgroup Properties v. Southern Motel Ass'c., 935 F.2d 245, 250 (11th Cir. 1991) (finding that substantive consolidation is warranted where "absent substantive consolidation, the majority of creditors will receive only a small portion of their claims, while the equity interest holder may receive a substantial distribution"); In re Permian Producers Drillings, Inc., 263 B.R. 510, 519 (Dist. Ct. Mo. 2000) (finding that there is substantial evidence that consolidation is necessary to avoid harm where not consolidating will result in certain unsecured creditors receiving substantially less distributions and an equity holder receiving a substantial distribution on his claim). For all of the reasons set forth above, the Debtors believe that substantive consolidation of the Debtors in connection with the Plan is fair and equitable.

I.       TREATMENT OF INTERCOMPANY DEBT
         ------------------------------

                  All intercompany claims held by Factory Card shall be contributed to capital. However, the Debtors do not believe that any intercompany "claims" exist. On the books and records for Factory Card, however, there are entries reflecting (i) an aggregate of $54,379,000 in note receivables purported to be owed by FCO (the "Intercompany Notes") and (ii) a $12,179,000 receivable purported to be owed by FCO (the "Intercompany Receivable," and together with the Intercompany Note, the "Intercompany Entries"). The Debtors have concluded that such entries do not evidence any Claims against FCO. Rather, they evidence the equivalent of equity that Factory Card invested in FCO in order to capitalize FCO's expansion effort and provide FCO with funds to make capital investments.

                  The Debtors have determined that the initial two notes issued by FCO to Factory Card were issued in connection with (i) Factory Card's issuance of a series of preferred stock and (ii) Factory Card's initial public offering of common stock. The net proceeds of such issuance's were invested by Factory Card into FCO and used for, inter alia, capital expenditures and other working capital requirements. The transfers of funds were evidenced by "notes" from FCO to Factory Card that provided for interest to accrue quarterly based on the LIBOR lending rate plus two percent per year. While the notes and any accrued interest were payable on demand, it appears that no net payment of principal or interest was ever paid. Instead, a new note was recorded each quarter or semiannually in the amount of the accrued interest. In addition, the books and records reflect that FCO made royalty payments to Factory Card in the form of notes with respect to its use of the names "Factory Card Outlet " and "Party Mania," which names were believed to be licensed by Factory Card to FCO. It could be argued, however, that such names were registered in the name of FCO, and not Factory Card. Despite the fact that no interest was ever paid by FCO to Factory Card with respect to the interest that was accruing on said notes, no demand for payment was ever made by Factory Card. In addition, while new notes were physically issued by FCO to Factory Card purportedly evidencing the accruing interest and the royalty payments from January 1997 to January 1998, FCO ceased executing new notes as of February 1998, although new notes, in the amount of the interest and royalty purportedly due were recorded on both entities books and records.

                  In view of the facts surrounding the Intercompany Notes, the Debtors have concluded that the Intercompany Notes, which aggregate $54,379,000, are, in substance, a capital contribution that Factory Card made to its subsidiary and not an intercompany claim.

                  With respect to the Intercompany Receivable, the Debtors have determined that such money was raised in connection with Factory Card's issuance of a series of preferred stock in 1995. As there was no note exercised in connection with the receivable and no interest was ever paid, the Debtors have also determined that the Intercompany Receivable is also, in substance, equity and not an intercompany claim that would be affected by the Debtors' substantive consolidation. See Ginsberg v. Commissioner, 1993 U.S. App. LEXIS 21519 at 8 (6th Cir. 1993) (stating that the absence of payment on a note with a fixed maturity date, a schedule of repayment, and a fixed rate of interest indicates that reimbursement was tied to the fortune of the company, and therefore indicative of an equity advance") (citing Stinnett's Pontiac Service, Inc. v. Commissioner, 730 F.2d 634, 638 (11th Cir. 1984); In re Hillsborough Holdings Corp., 176 B.R. 223, 247-250 (M.D. Florida 1994); Calumet Industries, Inc. v. Commissioner, 95 T.C. 257, 286 (U.S.T.C. 1990) (finding that where there were no principal or interest payments and the lender did not insist upon interest payments the advances appeared to be capital contributions and not bona fide loans); In re Interstate Cigar Company, Inc., 182 B.R. 675, 678 (Bankr. E.D.N.Y.
1995) ("where the Debtor is a closely held corporation in receipt of cash advances from an affiliated entity over a prolonged period of time, inquiry must be made as to the character of those advances.... Such an inquiry is intended to determine whether the Claim is best described as a capital contribution or a loan.").

J.       THE TRADE TERMS AGREEMENT
         -------------------------

                  On or before the Effective Date, the Trade Terms Participants, as such term is defined in the Plan, will each enter into Trade Terms Agreements with the Debtors, pursuant to which, as of the Effective Date, the Trade Terms Participants will agree to provide the Debtors with certain favorable trade terms, included extended credit limits, extended payment terms and seasonal overadvances. A form of the Trade Terms Agreement will be included in the Plan Supplements.

K.       PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS
         -------------------------------------------

                  Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Reorganized Debtors shall, on and after the Effective Date, have the exclusive right to make and file objections to all Claims and Equity Interests, including, without limitation, Administrative Expense Claims. On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Claims or Equity Interests and compromise, settle or otherwise resolve Disputed Claims or Equity Interests without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors and, on and after the Effective Date, the Reorganized Debtors, shall file all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than Final Fee Applications) and other Claims or Equity Interests and serve such objections upon the holder of the Administrative Expense Claim, Claim or Equity Interest as to which the objection is made as soon as is practicable, but in no event later than 60 days after the Effective Date.

                  The Debtors, and on and after the Effective Date, Reorganized FCO shall fulfill their fiduciary obligation to examine and object to Disputed Claims, taking into account the costs and expenses associated with objecting to such Disputed Claims.

L.       CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN
         -------------------------------------------------

                  The Plan shall not become effective unless and until the following conditions shall have been satisfied pursuant to Section 10.1 of the
Plan:

                  1. the Confirmation Order, in form and substance acceptable to the Debtors and reasonably acceptable to the Creditors' Committee, shall have been signed by the judge presiding over the Chapter 11 Cases, and there shall not be a stay or injunction in effect with respect thereto;

                  2. all actions, documents and agreements necessary to implement the Plan shall have been effected or executed;

                  3. the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan;

                  4. each of the Trade Terms Agreement, the Trade Conversion Agreement, the Employment Contracts, the Intercreditor Agreement, the Security Agreement and the Collateral Trust Agreement, shall have been entered into upon terms and conditions that are reasonably satisfactory to the Debtors and the Creditors' Committee;

                  5. the New Employee Stock Option Plan shall have become effective;

                  6. the documents related to the New Equity Warrants shall have terms and conditions that are reasonably satisfactory to the Debtors and the Equity Committee;

                  7. the Debtors shall have entered into the Working Capital Facility, as defined herein, in form and substance satisfactory to the Debtors and reasonably acceptable to the Creditors' Committee; and

                  8. each of the Reorganized FCO Certificate of Incorporation and the Reorganized FCO By-laws in form and substance reasonably acceptable to the Debtors and the Creditors' Committee, shall have been reaffirmed, effected or executed.

                  The Debtors, with the consent of the Creditors' Committee (which consent shall not be unreasonably withheld), may waive, by a writing signed by an authorized representative of each of the Debtors and subsequently filed with the Bankruptcy Court, one or more of the conditions precedent set forth in Section 10.1 of the Plan other than that set forth in Section 10.1(a). In the event that the conditions precedent have not occurred on or before 60 days after the Confirmation Date, upon notification submitted by the Debtors to the Bankruptcy Court, counsel to the Creditors' Committee and counsel to the Equity Committee (i) the Confirmation Order shall be vacated, (ii) no distributions under the Plan shall be made, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (iv) the Debtors' obligations with respect to Claims and Equity Interests shall remain unchanged. Nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

M.       EFFECT OF CONFIRMATION OF THE PLAN
         ----------------------------------

                  The property of the estates of the Debtors shall vest in the Reorganized Debtors on the Effective Date, and shall be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as provided in the Plan. From and after the Effective Date, the Reorganized Debtors may operate their business, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code. All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

N.       DISCHARGE AND INJUNCTION
         ------------------------

                  The rights afforded pursuant to the Plan and the treatment of all Claims and Equity Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors and the Debtors in Possession, or any of their assets or properties. Except as otherwise provided in the Plan,
(i) on the Effective Date, all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full and (ii) all persons shall be precluded from asserting against the Reorganized Debtors, their successors, or their assets or property any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

                  Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in one or both of the Debtors, are permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors on account of any such Claim or

Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. Notwithstanding anything that may be contained in the Plan to the contrary, however, (a) nothing contained in Section 9.5 of the Plan, or in any other provision of the Plan, shall effect the rights of the United States of America to effect a setoff permitted pursuant to section 553 of the Bankruptcy Code and (b) the Plan will not release, discharge or exculpate any non-Debtor party from any debt owed to the State of Missouri Department of Revenue, or from any liability arising under the laws of the State of Missouri, and no provision contained in the Plan shall enjoin or prevent the State of Missouri from collecting any such liability from any non-Debtor party. Such injunction shall extend to successors of the Debtors, including, without limitation, the Reorganized Debtors, and their property and interests in property.

O.       SUMMARY OF OTHER PROVISIONS OF THE PLAN
         ---------------------------------------

                  The following subsections summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

         1.       Continuation of Indemnification Obligations

                  For purposes of the Plan, the obligations of the Debtors to defend, indemnify, reimburse or limit the liability of their present and former directors, officers or employees who were directors, officers or employees, respectively, on or after the Commencement Date, solely in their capacity as directors, officers or employees, against any claims or obligations pursuant to the Debtors' certificates of incorporation or by-laws, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Commencement Date. The obligations described in the preceding sentence shall, on the Effective Date, become obligations of the Reorganized Debtors. But for this provision of the Plan, indemnification obligations that are owed by the Debtors in connection with an event occurring before the Commencement Date would otherwise be treated as Unsecured Claims. The Debtors are not aware of any material indemnification Claims.

         2.       Compensation and Benefit Programs

                  Except as provided for in Section 6.1(a) of the Plan or as otherwise provided for in the Bankruptcy Code, all written employment and severance policies, and all written compensation and benefit plans, policies, and programs of the Debtors applicable to their directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability, dental and other insurance plans are treated as executory contracts under the Plan and shall, on the Effective Date, be deemed assumed by the Debtors in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

         3.       Retiree Benefits

                  The Debtors did not, either as of the Commencement Date or at any time during the Chapter 11 Cases, have any plans, funds or programs providing or reimbursing retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death. Accordingly, there is no provision in the Plan regarding retiree benefit obligations.

         4.       By-laws and Certificates of Incorporation

                  The Reorganized Factory Card By-Laws, the Reorganized Factory Card Certificate of Incorporation, the Reorganized FCO By-Laws and the Reorganized FCO Certificate of Incorporation shall contain provisions necessary
(a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificates of incorporation and by-laws as permitted by applicable law, and
(b) to effectuate the provisions of the Plan. The Reorganized Factory Card Certificate of Incorporation shall also impose restrictions on the direct or indirect transferability of the New Common Stock such that (x) no Person may acquire or accumulate five percent (5%) or more (as determined under tax law principles governing the application of section 382 of the Tax Code) of the New Common Stock and (y) no Person owning directly or indirectly (as determined under such tax law principles) as of the Effective Date, after giving effect to the Plan, or after any subsequent issuances of additional New Common Stock pursuant to the Plan, five percent (5%) or more (as determined under such tax law principles) of the New Common Stock may acquire additional shares of the New Common Stock, for a period of two (2) years following the Effective Date, subject to certain exceptions.

                  The proposed forms of the Reorganized Factory Card By-laws, the Reorganized Factory Certificate of Incorporation, Reorganized FCO By-laws and the Reorganized FCO Certificate of Incorporation will be included in the Plan Supplements.

         5.       Amendment or Modification of the Plan

                  Alterations, amendments or modifications of or to the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, after consultation with the Creditors' Committee and the Equity Committee, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Debtors may alter, amend or modify the Plan at any time after the Confirmation Date and before substantial consummation, after consultation with the Creditors' Committee, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

         6.       Releases

                  Pursuant to the Plan, the Debtors release and shall be permanently enjoined from any prosecution or attempted prosecution of any and all Causes of Action which they have, may have or claim to have against any present officer or member of the boards of directors of the Debtors; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of any express contractual obligation owing by any such director or officer of the Debtors or any reimbursement obligation of any such officer or director with respect to a loan or advance made by the Debtors to such director or officer. The Debtors are not aware that they have any claims that are being released under the Plan and, during the almost three (3) year period during which the Chapter 11 Cases have been pending, no party has provided the Debtors with any evidence that would suggest that any said claims may exist.

         7.       Cancellation and Surrender of Existing Securities and
                  Agreements

                  Pursuant to the Plan, on the Effective Date, each promissory note, share certificate, stock option, stock warrant, bond and other instrument evidencing any Claim or Equity Interest existing prior thereto, other than the Sensormatic Secured Claim, the KeyCorp Secured Claim, the IBM Secured Claim, the FCO Equity Interests, any Allowed Other Secured Claim that is reinstated and rendered unimpaired pursuant to Section 4.6(b) of the Plan and any executory contract that has been assumed or will be assumed pursuant to the Plan, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged.

                  Each holder of a promissory note, bond and other instrument evidencing any Claim existing prior to the Effective Date, other than the Sensormatic Secured Claim, the KeyCorp Secured Claim, the IBM Secured Claim, the FCO Equity Interests, any Allowed Other Secured Claim that is reinstated and rendered unimpaired pursuant to Section 4.6(b) of the Plan and any executory contract that has been assumed or will be assumed pursuant to the Plan, shall surrender such promissory note, bond and other instrument to the Reorganized Debtors, unless such requirement is waived by the Reorganized Debtors. No distribution of property hereunder shall be made to or on behalf of any such holders unless and until such promissory note, bond or instrument is received by the Reorganized Debtors or the unavailability of such promissory note, bond or instrument is established to the reasonable satisfaction of the Reorganized Debtors or such requirement is waived by the Reorganized Debtors. The Reorganized Debtors may require any holder that is unable to surrender or cause to be surrendered any such promissory notes, bonds or instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance

(including, without limitation, with respect to amount) reasonably satisfactory to the Reorganized Debtors. Any holder that fails within the later of one year after the Confirmation Date and the date of Allowance of its Claim (i) if possible, to surrender or cause to be surrendered such promissory note, bond or instrument; (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtors or (iii) if requested, to furnish a bond reasonably satisfactory to the Reorganized Debtors, shall be deemed to have forfeited all rights, claims and Causes of Action against the Debtors and Reorganized Debtors and shall not participate in any distribution hereunder.

         8.       Allocation of Plan Distributions Between Principal and
                  Interest

                  Distributions in respect of any Claim shall be allocated first to the principal amount of such Claim as determined for federal income tax purposes and then, to the extent the distribution exceeds the principal amount of such Claim, to the remainder of such claim, if any.

         9.       Revocation or Withdrawal of the Plan

                  The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained in the Plan shall constitute or be deemed a waiver or release of any claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

         10.      Avoidance Actions.

                  As of the Effective Date, any and all avoidance actions accruing to the Debtors and Debtors in Possession under sections 502(d), 544, 545, 547, 548, 549, 550, 553 and 551 of the Bankruptcy Code, shall be extinguished whether or not then pending.

         11.      Termination of Committees

                  Pursuant to the Plan, the appointment of the Creditors' Committee and the Equity Committee shall terminate on the Effective Date, except that the Creditors' Committee and the Equity Committee and their respective professionals may appear at the hearing to consider the Final Fee Applications and prosecute any objections to such applications. Reorganized FCO shall pay all reasonable fees and expenses incurred by the Creditors' Committee and the Equity Committee and their professionals in connection with the Final Fee Applications and any objections thereto in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court.

         12.      Corporate Action

                  Pursuant to the Plan, on the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or the Reorganized Debtors, including, without limitation, (i) ratification and approval of the

Trade Conversion Agreement, the Trade Terms Agreement and the Employment Contracts, (ii) the authorization to issue or cause to be issued the New Common Stock, the New Equity Warrants, the New Management Warrants and the Employee Options (iii) the effectiveness of the Reorganized Factory Card By-Laws, the Reorganized Factory Card Certificate of Incorporation, the Reorganized FCO By-Laws and the Reorganized FCO Certificate of Incorporation effectuated pursuant to the Plan, and (iv) the election or appointment, as the case may be, of directors and officers of Reorganized Factory Card and Reorganized FCO pursuant to the Plan, shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors and the Reorganized Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, each file an amended certificate of incorporation with the Secretary of State of the state in which it is incorporated, in accordance with the applicable general corporation law of such state.

         13.      Effectuating Documents and Further Transactions

                  Pursuant to the Plan, each of the Debtors and the Reorganized Debtors are authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

         14.      Exculpation

                  Pursuant to the Plan, neither the Debtors, the Reorganized Debtors, the Creditors' Committee, the Equity Committee or any of their respective members, officers, directors, employees, advisors or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtors, the Reorganized Debtors, the Creditors' Committee, the Equity Committee and each of their respective members, officers, directors, employees, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         15.      Plan Supplements

                  Forms of the Reorganized Factory Card By-Laws, the Reorganized Factory Card Certificate of Incorporation, the Reorganized FCO By-laws, the Reorganized FCO Certificate of Incorporation, the New Equity Warrants, the New Management Warrants, the New Employee Stock Option Plan, the Trade Conversion Agreement, the Trade Conversion Notes, the Trade Terms Agreement, the Security Agreement, the Intercreditor Agreement, the Employment Contracts, the guidelines for investing Cash held in the Distribution Pool and Schedules 6.1(a)(x) and 6.1(a)(y) referred to in Section 6.1 of the Plan shall be contained in one or more Plan Supplements filed with the Clerk of the Bankruptcy Court on or before the Confirmation Hearing; provided, however, that the Plan Supplement containing the aforesaid Schedules 6.1(a)(x) and 6.1(a)(y) shall be filed at least 10 days prior to the last day upon which holders of Claims may vote to accept or reject the Plan. Upon its filing with the Bankruptcy Court, the Plan Supplements may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplements upon written request to the Debtors in accordance with Section 12.13 of the Plan.

P.       INSIDER CLAIMS AND HOLDINGS OF FACTORY CARD EQUITY INTERESTS
         ------------------------------------------------------------

                  No current or former officers or directors of the Debtors or other insiders of the Debtors who hold Claims or Factory Card Equity Interests will be receiving any treatment or recoveries in respect of such Claims or holdings that is different from that provided for in the Plan or as described in this Disclosure Statement.

                  VI. CONFIRMATION AND CONSUMMATION PROCEDURE

                  Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A.       SOLICITATION OF VOTES
         ---------------------

                  In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims in Classes 2, 3, 5, 7, 8 and 9 of the Plan are impaired, and the holders of Allowed Claims and Equity Interest in each of these Classes are entitled to vote to accept or reject the Plan. Claims and Equity Interests in Classes 1, 4, 6 and 10 are unimpaired. The holders of Allowed Claims and Equity Interests in each unimpaired Class are conclusively presumed to have accepted the Plan, and the solicitation of acceptances with respect to such Classes is not required under section 1126(f) of the Bankruptcy Code.

                  As to the classes of Claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan. As to the classes of Equity Holders entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of equity interest holders as acceptance by holders of at least two-thirds of the number of shares in such class that cast ballots for acceptance or rejection of the plan.

                  A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

                  Any creditor in an impaired Class (i) whose Claim has been listed by the Debtors in the Schedules filed with the Bankruptcy Court (provided that such Claim has not been scheduled as disputed, contingent or unliquidated) or (ii) who filed a proof of claim on or before the Bar Date (August 2, 1999) or, if applicable, the Supplemental Bar Date (December 6, 1999) or the Special Bar Date (June 1, 2001), or any proof of claim filed within any other applicable period of limitations or with leave of the Bankruptcy Court, which Claim is not the subject of an objection or request for estimation, is entitled to vote on the Plan. Any Equity Holders in an impaired Class whose Equity Interest is not disputed is entitled to vote on the Plan.

B.       THE CONFIRMATION HEARING
         ------------------------

                  The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for March 20, 2002 at 10:00 a.m., Central Time, before the Honorable Erwin I. Katz, United States Bankruptcy Judge at the United States Bankruptcy Court for the Northern District of Illinois, 219 South Dearborn Street, Courtroom 760, Chicago, Illinois 60604. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of common stock of Factory Card held by the objector. Any such objection must be filed with the Bankruptcy Court at the United States Bankruptcy Court for the District of Delaware, 844 King Street, Wilmington Delaware 19801 and served so that it is received by the Bankruptcy Court and the following parties on or before March 13, 2002 at 4:00 p.m., Eastern Time:

Factory Card Outlet Corp.              Weil, Gotshal & Manges LLP
2727 Diehl Road                        Attorneys for the Debtors
Naperville, Illinois  60563            767 Fifth Avenue
Attn:  William E. Freeman              New York, New York  10153
Facsimile:  (630) 579-2501             Attn:  Richard P. Krasnow, Esq.
                                       Facsimile:  (212) 310-8007
Office of the United States Trustee
844 King Street, Suite 2313            Richards, Layton & Finger P.A.
Lockbox 35                             Attorneys for the Debtors
Wilmington, Delaware  19801-3519       One Rodney Square
Attn:  Joseph J. McMahon, Jr.          P.O. Box 551
Facsimile:  (302) 573-6497             Wilmington, Delaware  19899
                                       Attn: Daniel DeFranceschi, Esq.
United States Securities and           Facsimile:  (302) 658-6548
Exchange Commission
Midwest Regional Office                Otterbourg, Steindler, Houston & Rosen,
500 West Madison Street                P.C.
Chicago, Illinois  60661               Attorneys for the Creditors' Committee
Attn:  Jolene M. Wise, Esq.            230 Park Avenue
Facsimile:  (312) 353-7398             New York, New York  10169
                                       Attn:  Scott L. Hazan, Esq.
                                       Facsimile:  (212) 682-6104

Klein, Harrison, Harvey, Branzburg           Choate, Hall & Stewart
  & Ellers LLP                               Attorneys for the Debtors'
Attorneys for the Creditors' Committee         Postpetition Lenders
919 Market Street, Suite 1000                Exchange Place
Wilmington, Delaware  19001                  53 State Street
Attn:  Joanne B. Wills, Esq.                 Boston, Massachusetts  02109
Facsimile:  (302) 426-9193                   Attn:  John Ventola, Esq.
                                             Facsimile:  (617) 248-4000
Sidley Austin Brown & Wood
Attorney for the Equity Committee            Morris, Nichols, Arsh & Tunnell
One First National Plaza                     Attorneys for the Debtors'
Chicago, Illinois  60603                       Postpetition Lenders
Attn:  Bryan Krakauer, Esq.                  1201 North Market Square
Facsimile:  (312) 853-7036                   Wilmington, Delaware  19899
                                             Attn:  Derek C. Abbott, Esq.
Rosenthal, Monhait, Gross & Goddess, P.A.    Facsimile:  (302) 658-3989
Attorneys for the Equity Committee
919 N. Market Street
Suite 1400
Wilmington, Delaware  19801
Attn:  Kevin Gross, Esq.
Facsimile:  (302) 658-7567

                  Responses to said objections, if any, must be served on the objecting party and the above referenced parties and filed with the Bankruptcy Court so that they are received on or before March 19, 2002, at 4:00 p.m. Eastern Time. Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

C.       CONFIRMATION
         ------------

                  At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is
(i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible and (iii) in the "best interests" of creditors and stockholders that are impaired under the plan.

         1.       Acceptance

                  Classes 2, 3, 5, 7, 8 and 9 of the Plan are impaired under the Plan and are entitled to vote to accept or reject the Plan. Classes 1, 4, 6 and 10 of the Plan are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan.

                  The Debtors reserve the right to amend the Plan in accordance with Section 12.9 of the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both with respect to any Class of Claims or Equity Interests that is entitled to vote to accept or reject the Plan, if such Class rejects the Plan. The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.

         2.       Unfair Discrimination and Fair and Equitable Tests

                  To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

                  o Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) above.

                  o Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

                  o Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or
                           (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

                  A plan of reorganization does not "discriminate unfairly" with respect to a nonaccepting class if the value of the cash and/or securities to be distributed to the nonaccepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the nonaccepting class.

         3.       Feasibility

                  The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections of their financial performance for each of the five fiscal years in the period ending January 28, 2006 (the "Projection Period"). These projections, and the assumptions on which they are based, are included in the Debtors' Projected Financial Information, annexed hereto as Exhibit E. Based upon such projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

                  The financial information and projections appended to the Disclosure Statement include for the four fiscal years in the Projection Period:

                  o Projected Consolidated Balance Sheet of Reorganized Debtors as of February 2, 2002, February 1, 2003, January 31, 2004, February 5, 2005 and January 28, 2006;

                  o Projected Consolidated Statements of Operation of Reorganized Debtors as of February 2, 2002, February 1, 2003, January 31, 2004, February 5, 2005 and
                           January 31, 2006; and

                  o Projected Consolidated Statements of Cash Flow of Reorganized Debtors as of February 2, 2002, February 1, 2003, January 31, 2004, February 5, 2005 and
                           January 31, 2006.

                  The pro forma financial information and the projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan will occur in the beginning of April, 2002.

                  The Debtors have prepared these financial projections based upon certain assumptions that they believe to be reasonable under the circumstances. Those assumptions considered to be significant are described in the financial projections, which are annexed hereto as Exhibit E. The financial projections have not been examined or compiled by independent accountants. The Debtors do not make any representation as to the accuracy of the projections or the Reorganized Debtors' ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims and Equity Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in connection with their evaluation of the Plan.



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

         4.       Best Interests Test

                  With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (i) accepts the Plan or (ii) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Equity Interests in each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The cash amount that would be available for satisfaction of Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation case. Such cash amount would be reduced by the costs and expenses of liquidation and by such additional administrative and priority claims that might result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation.

                  The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases. The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

                  To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, must be compared with the value of the property offered to such Classes of Claims under the Plan.

                  After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in claims that would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to the liquidation of the Debtors under chapter 7.

                  The Debtors also believe that the value of any distributions to each Class of Allowed Claims in a chapter 7 case would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

                  The Debtors' Liquidation Analysis is annexed hereto as Exhibit
F. The information set forth in Exhibit F provides a summary of the liquidation values of the Debtors' assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis. The Liquidation Analysis was prepared by the Debtors with the assistance of CDG.

                  Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the management of the Debtors, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of one year, allowing for, among other things, the discontinuation and wind-down of operations, the sale of assets and the collection of receivables.

D.       CONSUMMATION
         ------------

                  The Plan will be consummated on the Effective Date. The Effective Date of the Plan will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan, as set forth in Section
10.1 of the Plan, have been satisfied or waived by the Debtors pursuant to
Section 10.3 of the Plan. For a more detailed discussion of the conditions precedent to the Plan and the consequences of the failure to meet such conditions, see Section V.L of the Disclosure Statement.

                  The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

E.       WORKING CAPITAL FACILITY
         ------------------------

                  As a condition to the effectiveness of the Plan, the Reorganized Debtors must have credit availability under a working capital facility (the "Working Capital Facility"), in form and substance acceptable to the Debtors and reasonably acceptable to the Creditors' Committee. Based upon discussions with potential lenders, the Debtors believe that they will be able to negotiate and effectuate a Working Capital Facility that will satisfy the foregoing condition and that such facility will be a three-year secured revolving credit facility in the principal amount of up to $50 million.



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

                   VII. MANAGEMENT OF THE REORGANIZED DEBTORS

                  On the Effective Date, the management, control and operation of the Reorganized Debtors shall become the general responsibility of the Boards of Directors of Reorganized Factory Card and Reorganized FCO.

A.       BOARD OF DIRECTORS AND MANAGEMENT
         ---------------------------------

         1.       Directors and Officers of the Reorganized Debtors

                  a. Boards of Directors of Reorganized Factory Card and Reorganized FCO. The initial Boards of Directors of Reorganized Factory Card and Reorganized FCO shall consist of up to nine individuals, four to six of whom shall be selected by the Creditors' Committee, in consultation with the Debtors, two of whom shall be selected by the Debtors' management and one of whom shall be selected by the Equity Committee. The names of the members of the initial Boards of Directors of Reorganized Factory Card and Reorganized FCO shall be disclosed no later than the date of the Confirmation Hearing. The four to six initial directors selected by the Creditors' Committee shall serve initial terms of two years and the balance of the directors shall serve an initial term of one year. Following such initial terms, all directors shall serve terms of 2 years. Each of the members of such initial Boards of Directors shall serve in accordance with the Reorganized Factory Card Certificate of Incorporation or the Reorganized FCO Certificate of Incorporation, as applicable, and the Reorganized Factory Card By-laws or the Reorganized FCO By-laws, as applicable, as each may be amended from time to time. b. Officers of Reorganized Factory Card and Reorganized FCO. Unless otherwise disclosed on or before the Confirmation Hearing, the officers of Factory Card and FCO immediately prior to the Effective Date shall serve as the initial officers of Reorganized Factory Card and of Reorganized FCO, as the case may be, on and after the Effective Date. Such officers shall serve in accordance with applicable non-bankruptcy law.

         2.       Identity of the Debtors' Executive Officers

                  Set forth below is the name, age and position with the Debtors of each executive officer of the Debtors:

Name                     Age     Title
----                     ---     -----

Joseph M. Cabon          55      Vice-President/Distribution

William A. Beyerl        50      Vice President/Human Resources

Glen J. Franchi          48      Executive Vice President/
                                 Chief Operating Officer

Name                     Age     Title
----                     ---     -----

William E. Freeman       59      Chairman of the Board/
                                 Chief Executive Officer/
                                 President

Timothy F. Gower         51      Senior Vice President/Store
                                 Operations

James D. Constantine     49      Senior Vice President/Chief Financial Officer

Robert Krentzman         53      Vice President/Information Technology

Gary W. Rada             47      Executive Vice President/
                                 General Merchandising Manager

Carol A. Travis          50      Vice President/Training
                                 Corporate Secretary

         3.       Chief Executive Officer

                  William E. Freeman has served since October 12, 1999 as Chairman of the Boards of Directors, President and Chief Executive Officer of the Debtors. Prior to the Commencement Date, Mr. Freeman served as President of the Debtors from 1989 to 1994 and later as their Chief Executive Officer from 1994 to September 1996. Mr. Freeman also served as Chairman of the Boards of Directors from April 1994 to April 1997 and a member of the Boards of Directors from July 1989 to the present.

                  Mr. Freeman's leadership and guidance prior to and during the administration of the Chapter 11 Cases has materially contributed to the successful reorganization of the Debtors. In recognition of Mr. Freeman's services as Chairman of the Board, President and Chief Executive Officer of the Debtors, and his leadership and guidance in the prosecution of the Chapter 11 Cases, on November 19, 1999 the Boards of Directors of the Debtors determined to offer Mr. Freeman a bonus in the aggregate amount of $235,000.00, subject to confirmation of the Plan.

         4.       Employment Contracts

                  On or before the Effective Date, the Debtors or the Reorganized Debtors will enter into employment contracts with certain of their key executives, which contracts shall be reasonably acceptable to the Creditors' Committee and shall become effective as of the Effective Date. The Creditors' Committee will be consulting with the Equity Committee regarding such employment contracts. Forms of the employment contracts will be included in the Plan Supplements.

B.       COMPENSATION OF THE DEBTORS' EXECUTIVE OFFICERS
         -----------------------------------------------

                  The following table sets forth all cash compensation paid by the Debtors to each of the four most highly compensated executive officers of the Debtors, for services rendered in their respective capacities for the fiscal year ended February 3, 2001:

                                                                                         Compensation
            Name                     Capacity in Which Served             Salary             Bonus        Other4
            ----                     ------------------------             ------             -----        ------
William E. Freeman             Chairman of the Board/                $265,000.06       $47,649.04         $67,189.63
                               Chief Executive Officer/President
James D. Constantine           Senior Vice President/Chief           $172,240.28       $19,000.00         $1,315.26
                               Financial Officer
Glen J. Franchi                Executive Vice President/             $239,656.99       $53,700.01         $4,724.89
                               Chief Operating Officer
Gary W. Rada                   Executive Vice President/             $239,501.34       $56,974.99         $1,643.01
                               General Merchandising Manager

         1.       Certain Limitations on Deductibility of Executive Compensation

                  With certain exceptions, Section 162(m) of the Tax Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year. One such exception applies to certain performance-based compensation (such as certain employee options), provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. The Reorganized Debtors will not seek stockholder approval of the New Management Warrants to be issued to the executive officers, and compensation, if any, attributable to such warrants may be subject to the 162(m) limitations.

----------
4 The amounts in this column include (i) temporary housing, life insurance and car allowances paid by the Debtors and (ii) matching contributions made to the named Executive Officers under the Debtors' 401(K) plan.

C.       NEW MANAGEMENT STOCK
         --------------------

                  As described in Section V.B.3 herein, on the Effective Date, the Reorganized Debtors shall issue the New Management Stock. Generally, grants of New Management Stock will be in the form of restricted shares of common stock.

                  The Compensation Committee (the "Compensation Committee") of the Boards of Directors of the Debtors will have the authority to grant New Management Stock to members of the Debtors' management. If no such Compensation Committee exists, the Boards of Directors shall act as the Compensation Committee.

D.       NEW MANAGEMENT WARRANTS
         -----------------------

                  As described in Section V.B.4 herein, on the Effective Date, Reorganized Factory Card will issue New Management Warrants to members of the Reorganized Debtors' management. The shares of New Common Stock issued on exercise of the New Management Warrants shall not be subject to dilution for a four (4) year period and thereafter will be subject to dilution.

E.       NEW EMPLOYEE STOCK OPTION PLAN
         ------------------------------

                  As described in Section V.B.5 herein, approval of the Plan shall also constitute approval of the New Employee Stock Option Plan. Pursuant to the terms and subject to the conditions of the New Employee Stock Option Plan, the Reorganized Debtors shall issue or reserve for issuance the Employee Options to certain of the key employees of the Reorganized Debtors.

                  The Compensation Committee of the Boards of Directors of the Reorganized Debtors or, if no such committee exists, the Boards of Directors, shall administer and make grants of stock options and other awards under the New Employee Stock Option Plan. The New Employee Stock Option Plan may provide for the grant of differing forms of equity based compensation, including, but not limited to, stock options, stock appreciation rights, restricted stock, performance awards, and stock units ("Awards"). The Compensation Committee will have complete discretion to set forth the terms of each Award, including, but not limited to, the determination of the exercise price, vesting schedule and other terms of the New Employee Stock Option Plan.

                  Each Employee Option granted under the New Employee Stock Option Plan shall have an exercise price to purchase a share of stock that is not less than the fair market value of such share on the grant date of such option. Moreover, each Employee Option shall entitle its holder only to appreciation in the value of a share of stock beyond the exercise price provided in such option, subject to the terms of such option and the New Employee Stock Option Plan.

F.       TAX TREATMENT OF EMPLOYEE OPTIONS, NEW MANAGEMENT STOCK, AND NEW
         ----------------------------------------------------------------
         MANAGEMENT WARRANTS
         -------------------

         1.       Stock Option Plan

                  Stock options issued under the New Employee Stock Option Plan are intended to be taxed as "nonqualified stock options" ("NQSO"). A NQSO is an option that does not qualify as an "incentive stock option" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Tax Code"). In general, an individual who receives a NQSO will not recognize any taxable income on the grant of such option. Generally, upon exercise of a NQSO, an individual will be treated as having received ordinary income in an amount equal to the excess of the fair market value of the shares of New Common Stock received at the time of exercise over the exercise price. As noted above, the exercise price will be the fair market value of the stock on the date of grant.

                  In view of Section 16(b) of the Exchange Act and related rules and regulations, a recipient of an option under the New Employee Stock Option Plan who is an officer of the Reorganized Debtors or a subsidiary or a beneficial owner of more than ten percent (10%) of any class of registered equity securities of the Reorganized Debtors should consult with his or her tax advisor as to whether the timing of income recognition is deferred for any period following the exercise of a new stock option (a "Deferral Period"). If there is a Deferral Period, absent an effective written election pursuant to
Section 83(b) of the Tax Code, to include in income, as of the transfer date, the excess (on such date) of the fair market value of such shares received pursuant to the exercise of an option under the New Employee Stock Option Plan over their exercise price, recognition of income by the individual will be deferred until the expiration of the Deferral Period, if any.

                  The ordinary income received with respect to the Employee Options will be subject to both wage withholding and employment taxes. In addition to the customary methods of satisfying the withholding tax liability that arise upon exercise of a NQSO, an individual may satisfy the liability in whole or in part by directing the Reorganized Debtors to withhold shares of New Common Stock from those that would otherwise have been issuable to the individual or by tendering other shares of New Common Stock owned by the individual. The withheld shares of New Common Stock and other tendered shares will be valued at their fair market value as of the date the tax obligation arises. Individuals who, by virtue of their positions with the Reorganized Debtors, are subject to Section 16(b) of the Exchange Act may elect this method of satisfying the withholding obligation only during certain periods. Generally, upon filing an effective written election pursuant to Section 83(b) of the Tax Code, recipients of the restricted property are thereafter treated as investors in such property who may be entitled to capital gain or loss upon the disposition of such property, which income is not subject to wage withholding and employment taxes. Notwithstanding, if the ultimate tax treatment of Management Incentive Awards is in doubt at the time payments are received by the recipients pursuant to such awards, the Reorganized Debtors will have the right to withhold amounts necessary to satisfy any actual or potential withholding and employment tax obligations.

                  An individual's tax basis in the shares received pursuant to a New Employee Stock Option Plan will be equal to the amount of any cash paid on exercise, plus the amount of ordinary income recognized by such individual as a result of the receipt of such shares. The holding period for such shares would begin just after the transfer of New Common Stock, or, in the case of an officer or beneficial owner of more than 10% of any class of registered equity securities of the Reorganized Debtors who does not elect to be taxed as of the date of receipt of the shares, just after the expiration of any Deferral Period associated with such shares, or if the individual filed a valid written election pursuant to section 83(b) of the Tax Code with the IRS within thirty (30) days of the transfer date, the holding period would begin just after the property subject to such election, was transferred. A deduction for federal income tax purposes will be allowed to the Reorganized Debtors or a subsidiary thereof in an amount equal to the ordinary income included in gross income by the individual in connection with the receipt of an option under the New Employee Stock Option Plan, provided that such amount constitutes an ordinary and necessary business expense, is reasonable, and the limitations of Sections 162(m) and 280G of the Tax Code do not apply.

         2.       New Management Stock

                  The Compensation Committee of the Reorganized Debtors, or the Board of Directors if there is no such committee, will have the authority to make grants of New Management Stock (restricted shares of common stock) that will be distributed to certain members of the management of the Reorganized Debtors. Recipients of certain restricted property may accelerate the taxation of such property by filing a written election pursuant to Section 83(b) of the Tax Code within thirty (30) days of the transfer date, electing to take the excess (on such date) of the fair market value of such shares over their exercise price, into income as of the date of transfer.

                  In general, an individual who receives shares of New Management Stock will not recognize any taxable income on the grant of such shares. Generally, when restriction on the shares of New Management Stock lapse, an individual will be treated as having received ordinary income in an amount equal to the excess of the fair market value of the shares of New Common Stock received at the time such restrictions lapse over the fair market value on the date the stock was transferred.

         3.       New Management Warrants

         Certain members of the Reorganized Debtors will receive New Management Warrants. Generally, individuals who receive and exercise warrants are treated in the same manner as individuals who receive NQSOs.

         4.       Certain Limitations on Deductibility of Executive Compensation

                  With certain exceptions, Section 162(m) of the Tax Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including amounts received pursuant to an incentive plan). One such exception applies to certain performance-based compensation, provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. The New Management Stock is not subject to any performance criteria other than the continued employment of the holders of such stock and, therefore, may be subject to the 162(m) limitations. The Reorganized Debtors will not seek stockholder approval of the New Employee Stock Option Plan or the New Management Warrants at this time. Accordingly, compensation payable under the New Employee Stock Option Plan and the New Management Warrants may be subject to the 162(m) limitations.

         5.       Change of Control

                  Vesting of Employee Options and New Management Stock may accelerate upon a "change of control" (as defined in Section 280G of the Tax
Code). In general, if the total amount of payments to plan participants that are contingent upon a change of control, including payments under the New Employee Stock Option Plan and pursuant to the New Management Stock, equals or exceeds three times the applicable participant's "base amount" (generally such participant's average annual compensation for the five years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Tax Code, in which case a portion of such payments would be non-deductible to the Reorganized Debtors and the recipient would be subject to a 20% excise tax on such portion of the payments.

G.       MANAGEMENT SEVERANCE PLAN
         -------------------------

                  The Debtors' Amended Management Severance Plan (the "Management Severance Plan"), which became effective on June 29, 2000 and was amended and restated on July 27, 2001, and was approved by the Bankruptcy Court by an order dated October 25, 2001, provides severance benefits for certain Eligible Employees. Defined terms used in this summary shall have the meanings ascribed to such terms in the Management Severance Plan. Pursuant to the Management Severance Plan, in circumstances where an Eligible Employee is terminated without Cause or resigns for Good Reason, such employee is entitled to (i) severance pay equal to his or her Monthly Pay Rate in effect on the termination date multiplied by (a) eighteen months, if the participant is the Chief Executive Officer, an Executive Vice President or a Senior Vice President,
(b) twelve months, if the participant is a Vice President, (c) six months if the participant is a director, and (d) three months if the participant is a district manager, buyer or manager, (ii) a pro rata share of the bonus amount that the participant would have been entitled to had he remained employed until the end of the calendar year, and (iii) continued participation in health and life insurance benefit plan through the period for which he is entitled to severance benefits.

                  Pursuant to the Plan, on the Effective Date, the Reorganized Debtors will adopt and assume all obligations under the Management Severance Plan.

H.       ASSOCIATE RETENTION PROGRAM SPRING 2001
         ---------------------------------------

                  Since the Commencement Date, the Debtors have had in place a retention bonus program the purpose of which was to reduce employee turnover and preserve employee morale during the Chapter 11 Cases. The most recent extension of the retention program occurred effective July 29, 2001 when the Debtors implemented the Associate Retention Program Fall 2001 (the "Current Retention Program"). This extension covered the period July 20, 2001 through November 3, 2001. Pursuant to the Current Retention Program, each eligible associate who was employed on July 29, 2001 and continues in the Debtors' employ through the Confirmation Date of a plan of reorganization, unless terminated by the Debtors without cause, is entitled to a bonus payment. The bonus payment is equal to a percentage of the employee's annual salary that ranges from 3.8% to 5.57%, fifty percent (50%) of which was paid to non-officers on November 3, 2001, with the balance due 90 days following the Confirmation Date. For officers, fifty percent (50%) of the bonus will be payable on the Confirmation Date and the balance is due 90 days following the Confirmation Date.

                  The Debtors estimate that the Current Retention Program will result in payments aggregating approximately $435,108 to 460 employees. In addition, the Debtors will be obligated on the Confirmation Date to make payments to 9 senior executives and 2 previous employees, pursuant to their respective severance agreements, whose retention payments for prior periods aggregate $343,032 and have been deferred until confirmation.

I.       INCENTIVE BONUS PROGRAM
         -----------------------

                  Under the terms of the Debtors' Incentive Bonus Program, eligible employees receive an incentive bonus based upon the Debtors' earnings before interest, taxes, depreciation and amortization, and before restructuring expenses and reserves (hereinafter referred to as "EBITDAR"). There are seventy employees that currently are eligible to participate in the Incentive Bonus Program. The amount of Incentive Bonus payable to any eligible employee depends upon the level of EBITDAR achieved by the Debtors for their current fiscal year. Eligible employees are to be paid 25% of their target Incentive Bonus at mid-year if the Debtors' performance is on track to achieve at least the EBITDAR target of $8,269,000. Eligible employees are paid the full amount of their Incentive Bonus, reduced by the amount of the first half bonus paid, if any, if the Debtors meet at least the minimum EBITDAR target for the full fiscal year. The Debtors' target EBITDAR for fiscal year 2001 is $8,269,000. At that level, each employee would get 100% of his incentive bonus. If the Debtors' EBITDAR is less than $7,025,000, no incentive bonuses will be paid. The amount of the incentive bonus, on a pro rata basis, that eligible employees will receive if EBITDAR is between $7,025,000 and $10,750,000 increases from 50% to 150% of the incentive bonus set forth for each employee. The plan also allows for the Board of Directors of the Debtors to make a discretionary bonus to eligible employees in the event that EBITDAR exceeds $10,750,000.

                  The estimated cost of the Incentive Bonus Program, at the target EBITDAR of $8,269,000 is approximately $1,350,000. The projected payment amount for fiscal year 2001 is approximately $1,950,000.

                  The Incentive Bonus Program expires with the current fiscal year. The Board of Directors of the Debtors and, on and after the Effective Date, the Reorganized Debtors, may establish the bonus amounts and performance measures with respect to future years.

                         VIII. SECURITIES LAWS MATTERS

A.       EXEMPTIONS FROM REGISTRATION REQUIREMENTS
         -----------------------------------------

                  Holders of Allowed General Unsecured Claims and Allowed Equity Interests will receive new securities pursuant to the Plan. Section 1145 of the Bankruptcy Code provides certain exemptions from the securities registration requirements of federal and state securities laws with respect to the distribution of securities under a plan of reorganization.

         1. Issuance and Resale of New Common Stock and New Equity Warrants Under the Plan of Reorganization.

                  Section 1145(a) of the Bankruptcy Code generally exempts from registration under the Securities Act of 1933 (the "Securities Act") the offer or sale of a debtor's securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or an equity interest in, such debtor, and in the case of warrants so issued under a chapter 11 plan, also generally exempts the issuance of stock issued upon exercise of such warrants. In reliance upon this exemption, the New Common Stock (other than the New Management Stock and the common stock issuable upon the exercise of New Management Warrants) and the New Equity Warrants that will be issued on the Effective Date and the Trade Conversion Notes and the New Common Stock that will be issued upon the conversion of the Trade Conversion Notes, as provided in the Plan, generally will be exempt from the registration requirements of the Securities Act. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant an exemption provided by section 4(1) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

                  Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is a control person of the issuer of the securities or other issuer of the securities within the meaning of Section 2(11) of the Securities Act. The legislative history of
Section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the securities of a reorganized debtor may be presumed to be a "control person."

                  Notwithstanding the foregoing, statutory underwriters may be able to sell their securities pursuant to the resale limitations of Rule 144 promulgated under the Securities Act. Rule 144 would, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

                  Whether any particular person would be deemed to be an "underwriter" with respect to any security issued under the Plan would depend upon the facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving distributions under the Plan would be an "underwriter" with respect to any security issued under the Plan.

                  In view of the complex, subjective nature of the question of whether a particular person may be an underwriter or an affiliate of the reorganizing Debtors, the Debtors make no representations concerning the right of any person to trade in the New Common Stock, New Equity Warrants or Trade Conversion Notes to be distributed pursuant to the Plan. Moreover, as described in Section V.O.4 herein, the New Common Stock will be subject to certain other trading restrictions. Accordingly, the debtors recommend that potential recipients of securities pursuant to the Plan consult their own counsel concerning whether they may freely trade such securities.

         2. Issuance and Resale of New Management Stock, New Management Warrants and Common Stock Issued Upon the Exercise of the New Management Warrants

         The New Management Stock and New Management Warrants issued to management pursuant to Sections 8.6 and 8.7 of the Plan, respectively, and the common stock issuable upon the exercise of the New Management Warrants, are being offered by the Debtors based on Section 4(2) of the Securities Act and are not securities exempt from registration under section 1145 of the Bankruptcy Code. These securities will be restricted securities and may not be resold by the holders thereof unless there is a registration statement covering such warrants and shares which has been declared effective or such resale is exempt


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from registration under applicable provisions of the Securities Act. The New
Management Stock and New Management Warrants, and the common stock issuable upon the exercise of such New Management Warrants, will be appropriately legended.

         3.       Public Reporting

                  Unless otherwise determined by the new board of directors, Reorganized Factory Card will use its best efforts to continue to be a reporting company under the Securities Exchange Act of 1934.

                                 IX. VALUATION

                  The Debtors have been advised by CDG with respect to the value of the Reorganized Debtors. CDG has undertaken its valuation analysis for the purpose of determining the value of the Reorganized Debtors' equity for purposes of fresh start accounting.

                  The value is as of an assumed Effective Date of April 6, 2002 and is based on an analysis undertaken by CDG in January, 2002. The Debtors and CDG are not aware of any changes as of the date hereof that would materially alter or affect their analysis. The reorganization value includes the going concern value of the Debtors' business and cash and debt projected to be distributed to holders of Allowed Priority Claims and Allowed Unsecured Claims under the Plan. Based upon the foregoing assumptions, and based upon advice from CDG, the reorganization value of the Reorganized Debtors was assumed for purposes of the Plan by the Debtors to be approximately $42.5 million.

                  Based upon the reorganization value set forth above, and the fact that there will be no debt or contractual payment obligation other than the Working Capital Facility, capitalized leases, the Trade Conversion Note and the Extended Creditor Payment Obligations post-Effective Date, the Debtors have employed an assumed equity value of $11.3 million.

                  The foregoing valuation is based on a number of assumptions, including a successful reorganization of the Debtors' business in a timely manner, the achievement of the forecasts reflected in the financial projections, the continuation of current market conditions through the Effective Date, and the Plan becoming effective in accordance with its terms.

                  In determining reorganization value, CDG relied upon the Debtors' projections which contained the same operating assumptions as the Projected Financial Information annexed hereto as Exhibit E. Such assumptions include, but are not limited to, the following:

                  o Management has forecasted Fiscal 2001 operating results with estimated revenues of $227.3 million and EBITDA of $10.5 million;



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                  o        The Debtors' business plan FY 2002 through FY 2005
                           assumes:

                           o Total stores are projected to be 175 in FY 2002 and increasing to 210;

                           o Comparable store sales of 2.9% in FY and 4.0% thereafter;

                           o Gross margin of 52.5% increasing to 52.7% by the end of the projected period; and

                           o Projected EBITDA of $9.5 million in FY 2002 increasing to $15.7 million in FY 2005.

                  The estimated reorganization value does not purport to be an appraisal or necessarily reflect the value which may be realized if assets are sold. The estimated value represents a hypothetical reorganization value of the Reorganized Debtors. Such estimate reflects the application of various valuation techniques and does not purport to reflect or constitute an appraisal, a liquidation value or an estimate of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The estimate of the reorganization value representing the hypothetical reorganization enterprise value of the Reorganized Debtors was developed solely for purposes of fresh start accounting.

                  The value of an operating business such as the Debtors' business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. AS A RESULT, THE ESTIMATE OF REORGANIZATION VALUE SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ANY ACTUAL OUTCOME, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THAT SET FORTH HEREIN. BECAUSE SUCH ESTIMATE IS INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, CDG, OR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR ITS ACCURACY. IN ADDITION, THE VALUATION OF NEWLY-ISSUED SECURITIES SUCH AS THE NEW COMMON STOCK IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT.

A.       METHODOLOGY
         -----------

                  In preparing its valuation, CDG performed a variety of analyses and considered a variety of factors. The summary of the analysis and factors contained herein does not purport to be a complete description of the analysis and factors considered. In determining the value of the Reorganized Debtors, CDG primarily relied upon comparable company trading and transaction multiples and discounted cash flows. In addition, factors that were considered in determining value included, but were not limited to, current economic


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

conditions, risk factors associated with the projections, and the degree of impact an individual value driver had on overall value.

                  In determining estimated reorganization value, CDG made judgments as to the weight to be afforded to and the significance and relevance of each analysis and factor. CDG did not consider any one analysis or factor to the exclusion of any other analysis or factor. Accordingly, CDG believes that its valuation must be considered as a whole and that selecting portions of its analyses, without considering all such analyses, could create a misleading or incomplete view of the processes underlying the preparation of its findings and conclusions. In its analyses, CDG made numerous assumptions with respect to the Debtors' industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Debtors' control. In addition, analyses relating to the value of the Debtors' business or securities do not purport to be appraisals or to reflect the prices at which such business or securities will trade.

THE VALUATION REPRESENTS THE ESTIMATED REORGANIZATION VALUE OF THE REORGANIZED DEBTORS AND DOES NOT NECESSARILY REFLECT THE VALUE THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

                    X. CERTAIN RISK FACTORS TO BE CONSIDERED

                  HOLDERS OF CLAIMS AND EQUITY INTERESTS AGAINST THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.       CERTAIN BANKRUPTCY LAW CONSIDERATIONS
         -------------------------------------

         1.       Risk of Non-Confirmation of the Plan

                  Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.



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

         2.       Non-Consensual Confirmation

                  In the event any impaired Class of Claims or Equity Interests does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the request of the Debtors if at least one impaired Class has accepted the Plan (such acceptance being determined without including the vote of any "insider" in such Class), and as to each impaired Class that has not accepted the Plan, if the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. See Section VI. The Debtors believe that the Plan satisfies these requirements.

                  As evidenced by the letters from the Creditors' Committee and the Equity Committee accompanying this Disclosure Statement, both the Creditors' Committee and the Equity Committee support the Plan. Although the Equity Committee has expressed its disagreement with the assertions of the Debtors as to the Debtors' legal and factual arguments in favor of substantive consolidation, the valuation of the Debtors and the need for releases of the Debtors' officers and directors, given the consideration provided to holders of Factory Card Equity Interests under the Plan, the Equity Committee supports the Plan as a justified and reasonable compromise of the foregoing issues and urges holders of Factory Card Equity Interests to vote in favor of the Plan.

         3.       Risk of Non-Occurrence of the Effective Date

                  The Reorganized Debtors' ability to consummate the Plan is subject to its obtaining a Working Capital Facility. There can be no assurance that the conditions to such funding will be satisfied.

                  Further, although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in Section 10.1 of the Plan have not occurred or been waived by the Debtors within 60 days after the Confirmation Date, the Confirmation Order shall be vacated, in which event no distributions under the Plan would be made, the Debtors and all holders of Claims and Equity Interests would be restored to the status quo ante as of the day immediately preceding the Confirmation Date and the Debtors' obligations with respect to Claims and Equity Interests would remain unchanged.

B.       RISKS TO RECOVERY BY HOLDERS OF GENERAL UNSECURED CLAIMS
         --------------------------------------------------------

                  Pursuant to the Plan, each holder of an Allowed General Unsecured Claim will receive its Pro Rata Share of the Distributable Cash, the New Common Stock and the Extended Creditor Payment Amount. Holders of General Unsecured Claims that are Allowed Claims (or partially Allowed Claims) on the Effective Date will receive payment on the Initial Distribution Date. Holders of General Unsecured Claims that become Allowed Claims (or partially Allowed Claims) after the Effective Date will receive payment on the next Successive Distribution Date that follows the month during which such General Unsecured Claim becomes an Allowed Claim (or partially Allowed Claim). The Debtors


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

currently estimate that, upon the final reconciliation of all General Unsecured Claims, the amount of Allowed General Unsecured Claims will aggregate approximately $44 million. The Debtors estimate that the total Cash distribution to holders of General Unsecured Claims will be approximately $3,600,000. In addition, the Debtors estimate that the value of the distribution of New Common Stock to holders of General Unsecured Claims shall be approximately $10.1 million. Based upon such estimates, the Debtors believe that the distribution to be made to each holder of a General Unsecured Claim will be approximately 31.2% of such claim amount. To the extent that the amount of Allowed General Unsecured Claims is significantly higher than the amount estimated by the Debtors, the percentage distribution to holders of General Unsecured Claims may decrease.

                  In addition, there is a risk that the Bankruptcy Court will not approve of the Debtors' substantive consolidation. In such event, if the Debtors determined to amend the Plan in accordance with the procedures set forth therein, so that it pertained to the reorganization of FCO only, then the amount of the recovery to holders of General Unsecured Claims against FCO could be decreased by more than 50% if the Intercompany Entries are deemed to be "Claims" against FCO. See Sections V.H and V.I for a detailed discussion of this risk.

         1.       Competitive Conditions

                  The greeting card, party supplies and special occasion industry is highly competitive. The Debtors currently compete against a diverse group of retailers, ranging from other party supply and greeting card retailers to designated departments in drug stores, general mass merchandisers, supermarkets, and department stores of local, regional and national chains. The Debtors also compete with convenience stores, warehouse/merchandise clubs, and discount general merchandise chains. In addition, a trend towards discounting the cost of party supplies and greeting cards is developing and the Debtors may encounter additional competition from new entrants in the future. Some of the Debtors' competitors have substantially greater financial resources and experience than the Debtors.

         2.       Failure to Obtain New Customers or Retain Existing Customers

                  The Debtors' core operations rely on a stable, steadily increasing customer base. Failure to maintain existing customers and obtain new customers will adversely affect the Debtors' market position.

         3.       Higher Administrative Expenses

                  Higher selling, general and administrative expenses occasioned by the potential need for additional advertising, marketing, administrative or management information systems expenditures could negatively impact the Debtors' business and operations.



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

         4.       Risks Regarding Extension of Trade Credit

                  The Plan is premised, in part, on the extended credit limits, extended payment terms and seasonal overadvances that are to be provided by certain of its vendors. Accordingly, while the Debtors are not aware of any reasons to question the operational or financial ability of such vendors either to ship or provide such terms, the inability of any of such vendors to do so could adversely affect the Reorganized Debtors' projected financial performance.

         5.       Adverse Publicity

                  The Debtors generally operate, and the Reorganized Debtors will operate, in medium sized towns and suburban neighborhoods. Adverse publicity or news coverage relating to the Debtors could negatively impact the Reorganized Debtors' efforts to establish and promote name recognition and a positive image.

         6.       Ability to Refinance Certain Indebtedness

                  Following the Effective Date of the Plan, the Reorganized Debtors' working capital borrowings and letter of credit requirements are anticipated to be funded under the Working Capital Facility. See Section VI.E. There can be no assurance that the Reorganized Debtors, upon expiration of the Work Capital Facility, will be able to obtain replacement financing to fund future seasonal borrowings and letters of credit, or that such replacement financing, if obtained, would be on terms equally favorable to the Reorganized Debtors.

         7.       Projected Financial Information

                  The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the Business Plan and the validity of the other assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, retail industry performance, certain assumptions with respect to competitors of the Reorganized Debtors, general business and economic conditions and other matters, most of which are beyond the control of the Reorganized Debtors. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Reorganized Debtors. Although the Debtors believe that the projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

         8.       Hart-Scott-Rodino Act Requirements

                  The Debtors believe that the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and waiting period requirements provided for thereunder are not applicable to the Plan.



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         9.       Certain Tax Matters

                  For a summary of certain federal income tax consequences of the Plan to the Debtors and certain holders of Claims and Equity Interest, see
Section XI below.

             XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                  The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims and Equity Interests. The following summary does not address the federal income tax consequences to holders whose Claims or Equity Interests are entitled to reinstatement or payment in full in Cash under the Plan (e.g., holders of Allowed Administrative Expense Claims, Allowed Professional Compensation and Reimbursement Claims and Substantial Contribution Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Other Secured Claims, Allowed Sensormatic Secured Claims, and FCO Equity Interests). In addition, this summary does not address the federal income tax consequences to holders of Keycorp Secured Claims and IBM Secured Claims as a result of the stipulation and settlement of such Claims.

                  The following summary is based on the Tax Code, Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the IRS as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

                  The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

                  Unless otherwise specified, this discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form.

                  ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR EQUITY INTEREST. ALL HOLDERS OF CLAIMS AND


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EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL,
STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

A.       CONSEQUENCES TO THE DEBTORS
         ---------------------------

                  The Debtors have reported a consolidated net operating loss ("NOL") carryforward for federal income tax purposes of approximately $53 million for the taxable year ended February 3, 2001. The amount of such NOL carryforwards remains subject to adjustment by the IRS. Moreover, as discussed below, the amount of such NOL carryforwards, and possibly certain other tax attributes, may be significantly reduced, and the subsequent utilization of such NOL carryforwards and other tax attributes may be restricted upon the implementation of the Plan.

         1.       Cancellation of Debt

                  In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes - such as NOL carryforwards and current year NOLs, tax credits, and tax basis in assets - by the amount of any cancellation of debt ("COD"). COD is the amount by which the indebtedness discharged exceeds any consideration distributed in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction). If the amount of COD exceeds the tax attributes available for reduction, the remaining COD is not subject to tax. In general, the amount of consideration is the sum of the fair market value of the distributed property and, in the case of the issuance of a new debt obligation, the "issue price" of such obligation as determined for federal income tax purposes.

                  As a result of the discharge of Claims pursuant to the Plan, the Debtors will realize significant COD. The extent of such COD and resulting tax attribute reduction will depend, in part, on the amount of Cash ultimately distributable to holders of Claims, the "issue price" of the Extended Creditor Payment Obligation and the fair market value of the New Common Stock distributed to holders of Allowed General Unsecured Claims.

         2.       Limitation on NOL Carryforwards and Other Tax Attributes

                  Following the implementation of the Plan, any current year consolidated NOLs and certain other tax attributes of the Debtors allocable to periods prior to the Effective Date, and any carryforwards of NOLs or other tax attributes, will be subject to the provisions of Section 382 of the Tax Code.

                  Under Section 382, if a corporation undergoes an "ownership change" and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is, in general, subject to an annual limitation. Such limitation also may apply to certain losses or deductions which are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change that are subsequently recognized. The


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issuance of the New Common Stock to holders of Allowed General Unsecured Claims and members of the Debtors' management pursuant to the Plan will constitute an ownership change of the Debtors. As discussed below, the Debtors anticipate that they will qualify for the special bankruptcy exception to the annual limitation.

                           a.       General Section 382 Limitation

                  In general, the amount of the annual limitation to which a corporation (or an affiliated group of corporations filing a consolidated tax return (a "consolidated tax group")) would be subject is equal to the product of
(i) the value of the equity of the corporation (or, in the case of a consolidated tax group, the common parent) immediately before the ownership change (with certain adjustments) and (ii) the "long-term tax exempt rate" in effect for the month in which the ownership change occurs (5.01% for ownership changes occurring in February 2002). For a corporation (or a consolidated tax group) in bankruptcy that undergoes an ownership change pursuant to a confirmed plan, the equity value generally is determined immediately after (rather than before) the ownership change, and certain adjustments that ordinarily would apply do not apply.

                  Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent year. However, if the corporation (or the consolidated tax group) does not continue its historic business or use a significant portion of its historic business assets in a new business for two years after the ownership change, the annual limitation would be zero.

                  As indicated above, Section 382 can operate to limit deductions for built-in losses recognized subsequent to the date of the ownership change. If a loss corporation (or a consolidated tax group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of "built-in" income and deductions), any built-in losses recognized during the following five years (up to the amount of the original built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated tax group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. In general, a loss corporation's (or consolidated tax group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. It is currently anticipated that the Debtors will be in a net unrealized built-in loss position on the Effective Date.

                           b.       Special Bankruptcy Exception

                  An exception to the general annual limitation described above applies where the stockholders and/or qualified creditors of a debtor retain or receive, in respect of their Claims or Equity Interests, at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed


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

bankruptcy plan. Under this exception, a debtor's pre-change losses are not limited on an annual basis but are reduced by the amount of any interest deductions claimed during the three taxable years preceding the date of the reorganization, in respect of the debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period will preclude the debtor's utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income. A debtor that otherwise qualifies for this exception may, if it so desires, elect to not apply it and instead remain subject to the annual limitation rules described above.

                  A qualified creditor generally includes (i) a creditor who has held its debt for at least 18 months prior to the chapter 11 case and (ii) a creditor whose claim arose in the ordinary course of the debtor's business and who has continuously held such claim since its inception. A creditor who obtained its claim from another holder may be treated as having held its claim for the holding period of such other holder under limited circumstances, including where the claim was transferred pursuant to certain customary commercial factoring transactions or certain corporate reorganizations. In addition, any stock received by a creditor who does not become a direct or indirect 5% shareholder of the reorganized debtor generally will be treated as received by a qualified creditor, other than in the case of any creditor whose participation in the plan makes evident to the debtor that the creditor has not owned the debt for the requisite period. In order to monitor the trading in claims and protect against any significant accumulation of claims, the Plan requires that the Debtors receive 20 days notice of such transfer, substantially in the form of Exhibit 5.4(f) to the Plan.

                  Accordingly, subject to any subsequent trading in the General Unsecured Claims, the Debtors anticipate that the Debtors would qualify for, and avail themselves of, this exception. Because no interest deductions have been claimed by the Debtors with respect to any General Unsecured Claim, there should be no reduction in the amount of the Debtors' NOL carryforwards required by this exception. It is also important, however, that the Debtors not undergo a subsequent ownership change, particularly within two years of the Effective Date. Accordingly, pursuant to the Plan, the Certificate of Incorporation will, for a two-year period, restrict any person and certain groups of persons (i) from accumulating 5% or more of the New Common Stock and (ii) who upon implementation of the Plan owns 5% or more, from acquiring additional New Common Stock.

         3.       Alternative Minimum Tax

                  In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).



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

                  In addition, if a corporation undergoes an "ownership change" within the meaning of Section 382 of the Tax Code and is in a net unrealized built-in loss position on the date of the ownership change, the corporation's aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

                  Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in any future taxable year in which the corporation is not subject to the AMT.

                  Congress is currently considering a tax stimulus bill that, if enacted in its current form, would repeal the AMT. Whether the repeal of the AMT will remain a feature of any legislation that may be enacted is uncertain.

         4. Issuance of the Extended Creditor Payment Obligation and the Trade Conversion Notes

                  The Extended Creditor Payment Obligation will be treated as issued with original issue discount ("OID"). The Reorganized Debtors should be able to take deductions with respect to such OID which correspond to the inclusion of OID into income by holders of the Extended Creditor Payment Obligation. See "Consequences to Holders of Certain Claims - Consequences to Holders of General Unsecured Claims - Ownership and Disposition of the Extended Creditor Payment Obligation," below.

                  Deductions of stated interest and OID with respect to the Trade Conversion Notes by the Reorganized Debtors may be subject to limitations under Section 163(l) of the Tax Code. Section 163(l) of the Tax Code disallows a deduction for interest paid or accrued with respect to a "disqualified debt instrument". A disqualified debt instrument includes any indebtedness of a corporation if (i) a substantial amount of the principal or interest is required to be paid or converted, or at the option of the issuer or a related party is payable in, or convertible into, such equity, (ii) a substantial amount of the principal or interest is required to be determined, or at the option of the issuer or a related party is determined, by reference to the value of such equity, or (iii) the indebtedness is part of an arrangement which is reasonably expected to result in a transaction described in clause (i) or (ii). For this purpose, principal or interest is treated as required to be so paid, converted or determined if it may be required at the option of the holder or a related party and there is a "substantial certainty" that the option will be exercised.

B.       CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS
         -----------------------------------------

         1.       Consequences to Holders of Convenience Claims

                  Pursuant to the Plan, a holder of an Allowed Convenience Claim will receive Cash in satisfaction of its Claim.

                  In general, each holder of an Allowed Convenience Claim will recognize gain or loss in an amount equal to the difference between (i) the amount of Cash received by such holder in satisfaction of its Claim (other than


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any Claim for accrued but unpaid interest, and other than any amount required to be treated as imputed interest due to its receipt after the Effective Date) and
(ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). For a discussion of the treatment of any Claim for accrued but unpaid interest, see "Distributions in Discharge of Accrued Interest," below. Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

                  Because distributions to holders of Allowed Convenience Claims will not be made until at least 60 days after the Effective Date, the imputed interest provisions of the Tax Code may apply to treat a portion of any distributions as imputed interest. Such imputed interest may (with respect to certain holders) accrue over time using a constant interest method, in which event the holder may be required to include such imputed interest in income prior to the actual distribution.

         2.       Consequences to Holders of General Unsecured Claims

                  Pursuant to the Plan, holders of Allowed General Unsecured Claims will be entitled to receive, in satisfaction of their Claims, Cash and the Extended Creditor Payment Obligation, and may be entitled to receive New Common Stock. In addition, Surplus Distributions may be received as Disputed Claims are resolved and amounts reserved with respect to such Claims are released.

                           a. Recognition of Gain or Loss

                  In general, each holder of an Allowed General Unsecured Claim should recognize gain or loss in an amount equal to the difference between (x) the "amount realized" by the holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (y) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). The "amount realized" by a holder of an Allowed General Unsecured Claim generally will equal the sum of (i) the amount of Cash, (ii) the "issue price" of the Extended Creditor Payment Obligation (and, if such obligation is not considered traded on an established securities market, the fair market value of the contingent portion of such obligation, see "Ownership and Disposition of the Extended Creditor Payment Obligation," below), and (iii) the fair market value of the New Common Stock, if any, received by the holder in satisfaction of a Claim (other than to the extent any amount realized is treated as imputed interest due to the post-Effective Date payment of such amounts). For a discussion of the tax consequences of any Claims for accrued interest, see "Distributions in Discharge of Accrued Interest," below.

                  Initial distributions to holders of Allowed General Unsecured Claims will not be made until at least 60 days after the Effective Date. In addition, Surplus Distributions may be received following the resolution of Disputed Claims. Accordingly, the imputed interest provisions of the Tax Code


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

may apply to treat a portion of any distributions as imputed interest. Such imputed interest may (with respect to certain holders) accrue over time using a constant interest method, in which event the holder may be required to include such imputed interest in income prior to the actual distribution. In addition, because distributions may be made to holders of General Unsecured Claims after the initial distribution, any loss, and a portion of any gain, realized by a holder may be deferred until all such subsequent distributions are made. Moreover, all holders of General Unsecured Claims are urged to consult their tax advisors regarding the possible application of (or ability to elect out of) the "installment method" of reporting any gain that may be recognized by such holder in respect of its General Unsecured Claim.

                  Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

                  A holder's tax basis in any New Common Stock received will equal its fair market value and its tax basis in the Extended Creditor Payment Obligation received will equal the amount realized with respect to such obligation. The holding periods for the New Common Stock and the Extended Creditor Payment Obligation generally will begin the day following the issuance of such stock and obligation.

                  Notwithstanding the foregoing, it is possible the IRS may attempt to treat the satisfaction of Allowed General Unsecured Claims against FCO as a non-recognition transaction. If so treated, it is nevertheless likely, due to the receipt of Cash and the Extended Creditor Payment Obligation, that a holder would still be required to recognize its full gain, if any, but would not be permitted to recognize any loss. In the latter event, the holder's tax basis in its New Common Stock would reflect the unrecognized loss. In addition, the holder's holding period in the New Common Stock would, in whole or in part, include its holding period in its Claim. However, the Debtors believe, and the discussion herein assumes, that the satisfaction of the Allowed General Unsecured Claims should be treated as a fully taxable transaction, in which both gain and loss may be recognized.

                            b. Ownership and Disposition of Extended Creditor
Payment Obligation

                  Pursuant to the Plan, the Extended Creditor Payment Amount is payable no later than the third anniversary of the Effective Date. However, a portion of the Extended Payment Amount (approximately 2/3rds) is subject to mandatory prepayment upon certain conditions (such as Excess Availability).

                  Because the timing of the required repayment of the Extended Creditor Payment Amount is partially contingent, it appears, and the following discussion assumes, that the Extended Creditor Payment Obligation will be treated as a "contingent payment debt instrument" under applicable Treasury


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

regulations governing the treatment of OID and related items.

                  In general, OID is the excess of the stated redemption price at maturity of a debt obligation over its issue price; however, the determination of the issue price and stated redemption price at maturity is subject to complex regulations and legal and interpretational issues, particularly in the case of contingent obligations. In addition, the federal income tax treatment of the Extended Creditor Payment Obligation depends, in part, upon whether the Extended Creditor Payment Obligation is considered to be traded on an "established securities market" (a determination which is made based on the trading in the Extended Creditor Payment Obligation during the sixty day period ending thirty days after the Effective Date). Pursuant to applicable Treasury Regulations, an "established securities market" includes, among other things, (i) a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, or (ii) that price quotations for such notes are readily available from dealers, brokers or traders. Each holder of an Allowed General Unsecured Claim is urged to consult its tax advisors regarding the tax consequences of the ownership and disposition of the Extended Creditor Payment Obligation.

                           If Not Traded on an Established Securities Market.
If, as is most likely, the Extended Creditor Payment Obligation is not considered traded on an established securities market, the contingent and noncontingent portions of the Extended Creditor Payment Obligation generally will be treated separately for OID purposes.

                           The noncontingent portion of the Extended Creditor
Payment Obligation (i.e., the approximately 1/3rd portion that is not subject to possible mandatory prepayment) will be treated as having an issue price equal to the present value of such noncontingent portion, discounted based on the applicable federal rate in effect on the Confirmation Date for 3-year obligations. The applicable federal rate is set monthly by the IRS in accordance with section 1274(d) of the Code. The resulting OID (equal to the amount by which the noncontingent payments have been discounted) generally will be required to be accrued and included in the holder's gross income as interest over the three year term of the Extended Creditor Payment Obligation based on the constant interest method, regardless of the holder's method of accounting. Accordingly, each holder generally will be required to include amounts in gross income in advance of the payment of cash in respect of such income.

                           The contingent portion also has an OID component;
however, the amount treated as OID is not determinable until the contingency (i.e., the possibility of mandatory prepayment) either occurs or doesn't occur. At that time (which will be after the first and second anniversaries of the Effective Date), a portion of the Extended Creditor Payment Obligation will either have been actually paid in cash or, under the regulations, will be deemed paid with a note maturing upon the maturity date of the Extended Creditor Payment Obligation. In the case of an actual cash payment, the amount of OID is computed as the difference between the amount of the payment and the principal


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

amount of such payment, determined by discounting the payment back to the issue date, using the applicable federal rate that would have been in effect for the Extended Creditor Payment Obligation if the term of the Extended Creditor Payment Obligation began on the issue date (i.e. the Effective Date) and ended on the date the payment is made. The amount of such OID is includable at such time as interest in the holder's gross income. The principal amount of the payment will be applied to reduce the holder's basis in the contingent portion of such holder's share of the Extended Creditor Payment Obligation (which will be the fair market value of the contingent payments as of the date of issue), with any excess treated as gain from the sale or exchange of the obligation.

                           To the extent that the contingent portion is deemed
paid with a note, the note will have an issue price determined by taking the amount payable under the note and discounting it back to the deemed issue date of the note using the applicable federal rate in effect on the Effective Date for 3-year obligations. The issue price will then be treated, for purposes of computing the amount of includable OID for preceding period, in the same manner as an actual cash payment. In addition, the note will be treated as having been issued with OID - which generally is required to be accrued and included in the holder's gross income as interest over the term of the note - equal to the difference between the issue price and the amount payable under the note.

                           Upon the sale or exchange of a holder's share of the
Extended Creditor Payment Obligation, the amount received by such holder will be allocated first to the noncontingent portion of its share of the Extended Creditor Payment Obligation to the extent of its then adjusted issue price (and to any contingent payments that have become fixed and treated as paid with a separate note). The remainder of the amount received, if any, will be treated as payment of the contingent portion and characterized as interest and principal in the same manner as an actual cash payment.

                   If Traded on an Established Securities Market. In general, if the Extended Creditor Payment Obligation is traded on an established securities market, its issue price will be its fair market value as of the Effective Date. The amount of OID (i.e., the difference between the Extended Creditor Payment Obligation Amount and the issue price) generally will accrue and be includable in the holders' gross income based on the yield at which comparable fixed rate debt would be issued by the Reorganized Debtors (without adjustment for the riskiness of the contingencies in the Extended Creditor Payment Obligation or the liquidity of such obligation), but not less than the applicable federal rate based upon the overall maturity of the obligation, as reasonably determined by the Debtors. Thus, interest income may be recognized by a holder in advance of cash payments.

                  In addition, the Debtors generally would be required to construct a payment schedule reflecting all expected contingent payments and adjusted to reflect the derived yield, and provide such schedule to holders of the Extended Creditor Payment Obligation. If the amount of the actual payments received by a holder for any period exceeds the projected payments for such period, the excess generally will be treated as additional interest income. In


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

contrast, any deficiency generally will be treated as an adjustment to the amount received in subsequent periods or upon maturity.

                           In general, in the event a portion of the Extended
Creditor Payment Amount that is subject to possible mandatory prepayment is not prepaid, the Reorganized Debtors will nevertheless be treated as having made a payment with respect to the Extended Creditor Payment Obligation equal to the then present value of such portion of the Extended Creditor Payment Amount, discounted back at a rate equal to the yield at which OID was originally determined to accrue on the Extended Creditor Payment Obligation.

                  Any gain realized by a holder upon the sale or exchange of such holder's portion of the Extended Creditor Payment Obligation would be treated as ordinary interest income, whereas any loss generally would be treated as ordinary loss only to the extent it does not exceed the net amount the holder previously included as interest income, and thereafter as capital loss.

                           c. Ownership and Disposition of New Common Stock

                  In the event that the terms of any warrants or options to be issued pursuant to the Plan or the Trade Conversion Notes do not provide appropriate adjustments to the number of shares of New Common Stock receivable upon exercise or conversion, or to the exercise or conversion price, in connection with transactions affecting the New Common Stock, a holder of New Common Stock could be treated, at the time of such a transaction, as receiving a constructive distribution that could be taxable to it under Section 305 of the Tax Code.

                   Upon a subsequent sale or other taxable disposition of New Common Stock received pursuant to the Plan (or any stock or property received for it in a later tax-free exchange), any gain recognized by a holder will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claim and any ordinary loss deductions incurred upon satisfaction of its Claim, less any income (other than interest income) recognized by the holder upon satisfaction of its Claim, and (ii) with respect to a cash-basis holder, any amounts which would have been included in its gross income if the holder's Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

                           d. Treatment of Distribution Pool

                  Pursuant to the Plan, distributable amounts retained pending resolution of Disputed General Unsecured Claims will be set aside in the Distribution Pool. Accordingly, all Cash and New Common Stock, to the extent allocable to Disputed Claims (including the portion of Distributable Cash and the Extended Creditor Payment Amount that relates to the Disputed Claims, i.e., such Claims' share of the Extended Creditor Payment Obligation), would be payable to the Distribution Pool with respect to such Claims.



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

                  Under Section 468B(g) of the Tax Code, income earned by an escrow account, settlement fund, or similar fund is subject to current tax. Although certain Treasury Regulations have been issued under this section, no Treasury Regulations have as yet been promulgated to address the tax treatment of accounts in a bankruptcy setting. Thus, depending on the facts, such accounts possibly could be treated as a separately taxable trust, as a grantor trust treated as owned by the holders of Claims or by the Reorganized Debtors, or in some other manner.

                  On February 1, 1999, the IRS issued a proposed Treasury Regulation that, if finalized in its current form, would establish the tax treatment of reserves of the type here involved. In general, such Treasury Regulation would tax such a reserve as a "qualified settlement fund" governed by Treasury Regulation Section 1.468B-1 et seq. Qualified settlement funds are subject to a separate entity level tax. The proposed Treasury Regulations would apply to reserves that are established after the date such Treasury Regulation becomes final. As to previously established accounts or reserves, the proposed Treasury Regulation provides that the IRS would not challenge any reasonable, consistently applied method of taxation for income earned by the escrow, and any reasonable, consistently applied method for reporting such income.

                  Pursuant to the Plan, and subject to definitive guidance to the contrary by a court or from the IRS (including the issuance of applicable Treasury Regulations, the receipt by the Reorganized Debtors of a private letter ruling if the Reorganized Debtors so request one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Reorganized Debtors), the Reorganized Debtors shall, from and after the Initial Distribution Date, treat the Distribution Pool as a discrete trust for federal income tax purposes, consisting of separate and independent shares to be established in respect of each Disputed General Unsecured Claim, in accordance with the trust provisions of the Tax Code (Sections 641 et seq.); provided, however, that if the Reorganized Debtors determine that the Distribution Pool constitutes a "qualified settlement fund" within the meaning of Treasury Regulation Section 1.468B-1 et seq., they shall treat the Distribution Pool accordingly. To the extent permitted by applicable law, the Distribution Pool shall be treated consistently for state and local income tax purposes. Similarly, pursuant to the Plan, all parties (including holders of Disputed General Unsecured Claims) are required to report consistently for tax purposes.

                  Accordingly, subject to issuance of definitive guidance, or the Reorganized Debtors otherwise determining that the Distribution Pool constitutes a "qualified settlement fund" under current law, the Reorganized Debtors will report on the basis that any amounts earned by the Distribution Pool are subject to a separate entity level tax, except to the extent such earnings (including any interest earned with respect to the portion of an Extended Creditor Payment Obligation relating to a Disputed Claim) are distributed during the same taxable year. Any amounts earned by the Distribution Pool and distributed to a holder during the same taxable year will be includible in such holder's gross income. Each holder is urged to consult its tax advisor regarding the potential tax treatment of the Distribution Pool and the resulting consequences to such holder.



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

         3.       Distributions in Discharge of Accrued Interest

                  Pursuant to the Plan, all distributions in respect of each Claim will be allocated first to the principal amount of such Claim, as determined for federal income tax purposes, and thereafter to the remaining portion of such Claim, if any. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes. In general, to the extent that any amount received (whether cash or other property) by a holder of a debt is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full. Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest or amortized OID for tax purposes.

         4.       Withholding

                  All distributions to holders of Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a rate of up to 30%. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

C.       Consequences to Holders of Allowed Factory Card Equity Interests

                  Each holder of a Factory Card Equity Interest will be entitled to receive New Common Stock and New Equity Warrants, unless such holder would be entitled to receive ten (10) or less shares of New Common Stock or New Equity Warrants, in which case, such holder shall receive Cash instead of New Common Stock or New Equity Warrants, as applicable.

         1.       Holders Who Receive New Common Stock

                  The receipt of New Common Stock and New Equity Warrants in exchange for a Factory Card Equity Interest will constitute a "recapitalization" for federal income tax purposes. Accordingly, in general, a holder of a Factory Card Equity Interest will not recognize gain or loss upon such exchange.

                  In general, a holder's aggregate tax basis in the New Common Stock and New Equity Warrants received in cancellation of its Factory Card


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

Equity Interest will equal the holder's aggregate adjusted tax basis in its Factory Card Equity Interest. Such aggregate adjusted tax basis will be allocated between the New Common Stock and New Equity Warrants based on their relative fair market values. In general, the holder's holding period for the New Common Stock and New Equity Warrants received will include the holder's holding period for its Factory Card Equity Interest.

         2.       Holders Who Receive Cash

                  In general, each holder of a Factory Card Equity Interest who receives Cash, in whole or in partial satisfaction of its Equity Interest should recognize gain or loss (subject to the "wash sale" rules discussed below) in an amount equal to the difference between (x) the sum of the amount of Cash and the fair market value of the New Equity Warrants, if any, received and (y) the holder's adjusted tax basis in its Equity Interest. Such gain or loss generally will be capital gain or loss if the holder held its Equity Interest as a capital asset, and will be long-term if held for at least one year.

                  To the extent a loss would otherwise be recognized on the exchange, all or a portion of such loss may be effectively deferred under the "wash sale" rules of the Tax Code. Section 1091(a) of the Tax Code generally provides for the disallowance of a loss on the sale or other disposition of shares of stock or securities where it appears that, within a period beginning 30 days before the date of such sale or disposition and ending 30 days after such date, the holder acquired, or has entered into a contract or option to acquire, substantially identical stock or securities. If the Factory Card Equity Interests and the New Equity Warrants are considered "substantially identical" and the exchange of Factory Card Equity Interests for New Equity Warrants and Cash results in a loss to the holder, all or a portion of such loss may be disallowed. The extent to which a loss would be disallowed under the wash sale rules is unclear. Holders of Factory Card Equity Interests should consult their tax advisors.

                  In general, a holder's tax basis in any New Equity Warrants received will equal the fair market value of such warrants plus the amount of loss, if any, disallowed under the wash sale rules. A holder's holding period for the New Equity Warrants will include the holder's holding period for any Factory Card Equity Interests with respect to which a loss was disallowed under the wash sale rules. If no loss is disallowed under the wash sale rules, the holding period for such warrants will begin the day following the issuance thereof.

         3. Ownership and Disposition of New Equity Warrants; Potential for Constructive Distributions

                  A holder of a New Equity Warrant generally will not recognize gain or loss upon the exercise of such warrant. A holder's tax basis in the New Common Stock received upon exercise of a New Equity Warrant generally will be equal to the sum of the holder's tax basis in the New Equity Warrant and the exercise price. The holding period of the New Common Stock received upon exercise of a New Equity Warrant will commence on the day following the exercise of such warrant.

                  If the terms of the New Equity Warrants provide for any adjustment to the number of shares of New Common Stock for which the New Equity Warrants may be exercised or to the exercise price of the New Equity Warrants, such adjustments may, under certain circumstances, result in constructive distributions that could be taxable to holders of New Equity Warrants under
Section 305 of the Tax Code. On the other hand, the absence of an appropriate adjustment could result in constructive distributions that could be taxable to holders of New Common Stock under Section 305 of the Tax Code. Similarly, the absence of an appropriate adjustment with respect to other warrants or options or the Trade Conversion Notes could result in constructive distributions that could be taxable to holders of New Equity Warrants or New Common Stock.

                  Upon the lapse or disposition of a New Equity Warrant, the holder generally would recognize gain or loss equal to the difference between the amount received (zero in the case of a lapse) and its tax basis in such warrant. In general, such gain or loss should be a capital gain or loss, long-term or short-term, depending whether the requisite holding period was satisfied.

                  THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

         XII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

                  If the Plan is not confirmed and consummated, the Debtors' alternatives include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

A.       LIQUIDATION UNDER CHAPTER 7
         ---------------------------

                  If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of Claims is set forth in Section VII.C.4 of the Disclosure Statement. The Debtors believe that liquidation under chapter 7 would result in, among other things, (i) smaller distributions being made to creditors than those provided for in the Plan because of additional administrative expenses attendant to the appointment of a trustee and the trustee's employment of attorneys and other professionals, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations and (iii) the failure to realize the greater, going concern value of the Debtors' assets.



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

B.       ALTERNATIVE PLAN OF REORGANIZATION
         ----------------------------------

                  If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of the Debtors' assets. The Debtors have concluded that the Plan represents the best alternative to protect the interests of creditors and other parties in interest.

                  The Debtors believe that the Plan enables the Debtors to emerge successfully and expeditiously from chapter 11, preserves their business and allows creditors and equity interest holders to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion which could occur over a more extended period of time than in a liquidation under chapter 7 and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors and equity interest holders because a greater return to creditors is provided for in the Plan.

                      XIII. CONCLUSION AND RECOMMENDATION

                  The Debtors and, as evidenced by the letters from the Creditors' Committee and Equity Committee accompanying this Disclosure Statement, both the Creditors' Committee and the Equity Committee believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Equity Interests. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtors urge holders of impaired Claims and Equity Interests entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received no later than 5:00 p.m., Pacific Time, on March 13, 2002.

Dated:  Wilmington, Delaware
        February 5, 2002

                        FACTORY CARD OUTLET CORP.,
                        a Delaware corporation

                        By:  /s/ William E. Freeman
                             ------------------------------------------------
                        Name: William E. Freeman
                        Title: President and Chief Executive Officer


                        FACTORY CARD OUTLET OF AMERICA LTD.,
                        an Illinois corporation

                        By:  /s/ William E. Freeman
                             ------------------------------------------------
                        Name: William E. Freeman
                        Title: President and Chief Executive Officer

                                    EXHIBIT A
                                    ---------

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

------------------------------------X
                                     :
IN RE                                :         CHAPTER 11 CASE NOS.
                                     :
FACTORY CARD OUTLET CORP. AND        :         99-685 (EIK)
FACTORY CARD OUTLET OF               :         99-686 (EIK)
   AMERICA LTD.,                     :
                                     :         (JOINTLY ADMINISTERED)
                     DEBTORS.        :
------------------------------------X


                         DEBTORS' AMENDED JOINT PLAN OF
             REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
             ------------------------------------------------------





                                       WEIL, GOTSHAL & MANGES LLP
                                       CO-ATTORNEYS FOR THE DEBTORS
                                       767 FIFTH AVENUE
                                       NEW YORK, NEW YORK 10153
                                       (212) 310-8000


                                       RICHARDS, LAYTON & FINGER, P.A.
                                       CO-ATTORNEYS FOR THE DEBTORS
                                       ONE RODNEY SQUARE
                                       P.O. BOX 551
                                       WILMINGTON, DELAWARE 19899
                                       (302) 658-6541






DATED: WILMINGTON, DELAWARE
     FEBRUARY 5, 2002

                                TABLE OF CONTENTS

                                                                                                                               PAGE
Article I                 Definitions.............................................................................................1

           1.1       Administrative Expense Claim.................................................................................1

           1.2       Affiliate....................................................................................................1

           1.3       Allowed......................................................................................................1

           1.4       Availability.................................................................................................2

           1.5       Ballot.......................................................................................................2

           1.6       Bankruptcy Code..............................................................................................2

           1.7       Bankruptcy Court.............................................................................................2

           1.8       Bankruptcy Rules.............................................................................................2

           1.9       Business Day.................................................................................................2

           1.10      Cash.........................................................................................................2

           1.11      Causes of Action.............................................................................................2

           1.12      Chapter 11 Cases.............................................................................................3

           1.13      Claim........................................................................................................3

           1.14      Claims Register..............................................................................................3

           1.15      Class........................................................................................................3

           1.16      Collateral...................................................................................................3

           1.17      Collateral Trustee...........................................................................................3

           1.18      Collateral Trust Agreement...................................................................................3

           1.19      Commencement Date............................................................................................3

           1.20      Confirmation Date............................................................................................3

           1.21      Confirmation Hearing.........................................................................................3

           1.22      Confirmation Order...........................................................................................3

           1.23      Contingent Prepayment........................................................................................3

           1.24      Control......................................................................................................4

           1.25      Convenience Claim............................................................................................4

           1.26      Creditors' Committee.........................................................................................4

           1.27      Debtors......................................................................................................4

           1.28      Debtors in Possession........................................................................................4

           1.29      Disclosure Statement.........................................................................................4

           1.30      Disputed.....................................................................................................4

           1.31      Disputed Claim Amount........................................................................................4


                                       i


                               TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                                               PAGE

           1.32      Distributable Cash...........................................................................................4

           1.33      Distribution Pool............................................................................................4

           1.34      Effective Date...............................................................................................5

           1.35      Employment Contracts.........................................................................................5

           1.36      Employee Options.............................................................................................5

           1.37      Equity Committee.............................................................................................5

           1.38      Equity Interest..............................................................................................5

           1.39      Excess Availability..........................................................................................5

           1.40      Extended Creditor Payment Amount.............................................................................5

           1.41      Extended Creditor Payment Obligation.........................................................................5

           1.42      Extended Creditor Payment Date...............................................................................5

           1.43      Factory Card.................................................................................................5

           1.44      Factory Card Equity Interest.................................................................................5

           1.45      FCO..........................................................................................................5

           1.46      FCO Equity Interest..........................................................................................5

           1.47      Final Fee Applications.......................................................................................6

           1.48      Final Order..................................................................................................6

           1.49      General Unsecured Claim......................................................................................6

           1.50      IBM Secured Claim............................................................................................6

           1.51      IBM Stipulation..............................................................................................6

           1.52      Initial Distribution Date....................................................................................6

           1.53      Insured Claim................................................................................................6

           1.54      Intercreditor Agreement......................................................................................6

           1.55      IRS..........................................................................................................7

           1.56      KeyCorp Secured Claim........................................................................................7

           1.57      KeyCorp Stipulation..........................................................................................7

           1.58      Lien.........................................................................................................7

           1.59      New Common Stock.............................................................................................7

           1.60      New Employee Stock Option Plan...............................................................................7

           1.61      New Equity Warrants..........................................................................................7

           1.62      New Management Stock.........................................................................................7

           1.63      New Management Warrants......................................................................................7


                                       ii


                               TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                                               PAGE


           1.64      Other Priority Claim.........................................................................................7

           1.65      Other Secured Claim..........................................................................................7

           1.66      Person.......................................................................................................7

           1.67      Plan.........................................................................................................8

           1.68      Plan Supplements.............................................................................................8

           1.69      Prepayment Calculation Date..................................................................................8

           1.70      Prepayment Date..............................................................................................8

           1.71      Priority Tax Claim...........................................................................................8

           1.72      Pro Rata Share...............................................................................................8

           1.73      Quarter......................................................................................................8

           1.74      Record Date..................................................................................................8

           1.75      Reinstated or Reinstatement..................................................................................8

           1.76      Reorganized Debtors..........................................................................................9

           1.77      Reorganized Factory Card.....................................................................................9

           1.78      Reorganized Factory Card By-Laws.............................................................................9

           1.79      Reorganized Factory Card Certificate of Incorporation........................................................9

           1.80      Reorganized FCO..............................................................................................9

           1.81      Reorganized FCO By-Laws......................................................................................9

           1.82      Reorganized FCO Certificate of Incorporation.................................................................9

           1.83      Schedules....................................................................................................9

           1.84      Secured Claim................................................................................................9

           1.85      Secured Tax Claim............................................................................................9

           1.86      Security Agreement...........................................................................................9

           1.87      Sensormatic Secured Claim....................................................................................9

           1.88      Series A Warrants...........................................................................................10

           1.89      Series B Warrants...........................................................................................10

           1.90      Series C Warrants...........................................................................................10

           1.91      Series D Warrants...........................................................................................10

           1.92      Subsidiary..................................................................................................10

           1.93      Successive Distribution Date................................................................................10

           1.94      Surplus Distributions.......................................................................................10

           1.95      Tax Code....................................................................................................10


                                      iii


                               TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                                               PAGE

           1.96      Third-Party.................................................................................................10

           1.97      Tort Claim..................................................................................................11

           1.98      Trade Conversion Agreement..................................................................................11

           1.99      Trade Conversion Notes......................................................................................11

           1.100     Trade Conversion Participants...............................................................................11

           1.101     Trade Terms Agreement.......................................................................................11

           1.102     Trade Terms Participants....................................................................................12

           1.103     Treasury Regulation.........................................................................................12

           1.104     Unsecured Claim.............................................................................................12

           1.105     Working Capital Facility....................................................................................12

           1.106     Interpretation; Application of Definitions and Rules of Construction........................................12

Article II                TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS.....................................12

           2.1       Administrative Expense Claims...............................................................................12

           2.2       Professional Compensation and Reimbursement and Substantial Contribution Claims.............................12

           2.3       Priority Tax Claims.........................................................................................13

Article III               CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS..........................................................13

Article IV                TREATMENT OF CLAIMS AND EQUITY INTERESTS...............................................................14

           4.1       CLASS 1 -- OTHER PRIORITY CLAIMS............................................................................14

                               (a)        Impairment and Voting..................................................................14

                               (b)        Distributions..........................................................................14

           4.2       CLASS 2 -- SECURED TAX CLAIMS...............................................................................14

                               (a)        Impairment and Voting..................................................................14

                               (b)        Distributions..........................................................................14

                               (c)        Retention of Liens.....................................................................14

           4.3       CLASS 3 - KEYCORP SECURED CLAIM.............................................................................14

                               (a)        Impairment and Voting..................................................................14

                               (b)        Distributions..........................................................................15

                               (c)        Retention of Liens.....................................................................15

           4.4       CLASS 4 - SENSORMATIC SECURED CLAIM.........................................................................15

                               (a)        Impairment and Voting..................................................................15

                               (b)        Reinstatement..........................................................................15


                                       iv


                               TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                                               PAGE

                               (c)        Retention of Liens.....................................................................15

           4.5       CLASS 5 - IBM SECURED CLAIM.................................................................................15

                               (a)        Impairment and Voting..................................................................15

                               (b)        Distributions..........................................................................15

                               (c)        Retention of Liens.....................................................................15

           4.6       CLASS 6 -- OTHER SECURED CLAIMS.............................................................................16

                               (a)        Impairment and Voting..................................................................16

                               (b)        Distributions/Reinstatement of Claims..................................................16

           4.7       CLASS 7 -- CONVENIENCE CLAIMS...............................................................................16

                               (a)        Impairment and Voting..................................................................16

                               (b)        Distributions..........................................................................16

           4.8       CLASS 8 -- GENERAL UNSECURED CLAIMS.........................................................................16

                               (a)        Impairment and Voting..................................................................16

                               (b)        Distributions..........................................................................16

           4.9       CLASS 9 - FACTORY CARD EQUITY INTERESTS.....................................................................17

                               (a)        Impairment and Voting..................................................................17

                               (b)        Distributions..........................................................................17

           4.10      CLASS 10 - FCO EQUITY INTERESTS.............................................................................17

                               (a)        Impairment and Voting..................................................................17

                               (b)        Distributions..........................................................................17

Article V                 PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN AND TREATMENT OF DISPUTED,
                          CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE EXPENSE CLAIMS, CLAIMS AND EQUITY INTERESTS.................17

           5.1       Voting of Claims............................................................................................17

           5.2       Nonconsensual Confirmation..................................................................................17

           5.3       Method of Distributions Under the Plan......................................................................18

                               (a)        Distributions by the Reorganized Debtors...............................................18

                               (b)        Delivery of Distributions..............................................................18

                               (c)        Distributions of Cash..................................................................18

                               (d)        Timing of Distributions................................................................18

                               (e)        Minimum Distributions..................................................................18

                               (f)        Fractional Shares......................................................................18


                                       v


                               TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                                               PAGE

                               (g)        Unclaimed Distributions................................................................19

                               (h)        Distributions to Holders as of the Record Date.........................................19

           5.4       General Unsecured Claims....................................................................................19

                               (a)        Distributions as to Allowed Portion of General Unsecured Claims........................19

                               (b)        Distributions Withheld for Disputed General Unsecured Claims; Distribution Pool........19

                                          (i)       Property Held in Distribution Pool...........................................20

                                          (ii)      Distributions Withheld for Disputed General Unsecured Claims that are
                                                    Insured Claims...............................................................20

                                          (iii)     Expenses of Distribution Pool................................................20

                                          (iv)      Tax Reporting for the Distribution Pool......................................20

                               (c)        Distributions Upon Allowance of Disputed General Unsecured Claims......................21

                               (d)        Surplus Distributions of Cash to Holders of Allowed General Unsecured Claims...........21

                               (e)        Tort Claims............................................................................21

                               (f)        Assignment of Claims...................................................................22

           5.5       Objections to and Resolution of Administrative Expense Claims, Claims and Equity Interests..................22

           5.6       Distributions Relating to Allowed Insured Claims............................................................22

           5.7       Cancellation  and Surrender of Existing Securities and Agreements...........................................22

           5.8       Allocation of Plan Distributions Between Principal and Interest.............................................23

Article VI                EXECUTORY CONTRACTS AND UNEXPIRED LEASES...............................................................23

           6.1       Assumption or Rejection of Executory Contracts and Unexpired Leases.........................................23

                               (a)        Executory Contracts and Unexpired Leases...............................................23

                               (b)        Executory Contracts and Unexpired Leases; Inclusiveness................................24

                               (c)        Insurance Policies.....................................................................24

                               (d)        Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases........24

                               (e)        Cure of Defaults.......................................................................25

                               (f)        Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired
                                          Leases Rejected Pursuant to the Plan...................................................25

           6.2       Continuation of Indemnification Obligations.................................................................25

           6.3       Compensation and Benefit Programs...........................................................................25


                                       vi


                               TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                                               PAGE

Article VII               IMPLEMENTATION OF THE PLAN.............................................................................26

           7.1       Substantive Consolidation...................................................................................26

           7.2       Trade Conversion Agreement..................................................................................26

           7.3       Trade Terms Agreement.......................................................................................26

           7.4       Treatment of Intercompany Debt..............................................................................26

           7.5       Senior Executives of Reorganized Debtors....................................................................26

Article VIII              PROVISIONS REGARDING CORPORATE GOVERNANCE  AND MANAGEMENT OF REORGANIZED DEBTORS.......................27

           8.1       General.....................................................................................................27

           8.2       Meetings of Stockholders....................................................................................27

           8.3       Directors and Officers of the Reorganized Debtors...........................................................27

                               (a)        The Boards of Directors of Reorganized Factory Card and Reorganized FCO................27

                               (b)        Officers of Reorganized Factory Card and Reorganized FCO...............................27

           8.4       By-Laws and Certificates of Incorporation...................................................................27

           8.5       Authorization for Issuance of New Securities................................................................28

           8.6       New Management Stock........................................................................................28

           8.7       New Management Warrants.....................................................................................28

           8.8       New Employee Stock Option Plan..............................................................................28

           8.9       New Equity Warrants.........................................................................................28

Article IX                EFFECT OF CONFIRMATION OF PLAN.........................................................................29

           9.1       Term of Bankruptcy Injunction or Stays......................................................................29

           9.2       Revesting of Assets.........................................................................................29

           9.3       Avoidance Actions...........................................................................................29

           9.4       Discharge of Debtors........................................................................................29

           9.5       Injunction..................................................................................................30

Article X                 EFFECTIVENESS OF THE PLAN..............................................................................30

           10.1      Conditions Precedent to Effectiveness.......................................................................30

           10.2      Effect of Failure of Conditions.............................................................................31

           10.3      Waiver of Conditions........................................................................................31

Article XI                RETENTION OF JURISDICTION..............................................................................31

Article XII               MISCELLANEOUS PROVISIONS...............................................................................32

           12.1      Effectuating Documents and Further Transactions.............................................................32


                                      vii


                               TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                                               PAGE

           12.2      Corporate Action............................................................................................33

           12.3      Exemption from Transfer Taxes...............................................................................33

           12.4      Releases....................................................................................................33

           12.5      Exculpation.................................................................................................33

           12.6      Termination of Committees...................................................................................34

           12.7      Post-Confirmation Date Fees and Expenses....................................................................34

           12.8      Payment of Statutory Fees...................................................................................34

           12.9      Amendment or Modification of the Plan.......................................................................34

           12.10     Severability................................................................................................34

           12.11     Revocation or Withdrawal of the Plan........................................................................35

           12.12     Binding Effect..............................................................................................35

           12.13     Notices.....................................................................................................35

           12.14     Governing Law...............................................................................................36

           12.15     Withholding and Reporting Requirements......................................................................36

           12.16     Plan Supplements............................................................................................36

           12.17     Exhibits/Schedules..........................................................................................36

           12.18     Filing of Additional Documents..............................................................................37

Schedule 4.3(c)..................................................................................................................38

Schedule 4.4(c)..................................................................................................................39

Schedule 4.5(c)..................................................................................................................42

Schedule 5.4(f)..................................................................................................................45


                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

-----------------------------------x
                                    :
In re                               :         Chapter 11 Case Nos.
                                    :
FACTORY CARD OUTLET CORP. and       :         99-685 (EIK)
FACTORY CARD OUTLET OF              :         99-686 (EIK)
   AMERICA LTD.,                    :
                                    :         (Jointly Administered)
                     Debtors.       :
-----------------------------------x


                  DEBTORS' AMENDED JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                     ---------------------------------------

           Factory Card Outlet Corp. and Factory Card Outlet of America Ltd. propose the following amended joint plan of reorganization under section 1121(a) of title 11 of the United States Code:

                                   Article I

Definitions. As used herein, the following terms have the respective meanings specified below:

           1.1 Administrative Expense Claim means any right to payment constituting a cost or expense of administration of either of the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, Claims arising in connection with the Debtors' postpetition financing facility and any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

           1.2 Affiliate means, as to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person and includes each officer, director, general partner or joint-venturer of such Person, and each Person who is the beneficial owner of 20% or more of any class of voting securities of such Person.

           1.3 Allowed means, with reference to any Claim or Equity Interest,
(a) any Claim against or Equity Interest in the Debtors which has been listed by the Debtors in their Schedules as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (b) any Claim or Equity Interest allowed hereunder, (c) any Claim or Equity Interest which is not Disputed, (d) any Claim or Equity Interest that is compromised, settled or otherwise resolved pursuant to the authority granted to the Debtors or the Reorganized Debtors pursuant to a Final Order of the Bankruptcy Court or under Section 5.5 of the Plan or (e) any Claim or Equity Interest which, if Disputed, has been Allowed by Final Order; provided, however, that any Claims or Equity Interests allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed Claims" or "Allowed Equity Interests" hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed Administrative Expense Claim," "Allowed Claim," or "Allowed Equity Interest" shall not, for any purpose under the Plan, include interest on such Administrative Expense Claim, Claim or Equity Interest from and after the Commencement Date.

           1.4 Availability means the average of the amount available to be borrowed by the Reorganized Debtors (calculated on the last day of each fiscal year as the availability on the last day of each of the twelve (12) months of that fiscal year divided by twelve (12) based on a borrowing base certificate or other similar document), exclusive of letters of credit, under the Reorganized Debtors' Working Capital Facility (assuming the Reorganized Debtors are able to meet all conditions to borrowing thereunder) during any fiscal year.

           1.5 Ballot means the form distributed to each holder of an impaired Claim and Factory Card Equity Interest on which is to be indicated acceptance or rejection of the Plan.

           1.6 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

           1.7 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

           1.8 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any Local Rules of the Bankruptcy Court.

           1.9 Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

           1.10 Cash means legal tender of the United States of America.

           1.11 Causes of Action means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, claims and demands whatsoever, whether known or unknown, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date.

           1.12 Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors, styled In re Factory Card Outlet Corp. and Factory Card Outlet of America Ltd., Chapter 11 Case Nos. 99-685 (EIK) through 99-686 (EIK) Jointly Administered, currently pending before the Bankruptcy Court.

           1.13 Claim has the meaning set forth in section 101 of the Bankruptcy Code.

           1.14 Claims Register means the register of Claims maintained by Poorman-Douglas Corporation as the outside claims agent for the Bankruptcy Court in the Chapter 11 Cases.

           1.15 Class means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan.

           1.16 Collateral means any property or interest in property of the estates of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

           1.17 Collateral Trustee means the party designated by the Creditors' Committee to (i) enter into the Collateral Trust Agreement, (ii) receive the grant of a security interest in certain collateral pursuant to the Security Agreement and exercise all rights and remedies thereunder and (iii) enter into the Intercreditor Agreement, in each case for the benefit of the holders of General Unsecured Claims and the holders of the Trade Conversion Notes.

           1.18 Collateral Trust Agreement means the agreement between the Debtors and the Collateral Trustee pursuant to which the Collateral Trustee will administer the Collateral securing the Extended Creditor Payment Obligation for the benefit of the holders of General Unsecured Claims and the Trade Conversion Notes for the benefit of the Trade Conversion Participants.

           1.19 Commencement Date means March 23, 1999, the date on which the Debtors commenced the Chapter 11 Cases.

           1.20 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

           1.21 Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

           1.22 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

           1.23 Contingent Prepayment means a mandatory prepayment of the Extended Creditor Payment Amount, which amount shall equal the product of (i) the amount of Excess Availability for the applicable fiscal year multiplied by
(ii) a fraction, the numerator of which shall be the outstanding principal amount of the Extended Creditor Payment Amount as of the applicable Prepayment Calculation Date and the denominator of which shall equal the sum of (A) the numerator plus (B) the outstanding principal amount of the Trade Conversion Notes as of the applicable Prepayment Calculation Date; provided, however, that the maximum amount of Contingent Prepayment Amount that is paid shall not exceed
(x) for the first year following the Effective Date, $847,000 less any optional prepayments of the Extended Creditor Payment Amount made during that year and
(y) for the second year following the Effective Date, $787,000 less any optional prepayments of the Extended Creditor Payment Amount made during that year.

           1.24 Control means, with respect to a Person, the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

           1.25 Convenience Claim means any Unsecured Claim in the amount of $2,000 or less.

           1.26 Creditors' Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

           1.27 Debtors means, collectively, Factory Card Outlet Corp. and Factory Card Outlet of America Ltd.

           1.28 Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

           1.29 Disclosure Statement means the disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

           1.30 Disputed means, with reference to any Claim or Equity Interest, any Claim or Equity Interest whether a proof of Claim or interest was or was not timely and properly filed, and in such case or in the case of an Administrative Expense Claim, any Administrative Expense Claim, Claim or Equity Interest which is disputed under the Plan or as to which the Debtors have interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, and any Claim or Equity Interest proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim or interest was not timely or properly filed.

           1.31 Disputed Claim Amount means the amount set forth in the proof of claim relating to a Disputed Claim or, if an amount is estimated in respect of a Disputed Claim in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, the amount so estimated pursuant to an order of the Bankruptcy Court.

           1.32 Distributable Cash means $1,000,000 in Cash to be distributed by the Reorganized Debtors to holders of General Unsecured Claims pursuant to
Section 4.8(b)(i) of the Plan.

           1.33 Distribution Pool shall have the meaning set forth in Section 5.4(b) of the Plan.

           1.34 Effective Date means the first Business Day on which the conditions specified in Section 10.1 of the Plan have been satisfied or waived.

           1.35 Employment Contracts means the employment contracts or amended employment contracts entered into between the Debtors and certain of their key executives, in substantially the form included in the Plan Supplements, which contracts must be reasonably acceptable to the Creditors' Committee.

           1.36 Employee Options shall have the meaning set forth in Section 8.8 of the Plan.

           1.37 Equity Committee means the committee of equity security holders appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

           1.38 Equity Interest means any Factory Card Equity Interest or any FCO Equity Interest.

           1.39 Excess Availability means, for any fiscal year, 40% of the amount, if any, by which the Reorganized Debtors' average Availability during such fiscal year exceeds $12 million ($12,000,000).

           1.40 Extended Creditor Payment Amount means $2.6 million ($2,600,000), less any optional prepayments or Contingent Prepayments.

           1.41 Extended Creditor Payment Obligation means the Reorganized Debtors' obligation to pay the Extended Creditor Payment Amount, which obligation shall be secured by a subordinated Lien on certain assets of the Reorganized Debtors, as described and provided for in the Security Agreement (which Security Agreement will restrict the Reorganized Debtors from incurring Liens other than Permitted Liens, as such term is defined in the Security Agreement, and Liens relating to (a) purchase money debt and (b) new financing in an amount up to $3 million), and such Lien shall be junior in priority to Liens granted in respect of the obligations under (i) the Working Capital Facility and (ii) the Trade Conversion Notes.

           1.42 Extended Creditor Payment Date means the third anniversary of the Effective Date.

           1.43 Factory Card means Factory Card Outlet Corp., a Delaware corporation.

           1.44 Factory Card Equity Interest means any share of common stock or other instrument evidencing a current ownership interest in Factory Card, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

           1.45 FCO means Factory Card Outlet of America Ltd., an Illinois corporation.

           1.46 FCO Equity Interest means any share of common stock or other instrument evidencing a current ownership interest in FCO, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

           1.47 Final Fee Applications means the final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date that are to be filed by professionals retained on behalf of the Debtors, the Creditors' Committee and the Equity Committee, and any applications that are filed under section 503(b)(3) for reimbursement of costs and expenses.

           1.48 Final Order means an order of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, on and after the Effective Date, the Reorganized Debtors, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or petition for certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

           1.49 General Unsecured Claim means any Unsecured Claim that is not a Convenience Claim.

           1.50 IBM Secured Claim means the Allowed Secured Claim of IBM Credit Corporation, in the amount of $591,946.50 as of July 2, 2001, less amounts that have been paid with respect thereto since July 2, 2001, arising from the Term Master Lease Agreement, dated October 28, 1996 and five lease term supplements, as amended by the IBM Stipulation, between IBM Credit Corporation and the Debtors.

           1.51 IBM Stipulation means the Stipulation of Compromise and Settlement Regarding Status and Treatment of Claims of IBM Credit Corp. and Limited Modification of Automatic Stay, dated November 7, 2000 and "so ordered" by the Bankruptcy Court on December 8, 2000.

           1.52 Initial Distribution Date means the later to occur of (a) the first Business Day following sixty (60) days subsequent to the Effective Date and (b) May 15, 2002 or as soon thereafter as is practicable.

           1.53 Insured Claim means any Claim arising from an incident or occurrence that is covered under any of the Debtors' insurance policies.

           1.54 Intercreditor Agreement means the Intercreditor Agreement to be entered into by and between the lenders under the Working Capital Facility and the Collateral Trustee for the Trade Conversion Participants and the holders of General Unsecured Claims, substantially in the form included in the Plan Supplements and as the same may be amended, supplemented or modified from time to time.

           1.55 IRS means the Internal Revenue Service of the United States of America.

           1.56 KeyCorp Secured Claim means the Allowed Secured Claim of KeyCorp Leasing, in the amount of $485,193, arising from the Master Equipment Lease Agreement, dated as of July 28, 1998, and the Equipment Schedules dated as of July 28, 1998, August 17, 1998 and September 21, 1998, as amended by the KeyCorp Stipulation, between KeyCorp Leasing and FCO.

           1.57 KeyCorp Stipulation means the Stipulation of Compromise and Settlement of Claims of KeyCorp Leasing, dated August 1, 2000 and "so ordered" by the Bankruptcy Court on September 12, 2000.

           1.58 Lien has the meaning set forth in section 101 of the Bankruptcy Code.

           1.59 New Common Stock means the common stock of Reorganized Factory Card authorized and to be issued pursuant to the Plan. The New Common Stock shall have a par value of $.01 per share and such rights and restrictions with respect to dividends, liquidation, transfer, voting and other matters as are provided for by applicable nonbankruptcy law and in the Reorganized Factory Card Certificate of Incorporation. The Reorganized Factory Card Certificate of Incorporation will include language placing certain restrictions on the transfer of New Common Stock for a period of two years from the Effective Date.

           1.60 New Employee Stock Option Plan means the Stock Option Plan substantially in the form of the applicable document included in the Plan Supplements.

           1.61 New Equity Warrants means, collectively, the Series A Warrants, the Series B Warrants, the Series C Warrants and the Series D Warrants.

           1.62 New Management Stock means 75,000 shares of the New Common Stock to be issued to certain key members of the Debtors' management as set forth in
Section 8.6 of the Plan.

           1.63 New Management Warrants means warrants to purchase New Common Stock, on the terms and subject to the conditions set forth in the applicable document in the Plan Supplements, to be distributed to certain key members of the Debtors' management pursuant to Section 8.7 of the Plan.

           1.64 Other Priority Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

           1.65 Other Secured Claim means any Secured Claim, other than a Secured Tax Claim, the KeyCorp Secured Claim, the Sensormatic Secured Claim and the IBM Secured Claim.

           1.66 Person means an individual, partnership, corporation (including, without limitation, a business trust), joint stock company, trust, limited liability company, unincorporated association, joint venture or other entity, or a governmental authority.

           1.67 Plan means this chapter 11 plan of reorganization, including, without limitation, the Plan Supplements and all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time by the Debtors in their sole discretion, after consultation with the Creditors' Committee.

           1.68 Plan Supplements means the forms of documents specified in
Section 12.16 of the Plan.

           1.69 Prepayment Calculation Date means the anniversary date of the Effective Date in any fiscal year immediately following any fiscal year in which the Reorganized Debtors have Excess Availability. 1.70 Prepayment Date means the thirty-first day of May in any fiscal year immediately following any fiscal year in which the Reorganized Debtors have Excess Availability.

           1.71 Priority Tax Claim means any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

           1.72 Pro Rata Share means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim or Equity Interest in a Class to the amount of such Allowed Claim or Equity Interest is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims or Equity Interests in such Class to the amount of all Allowed Claims or Equity Interests in such Class.

           1.73 Quarter means the first business day following the end of a fiscal quarter, as promulgated by the National Retail Federation.

           1.74 Record Date means the day that is five Business Days from and after the Confirmation Date.

           1.75 Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Claim holder so as to leave such Claim unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the Claim holder to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Commencement Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Claim holder for any damages incurred as a result of any reasonable reliance by such Claim holder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Claim holder; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

           1.76 Reorganized Debtors means Reorganized Factory Card and Reorganized FCO.

           1.77 Reorganized Factory Card means Factory Card Outlet Corp., or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

           1.78 Reorganized Factory Card By-Laws means the amended and restated by-laws of Reorganized Factory Card, which shall be in substantially the form contained in the Plan Supplements.

           1.79 Reorganized Factory Card Certificate of Incorporation means the restated Certificate of Incorporation of Reorganized Factory Card, which shall be in substantially the form contained in the Plan Supplements.

           1.80 Reorganized FCO means Factory Card Outlet of America Ltd., or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

           1.81 Reorganized FCO By-Laws means the amended and restated by-laws of Reorganized FCO, which shall be in substantially the form contained in the Plan Supplements.

           1.82 Reorganized FCO Certificate of Incorporation means the restated Certificate of Incorporation of Reorganized FCO, which shall be in substantially the form contained in the Plan Supplements.

           1.83 Schedules means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors on May 21, 1999 under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto through and including the Confirmation Date.

           1.84 Secured Claim means any Claim, to the extent reflected in the Schedules or a proof of claim as a Secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff.

           1.85 Secured Tax Claim means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

           1.86 Security Agreement means the Security Agreement to be entered into by and between the Debtors and a Collateral Trustee for the benefit of the Trade Conversion Participants and the holders of General Unsecured Claims, substantially in the form included in the Plan Supplements and as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.

           1.87 Sensormatic Secured Claim means the Allowed Secured Claim of Sensormatic Electronics Corporation, arising from five financing agreements, dated December 11, 1998, February 6, 1999 and three of which were dated February 10, 1999, between Sensormatic Electronics Corporation and the Debtors, in the amount of the proof of claim filed by Sensormatic Electronics Corporation, dated July 30, 1999, less the aggregate amount of principle payments made to

Sensormatic Electronics Corporation during the Chapter 11 Cases and through and including the Effective Date pursuant to the Stipulation Between the Debtors and Sensormatic Electronics Corporation and Order Providing Adequate Protection to Sensormatic Electronics Corporation Pursuant to Sections 361 and 363(e) of the Bankruptcy Code, dated November 16, 1999 and "so ordered" by the Bankruptcy Court on January 14, 2000.

           1.88 Series A Warrants means warrants to purchase New Common Stock, on the terms and subject to the conditions consistent with the Plan and more particularly set forth in the applicable document contained in the Plan Supplements, to be distributed to holders of Allowed Factory Card Equity Interests pursuant to Section 8.9 of the Plan.

           1.89 Series B Warrants means warrants to purchase New Common Stock, on the terms and subject to the conditions consistent with the Plan and more particularly set forth in the applicable document contained in the Plan Supplements, to be distributed to holders of Allowed Factory Card Equity Interests pursuant to Section 8.9 of the Plan.

           1.90 Series C Warrants means warrants to purchase New Common Stock, on the terms and subject to the conditions consistent with the Plan and more particularly set forth in the applicable document contained in the Plan Supplements, to be distributed to holders of Allowed Factory Card Equity Interests pursuant to Section 8.9 of the Plan.

           1.91 Series D Warrants means warrants to purchase New Common Stock, on the terms and subject to the conditions consistent with the Plan and more particularly set forth in the applicable document contained in the Plan Supplements, to be distributed to holders of Allowed Factory Card Equity Interests pursuant to Section 8.9 of the Plan.

           1.92 Subsidiary means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding securities having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, securities of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

           1.93 Successive Distribution Date means the twentieth business day after the end of the Quarter after the Quarter in which the Effective Date occurs and the twentieth business day after the end of each subsequent Quarter.

           1.94 Surplus Distributions shall have the meaning set forth in
Section 5.4(d) of the Plan.

           1.95 Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

           1.96 Third-Party means any Person other than the Reorganized Debtors or any of its Subsidiaries or Affiliates and other than any other Person which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the Reorganized Debtors, or any of its Subsidiaries or Affiliates.

           1.97 Tort Claim means any Claim relating to personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claim asserted against either of the Debtors. A Tort Claim may also be an Insured Claim.

           1.98 Trade Conversion Agreement means the agreement between the Debtors and the Trade Conversion Participants, pursuant to which the Debtors will issue the Trade Conversion Notes to the Trade Conversion Participants, such agreement to be substantially in the form of the applicable document included in the Plan Supplements.

           1.99 Trade Conversion Notes means subordinated secured notes in the aggregate amount of $3.13 million, payable on the fourth anniversary of the Effective Date, to be issued to the Trade Conversion Participants by the Reorganized Debtors in accordance with the terms of the Trade Conversion Agreement and substantially in the form included in the Plan Supplements. The Trade Conversion Notes shall be secured by a subordinated Lien on certain assets of the Reorganized Debtors as described and as provided for in the Security Agreement (which Security Agreement will restrict the Reorganized Debtors from incurring Liens other than Permitted Liens, as such term is defined in the Security Agreement, and Liens relating to (a) purchase money debt and (b) new financing in an amount up to $3 million) and such Lien shall be, junior in priority to the Liens granted to secure the obligations under the Working Capital Facility. On and after the third anniversary of the Effective Date but prior to the fourth anniversary of the Effective Date, the Trade Conversion Notes shall also be convertible, in whole or in part, into an aggregate of 29.35% of the New Common Stock outstanding on such conversion date (which shall include only New Common Stock, warrants and options issued pursuant to the Plan and assuming the conversion of all Trade Conversion Notes) assuming all Trade Conversion Notes are outstanding on the third anniversary of the Effective Date and no interest has been paid in cash on such note, all in accordance with the terms of the Trade Conversion Agreement. Each individual holder shall have the right to convert its Trade Conversion Note, in whole or in part, and to receive on conversion a percentage of shares of New Common Stock determined by multiplying 29.35% by a fraction that has as its numerator the principal amount of Trade Conversion Notes submitted by the holder for conversion and that has $3.13 million as its denominator. The 29.35% of New Common Stock shall not be subject to dilution by the New Equity Warrants, the New Management Warrants or options issued under the New Employee Stock Option Plan for a four (4) year period and thereafter will be subject to dilution by such securities. The percentage of New Common Stock into which the Trade Conversion Notes are convertible shall be reduced to the extent that any principal or interest on the Trade Conversion Notes is repaid and no longer outstanding on the third anniversary of the Effective Date). Interest accruing after the third anniversary of the Effective Date will not increase the percentage of New Common Stock into which the Trade Conversion Notes are convertible.

           1.100 Trade Conversion Participants means Amscan Inc., Creative Expressions Group, Inc., Images and Editions Limited, Unique Industries, Inc., The Paper Magic Group, Inc., P.S. Greetings, Inc. and Maryland Plastics.

           1.101 Trade Terms Agreement means the mutually acceptable agreements between the Debtors and each of the Trade Creditor Participants substantially in the form of the applicable document included in the Plan Supplements.

           1.102 Trade Terms Participants means Amscan Inc., Creative Expressions Group, Inc., Unique Industries, Inc., P.S. Greetings, Inc. and Maryland Plastics.

           1.103 Treasury Regulation means the regulations promulgated by the United States Treasury Department under the Tax Code, as amended from time to time.

           1.104 Unsecured Claim means any claim that is not a Secured Claim, Administrative Expense Claim, Priority Tax Claim or Other Priority Claim.

           1.105 Working Capital Facility means any working capital facility that the Reorganized Debtors enter into on or about the Effective Date, and any amendments, modifications, supplements thereof or any restructurings or refinancing thereof.

           1.106 Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, the Plan. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.


                                   Article II

                           TREATMENT OF ADMINISTRATIVE
                     EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

           2.1 Administrative Expense Claims. Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession, including retention and emergence bonuses, or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, other documents or applicable non-bankruptcy law relating to such transactions or liabilities.

           2.2 Professional Compensation and Reimbursement and Substantial Contribution Claims. All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file their respective applications by no later than the date that is 30 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (b) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable, or (ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Reorganized Debtors.

           2.3 Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.


                                  Article III

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

           Claims, other than Administrative Expense Claims and Priority Tax Claims, are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan, as follows:

Class                                                   Status
-----                                                   ------

Class 1 -- Other Priority Claims                        Unimpaired

Class 2 -- Secured Tax Claims                           Impaired

Class 3 -- Keycorp Secured Claim                        Impaired

Class 4 -- Sensormatic Secured Claim                    Unimpaired

Class 5 -- IBM Secured Claim                            Impaired

Class 6 -- Other Secured Claims                         Unimpaired

Class 7 -- Convenience Claims                           Impaired

Class 8 -- General Unsecured Claims                     Impaired

Class 9 -- Factory Card Equity Interests                Impaired

Class 10 -- FCO Equity Interests                        Unimpaired

                                   Article IV

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

           4.1 CLASS 1 -- OTHER PRIORITY CLAIMS.

           (a) Impairment and Voting. Class 1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

           (b) Distributions. Each holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim on the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable.

           4.2 CLASS 2 -- SECURED TAX CLAIMS.

           (a) Impairment and Voting. Class 2 is impaired by the Plan. Each holder of an Allowed Secured Tax Claim is entitled to vote to accept or reject the Plan.

           (b) Distributions. Except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Secured Tax Claim shall receive, at the sole option of the Reorganized Debtors, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable, or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to 8%, over a period through the sixth anniversary of the date of assessment of such Allowed Secured Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim.

           (c) Retention of Liens. Each holder of an Allowed Secured Tax Claim shall retain the Liens (or replacement Liens as may be contemplated under nonbankruptcy law) securing its Allowed Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Secured Tax Claim is made as provided herein, and upon such full and final payment, such Liens shall be deemed released and shall be null and void and shall be unenforceable for all purposes.

           4.3 CLASS 3 - KEYCORP SECURED CLAIM

           (a) Impairment and Voting. Class 3 is impaired by the Plan. The holder of the KeyCorp Secured Claim is entitled to vote to accept or reject the Plan.

           (b) Distributions.The holder of the KeyCorp Secured Claim shall receive the treatment set forth in the KeyCorp Stipulation.

           (c) Retention of Liens. The holder of the Keycorp Secured Claim shall retain the Liens (or replacement Liens as may be contemplated under nonbankruptcy law) securing the KeyCorp Secured Claim on the equipment listed on
Schedule 4.3(c) of the Plan until full and final payment of such Keycorp Secured Claim is made as provided herein, and upon such full and final payment, such Liens shall be deemed released and shall be null and void and shall be unenforceable for all purposes.

           4.4 CLASS 4 - SENSORMATIC SECURED CLAIM

           (a) Impairment and Voting. Class 4 is not impaired by the Plan. The holder of the Sensormatic Secured Claim is not entitled to vote to accept or reject the Plan.

           (b) Reinstatement. Notwithstanding any contractual provision or applicable law that entitles the holder of the Sensormatic Secured Claim to demand or receive accelerated payment of the Sensormatic Secured Claim after the occurrence of a default, the Sensormatic Secured Claim will be Reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, except to the extent that the holder of the Sensormatic Secured Claim agrees to a different treatment.

           (c) Retention of Liens. The holder of the Sensormatic Secured Claim shall retain the Liens (or replacement Liens as may be contemplated under nonbankruptcy law) securing the Sensormatic Secured Claim on the equipment listed on Schedule 4.4(c) of the Plan until full and final payment of such Sensormatic Secured Claim is made as provided herein, and upon such full and final payment, such Liens shall be deemed released and shall be null and void and shall be unenforceable for all purposes.

           4.5 CLASS 5 - IBM SECURED CLAIM

           (a) Impairment and Voting. Class 5 is impaired by the Plan. The holder of the IBM Secured Claim is entitled to vote to accept or reject the Plan.

           (b) Distributions. The holder of the IBM Secured Claim shall receive the treatment set forth in the IBM Stipulation.

           (c) Retention of Liens. The holder of the IBM Secured Claim shall retain the Liens (or replacement Liens as may be contemplated under nonbankruptcy law) securing the IBM Secured Claim on the equipment listed on
Schedule 4.5(c) of the Plan until full and final payment of such IBM Secured Claim is made as provided herein, and upon such full and final payment, such Liens shall be deemed released and shall be null and void and shall be unenforceable for all purposes.

           4.6 CLASS 6 -- OTHER SECURED CLAIMS.

           (a) Impairment and Voting. Class 6 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

           (b) Distributions/Reinstatement of Claims. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Reorganized Debtors, (i) each Allowed Other Secured Claim shall be Reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Other Secured Claim on the later of the Effective Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

           4.7 CLASS 7 -- CONVENIENCE CLAIMS.

           (a) Impairment and Voting. Class 7 is impaired by the Plan. Each holder of an Allowed Convenience Claim is entitled to vote to accept or reject the Plan.

           (b) Distributions. Each holder of an Allowed Convenience Claim shall receive Cash in an amount equal to 20% of such Allowed Convenience Claim on the Initial Distribution Date in full and complete satisfaction of said Allowed Convenience Claim.

           4.8 CLASS 8 -- GENERAL UNSECURED CLAIMS.

           (a) Impairment and Voting. Class 8 is impaired by the Plan. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

           (b) Distributions. Each holder of an Allowed General Unsecured Claim shall receive the following distributions in full and complete satisfaction of such Allowed Claim:

           (i) On the Initial Distribution Date, each holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of (A) the Distributable Cash and (B) 1,350,000 shares of the New Common Stock issued under the Plan;

           (ii) On the Extended Creditor Payment Date, each holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of the Extended Creditor Payment Amount; provided, that, in the event that Excess Availability is greater than zero for either of the two fiscal years following the Effective Date, the

Reorganized Debtors shall make a Contingent Prepayment on the next Prepayment Date; provided, further, that the Reorganized Debtors, at their sole option, shall have the right to prepay the Extended Creditor Payment Amount, or any portion thereof, at any time prior to the Extended Creditor Payment Date without penalty; and

           (iii) On each Successive Distribution Date, each holder of an Allowed General Unsecured Claim shall receive a Pro Rata Share of the Surplus Distributions.

           4.9 CLASS 9 - FACTORY CARD EQUITY INTERESTS.

           (a) Impairment and Voting. Class 9 is impaired by the Plan. Each holder of a Factory Card Equity Interest is entitled to vote to accept or reject the Plan.

           (b) Distributions. Each holder of Factory Card Equity Interests shall receive, on the later of the Effective Date and the date that such Factory Card Equity Interests becomes Allowed Factory Card Equity Interests, the following distribution in full and complete satisfaction of such Equity Interests:

           (i) a Pro Rata Share of 75,000 shares of the New Common Stock; and

           (ii) a Pro Rata Share of the New Equity Warrants (representing the right to purchase in the aggregate 153,928 shares of New Common Stock).

           4.10 CLASS 10 - FCO EQUITY INTERESTS.

           (a) Impairment and Voting. Class 10 is unimpaired by the Plan. The holder of FCO Equity Interests is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

           (b) Distributions On the Effective Date, Reorganized Factory Card shall retain all of the FCO Equity Interests under the Plan.


                                   Article V

                         PROVISIONS REGARDING VOTING AND
                   DISTRIBUTIONS UNDER THE PLAN AND TREATMENT
                    OF DISPUTED, CONTINGENT AND UNLIQUIDATED
           ADMINISTRATIVE EXPENSE CLAIMS, CLAIMS AND EQUITY INTERESTS
           ----------------------------------------------------------

           5.1 Voting of Claims. Each holder of an Allowed Claim or Equity Interest in an impaired Class of Claims or Equity Interests that is entitled to vote on the Plan pursuant to Article IV of the Plan shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

           5.2 Nonconsensual Confirmation. If any impaired Class of Claims or Equity Interests entitled to vote does not accept the Plan by the requisite statutory majority provided in section 1126(c) of the Bankruptcy Code, the

Debtors reserve the right to amend the Plan in accordance with Section 12.9 hereof or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both.

           5.3 Method of Distributions Under the Plan.

           (a) Distributions by the Reorganized Debtors. All distributions under the Plan shall be made by or at the direction of the Reorganized Debtors. All distributions of New Common Stock in respect of General Unsecured Claims against FCO shall be made by Reorganized Factory Card on behalf of Reorganized FCO. Accordingly, all distributions of New Common Stock shall be treated as made by Reorganized FCO, and Reorganized Factory Card shall be treated as having made a capital contribution to Reorganized FCO equal to the amount distributed.

           (b) Delivery of Distributions. Except as otherwise provided in the Plan and subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made to the holder of (i) each Allowed Claim at the address of such Claim holder as listed on the Claims Register or, if no Claim was filed, on the Schedules as of the Record Date, and (ii) each Allowed Factory Card Equity Interest at the address of such holder as listed in the transfer ledger for Factory Card Equity Interests as of the Record Date, unless the Debtors or, on and after the Effective Date, the Reorganized Debtors, have been notified in writing of (i) a change of address or (ii) an assignment of such Claim made subsequent to the Record Date in accordance with Section 5.4(f) of the Plan.

           (c) Distributions of Cash. Any payment of Cash made by the Reorganized Debtors pursuant to the Plan shall be made by check drawn on a domestic bank.

           (d) Timing of Distributions. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

           (e) Minimum Distributions. No payment of Cash less than $5.00 shall be made by the Reorganized Debtors to any holder of a Claim. Any distribution to a holder of a Claim that is less than $5.00 shall be reserved by the Reorganized Debtors until such time as such distribution, when added to the subsequent distributions to which such holder of a Claim would be entitled but for the operation of this section 5.3(e), equals or exceeds $5.00. Any amounts which, by reason of said minimum distribution provision, are not distributed to holders of a Claim shall be deposited by the Reorganized Debtors in the Distribution Pool and reallocated among all other holders of Claims at the time that the final distribution is made pursuant to the Plan.

           (f) Fractional Shares. No fractional shares of New Common Stock or New Equity Warrants, or Cash in lieu thereof, shall be distributed under the Plan. When any distribution pursuant to the Plan on account of an Allowed General Unsecured Claim or Factory Card Equity Interest would otherwise result in the issuance of a number of shares of New Common Stock or New Equity Warrants that is not a whole number, the actual distribution of shares of New Common Stock and New Equity Warrants shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher whole number; and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number; provided, however, that, in the event that a holder of a Claim or Equity Interest would receive 15 shares or less of New Common Stock or an aggregate of 18 warrants or less of the New Equity Warrants (Series A through D) pursuant to the Plan, such claimant or interest holder will receive instead Cash on the Initial Distribution Date equal to the value of each share (i.e., $7.52) or the value of each warrant (i.e., Series A = $2.37, Series B = $2.47, Series C = $3.22, Series D = $1.93), as the case may be, multiplied by the number of shares or warrants in each series such holder would have otherwise received under the Plan. The total number of shares of New Common Stock and New Equity Warrants to be distributed to holders of Allowed General Unsecured Claims or Factory Card Equity Interests shall be adjusted as necessary to account for the rounding provided in this Section 5.3(f).

           (g) Unclaimed Distributions. Except with respect to distributions under the Plan to holders of Allowed General Unsecured Claims, any distributions under the Plan that are unclaimed for a period of two years after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in, or, in the case of distributions of New Common Stock to holders of Allowed Factory Card Equity Interests, deemed and held as treasury stock by, the Reorganized Debtors and any entitlement of any holder of any Claim or Equity Interests to such distributions shall be extinguished and forever barred. Distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of two years after distribution thereof shall be deemed unclaimed property and any entitlement of such holders of Allowed General Unsecured Claims to such distributions shall be extinguished and forever barred. Such unclaimed property in respect of Allowed General Unsecured Claims shall be added to the Distribution Pool for distribution to all other holders of Allowed General Unsecured Claims. The Reorganized Debtors will file with the Bankruptcy Court a list of unclaimed distributions six months and eighteen months after the Initial Distribution Date.

           (h) Distributions to Holders as of the Record Date. As of the close of business on the Record Date, the Claims Register shall be closed, and there shall be no further changes in the record holders of any Claims. Other than the transfer of Claims pursuant to Section 5.4(f) of the Plan, the Debtors and the Reorganized Debtors (i) shall have no obligation to recognize any transfer of any Claims occurring after the Record Date and (ii) shall be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the Claims Register as of the close of business on the Record Date.

           5.4 General Unsecured Claims.

           (a) Distributions as to Allowed Portion of General Unsecured Claims. The holder of a General Unsecured Claim that is or becomes, in part, an Allowed General Unsecured Claim, shall receive a distribution in respect of the Allowed portion of such General Unsecured Claim, in accordance with Section 4.8(b) of the Plan (for General Unsecured Claims Allowed, or partially Allowed, on or prior to the Effective Date) or Section 5.4(c) of the Plan (for General Unsecured Claims Allowed subsequent to the Effective Date).

           (b) Distributions Withheld for Disputed General Unsecured Claims; Distribution Pool. On the Initial Distribution Date, the Extended Creditor Payment Date and each Successive Distribution Date, the Reorganized Debtors shall reserve from the distributions to be made on such dates to the holders of Allowed General Unsecured Claims, except as otherwise provided in this Section

5.4, an amount equal to 100% of the Cash distributions and New Common Stock to which holders of Disputed General Unsecured Claims would be entitled under the Plan (including the portion of the Distributable Cash and Extended Creditor Payment Amount that relates to Disputed Claims), as of such dates as if such Disputed General Unsecured Claims were Allowed Claims in their Disputed Claim Amounts (the "Distribution Pool").

           (i) Property Held in Distribution Pool. The Cash or New Common Stock that relates to Disputed Claims (including the portion of the Distributable Cash or Extended Creditor Payment Amount that relates to Disputed Claims) shall be deposited into the Distribution Pool on or before the dates that payments thereof are to be made to holders of Allowed General Unsecured Claims. Amounts held in the Distribution Pool in respect of the Distributable Cash, Extended Creditor Payment Amount or New Common Stock shall then be distributed to holders of Allowed General Unsecured Claims pursuant to this section 5.4(b)(i) as Disputed Claims are resolved. The Distribution Pool shall also hold all Surplus Distributions. All amounts held in the Distribution Pool shall be held in a segregated account in the name of the Reorganized Debtors but designated as held in trust solely for the benefit of holders of Disputed General Unsecured Claims pending resolution. The Reorganized Debtors shall invest the Cash held in the Distribution Pool in a manner consistent with investment guidelines to be agreed upon by the Debtors and the Creditors' Committee, which investment guidelines shall be included in the Plan Supplements (including tax exempt securities). Property held in the Distribution Pool shall not constitute property of the Reorganized Debtors for any purpose.

           (ii) Distributions Withheld for Disputed General Unsecured Claims that are Insured Claims. The amount reserved in the Distribution Pool with respect to Insured Claims which are General Unsecured Claims shall be the amount of the distribution entitlement in respect of the applicable deductible, if any, under the relevant insurance policy on account of such Insured Claims, minus (a) any reimbursement obligations of the applicable Debtor to the insurance carrier for sums expended by the insurance carrier and (b) payments made directly by the Debtors or the Reorganized Debtors on account of such Claims (including defense costs).

           (iii) Expenses of Distribution Pool. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable expenses incurred by the Reorganized Debtors on or after the Effective Date with respect to the Distribution Pool, shall be paid by the Reorganized Debtors and shall not reduce the funds held in the Distribution Pool; provided, however, that any taxes imposed on or with respect to the property or income of the Distribution Pool, including, without limitation, (x) income generated by the Cash held in the Distribution Pool or (y) that portion of the Extended Creditor Payment Amount treated as interest for federal income tax purposes shall be paid from the Cash held in the Distribution Pool.

           (iv) Tax Reporting for the Distribution Pool. Subject to definitive guidance to the contrary from the IRS or a court of competent jurisdiction (including the issuance of applicable Treasury Regulations, the receipt by the Reorganized Debtors of a private letter ruling if the Reorganized Debtors so request one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Reorganized Debtors), the Reorganized Debtors shall treat the Distribution Pool as a discrete trust for federal income tax purposes, consisting of separate and independent shares to be established in respect of each Disputed General Unsecured Claim, in accordance with the trust provisions of the Tax Code (Sections 641 et seq.); provided, however, that if the

Reorganized Debtors determine that the Distribution Pool constitutes a "qualified settlement fund" within the meaning of Treasury Regulation Section 1.468B-1 et seq., it shall treat the Distribution Pool accordingly. To the extent permitted by applicable law, the Distribution Pool shall be treated consistently for state and local income tax purposes. In addition, all parties (including all holders of General Unsecured Claims) shall report consistently with such treatment. Property held in the Distribution Pool shall not constitute property of the Reorganized Debtors for any purpose.

           (c) Distributions Upon Allowance of Disputed General Unsecured Claims. The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive from the Distribution Pool the distribution of Cash and New Common Stock that would have been made to such holder under Section 4.8(b) of the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Initial Distribution Date, without any post-Initial Distribution Date interest on such Claims, on the Successive Distribution Date that follows the Quarter during which such Disputed General Unsecured Claim becomes an Allowed Claim.

           (d) Surplus Distributions of Cash to Holders of Allowed General Unsecured Claims. The following shall constitute surplus distributions (the "Surplus Distributions"): (i) distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of two years after distribution thereof, (ii) to the extent that a Disputed General Unsecured Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, the excess of the amount of Cash, Extended Creditor Payment Amount or New Common Stock in the Distribution Pool over the amount of Cash, Extended Creditor Payment Amount or New Common Stock distributed on account of such Disputed General Unsecured Claim and (iii) earnings generated by the Cash held in the Distribution Pool, net of all taxes described in the proviso in Section 5.4(b)(iii) of the Plan. The Surplus Distributions shall be held in the Distribution Pool and distributed to the holders of Allowed General Unsecured Claims pursuant to Section 4.8(b)(iii) of the Plan; provided, however, that the Reorganized Debtors shall not be under any obligation to make any Surplus Distributions on a Successive Distribution Date unless the value of the Surplus Distributions to be distributed on a Successive Distribution Date aggregates $200,000 or more, unless the distribution is the last distribution under the Plan; provided, further, that the Reorganized Debtors may retain reasonable reserves with respect to the payment of taxes.

           (e) Tort Claims. All Tort Claims are Disputed Claims. Any Tort Claim as to which a proof of claim was timely filed in the Chapter 11 Cases shall be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction. Any Tort Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with this Section 5.4(e) and applicable nonbankruptcy law that has become a Final Order or (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction, shall be deemed an Allowed General Unsecured Claim in such liquidated amount and satisfied in accordance with the Plan; provided, however, that the Allowed amount of any Tort Claim that also is an Insured Claim shall be limited as provided in Section 5.6 hereof. Nothing contained in this Section 5.4(e) shall impair the Debtors' right to seek estimation prior to the Effective Date of any and all Tort Claims in a court or courts of competent jurisdiction or constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, in connection with or arising out of any Tort Claim.

           (f) Assignment of Claims. If the holder of an Allowed General Unsecured Claim desires to assign, sell, trade or otherwise transfer all or any portion of its Claim or New Common Stock received in exchange for such Claim pursuant to the Plan (or the right to receive such New Common Stock) to a Third-Party in connection with a bona fide offer to purchase such Claim or New Common Stock (or the right to receive the New Common Stock), such holder must give 20 days prior written notice, substantially in the form of the notice annexed to the Plan as Schedule 5.4(f), to the Debtors in accordance with
Section 12.13 of the Plan.

           5.5 Objections to and Resolution of Administrative Expense Claims, Claims and Equity Interests. Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Reorganized Debtors shall, on and after the Effective Date, have the exclusive right to make and file objections to all Claims and Equity Interests, including, without limitation, Administrative Expense Claims. On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Claims or Equity Interests and compromise, settle or otherwise resolve Disputed Claims or Equity Interests without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors and, on and after the Effective Date, the Reorganized Debtors, shall file all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than Final Fee Applications) and other Claims or Equity Interests and serve such objections upon the holder of the Administrative Expense Claim, Claim or Equity Interest as to which the objection is made as soon as is practicable, but in no event later than 60 days after the Effective Date. The Debtors, and on and after the Effective Date, the Reorganized Debtors shall fulfill their fiduciary obligation to examine and object to Disputed Claims, taking into account the costs and expenses associated with objecting to such Disputed Claims.

           5.6 Distributions Relating to Allowed Insured Claims. Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified; provided, however, that in no event shall the Allowed amount of an Insured Claim exceed the maximum amount that the Debtors are required to pay in respect of such Insured Claim pursuant to any pertinent insurance policies and applicable law. Nothing contained in this Section 5.6 shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any entity may hold against any other entity, including, without limitation, insurers under any policies of insurance.

           5.7 Cancellation and Surrender of Existing Securities and Agreements.

           (a) On the Effective Date, each promissory note, share certificate, stock option, stock warrant, bond and other instrument evidencing any Claim or Equity Interest existing prior thereto, other than the Sensormatic Secured Claim, the KeyCorp Secured Claim, the IBM Secured Claim, the FCO Equity Interests, any Allowed Other Secured Claim that is reinstated and rendered unimpaired pursuant to Section 4.6(b) of the Plan and any executory contract that has been assumed or will be assumed pursuant to the Plan, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged.

           (b) Each holder of a promissory note, bond and other instrument evidencing any Claim existing prior to the Effective Date, other than the Sensormatic Secured Claim, the KeyCorp Secured Claim, the IBM Secured Claim, the FCO Equity Interests, any Allowed Other Secured Claim that is reinstated and rendered unimpaired pursuant to Section 4.6(b) of the Plan and any executory contract that has been assumed or will be assumed pursuant to the Plan, shall surrender such promissory note, bond and other instrument to the Reorganized Debtors, unless such requirement is waived by the Reorganized Debtors. No distribution of property hereunder shall be made to or on behalf of any such holders unless and until such promissory note, bond or instrument is received by the Reorganized Debtors or the unavailability of such promissory note, bond or instrument is established to the reasonable satisfaction of the Reorganized Debtors or such requirement is waived by the Reorganized Debtors. The Reorganized Debtors may require any holder that is unable to surrender or cause to be surrendered any such promissory notes, bonds or instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Reorganized Debtors. Any holder that fails within the later of one year after the Confirmation Date and the date of Allowance of its Claim (i) if possible, to surrender or cause to be surrendered such promissory note, bond or instrument; (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtors or (iii) if requested, to furnish a bond reasonably satisfactory to the Reorganized Debtors, shall be deemed to have forfeited all rights, claims and Causes of Action against the Debtors and Reorganized Debtors and shall not participate in any distribution hereunder.

           5.8 Allocation of Plan Distributions Between Principal and Interest. Distributions in respect of any Claim shall be allocated first to the principal amount of such Claim as determined for federal income tax purposes and then, to the extent the distribution exceeds the principal amount of such Claim, to the remainder of such Claim, if any.


                                   Article VI

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES
                    ----------------------------------------

           6.1 Assumption or Rejection of Executory Contracts and Unexpired Leases.

           (a) Executory Contracts and Unexpired Leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person shall be deemed assumed, as of the Effective Date, except for any executory contract or unexpired lease (i) that has been rejected pursuant to an order of the Bankruptcy Code entered prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date or (iii) that is set forth in Schedule 6.1(a)(x) (executory contracts) or Schedule 6.1(a)(y)

(unexpired leases), which Schedules shall be included in the Plan Supplements, which executory contracts or unexpired leases shall be deemed rejected by the Reorganized Debtors as of the Effective Date; provided, however, that the Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedules 6.1(a)(x) or 6.1(a)(y) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be assumed by the Debtors or rejected, as applicable. The Debtors shall provide notice of any amendments to Schedules 6.1(a)(x) or 6.1(a)(y) to the parties to the executory contracts and unexpired leases affected thereby and to the Creditors' Committee. The listing of a document on Schedules 6.1(a)(x) and 6.1(a)(y) shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

           (b) Executory Contracts and Unexpired Leases; Inclusiveness. Each executory contract and unexpired lease that is assumed pursuant to Sections 6.1(a) and 6.1(d) of the Plan or that is listed on Schedules 6.1(a)(x) or 6.1(a)(y) that relates to the use or occupancy of real property shall include
(i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is otherwise contained in any schedule or agreement, including on Schedules 6.1(a)(x) or 6.1(a)(y) and
(ii) executory contracts or unexpired leases appurtenant to the premises relating to any such contracts or leases that are assumed under this Plan or are listed on Schedules 6.1(a)(x) or 6.1(a)(y), including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously have been assumed or assumed and assigned by the Debtors.

           (c) Insurance Policies. All of the Debtors' insurance policies and any agreements, documents or instruments relating thereto, are treated as executory contracts under the Plan. Notwithstanding the foregoing, distributions under the Plan to any holder of an Insured Claim shall be in accordance with the treatment provided under Article IV and Section 5.6 of the Plan. Nothing contained in this Section 6.1(c) shall constitute or be deemed a waiver of any Cause of Action that the Debtors or Reorganized Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors' policies of insurance.

           (d) Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 6.1(a) hereof, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign or reject the unexpired leases specified in Section 6.1(a) hereof through the date of entry of an order approving the assumption or rejection of such unexpired leases and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 6.1(a) hereof.

           (e) Cure of Defaults. Except as may otherwise be agreed to by the parties, within 30 days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults, and pay all other amounts, if any, that it is obligated to pay under or with respect to any executory contract or unexpired lease assumed by the Reorganized Debtors pursuant to Section 6.1(a) hereof, in accordance with section 365(b)(1) of the Bankruptcy Code. Unless otherwise extended by the Court or agreed to by an applicable lessor, the Reorganized Debtors will file all objections to disputed default or other amounts that are required to be paid in connection with assumption within 60 days after the Effective Date. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties.

           (f) Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section
6.1 of the Plan must be filed with the Bankruptcy Court and served upon the Debtors or, on and after the Effective Date, the Reorganized Debtors, no later than 30 days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order and (iii) notice of an amendment to Schedule 6.1(a)(x) or 6.1(a)(y). Any Claims not filed within such time will be forever barred from assertion against the Debtors, their estates, the Reorganized Debtors and their property.

           6.2 Continuation of Indemnification Obligations. For purposes of the Plan, the obligations of the Debtors to defend, indemnify, reimburse or limit the liability of their present and former directors, officers or employees who were directors, officers or employees, respectively, on or after the Commencement Date, solely in their capacity as directors, officers or employees, against any claims or obligations pursuant to the Debtors' certificates of incorporation or by-laws, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Commencement Date. The obligations described in the preceding sentence shall, on the Effective Date, become obligations of the Reorganized Debtors.

           6.3 Compensation and Benefit Programs. Except as provided in Section 6.1(a) of the Plan or as otherwise provided in the Bankruptcy Code, all written employment and severance policies, and all written compensation and benefit plans, policies, and programs of the Debtors applicable to their directors, officers or employees, including, without limitation, all savings plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability, dental and other insurance plans are treated as executory contracts under the Plan and shall, on the Effective Date, be deemed assumed by the Debtors in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

                                  Article VII

                           IMPLEMENTATION OF THE PLAN
                           --------------------------

           7.1 Substantive Consolidation. Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Chapter 11 Cases for all purposes related to the Plan, including without limitation, for purposes of voting, confirmation and distribution. Pursuant to such order (i) all assets and liabilities of FCO shall be deemed merged or treated as though they were merged into and with the assets and liabilities of Factory Card, (ii) no distributions shall be made under the Plan on account of intercompany claims among the Debtors, (iii) no distributions shall be made under the Plan on account of FCO Equity Interests, (iv) all guarantees of either Debtor of the obligations of the other Debtor shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof executed by the other Debtor and any joint or several liability of the Debtors shall be deemed to be one obligation of the consolidated Debtors, and (v) each and every Claim filed or to be filed in the Chapter 11 Case of either Debtor shall be deemed filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors. Such substantive consolidation shall not (other than for purposes related to the Plan) affect (i) the legal and corporate structures of the Reorganized Debtors, (ii) the FCO Equity Interests, and (iii) pre and post Commencement Date guarantees that are required to be maintained (a) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or (b) pursuant to the Plan.

           7.2 Trade Conversion Agreement. On or before the Effective Date, the Trade Conversion Participants shall enter into the Trade Conversion Agreement with the Debtors, pursuant to which, as of the Effective Date, the Trade Conversion Participants shall convert an aggregate of $3.13 million of trade receivables in respect of goods shipped to the Debtors during the Chapter 11 Cases into a long term debt obligation evidenced by the Trade Conversion Notes.

           7.3 Trade Terms Agreement. On or before the Effective Date, each of the Trade Terms Participants shall enter into a Trade Terms Agreement with the Debtors, pursuant to which, as of the Effective Date, the Trade Terms Participants shall agree to provide the Debtors with certain favorable trade terms, including extended credit limits, extended payment terms and seasonal advances.

           7.4 Treatment of Intercompany Debt. All intercompany claims of Factory Card reflected in the books and records of the Debtors shall be contributed to capital.

           7.5 Senior Executives of Reorganized Debtors. As of the Effective Date, the Debtors or the Reorganized Debtors will have entered into the Employment Contracts, which contracts shall be effective as of the Effective Date.

                                  Article VIII

                    PROVISIONS REGARDING CORPORATE GOVERNANCE
                      AND MANAGEMENT OF REORGANIZED DEBTORS
                      -------------------------------------

           8.1 General. On the Effective Date, the management, control and operation of Reorganized Factory Card and Reorganized FCO shall become the general responsibility of the Boards of Directors of Reorganized Factory Card and Reorganized FCO, respectively.

           8.2 Meetings of Stockholders. The first annual meeting of stockholders of Reorganized Factory Card shall be held on a date during the first full fiscal year following the Effective Date on such day and time as may be selected by the Board of Directors of Reorganized Factory Card in accordance with the Reorganized Factory Card Certificate of Incorporation and the Reorganized Factory Card By-laws.

           8.3 Directors and Officers of the Reorganized Debtors..

           (a) The Boards of Directors of Reorganized Factory Card and Reorganized FCO. The initial Boards of Directors of Reorganized Factory Card and Reorganized FCO shall consist of up to nine individuals, four to six of whom shall be selected by the Creditors' Committee, two of whom shall be selected by the Debtors' management and one of whom shall be selected by the Equity Committee. The names of the members of the initial Boards of Directors of Reorganized Factory Card and Reorganized FCO shall be disclosed no later than the date of the Confirmation Hearing. Each of the members of such initial Boards of Directors shall serve in accordance with the Reorganized Factory Card Certificate of Incorporation or the Reorganized FCO Certificate of Incorporation, as applicable, and the Reorganized Factory Card By-laws or the Reorganized FCO By-laws, as applicable, as each may be amended from time to time.

           (b) Officers of Reorganized Factory Card and Reorganized FCO Unless otherwise disclosed on or before the Confirmation Hearing, the officers of Factory Card and FCO immediately prior to the Effective Date shall serve as the initial officers of Reorganized Factory Card and of Reorganized FCO, as the case may be, on and after the Effective Date. Such officers shall serve in accordance with applicable non-bankruptcy law.

           8.4 By-Laws and Certificates of Incorporation. The Reorganized Factory Card By-Laws, the Reorganized Factory Card Certificate of Incorporation , the Reorganized FCO By-Laws and the Reorganized FCO Certificate of Incorporation shall contain provisions necessary (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificates of incorporation and by-laws as permitted by applicable law, and (b) to effectuate the provisions of the Plan. The Reorganized Factory Card Certificate of Incorporation shall also impose restrictions on the direct or indirect transferability of the New Common Stock such that (x) no Person may acquire or accumulate five percent (5%) or more (as determined under tax law principles governing the application of section 382 of the Tax Code) of the New Common Stock and (y) no Person owning directly or indirectly (as determined under such tax law principles) as of the Effective Date, after giving effect to the Plan, or after any subsequent issuances of additional New Common Stock pursuant to the Plan, five percent (5%) or more (as determined under such tax law principles) of the New Common Stock may acquire additional shares of the New Common Stock, for a period of two (2) years following the Effective Date, subject to certain exceptions.

           8.5 Authorization for Issuance of New Securities. The issuance of the following securities and notes by Reorganized Factory Card is hereby authorized without further act or action under applicable law, regulation, order or rule:

           (a) 10,000,000 shares of New Common Stock, of which up to 1,500,000 shares will be issued in connection with the distributions provided for under the Plan;

           (b) the Trade Conversion Notes;

           (c) the Employee Options;

           (d) the New Management Warrants; and

           (e) the New Equity Warrants.

           8.6 New Management Stock. On the Effective Date, the Reorganized Debtors shall issue the New Management Stock to members of the Reorganized Debtors' management. The New Management Stock shall vest over a period of four
(4) years with 25% vesting on the anniversary of the Effective Date for each of the four years.

           8.7 New Management Warrants. On the Effective Date, Reorganized Factory Card shall issue New Management Warrants to members of the Reorganized Debtors' management to purchase an aggregate of 78,947 shares of New Common Stock, representing 5% of the New Common Stock issued under the Plan (assuming exercise of all such New Management Warrants), which shall be exercisable at price of $7.52 per share and which shall not be subject to dilution by the New Equity Warrants, the conversion of the Trade Conversion Notes or options issued under the New Employee Stock Option Plan for a four (4) year period and thereafter will be subject to dilution by such securities. The New Management Warrants will expire within 60 days of the Effective Date and will vest immediately upon issuance. The holders of the Management Warrants will be entitled to receive additional shares of New Common Stock on an annual basis to the extent the New Management Warrants have been exercised, upon the issuance of New Common Stock upon the exercise of New Equity Warrants, the conversion of the Trade Conversion Notes or options issued under the New Employee Stock Option Plan for a four (4) year period.

           8.8 New Employee Stock Option Plan. Approval of the Plan shall also be deemed approval of the New Employee Stock Option Plan. Pursuant to the terms and subject to the conditions of the New Employee Stock Option Plan, the Board of Directors of Reorganized Factory Card shall issue or reserve for issuance to certain of the key employees of the Reorganized Debtors options to purchase 166,667 shares of New Common Stock (the "Employee Options"), subject to dilution by the New Management Warrants, the New Equity Warrants and the conversion of the Trade Conversion Notes.

           8.9 New Equity Warrants. On the Effective Date, Reorganized Factory Card shall issue four series of New Equity Warrants to holders of Factory Card Equity Interests to purchase an aggregate of 153,928 shares of New Common Stock, representing 10% of the New Common Stock issued under the Plan (assuming exercise of all such New Equity Warrants), subject to dilution by the New Management Warrants, the conversion of the Trade Conversion Notes and the Employee Options. The New Equity Warrants will be exercisable as follows (i) the Series A Warrants will be exercisable into 2.5% of the New Common Stock (subject to the dilution set forth above) or 38,462 shares at an exercise price of $11.00 per share and shall have a 4 year term, (ii) the Series B Warrants will be exercisable into 3.0% of the New Common Stock (subject to the dilution set forth above) or 46,392 shares at an exercise price of $16.00 per share and shall have a 6 year term, (iii) the Series C Warrants will be exercisable into 2.5% of the New Common Stock (subject to the dilution set forth above) or 38,462 shares at an exercise price of $16.00 per share and shall have an 8 year term, and (iv) the Series D Warrants will be exercisable into 2.0% of the New Common Stock (subject to the dilution set forth above) or 30,612 shares at an exercise price of $34.00 per share and shall have an 8 year term. The warrant agreement for each of the series of New Equity Warrants will be substantially the same, except for such changes as to give effect to the different terms, exercise price and number of shares and such warrant agreements will have standard anti-dilution protection for public warrants of this type.


                                   Article IX

                         EFFECT OF CONFIRMATION OF PLAN
                         ------------------------------

           9.1 Term of Bankruptcy Injunction or Stays. Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

           9.2 Revesting of Assets.

           (a) The property of the estates of the Debtors, shall vest in the Reorganized Debtors on the Effective Date.

           (b) From and after the Effective Date, the Reorganized Debtors may operate their business, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code.

           (c) As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as provided in the Plan.

           9.3 Avoidance Actions. As of the Effective Date, any and all avoidance actions accruing to the Debtors and Debtors in Possession under sections 502(d), 544, 545, 547, 548, 549, 550, 553 and 551 of the Bankruptcy
Code, shall be extinguished whether or not then pending.

           9.4 Discharge of Debtors. The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors and the Debtors in Possession, or any of their assets or properties. Except as otherwise provided herein, (a) on the Effective Date, all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full and (b) all persons shall be precluded from asserting against the Reorganized Debtors, their successors, or their assets or property any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

           9.5 Injunction. Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in any or both of the Debtors, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors on account of any such Claim or Equity Interest, (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest; provided, however, that nothing contained in this Section 9.5, or in any other provision of the Plan, shall effect the rights of the United States of America to effect a setoff permitted pursuant to section 553 of the Bankruptcy Code. Such injunction shall extend to successors of the Debtors, including, without limitation, the Reorganized Debtors, and their property and interests in property.


                                   Article X

                            EFFECTIVENESS OF THE PLAN
                            -------------------------

           10.1 Conditions Precedent to Effectiveness. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 10.3 of the Plan:

           (a) the Confirmation Order, in form and substance acceptable to the Debtors and reasonably acceptable to the Creditors' Committee, shall have been signed by the judge presiding over the Chapter 11 Cases, and there shall not be a stay or injunction in effect with respect thereto;

           (b) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed;

           (c) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan;

           (d) each of the Trade Terms Agreement, the Trade Conversion Agreement, the Employment Contracts, the Intercreditor Agreement, the Security Agreement and the Collateral Trust Agreement, shall have been entered into upon terms and conditions that are reasonably satisfactory to the Debtors and the Creditors' Committee;

           (e) the New Employee Stock Option Plan shall have become effective;

           (f) the documents related to the New Equity Warrants shall have terms and conditions that are reasonably satisfactory to the Debtors and the Equity Committee;

           (g) the Reorganized Debtors shall have entered into the Working Capital Facility, in form and substance acceptable to the Debtors and reasonably acceptable to the Creditors' Committee; and

           (h) each of the Reorganized Factory Card By-Laws, the Reorganized FCO Certificate of Incorporation, Reorganized FCO By-Laws and the Reorganized FCO Certificate of Incorporation in form and substance reasonably acceptable to the Debtors and the Creditors' Committee, shall have been reaffirmed, effected or executed.

           10.2 Effect of Failure of Conditions. In the event that one or more of the conditions specified in Section 10.1 of the Plan have not occurred on or before 60 days after the Confirmation Date, upon notification submitted by the Debtors to the Bankruptcy Court, counsel for the Creditors' Committee and counsel for the Equity Committee, (a) the Confirmation Order shall be vacated,
(b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtors' obligations with respect to Claims and Equity Interests shall remain unchanged. Nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

           10.3 Waiver of Conditions. The Debtors, with the consent of the Creditors' Committee (which consent shall not be unreasonably withheld), may waive, by a writing signed by an authorized representative of each of the Debtors and subsequently filed with the Bankruptcy Court, one or more of the conditions precedent to effectiveness of the Plan set forth in Section 10.1 of the Plan other than that set forth in Section 10.1(a).


                                   Article XI

                            RETENTION OF JURISDICTION
                            -------------------------

           The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

           (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom;

           (b) To determine any and all adversary proceedings, applications and contested matters;

           (c) To hear and determine any objection to Administrative Expense Claims, Claims or Equity Interests;

           (d) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

           (e) To issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

           (f) To consider any amendments to or modifications of the Plan and to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

           (g) To hear and determine all applications for compensation and reimbursement of expenses of professionals and all applications for substantial contribution under, as applicable, sections 330, 331 and 503(b) of the Bankruptcy Code;

           (h) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan;

           (i) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Trade Terms Agreement, the Trade Conversion Agreement, the Security Agreement and the Collateral Trust Agreement;

           (j) To recover all assets of the Debtors and property of the Debtors' estates, wherever located;

           (k) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

           (l) To hear any other matter not inconsistent with the Bankruptcy Code; and

           (m) To enter a final decree closing the Chapter 11 Cases.


                                  Article XII

                            MISCELLANEOUS PROVISIONS
                            ------------------------

           12.1 Effectuating Documents and Further Transactions. Each of the Debtors and the Reorganized Debtors are authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan without any further corporate action.

           12.2 Corporate Action. On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or the Reorganized Debtors, including, without limitation, (i) ratification and approval of the Trade Conversion Agreement, the Trade Terms Agreement and the Employment Contracts, (ii) the authorization to issue or cause to be issued the New Common Stock, the New Equity Warrants, the New Management Warrants and the Employee Options (iii) the effectiveness of the Reorganized Factory Card By-Laws, the Reorganized Factory Card Certificate of Incorporation, the Reorganized FCO By-Laws and the Reorganized FCO Certificate of Incorporation effectuated pursuant to the Plan, and (iv) the election or appointment, as the case may be, of directors and officers of Reorganized Factory Card and Reorganized FCO pursuant to the Plan, shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors and the Reorganized Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, each file an amended certificate of incorporation with the Secretary of State of the state in which it is incorporated, in accordance with the applicable general corporation law of such state.

           12.3 Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, whether involving real or personal property, and including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales, use or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Commencement Date through and including the Effective Date, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code and the assumption, assignment and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, sales, use or other similar tax.

           12.4 Releases. The Debtors hereby release and are permanently enjoined from any prosecution or attempted prosecution of any and all Causes of Action which they have, may have or claim to have against any present or former officer or member of the boards of directors of the Debtors; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of any express contractual obligation owing by any such director or officer to the Debtors or any reimbursement obligation of any such director or officer with respect to a loan or advance made by the Debtors to such director or officer.

           12.5 Exculpation. Neither the Debtors, the Reorganized Debtors, the Creditors' Committee, the Equity Committee or any of their respective members, officers, directors, employees, advisors or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtors, the Reorganized Debtors, the Creditors' Committee, the Equity Committee and each of their respective members, officers, directors, employees, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that, notwithstanding any provisions contained herein to the contrary, the Plan shall not release, discharge or exculpate any non-Debtor party from any debt owed to the State of Missouri Department of Revenue, or from any liability arising under the laws of the State of Missouri, and no provision contained herein shall enjoin or prevent the State of Missouri from collecting any such liability from any non-Debtor party.

           12.6 Termination of Committees. The appointment of the Creditors' Committee and the Equity Committee shall terminate on the Effective Date, except that the Creditors' Committee and the Equity Committee and their respective professionals may appear at the hearing to consider the Final Fee Applications and prosecute any objections to such applications, if appropriate. The Reorganized Debtors shall pay all reasonable fees and expenses incurred by the Creditors' Committee and the Equity Committee and their professionals in connection with the Final Fee Applications and any objections thereto in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court.

           12.7 Post-Confirmation Date Fees and Expenses. The Reorganized Debtors shall pay all fees and expenses incurred by the Debtors' professionals and the Collateral Trustee after the Effective Date in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court.

           12.8 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

           12.9 Amendment or Modification of the Plan. Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, after consultation with the Creditors' Committee and the Equity Committee, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, after consultation with the Creditors' Committee, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

           12.10 Severability. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

           12.11 Revocation or Withdrawal of the Plan. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

           12.12 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interest and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

           12.13 Notices. All notices, requests and demands to or upon the Debtors or, on and after the Effective Date, the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

  If to the Debtors:

  Factory Card Outlet Corp. and
  Factory Card Outlet of America Ltd.
  2727 Diehl Road
  Naperville, IL  60563-2371
  Attn:  Mr. William E. Freeman, Chairman, President and CEO
  Telephone:  (630) 579-2101
  Facsimile:   (630) 579-2501

  with a copy to:

  Weil, Gotshal & Manges LLP            Richards, Layton & Finger P.A.
  767 Fifth Avenue                      One Rodney Square
  New York, New York  10153             P.O. Box 551
  Attn:  Richard P. Krasnow, Esq.       Wilmington, Delaware  19899
  Telephone:  (212) 310-8000            Attn:  Mark L. Collins, Esq.
  Facsimile:  (212) 310-8007            Telephone:  (302) 658-6541
                                        Facsimile:  (302) 658-6548

  If to the Creditors' Committee:

                                        Klehr, Harrison, Harvey, Branzburg
  Otterbourg, Steindler, Houston        & Rosen, PC
  230 Park Avenue                       & Ellers LLP
  New York, New York  10169             919 Market Street - Suite 1000
  Attn:  Scott L. Hazan, Esq.           Wilmington, Delaware 19001
  Telephone:  (212) 661-9100            Attn:     Joanne B. Wills, Esq.
  Facsimile:   (212) 682-6104           Telephone:  (302) 426-1189
                                        Facsimile:   (302) 426-9193

  If to the Equity Committee:

  Sidley Austin Brown & Wood            Rosenthal, Monhait, Gross & Goddess, PA
  One First National Plaza              919 N. Market Street
  Chicago, Illinois 60603               Suite 1400
  Attn:  Bryan Krakauer, Esq.           Wilmington, Delaware  19801
  Telephone:  (312) 853-7515            Attn:     Kevin Gross, Esq.
  Facsimile:  (312)  853-7036           Telephone:  (302) 656-4433
                                        Facsimile:   (302) 656-7567


           12.14 Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent an exhibit to the Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

           12.15 Withholding and Reporting Requirements. In connection with the consummation of the Plan, the Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

           12.16 Plan Supplements. Forms of the Reorganized Factory Card By-Laws, the Reorganized Factory Card Certificate of Incorporation, the Reorganized FCO By-laws, the Reorganized FCO Certificate of Incorporation, the New Equity Warrants, the New Management Warrants, the New Employee Stock Option Plan, the Trade Conversion Agreement, The Trade Conversion Notes, the Trade Terms Agreement, the Security Agreement, the Intercreditor Agreement, the Employment Contracts, the guidelines for investing Cash held in the Distribution Pool and Schedules 6.1(a)(x) and 6.1(a)(y) referred to in Section 6.1 of the Plan shall be contained in one or more Plan Supplements filed with the Clerk of the Bankruptcy Court on or before the Confirmation Hearing; provided, however, that the Plan Supplement containing the aforesaid Schedules 6.1(a)(x) and 6.1(a)(y) shall be filed at least 10 days prior to the last day upon which holders of Claims may vote to accept or reject the Plan. Upon its filing with the Bankruptcy Court, the Plan Supplements may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplements upon written request to the Debtors in accordance with Section 12.13 of the Plan.

           12.17 Exhibits/Schedules. All exhibits and schedules to the Plan, including the Plan Supplements, are incorporated into and are a part of the Plan as if set forth in full herein.

           12.18 Filing of Additional Documents. On or before substantial consummation of the Plan, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.


Dated: Wilmington, Delaware
       February 5, 2002



                    FACTORY CARD OUTLET CORP., a Delaware corporation

                    By: /s/ William E. Freeman
                        ---------------------------------------------------
                        Name: William E. Freeman
                              Title: President and Chief Executive Officer




                    FACTORY CARD OUTLET OF AMERICA LTD., an Illinois corporation

                    By: /s/ William E. Freeman
                        ---------------------------------------------------
                        Name: William E. Freeman
                              Title: President and Chief Executive Officer

                                 SCHEDULE 4.3(C)

Type           Ser. No.       Store        Lease Co.        Qty
----           --------       -----        ---------        ---
4694104         Y8930           1             KEY            1
4694104         WC729           1             KEY            1
4694104         WD149           1             KEY            1
4694104         WD799           1             KEY            1
4694104         WF126           1             KEY            1
4694104         WD998           1             KEY            1
4694104         WF010           1             KEY            1
4694104         WF238           1             KEY            1
4694104         YV593           1             KEY            1
4694104         YV628           1             KEY            1
4694104         W7697           1             KEY            1
4694104         W7981           1             KEY            1
4694104         W7983           1             KEY            1
4694104         W7990           1             KEY            1
4694104         YN698           1             KEY            1
4694104         YN704           1             KEY            1
4694104         YN712           1             KEY            1
4694104         YN761           1             KEY            1
4694104         Y8701          143            KEY            1
4694104         V6524          266            KEY            1
4694104         V7785          266            KEY            1
4694104         W7991          266            KEY            1
4694104         Y3215          266            KEY            1
4694104         WD025          283            KEY            1
4694104         WD039          283            KEY            1
4694104         WD061          283            KEY            1
4694104         WD062          283            KEY            1
4694104         WD652          295            KEY            1
4694104         WF013          295            KEY            1
4694104         WF015          295            KEY            1
AS/400          100CD7M         1             KEY            1
LS9100           N/A        All Stores        KEY            30

                                 SCHEDULE 4.4(C)

SENSORMATIC LEASED EQUIPMENT SCHEDULE

STORE #123, NORTH RIVERSIDE, IL

                     QTY                CODE            DESCRIPTION
                -------------------------------------------------------------------------------------
                      6       RT380B2                   1/3" B/W Indoor Fixed Camera
                      5       RG600V                    1/3" 3.5-8mm Vari-Focal Lens
                      1       RG600VAI                  1/3" 3.5-8mm Vari-Focal Lens Auto Iris
                      5       RHDR2X2                   Drone- Fixed Camber Housing 2x2
                      1       RMM112H                   12" B/W Monitor (800 LOR)
                      2       RM117H                    17" B/W Monitor (700 LOR)
                      2       RH219E                    Suspended Ceiling Mount for PVM
                      1       RV2424                    Virtual Real Time VCR
                      1       RV1309                    9 Camera B/W Duplex Multiplexer
                      3       RPVPWR150NP               Siamese cable, Non-Plenum 150'
                      2       RPVPWR200NP               Siamese cable, Non-Plenum 200'
                      1       RPVPWR250NP               Siamese cable, Non-Plenum 250'
                     12       2111-0033-01              BNC Conectors
                      1       RVSSQ04                   4 Input Video Sequencer
                      1       RVLOCK2                   VCR Lock Box


STORE #117, NORTH RIVERSIDE, IL

                     QTY                CODE            DESCRIPTION
                -------------------------------------------------------------------------------------
                      6       RT380B2                   1/3" B/W Indoor Fixed Camera
                      5       RG600V                    1/3" 3.5-8mm Vari-Focal Lens
                      1       RG600VAI                  1/3" 3.5-8mm Vari-Focal Lens Auto Iris
                      5       RHDR2X2                   Drone- Fixed Camber Housing 2x2
                      1       RMM112H                   12" B/W Monitor (800 LOR)
                      2       RM117H                    17" B/W Monitor (700 LOR)
                      2       RH219E                    Suspended Ceiling Mount for Monitor
                      2       RHEXT2                    2' Extension for PVM Mount
                      1       RV2424                    Virtual Real Time VCR
                      1       RVLOCK2                   VCR Lock Box
                      1       ADC824UL                  8 Input Camera Power Supply
                      1       RV1309                    9 Camera B/W Duplex Multiplexer
                      2       RPVPWR150NP               Siamese cable, Non-Plenum 150'
                      3       RPVPWR200NP               Siamese cable, Non-Plenum 200'
                      6       RPVPWR50NP                Siamese cable, Non-Plenum 50'
                      1       RVSSQ04                   4 Input Video Sequencer
                     12       2111-0033-01              BNC Conectors



                                       39


STORE #138, OAK PARK, IL

                     QTY                CODE            DESCRIPTION
                -------------------------------------------------------------------------------------
                      6       RT380B2                   1/3" B/W Indoor Fixed Camera
                      5       RG600V                    1/3" 3.5-8mm Vari-Focal Lens
                      1       RG600VAI                  1/3" 3.5-8mm Vari-Focal Lens Auto Iris
                      5       RHDR2X2                   Drone- Fixed Camber Housing 2x2
                      1       RMM112H                   12" B/W Monitor (800 LOR)
                      2       RM117H                    17" B/W Monitor (700 LOR)
                      2       RH219E                    Suspended Ceiling Mount for Monitor
                      2       RHEXT2                    2' Extension for PVM Mount
                      1       RV2424                    Virtual Real Time VCR
                      1       RVLOCK2                   VCR Lock Box
                      1       ADC824UL                  8 Input Camera Power Supply
                      1       RV1309                    9 Camera B/W Duplex Multiplexer
                      5       RPVPWR150NP               Siamese cable, Non-Plenum 150'
                      1       RPVPWR200NP               Siamese cable, Non-Plenum 100'
                      4       RPVPWR50NP                Siamese cable, Non-Plenum 50'
                      1       RVSSQ04                   4 Input Video Sequencer
                     12       2111-0033-01              BNC Conectors


STORE #142, CALUMET CITY, IL

                     QTY                CODE            DESCRIPTION
                -------------------------------------------------------------------------------------
                      6       RT380B2                   1/3" B/W Indoor Fixed Camera
                      5       RG600V                    1/3" 3.5-8mm Vari-Focal Lens
                      1       RG600VAI                  1/3" 3.5-8mm Vari-Focal Lens Auto Iris
                      4       RHDR2X2                   Drone- Fixed Camber Housing 2x2
                      1       RMM112H                   12" B/W Monitor (800 LOR)
                      2       RM117H                    17" B/W Monitor (700 LOR)
                      2       RH219E                    Suspended Ceiling Mount for Monitor
                      2       RHEXT2                    2' Extension for PVM Mount
                      1       RV2424                    Virtual Real Time VCR
                      1       RVLOCK2                   VCR Lock Box
                      1       ADC824UL                  8 Input Camera Power Supply
                      1       RV1309                    9 Camera B/W Duplex Multiplexer
                      1       RPVPWR250NP               Siamese cable, Non-Plenum 250'
                      3       RPVPWR150NP               Siamese cable, Non-Plenum 150'
                      3       RPVPWR100NP               Siamese cable, Non-Plenum 100'
                      4       RPVPWR50NP                Siamese cable, Non-Plenum 50'
                      1       RVSSQ04                   4 Input Video Sequencer
                     12       2111-0033-01              BNC Conectors



                                       40


STORE #181, MATTESON, IL

                     QTY                CODE            DESCRIPTION
                -------------------------------------------------------------------------------------
                      6       RT380B2                   1/3" B/W Indoor Fixed Camera
                      5       RG600V                    1/3" 3.5-8mm Vari-Focal Lens
                      1       RG600VAI                  1/3" 3.5-8mm Vari-Focal Lens Auto Iris
                      4       RHDR2X2                   Drone- Fixed Camber Housing 2x2
                      1       RMM112H                   12" B/W Monitor (800 LOR)
                      2       RM117H                    17" B/W Monitor (700 LOR)
                      2       RH219E                    Suspended Ceiling Mount for Monitor
                      1       RV2424                    Virtual Real Time VCR
                      1       RVLOCK2                   VCR Lock Box
                      1       ADC824UL                  8 Input Camera Power Supply
                      1       RV1309                    9 Camera B/W Duplex Multiplexer
                      1       RPVPWR200NP               Siamese cable, Non-Plenum 200'
                      3       RPVPWR150NP               Siamese cable, Non-Plenum 150'
                      3       RPVPWR100NP               Siamese cable, Non-Plenum 100'
                      4       RPVPWR50NP                Siamese cable, Non-Plenum 50'
                      1       RVSSQ04                   4 Input Video Sequencer
                     12       2111-0033-01              BNC Conectors


                                 SCHEDULE 4.5(C)

Type       Ser. No        Store        Lease Co.        Qty
----       -------        -----        ---------        ---
4694004     E7588           1             ICC            1
4694004     E7607           1             ICC            1
4694004     11446           1             ICC            1
4694004     H9925           1             ICC            1
4694004     F4748           1             ICC            1
4694004     F5477           1             ICC            1
4694004     H9916           1             ICC            1
4694004     E8034           1             ICC            1
4694004     E7621          102            ICC            1
4694004     E7776          102            ICC            1
4694004     F4712          102            ICC            1
4694004     F5574          102            ICC            1
4694004     E7891          105            ICC            1
4694004     F5426          105            ICC            1
4694004     F5481          105            ICC            1
4694004     F5496          105            ICC            1
4694004     E7636          113            ICC            1
4694004     F4706          113            ICC            1
4694004     F5386          113            ICC            1
4694004     E7782          115            ICC            1
4694004     F4577          115            ICC            1
4694004     F4724          115            ICC            1
4694004     F5394          115            ICC            1
4694004     E5107          118            ICC            1
4694004     E7773          118            ICC            1
4694004     E7999          118            ICC            1
4694004     F4601          118            ICC            1
4694004     F4607          118            ICC            1
4694004     E7901          119            ICC            1
4694004     F5559          119            ICC            1
4694004     F5560          119            ICC            1
4694004     F5567          119            ICC            1
4694004     F5494          121            ICC            1
4694004     L7874          121            ICC            1
4694004     E7868          123            ICC            1
4694004     F4735          123            ICC            1
4694004     F5572          123            ICC            1
4694004     E7978          126            ICC            1
4694004     F4732          126            ICC            1
4694004     F5546          126            ICC            1
4694004     F5592          126            ICC            1
4694004     E7554          128            ICC            1
4694004     E7581          128            ICC            1
4694004     E7942          128            ICC            1
4694004     F4625          128            ICC            1
4694004     F5470          128            ICC            1

4694004     E7988           1             ICC            1
4694004     F5419           1             ICC            1
4694004     F5422           1             ICC            1
4694004     F5478           1             ICC            1
4694004     E7789          132            ICC            1
4694004     E7885          132            ICC            1
4694004     E7930          132            ICC            1
4694004     F5601          132            ICC            1
4694004     E7627          133            ICC            1
4694004     E7964          133            ICC            1
4694004     F4691          133            ICC            1
4694004     F5598          133            ICC            1
4694004     E7865          137            ICC            1
4694004     E7905          137            ICC            1
4694004     E7992          137            ICC            1
4694004     E8021          137            ICC            1
4694004     E7995          138            ICC            1
4694004     F5433          138            ICC            1
4694004     F5450          138            ICC            1
4694004     E7615          139            ICC            1
4694004     E7772          139            ICC            1
4694004     E7860          139            ICC            1
4694004     E7910          139            ICC            1
4694004     F5462          143            ICC            1
4694004     F5505          143            ICC            1
4694004     F5556          143            ICC            1
4694004     E7972          162            ICC            1
4694004     E8010          162            ICC            1
4694004     F4649          162            ICC            1
4694004     F5287          162            ICC            1
4694004     E7751          176            ICC            1
4694004     E7951          176            ICC            1
4694004     F5427          176            ICC            1
4694004     E7793          181            ICC            1
4694004     F5513          181            ICC            1
4694004     F5589          181            ICC            1
4694004     E7587          190            ICC            1
4694004     E7643          190            ICC            1
4694004     F5369          190            ICC            1
4694004     E7727          219            ICC            1
4694004     E7936          219            ICC            1
4694004     E8045          219            ICC            1
4694004     F5391          219            ICC            1
4694004     E7645          229            ICC            1
4694004     F4697          229            ICC            1
4694004     F5306          229            ICC            1
4694004     F5518          229            ICC            1
4694004     H9933           1             ICC            1

4694004     11440           1             ICC            1
4694004     11454           1             ICC            1
4694004     R0134           1             ICC            1
4694004     11236          256            ICC            1

                                 SCHEDULE 5.4(F)


-------------------------------------------X
IN RE                                          :    CHAPTER 11 CASE NOS.
                                               :
FACTORY CARD OUTLET CORP. AND                  :    99-685 (EIK)
FACTORY CARD OUTLET OF                         :    99-686 (EIK)
   AMERICA LTD.,                               :
                                               :    (JOINTLY ADMINISTERED)
                                DEBTORS.       :
-------------------------------------------X


                          NOTICE OF INTENT TO PURCHASE,
                   ACQUIRE, OTHERWISE ACCUMULATE, SELL, TRADE,
                    OR OTHERWISE TRANSFER PREPETITION GENERAL
                    UNSECURED CLAIMS AGAINST DEBTORS' ESTATES
                    -----------------------------------------


         PLEASE TAKE NOTICE that [name of acquirer/seller] intends to [acquire/sell] [$_______] of prepetition general unsecured claims against the Debtors or stock received in exchange for such claims pursuant to the above-captioned chapter 11 cases (or the right to receive such stock), including under a forward contract. For purposes of this Notice, such stock or rights shall be referred to as "Stock." Specifically, [acquirer/seller] desires to [acquire/sell] to [name of entity from which claims or Stock are to be acquired/sold] $_______ of __________ claims against ________, a Debtor in the above-captioned chapter 11 cases or _____ shares of stock.

         PLEASE TAKE FURTHER NOTICE that (i) [Seller] Owns (within the meaning set forth below), directly or indirectly, $_______ of general unsecured claims against ________, a Debtor in the above-captioned cases, inclusive of any claims being transferred [indicate by Debtor for all Debtors], and (ii) [Acquirer] Owns (within the meaning set forth below), directly or indirectly, $_______ of general unsecured claims against _______, a Debtor in the above-captioned cases [indicate by Debtor for all Debtors].

         PLEASE TAKE FURTHER NOTICE that this Notice is being served in accordance with Section 12.13 of the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated December __, 2001.

         WE ACKNOWLEDGE that the Debtors shall have twenty (20) days from receipt of this Notice to object to the transaction(s) described herein if they believe such transaction(s) may impair the potential value of the Debtors' net operating losses. If the Debtors object, then the transaction(s) shall not become effective until approved by a final and nonappealable order of the Bankruptcy Court. If the Debtors do not object, then the transaction(s) will become effective as of the end of the Debtors' twenty (20) day period to object to the transaction(s).

         WE ACKNOWLEDGE that any further transactions contemplated by [acquirer/seller] that may result in [acquirer/seller] purchasing or selling additional prepetition unsecured claims against the Debtors or additional Stock will require an additional notice to be served in the same manner as this Notice.

         For the purposes of this Notice, "Ownership" of a claim against the Debtors shall be determined in accordance with applicable rules under section 382 of the Internal Revenue Code of 1986, as amended and, thus, shall include, but not be limited to, direct and indirect ownership (e.g., a holding company would be considered to beneficially own all shares owned or acquired by its subsidiaries), ownership by members of such person's family and persons acting in concert, and in certain cases, the creation or issuance of an option (in any form), and any variation of the term "Ownership" (e.g., Own) shall have the same meaning.

         This Notice is given in addition to, and not as a substitute for, any requisite notice under Rule 3001(e) of the Federal Rules of Bankruptcy Procedure.

                                              Respectfully submitted,


                                              -----------------------------



Dated: [city, state]
       _____________, 2002

                                    EXHIBIT B
                                    ---------

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

--------------------------------------------------x
In re                                            :        Chapter 11 Case Nos.
                                                 :
FACTORY CARD OUTLET CORP. and                    :        99-685 (EIK)
FACTORY CARD OUTLET OF                           :        99-686 (EIK)
   AMERICA LTD.,                                 :
                                                 :        (Jointly Administered)
                    Debtors.                     :
--------------------------------------------------x



            ORDER PURSUANT TO SECTIONS 105, 502, 1125 1126, AND 1128
      OF THE BANKRUPTCY CODE AND FED. R. BANKR. P. 2002, 3003, 3017, 3018,
                   AND 3020 (i) APPROVING DISCLOSURE STATEMENT
                 AND FORMS OF BALLOTS, (ii) ESTABLISHING VOTING
               DEADLINES AND PROCEDURES FOR SOLICITATION OF VOTES,
                    AND (iii) SCHEDULING HEARING TO CONSIDER
                     CONFIRMATION OF PLAN OF REORGANIZATION
                     --------------------------------------


                  An adjourned hearing having been held on February 5, 2002 pursuant to sections 105, 502, 1125, 1126, and 1128 of title 11, United States Code (the "Bankruptcy Code") and Rules 2002, 3003, 3017, 3018, and 3020 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") (a) for approval of a proposed disclosure statement filed in connection with the amended joint plan of reorganization for Factory Card Outlet Corp. ("Factory Card") and Factory Card Outlet of America Ltd. (collectively with Factory Card, the "Debtors") proposed by the Debtors, dated February 5, 2002 (the "Plan"), as the same may be amended, and (b) to consider the Debtors' motion dated, December 21, 2001 for an Order (i) approving solicitation procedures, form of ballots, and manner of notice (ii) establishing voting record holder date and (iii) fixing the date, time and place for the confirmation hearing and the deadline for filing objections thereto (the "Motion"); and the Court having jurisdiction to consider the foregoing in accordance with 28 U.S.C. ss. ss. 157 and 1334; and consideration of the foregoing, the papers filed in support thereof, and the responses and objections thereto being a core proceeding in accordance with 28 U.S.C. ss. 157(b); and due notice of the filing of the Disclosure Statement and the Motion having been published in the Wall Street Journal (National Edition) and provided to (a) the United States Trustee for the District Delaware; (b) the attorneys for the Official Committee of Unsecured Creditors, (the "Creditors' Committee"); (c) the attorneys for the committee of equity holders appointed in these cases (the "Equity Holders"); (d) the attorneys for the Debtors' postpetition lenders; (e) all holders of filed proofs of claim whose claims have not been disallowed or expunged; (f) all holders of claims listed in the Debtors' schedules as not contingent, unliquidated or disputed (excluding scheduled claims that have been superseded by filed claims and scheduled claims that have been disallowed or expunged); (g) all equity holders of record and (h) all parties that that filed a notice of appearance in these chapter 11 cases pursuant to Bankruptcy Rule 2002, and it appearing that no other or further notice need be given; and the appearance of all interested parties having been noted in the record of the Hearing; and the responses and objections to the disclosure statement having been withdrawn or resolved, all as set forth in the record of the Hearing, and no responses or objections having been filed in respect of the Motion; and upon the disclosure statement annexed hereto as Exhibit A, the Motion and the exhibits thereto, and the record of the Hearing;

and the Court having determined after due deliberation that the disclosure statement contains adequate information as such term is defined in section 1125 of the Bankruptcy Code and that the granting of the relief sought is in the best interests of the Debtors' estates; and sufficient cause existing therefor, it is
                  ORDERED that, in accordance with section 1125 of the Bankruptcy Code and Rule 3017(b) the Bankruptcy Rules, the disclosure statement annexed hereto as Exhibit A, as the same may be modified in non-material respects (the "Disclosure Statement"), is approved; and it is further
                  ORDERED that, pursuant to Bankruptcy Rule 3018, the forms of ballots attached hereto as Exhibit "B" (the "Creditor Ballots") with respect to claims in Class 2 (Secured Tax Claims), Class 3 (KeyCorp Secured Claim), Class 5 (IBM Secured Claim), Class 7 (Convenience Claims) and Class 8 (General Unsecured Claims) under the Plan, are approved and shall be distributed substantially in such forms to the holders of claims in said Classes, the holders of claims in such Classes having been determined to be the only creditors of the Debtors entitled to vote with respect to the Plan;
                  ORDERED that, pursuant to Bankruptcy Rule 3018, the forms of ballots, including the master ballots, attached hereto as Exhibit "C" (the "Equity Ballots" and, collectively with the Creditor Ballots, the "Ballots") are approved and shall be distributed to holders of equity interests of Factory Card as of the record date, as hereinafter fixed, and to such other parties as hereinafter provided; and it is further
                  ORDERED that all brokers, dealers, commercial banks, trust companies or other nominees (collectively, the "Nominee Stockholders") through which the beneficial owners in Class 9 (collectively, the "Beneficial Owners") hold stock, shall forward the Disclosure Statement and the Equity Ballots, or copies thereof, to the Beneficial Stockholders within three (3) business days of the receipt of the same by a Nominee Stockholder; and it is further
                  ORDERED that the Debtors will provide the Nominee Stockholders with sufficient copies of the Disclosure Statement and Equity Ballots and, upon the request of such Nominee Stockholders, shall provide additional copies of the same to forward to the Beneficial Stockholders and that the Debtors are authorized to reimburse the Nominees Stockholders for their reasonable, actual and necessary out-of-pocket expenses incurred with regard to forwarding such notice of non-voting status to the Beneficial Stockholders; and it is further
                  ORDERED that January 31, 2002 shall constitute the record date for determining the holders of claims in Classes 2, 3, 5, 7 and 8 and the holders of equity interests in Class 9 under the Plan that are entitled to vote on the Plan (the "Record Holder Date"); and it is further
                  ORDERED that the Debtors are not required to mail or cause to be mailed the Plan and Disclosure Statement to any holder of a class in Class 1 (Other Priority Tax Claims), Class 4 (Sensormatic Secured Claim), or Class 6 (Other Secured Claims) or to any party to an executory contract or unexpired lease who does not hold an allowed filed proof of claim or who holds a scheduled claim that is scheduled as contingent, unliquidated or disputed and that has not been disallowed or expunged, unless such holder requests, in writing, to receive copies of the Plan or Disclosure Statement; provided however, the Debtors will mail or cause to be mailed a notice of non-voting status in substantially the same form as attached hereto as Exhibit "D" to such holders of claims; and it is further
                  ORDERED that the terms and conditions of the voting and tabulation procedures, as set forth in the Disclosure Statement, the Motion and Ballots, are hereby approved; and it is further
                  ORDERED that Ballots shall be properly executed and delivered, in accordance with the procedures specified in the Disclosure Statement and Ballots, and shall be submitted so as to be actually received by the Debtors' balloting agent (the "Balloting Agent") on or before 5:00 p.m., Pacific Time, March 13, 2002 (the "Voting Deadline"); and it is further
                  ORDERED that (i) any Ballot that is properly completed, executed and timely returned to the Balloting Agent that does not indicate an acceptance or rejection of the Plan shall be counted as an acceptance; (ii) any Ballot which is returned to the Balloting Agent indicating acceptance or rejection of the Plan but which is unsigned shall not be counted; (iii) whenever a creditor or equity interest holder casts more than one Ballot voting the same claim or interest prior to the Voting Deadline, only the last timely Ballot received by the Balloting Agent shall be counted; (iv) if a creditor or equity security interest holder casts simultaneous duplicative Ballots voted inconsistently, such Ballots shall count as one vote accepting the Plan; (v) each creditor shall be deemed to have voted the full amount of its claim and each equity interest holder shall be deemed to have voted the full amount of his interest holdings; (vi) creditors shall not split their vote within a claim, thus each creditor shall vote all of its claim within a particular class either to accept or reject the Plan; (vii) any Ballot that partially rejects and partially accepts the Plan shall not be counted; (viii) any Ballot received by the Balloting Agent by telecopier, facsimile or other electronic communication shall not be counted; and it is further
                  ORDERED that a hearing shall be held before the undersigned United States Bankruptcy Judge at the United States District Court for the Northern District of Illinois, 219 South Dearborn Street, Courtroom 760, Chicago, Illinois 60604 on March 20, 2002 at 10:00 a.m. Central Time, or as soon thereafter as counsel may be heard, to consider the confirmation of the Plan and any objections thereto (the "Confirmation Hearing"); and it is further
                  ORDERED that the Confirmation Hearing may be continued from time to time without prior notice to holders of claims or equity interests and parties in interest other than the announcement of the adjourned hearing date at the Confirmation Hearing or at an adjourned Confirmation Hearing; and it is further
                  ORDERED that, on or before February 11, 2002, the Debtors shall (a) distribute or cause to be distributed a notice of the Confirmation Hearing substantially in the form attached hereto as Exhibit "E" (the "Notice") and a copy of the Disclosure Statement (including a copy of the Plan attached thereto) together with the applicable Ballots, to holders of claims in Classes 2, 3, 5, 7 and 8 and holders of equity interests in Class 9 as of the Record Holder Date and (b) cause the Notice to be published once in the Wall Street Journal (National Edition); and it is further

                  ORDERED that objections to confirmation of the Plan, if any, shall be in writing, shall conform to the Bankruptcy Rules and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware and orders of the Bankruptcy Court, shall set forth the name of the objectant, the nature and amount of claims or interests held or asserted by the objectant against the Debtors' estate or property, the basis for the objection and the specific grounds therefor, and shall be filed with the Bankruptcy Court, and served upon the following persons, so as to be received on or before March 13, 2002, at 4:00 p.m. Eastern Time: (i) Attorneys for the Debtors, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 Attn:
Richard P. Krasnow, Esq.; (ii) Attorneys for the Debtors, Richards, Layton & Finger, P.A., One Rodney Square, P. O. Box 551 Wilmington, DE 19899, Attn:
Daniel J. DeFranceschi, Esq.; (iii) Office of the United States Trustee, 844 King Street, Suite 2313, Lockbox 35, Wilmington, DE 19801-3519; (iv) Attorneys for the Creditors' Committee, Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, New York, NY 10169, Attn: Scott L. Hazan, Esq.; (v) Attorneys for the Creditors' Committee, Klehr, Harrison, Harvey, Branzburg & Ellers LLP, 919 Market Street, Suite 1000, Wilmington, DE 19801-3062, Attn: Steven K. Kortanek, Esq.; (vi) Attorneys for the Equity Committee, Sidley Austin Brown & Wood, 10 S. Dearborn Street, Chicago, IL 60603, Attn: Bryan Krakauer, Esq.; (vii) Attorneys for the Equity Committee, Rosenthal, Monhait, Gross & Goddess, P.A., Mellon Bank Center, P.O. Box 1070, Suite 1401, Wilmington, DE 19899-1070, Attn: Kevin Gross, Esq.; (viii) Attorneys for the Debtors' Postpetition Lenders, Choate, Hall & Steward, Exchange Place, 53 State Street, Boston, MA 02109, Attn: Peter

Palladino, Esq.; (ix) Attorneys for the Debtors' Postpetition Lenders, Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, P.O. Box 1347, Wilmington, DE 19899, Attn: Derek C. Abbott, Esq.; and (x) the United States Securities and Exchange Commission, Midwest Regional Office, 500 West Madison Street, Chicago, Illinois 60661, Attn: Jolene M. Wise, Esq.; and it is further
                  ORDERED that notwithstanding the requirements set forth in Rule 9014-1(d) of the Local Rules of Bankruptcy Practice and Procedure for the United States District Court for the District of Delaware, the Debtors may file replies to any objections, if any, to the Plan and such replies shall be served on the objectant and filed with the Court on or before March 19, 2002; and it is further
                  ORDERED that the Debtors are hereby authorized and empowered to take such steps and perform such acts as may be necessary to implement and effectuate this Order.

Dated:   Wilmington, Delaware
         February 5, 2002

                                    /s/ Erwin I. Katz
                                    ------------------------------------
                                    United States Bankruptcy Court Judge

                                   EXHIBIT C
                                   ---------

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                   FORM 10-K

[X]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
   OF 1934

  For The Fiscal Year Ended February 3, 2001 OR

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934

For the Year Ended

                         Commission File Number: 21859

                               ----------------

                           FACTORY CARD OUTLET CORP.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                      36-3652087
       (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                     Identification Number)

                   2727 Diehl Road, Naperville, IL 60563-2371
              (Address of principal executive offices) (Zip Code)

                                 (630) 579-2000
              (Registrant's telephone number, including area code)

                               ----------------

          Securities registered pursuant to Section 12(b) of the Act:
                                      None

          Securities registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.01 par value
                                (Title of Class)

   Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

   The aggregate market value of the Common Stock held by non-affiliates of the Registrant as of March 27, 2001 was approximately $79,688, computed on the basis of the last reported bid price per share ($0.02) of such stock on the Over the Counter Bulletin Board system. Shares of Common Stock held by each officer and director and by each person who owns 5% or more of the outstanding Common Stock have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K [_]

   Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13, or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes [X] No [_]

   The number of shares of the Registrant's Common Stock outstanding as of March 27, 2001 was 7,503,098.

--------------------------------------------------------------------------------

                           Factory Card Outlet Corp.
                (Debtor in possession effective March 23, 1999)
                           Annual Report on Form 10-K

                               TABLE OF CONTENTS

                                     PART I

                                                                                                 Page
                                                                                                 ----
Item 1   Business...............................................................................   1
Item 2   Properties.............................................................................   7
Item 3   Legal Proceedings......................................................................   7
Item 4   Submission of Matters to a Vote of Security Holders....................................   7

                                    PART II

Item 5   Market for the Registrant's Common Stock and Related Stockholder Matters...............   7
Item 6   Selected Financial Data................................................................   8
Item 7   Management's Discussion and Analysis of Financial Condition and Results of Operations..  10
Item 7a  Quantitative and Qualitative Disclosures About Market Risks............................  13
Item 8   Financial Statements and Supplementary Data............................................  14
Item 9   Changes in and Disagreements with Accountants on Accounting and Financial Disclosure...  14

                                    PART III

Item 10  Chairman and Executive Officers of the Registrant......................................  15
Item 11  Executive Compensation.................................................................  15
Item 12  Security Ownership of Certain Beneficial Owners and Management.........................  15
Item 13  Certain Relationships and Related Transactions.........................................  15

                                    PART IV

Item 14  Exhibits, Financial Statement Schedules and Reports on Form 8-K........................  17

                                     PART I

ITEM 1. BUSINESS

General

   Factory Card Outlet Corp. ("FCO") and its subsidiary, Factory Card Outlet of America Ltd. (collectively, with FCO, the "Company"), are a chain of company-owned stores offering a wide selection of greeting cards, giftwrap, balloons, everyday and seasonal party supplies and other special occasion merchandise at everyday value prices. As of March 27, 2001, the Company operated 175 stores in 20 states. Based on the published number of stores of the Company's competitors as compiled by the Company from various business publications and other publicly available information, the Company believes it is one of the largest chains of company-owned stores in the greeting card, party supply and special occasion industry. The Company opened 33 and 58 stores in fiscal 1998 and 1997, respectively. The Company currently has no plans to open any additional stores in fiscal 2001 and the Company closed 28 stores in fiscal 1999 and 7 stores in fiscal 2000.

   The Company's stores provide customers with a value-oriented, "one-stop" shopping destination for greeting card, party supply and special occasion merchandise for all major holidays and celebratory events, including birthdays, graduations, weddings, baby showers and other family, religious and special occasions. The Company's newer stores average approximately 12,000 square feet, with approximately 80% of the space devoted to selling space, and are designed to provide ease of shopping within an attractive, spacious and festive environment.

Proceedings Under Chapter 11 of the Bankruptcy Code

   On March 23, 1999, the Company filed petitions for reorganization under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The petitions were filed in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and are currently assigned case numbers 99-685 (PJW) and 99-686 (PJW) (the "Chapter 11 Cases"). The Chapter 11 Cases have been procedurally consolidated for administrative purposes. The Company is currently operating its business and managing its properties as a debtor in possession pursuant to the Bankruptcy Code.

   Subsequent to the commencement of the Chapter 11 Cases, the Company sought and obtained several orders from the Bankruptcy Court that were intended to stabilize their business and enable the Company to continue business operations as a debtor in possession. The most significant of these orders (1) approved a $50 million debtor in possession loan agreement, the revolving credit and guarantee agreement, among FCO, as borrower, Foothill Capital Corporation, as agent, and Paragon Capital LLC, as oversight agent, each for itself and any other lenders party thereto (the "Loan Agreement"), (2) permitted the Company to operate their consolidated cash management system during the Chapter 11 Cases in substantially the same manner as it was operated prior to the commencement of the Chapter 11 Cases, and (3) authorized payment of prepetition wages, vacation pay and employee benefits and reimbursement of employee business expenses.

   The Loan Agreement was entered into on March 23, 1999. The Loan Agreement originally provided FCO with a revolving line of credit for loans and letters of credit in an aggregate amount not to exceed $50 million, including the ability to issue up to $10 million of letters of credit, to be used for its ongoing working capital needs and for general corporate purposes. However, as $50 million was in excess of FCO's working capital needs, the aggregate amount of the loan was reduced to $32.5 million by an amendment dated March 19, 2001. The amendment also extended the term of the loan from March 23, 2001 to the earlier of July 31, 2001 or the effective date of the Company's plan of reorganization. The lenders under the Loan Agreement were granted a security interest in substantially all of FCO's assets as security for FCO's obligations under the Loan Agreement. All obligations under the Loan Agreement are afforded "super-priority" administrative expense status in the Chapter 11 Cases.

   On April 6, 1999, a statutory committee of unsecured creditors (the "Creditors' Committee") was appointed by the Office of the United States Trustee to represent the interests of the Company's unsecured creditors in the Chapter 11 Cases. The Creditors' Committee has the right to review and object to certain business transactions and may participate in the formulation of the Company's long term business plan and plan of reorganization. The Company is required to reimburse certain fees and expenses of the Creditors' Committee, including fees for attorneys and other professionals, to the extent allowed by the Bankruptcy Court.

   On July 12, 2000, the Bankruptcy Court directed the United States Trustee to appoint an additional committee consisting of equity security holders (the "Equity Committee"). The Company is required to pay the aggregate fees and expenses of the Equity Committee's professionals up to $250,000, subject to the Equity Committee's right to seek an increase in said amount upon a showing that the Equity Committee, through its members and/or its professionals, has conferred a tangible benefit on the Company's estates.

   The Company has the right, subject to Bankruptcy Court approval and certain other limitations, to assume or reject executory contracts and unexpired leases. In this context, "assumption" means that the Company agrees to perform their obligations and cure all existing defaults under the contract or lease, and "rejection" means that the Company is relieved from its obligations to perform further under the contract or lease but is subject to a claim for damages for the breach thereof. Any damages resulting from rejection of executory contracts and unexpired leases are treated as general unsecured claims in the Chapter 11 Cases. The Company obtained approval from the Bankruptcy Court to close and conduct closing sales at 27 stores. Subsequent to the closing of such stores, the Company sought and obtained approval from the Bankruptcy Court to reject 26 of the closed store leases and assume and assign one of such leases. On August 24, 2000 and January 31, 2001, an additional 5 and 2 store leases, respectively, were rejected. The Company will continue to analyze, and may assume or reject, additional leases and other existing contracts. The time within which the Company must assume or reject unexpired leases of real property, with the exception of one lease, currently expires on June 29, 2001. The time within which the Company must assume that one lease expires on May 31, 2001. The Company, however, may request that the Bankruptcy Court grant an extension of the time within which it must assume or reject unexpired leases of real property.

   The Bankruptcy Code provides that the Company has an exclusive period during which only it may propose, file and solicit acceptances of a plan of reorganization. The exclusive period for the Company to propose a plan of reorganization was set to expire on March 30, 2001. However, by motion, dated March 29, 2001, the Company requested an extension of such exclusive period to and including July 31, 2001. The motion to extend the exclusive period is currently scheduled to be heard by the Bankruptcy Court on April 30, 2001. If the Company fails to file a plan of reorganization during the exclusive period or, after such plan has been filed, if the Company fails to obtain acceptance of such plan from the requisite impaired classes of creditors and equity security holders during the exclusive period, any party in interest, including a creditor, an equity security holder, a committee of creditors or equity security holders, or an indenture trustee, may file their own plan of reorganization for the Company.

   On February 2, 2001, the Company, the Creditors' Committee and Factory Card Holdings, Inc. ("FCH") entered into a letter of intent which provided the basic parameters of an FCH investment in the Company and the chapter 11 plan of reorganization that would result therefrom. Subsequent to the execution of the letter of intent, FCH completed its due diligence. The Company, the Creditors' Committee and FCH then proceeded to negotiate the specific terms of the definitive transaction documents and the plan of reorganization. Those negotiations culminated in the execution of that certain Agreement on Plan of Reorganization of Factory Card Outlet Corp., dated as of March 26, 2001 (the "FCH Agreement"). The FCH Agreement, which is subject to, among other things, confirmation of a plan of reorganization that would have to be voted upon by creditors, provides for an investment of at least $10 million in the Company upon its emergence from chapter 11, at least $6 million of which would be in the form of equity.

   The Company and FCH anticipate that they will file their Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code Proposed by the Company and Factory Card Holdings, Inc. (the "Plan") and their

Joint Disclosure Statement of the Company and Factory Card Holdings, Inc. pursuant to Section 1125 of the Bankruptcy Code (the "Disclosure Statement") by mid April 2001. The Plan will provide that general unsecured creditors, whose claims are estimated to approximate $44 million, will receive a total cash distribution approximating $6 million, of which $5 million will be payable over a period of five years. The $5 million distribution will be subject to downward adjustment under certain circumstances. An additional distribution of up to $5 million will be available in the event that FCH were successful in raising proceeds from a public offering or other disposition of the Company's assets within a seven year period from the Company's emergence from chapter 11. The holders of the Company's outstanding common stock will not receive any distribution because the Plan will not result in creditors recovering the full amount of their claims. Consequently, the existing stock is expected to be cancelled.

   The Company and FCH will seek Court approval of the Disclosure Statement after it is filed. Upon Court approval, the Disclosure Statement, along with the Plan, will be sent to impaired creditors for their consideration and approval. Following the solicitation period, the Bankruptcy Court will consider whether to confirm the plan. In order to confirm a plan of reorganization, the Bankruptcy Court, among other things, is required to find that (1) with respect to each impaired class of creditors and equity security holders, each holder in such class will, pursuant to the plan, receive at least as much as such holder would receive in a liquidation, (2) each impaired class of creditors and equity security holders has accepted the plan by the requisite vote (except as provided in the following sentence), and (3) confirmation of the plan is not likely to be followed by a liquidation or a need for further financial reorganization of the Company or any successors to the Company unless the plan proposes such liquidation or reorganization. If any impaired class of creditors or equity security holders does not accept a plan and assuming that all of the other requirements of the Bankruptcy Code are met, the proponent of the plan may invoke the "cram down" provisions of the Bankruptcy Code. Under these provisions, the Bankruptcy Court may confirm a plan notwithstanding the non-acceptance of the plan by an impaired class of creditors or equity security holders if certain requirements of the Bankruptcy Code are met with respect to the non-accepting class. As the holders of the Company's outstanding common stock will not receive any distribution under the Plan and, consequently, will be deemed to have rejected the Plan, the Company and FCH currently intend to request confirmation of the Plan under the cram down provisions of the Bankruptcy Code.

   In September 1999 the Company announced that it received notification that the NASDAQ's staff had delisted the Company's common stock from the NASDAQ National Market effective September 1, 1999.

Business

   The key elements of the Company's business are as follows:

   Merchandise Offering. The Company offers a wide selection of greeting cards, giftwrap, balloons, everyday and seasonal party supplies and special occasion merchandise. With over 23,000 SKUs in each of its stores, the Company's stores provide a single destination for a customer's special occasion product needs. The stores offer product selections for all major holidays and seasonal events, such as Valentine's Day, St. Patrick's Day, Passover, Easter, Secretary's Day, Mother's Day, Father's Day, Grandparent's Day, Fourth of July, Rosh Hashanah, Halloween, Thanksgiving, Christmas, Hanukkah, Kwanzaa and New Year's; celebratory events, including birthdays, graduations, weddings and baby showers; and other family, religious and special occasions. The following five major product categories comprise the Company's merchandise offering:

  . Greeting Cards--The Company's stores feature approximately 4,000 titles of high quality, everyday and seasonal greeting cards for all occasions, all sold at an everyday low price. Boxed everyday and holiday cards are regularly sold at substantial discounts off manufacturers' suggested retail prices.

  . Giftwrap--The Company believes its stores have become a destination for shoppers seeking a wide selection of giftwrap and giftwrap accessories and sells most of these items at lower prices than competitors. Items include glossy, printed, solid and foil giftwrap, solid and printed ribbons, bows, gift bags, gift boxes, tissue paper and gift tags.

  . Balloons--Balloons are increasingly popular for all occasions. The
    Company's stores offer value in mylar and latex balloons and carry popular licensed designs along with a large selection for any occasion.

  . Party Supplies--The Company stocks a broad selection of party supply merchandise for everyday and special occasions in a wide variety of attractive patterns and distinctive colors. Party supplies include tableware, tablecovers, cutlery, invitations, party favors, milestone birthday items, pinatas, banners, decorations, candles, decor and other related party items.

  . Other Special Occasion Merchandise--The Company complements its major product lines by offering many other special occasion items in order to provide a "one-stop" shopping destination for customers. These items include candy, birthday and wedding items, candles and candle holders, stationery, gifts, novelty items and seasonal products.

   Everyday Value Pricing. The Company's strategy of everyday value pricing is designed to provide customers with consistent value on purchases. The Company typically sells merchandise at discounts of 20% to 60% off manufacturers' suggested retail prices. In addition, the stores feature a "power aisle" offering a wide selection of opportunistic buys and manufacturers' seasonal over-runs, all priced at deep discounts and frequently changed to create continued customer interest.

   Attractive, Spacious and Festive Superstore Format. The Company's stores have an attractive and festive atmosphere within a spacious "easy to shop" store. The superstores are designed to provide a comfortable shopping experience, with bright lighting, wide carpeted aisles and fixtures that offer customers easy access to merchandise. The Company has increased the size of its new stores to approximately 12,000 square feet. Management is currently evaluating the size of the Company's stores to determine if 12,000 square feet is optimal.

   Targeted Advertising. The Company utilizes a Company-wide direct mail program to reach targeted customers and highlight the breadth and value of its merchandise. The direct mail pieces are printed in 4-color and range from four to eight pages depending on the season. The Company plans to continue this direct mail program and support all holidays and special events. The Company also uses radio advertising to support select major holiday selling seasons.

   Distribution Center and Office Complex. The Company completed the consolidation of its distribution facilities and offices into a new distribution center and office complex in Naperville, Illinois in February 1998. The newly-constructed, three-story office building and 300,000 square-foot distribution center is on 39 acres. The lease agreement provides for the expansion of the warehouse to 600,000 square feet, as needed. The Company believes it is one of a few special occasion store chains to have a distribution facility. Management believes the distribution facility can provide the Company purchasing and distribution efficiencies.

   Store Locations. As of March 27, 2001, the Company operated 175 stores in 20 states, all of which are leased. The Company's store leases typically have an average initial term of 10 years with two five-year renewal options.

   Set forth below is a list of the Company's store locations by state as of March 27, 2001:

                     Number
                       of
      Location       Stores
      --------       ------
Delaware (1)
 Wilmington.........    1
Florida (10)
 Gainesville........    1
 Jacksonville.......    1
 Naples.............    1
 Orlando............    4
 Tampa..............    3
Illinois (36)
 Chicago Metro......   28
 Bloomington........    1
 Champaign..........    1
 DeKalb.............    1
 Fairview Heights...    1
 Moline.............    1
 Peoria.............    1
 Rockford...........    1
 Springfield........    1
Indiana (18)
 Indianapolis
  Metro.............    5
 Anderson...........    1
 Bloomington........    1
 Clarksville........    1
 Evansville.........    2
 Fort Wayne.........    1
 Highland...........    1
 Lafayette..........    1
 Merrillville.......    1
 Michigan City......    1
 Mishawaka..........    1
 Muncie.............    1
 Richmond...........    1
Iowa (7)
 Des Moines Metro...    3
 Cedar Rapids.......    1
 Davenport..........    1
 Dubuque............    1
 Waterloo...........    1

                     Number
                       of
      Location       Stores
      --------       ------
Kentucky (5)
 Louisville Metro...    3
 Florence...........    1
 Owensboro..........    1
Maryland (13)
 Baltimore Metro....    8
 Washington, D.C.
  Metro (MD)........    4
 Salisbury..........    1
Michigan (1)
 Benton Harbor......    1
Minnesota (6)
 Minneapolis St.
  Paul Metro........    4
 Mankato............    1
 Rochester..........    1
Missouri (9)
 St. Louis Metro....    5
 Cape Girardeau.....    1
 Columbia...........    1
 Joplin.............    1
 Springfield........    1
Nebraska (5)
 Omaha Metro........    3
 Lincoln............    1
 Grand Island.......    1
New York (9)
 Buffalo Metro......    3
 Albany.............    1
 Olean..............    1
 Rochester..........    3
 Syracuse...........    1
North Carolina (3)
 Charlotte..........    1
 Raleigh............    1
 Winston Salem......    1

                     Number
                       of
      Location       Stores
      --------       ------
Ohio (19)
 Cincinnati Metro...    3
 Cleveland Metro....    4
 Columbus Metro.....    5
 Akron..............    2
 Dayton.............    1
 Lancaster..........    1
 Mansfield..........    1
 St. Clairsville....    1
 Wooster............    1
Pennsylvania (5)
 Erie...............    1
 Hanover............    1
 State College......    1
 Wilkes Barre-
  Scranton..........    2
South Carolina (2)
 Charleston.........    1
 Greenville.........    1
Tennessee (5)
 Chattanooga........    2
 Memphis............    1
 Nashville..........    2
Virginia (6)
 Washington D.C.
  Metro (VA)........    1
 Fredericksburg.....    1
 Lynchburg..........    1
 Norfolk-Newport
  News..............    2
 Richmond...........    1
West Virginia (1)
 Clarksburg.........    1
Wisconsin (14)
 Milwaukee Metro....    6
 Appleton...........    1
 Eau Claire.........    1
 Green Bay..........    1
 Janesville.........    1
 Madison............    2
 Oshkosh............    1
 Wausau.............    1
                      ---
Total...............  175
                      ===

Product Sourcing

   The Company has historically been able to take advantage of volume purchase discounts due to its size and the use of its distribution center. The Company purchases its inventory from more than 300 vendors world-wide, with the largest supplier, Creative Expressions, Inc., representing approximately 11.1% and the ten largest suppliers representing approximately 39.8% of the Company's aggregate purchases for the fiscal year ended February 3, 2001. A small portion of the Company's merchandise is imported from foreign manufacturers or their agents, principally from the Far East. As is customary in its industry, the Company does not have long term contracts with any suppliers.

   Although the Company believes that its well-established relationships with overseas suppliers have historically provided it with an advantage over many of its competitors by enabling the Company to offer an extensive selection of distinctive products at higher gross margins, the Company's liquidity problems and the Chapter 11 Cases could have a material adverse effect on the Company and its relationships with its suppliers.

Management Information Systems

   The Company believes that its management information systems are an important factor in supporting its business and enhancing its competitive position in the industry. Over the past three years, the Company has invested significant resources in systems and infrastructure to support its business and make it more efficient. The Company uses a management information and control system, which is based on the JDA Merchandise Management System software package ("JDA") and supports the complete range of retail cycle functions in the areas of finance, merchandising and distribution. All stores are linked to the Company's headquarters through personal computers, which interface with an IBM AS/400 and provide the stores with the ability to enter store orders and payroll information and send and receive electronic mail. These personal computers are also tied into the Company's point-of-sale system ("POS system"). The POS system provides sales information to the Company's stores and central office and is used to enhance merchandise planning and buying programs. While the POS system provides sales information, the Company intends to focus its future systems development efforts on enhancing inventory management tools.

Competition

   The greeting card, party supply and special occasion industry is highly competitive. The Company currently competes against a diverse group of retailers, ranging from other party supply and greeting card retailers to designated departments in drug stores, general mass merchandisers, supermarkets and department stores of local, regional and national chains. In addition, a trend toward discounting the cost of party supplies and greeting cards is developing and the Company may encounter additional competition from new entrants in the future. Some of the Company's competitors have substantially greater financial resources and experience than the Company.

Trademarks

   The Company has registered trademarks under the name of "Factory Card Outlet"(R) and "Partymania"(R) and the "Partymania"(R) design on the Principal Register of the United States Patent and Trademark Office.

Government Regulation

   Each of the Company's stores must comply with regulations adopted by Federal agencies and with licensing and other regulations enforced by state and local health, sanitation, safety, fire and other departments. More stringent and varied requirements of local governmental bodies with respect to zoning, land use and environmental factors, and difficulties or failures in obtaining the required licenses or approvals, can delay and sometimes prevent, the opening of a new store. In addition, the Company must comply with the Fair Labor Standards Act and various state laws governing various matters such as minimum wage, overtime and other working conditions. The Company also must comply with the provisions of the Americans with Disabilities Act of 1990, as amended, which requires generally that employers provide reasonable accommodation for employees with disabilities and that stores be accessible to customers with disabilities.

Employees

   The Company had approximately 2,950 employees as of March 3, 2001, comprised of approximately 1,150 full-time and approximately 1,800 part-time employees. The number of store employees increases during peak selling seasons. The Company's employees are not covered by a collective bargaining agreement. The Company believes its relations with its employees are generally good.

ITEM 2. PROPERTIES

   In addition to the Company's stores, all of which are leased, the Company also leases a distribution center in Naperville, Illinois, with the initial lease term expiring in February 2007. The Company has the option to renew the initial term of the lease for an additional period of 5 years. This facility consists of a three-story office building and 300,000 square-foot distribution center that sits on 39 acres of land.

ITEM 3. LEGAL PROCEEDINGS

   The Company commenced the Chapter 11 Cases on March 23, 1999. Additional information relating to the Chapter 11 Cases is set forth in Part 1, Item 1 of this Annual Report on Form 10-K under the caption "Proceedings under Chapter 11 of the Bankruptcy Code": and in Note 1 of the Notes to Consolidated Financial Statements under the caption "Reorganization and Chapter 11 Filing."

   Prior to the commencement of the Chapter 11 Cases, several court cases were commenced by creditors of the Company relating to unpaid amounts due to such creditors. These actions are now stayed as a result of Chapter 11 Cases. As of the date of this Annual Report on Form 10-K, the Company is aware of no material existing or threatened litigation to which it is or may be a party.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

   Not Applicable.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

   The Company's common stock traded on the NASDAQ National Market under the symbol "FCPY" until March 26, 1999, when the symbol was changed to "FCPYQ" as a result of the commencement of the Chapter 11 Cases. The common stock was delisted on September 1, 1999. The common stock now trades on the OTC Bulletin Board, an electronic quotation service for NASD Market Makers. There can be no assurance that the common stock will continue to trade on the OTC Bulletin Board. The following table sets forth the high and low closing sale prices of the Company's Common Stock as reported on the NASDAQ National Market for the periods indicated. After September 1, 1999, the prices presented are bid prices, which represent bid prices quoted by broker-dealers and do not necessarily reflect prices from actual transactions.

                                                          Fiscal
                                                           2000    Fiscal 1999
                                                         --------- -----------
                          Quarter                        High Low  High   Low
                          -------                        ---- ---- ----- -----
   First (ended April 29, 2000 and May 1, 1999)......... $.17 $.10 $2.44 $1.13
   Second (ended July 29, 2000 and July 31, 1999).......  .21  .09  1.10   .05
   Third (ended October 28, 2000 and October 30,1999)...  .10  .04   .38   .03
   Fourth (ended February 3, 2001 and January 29,
    2000)...............................................  .05  .01   .18   .05

On March 27, 2001, the last bid price of the common stock reported on the OTC Bulletin Board was $0.02 At February 27, 1999, the approximate number of holders on record of the Common Stock was 114.

Dividends

   The Company has never paid cash dividends on its common stock and does not intend to pay cash dividends in the foreseeable future. The Company expects earnings will be retained for the continued development of the Company's business. In addition, the Loan Agreement between the Company and its lenders restricts the ability of the Company to pay cash dividends on its capital stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ITEM 6. SELECTED FINANCIAL DATA

   The selected consolidated financial and operating data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of, each of the fiscal years in the two-year period ended June 28, 1997 and the seven month transition period ended January 31, 1998, are derived from the consolidated financial statements of the Company, which financial statements have been audited by KPMG LLP, independent certified public accountants. The consolidated financial statements as of February 3, 2001 and January 29, 2000, and for the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999, and the report thereon, are included elsewhere in this Annual Report on Form 10-K. In addition, selected consolidated financial and operating data is presented as of and for the 53-week period ended January 31, 1998. This data was derived from the unaudited consolidated financial statements of the Company. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto included elsewhere in this Annual Report on Form 10-K.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
              (Dollar amounts in thousands, except per share data)

                                                                          Transition    Fiscal      Fiscal
                           53-Weeks    52-Weeks    52-Weeks    53-Weeks     period    year ended  year ended
                          ended Feb.  ended Jan.  ended Jan.  ended Jan.  ended Jan.   June 28,    June 29,
                           3, 2001     29, 2000    30, 1999    31, 1998    31, 1998      1997        1996
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                           (Unaudited)
Statement of Operations
 Data:
Net sales...............  $  226,122  $  217,658  $  226,499  $  174,497  $  110,699  $  133,945  $   94,589
Cost of sales...........     122,289     121,224     134,996      87,079      56,977      65,981      46,029
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Gross profit...........     103,833      96,434      91,503      87,418      53,722      67,964      48,560
Selling, general and
 administrative
 expenses...............     101,190     101,892     114,836      82,066      53,935      63,077      46,843
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Income (loss) from
  operations............       2,643      (5,458)    (23,333)      5,352        (213)      4,887       1,717
Interest expense........       3,344       3,049       4,572       1,482       1,269       1,402       1,529
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Income (loss) before
  reorganization items,
  net, income taxes
  (benefit) and
  extraordinary item....        (701)     (8,507)    (27,905)      3,870      (1,482)      3,485         188
Reorganization items,
 net....................       7,998      19,082         --          --          --          --          --
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (loss) before
 income taxes (benefit)
 and extraordinary
 item...................      (8,699)    (27,589)    (27,905)      3,870      (1,482)      3,485         188
Income taxes (benefit)..         --          --          451       1,652        (593)      1,462         118
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Income (loss) before
  extraordinary item....      (8,699)    (27,589)    (28,356)      2,218        (889)      2,023          70
Extraordinary item .....         --       (1,292)        --          --          --        ( 313)        --
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net income (loss)......  $   (8,699) $  (28,881) $  (28,356) $    2,218  $     (889) $    1,710  $       70
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Earnings (loss) per
 share--basic
 Before extraordinary
  item..................  $    (1.16) $    (3.68) $    (3.82) $     0.31  $    (0.12) $     0.35  $     0.02
 Extraordinary item.....         --        (0.17)        --          --          --        (0.05)        --
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net income (loss)......  $    (1.16) $    (3.85) $    (3.82) $     0.31  $    (0.12) $     0.30  $     0.02
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Weighted average shares
 outstanding............   7,503,098   7,503,098   7,422,069   7,261,542   7,261,542   5,739,962   4,068,409
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Earnings (loss) per
 share--diluted ........
 Before extraordinary
  item..................  $    (1.16) $    (3.68) $    (3.82) $     0.28  $    (0.12) $     0.30  $     0.01
 Extraordinary item.....         --        (0.17)        --          --          --        (0.04)        --
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net income (loss)......  $    (1.16) $    (3.85) $    (3.82) $     0.28  $    (0.12) $     0.26  $     0.01
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Weighted average shares
 outstanding............   7,503,098   7,503,098   7,422,069   7,946,188   7,261,542   6,686,243   5,249,479
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Operating Data:
Number of stores:
 Opened during period...           0           0          33          58          42          35          32
 Closed/relocated during
  period................           7          28           3           2           2           2           3
 Open at end of period..         175         182         210         180         180         140         107
 Comparable store sales
  increase(1)...........         5.0%        0.7%        0.8%        8.3%        9.5%       11.5%        6.0%
 Average sales per
  store(2)..............  $    1,264  $    1,175  $    1,129  $    1,170  $      676  $    1,101  $      997
Balance Sheet Data (at
 end of period):
 Working capital........  $   16,510  $   18,969  $   22,977  $   50,230  $   50,230  $   35,459  $   23,605
 Total assets...........      83,712      90,803     107,571     115,030     115,030      85,702      59,080
 Total debt(3)..........      25,699      22,869      34,153      34,189      34,189       7,690      19,326
 Total stockholders'
  equity (deficit)......     (13,402)     (4,703)     24,178      51,734      51,734      52,273      17,124

- --------
(1) Includes stores open 13 or 14 months after their opening date. If the opening date of a store falls in the first 14 days of a period, then it will be included in the comparable store calculation in its 13th month of operation; otherwise, a store is included in the comparable store calculation in its 14th month of operation.
(2) Includes only stores open during the entire period.
(3) Total debt is defined as total current and long-term debt.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   The Company is a chain of company-owned stores offering a wide selection of greeting cards, giftwrap, balloons, everyday and seasonal party supplies and special occasion merchandise at everyday value prices. As of March 27, 2001, the Company operated 175 stores in 20 states. The Company currently has no plans to open any additional stores in 2001 and the Company closed 7 stores in 2000, all due to reorganization and 28 stores in fiscal 1999, 27 due to reorganization and one due to a natural disaster.

Chapter 11 Filing

   On March 23, 1999, the Company filed a petition for reorganization under chapter 11 of the Bankruptcy Code. The Company is currently operating its business and managing its properties as a debtor in possession pursuant to the Bankruptcy Code. See "Item 1. Business--Proceedings Under Chapter 11 of the Bankruptcy Code" and Note 1 of Notes to the Consolidated Financial Statements.

Other Items

   In August 2000 and January 2001, the Company closed and conducted closing sales at 5 stores and 2 stores, respectively, that were in markets the Company did not intend to continue to operate in or were underperforming or unprofitable. During the fiscal year ended February 3, 2001, the Company recorded a provision for reorganization costs relating to the store closings of approximately $1.6 million. This provision included the write-down of fixed assets, estimated lease rejection claims and the loss on the disposition of merchandise inventory. In addition to the provision for the store closings, reorganization costs for professional fees and other costs related to the Company's reorganization were $6.4 million during the fiscal year ended February 3, 2001.

   In April 1999, the Company obtained approval from the Bankruptcy Court to close and conduct closing sales at 27 stores that were in markets the Company did not intend to continue to operate in or were underperforming or unprofitable. During the fiscal year ended January 29, 2000, the Company recorded a provision for reorganization costs relating to the store closings of approximately $10.8 million. This provision included the write-down of fixed assets, estimated lease rejection claims and the loss on the disposition of merchandise inventory. In addition to the provision for the store closings, reorganization costs for professional fees and other costs related to the Company's reorganization were $8.2 million during the fiscal year ended January 29, 2000.

   During the fiscal year ended January 30, 1999, as a result of the reassessment of previous operating strategies, the Company recorded several items which impacted the consolidated statement of operations. Cost of sales and occupancy included a $11.3 million provision for certain merchandise which was discontinued from the Company's ongoing inventory assortment, as well as inventory with excess quantities on hand and certain seasonal inventory remaining from past holidays. Selling, general and administrative expenses included $3.6 million of charges consisting of: (1) a $2.1 million charge for lease termination costs relating to executed leases for new stores which the Company no longer plans to open; (2) a $0.7 million charge for employee severance and the write-off of new store design costs; and (3) $0.8 million of additional depreciation expense resulting from the change in the depreciable lives of certain technology equipment from ten to five years. The provision for income taxes for the fiscal year ended January 30, 1999 resulted from the establishment of a valuation allowance of $11.3 million to fully reserve for the Company's net deferred tax assets at January 30, 1999. See Note 8 "Income Taxes" in the Notes to Consolidated Financial Statements.

   During the first quarter of fiscal 1998, the Company consolidated its distribution facilities and offices into a new distribution center in Naperville, Illinois. The three-story office building and 300,000 square-foot distribution center resides on 39 acres of land.

Results of Operations

   The following table sets forth, for the periods indicated, selected statement of operations data expressed as a percentage of net sales and the number of stores open at the end of each such period:

                                        Fiscal year   Fiscal year   Fiscal year
                                           ended         ended         ended
                                        Feb. 3, 2001 Jan. 29, 2000 Jan. 30, 1999
                                        ------------ ------------- -------------
   Net sales..........................     100.0 %       100.0 %       100.0 %
   Cost of sales......................      54.1          55.7          59.6
     Gross profit.....................      45.9          44.3          40.4
   Selling, general and administrative
    expenses..........................      44.7          46.8          50.7
     Income (loss) from operations....       1.2          (2.5)        (10.3)
   Interest expense...................       1.5           1.4           2.0
     Income (loss) before
      reorganization items, net,
      Income taxes (benefit) and
      extraordinary item..............      (0.3)         (3.9)        (12.3)
   Reorganization items, net..........       3.6           8.8           --
   Income (loss) before income taxes
    (benefit) and extraordinary item..      (3.9)        (12.7)        (12.3)
   Income taxes (benefit).............       --            --            0.2
   Income (loss) before extraordinary
    item..............................      (3.9)        (12.7)        (12.5)
   Extraordinary item--loss on early
    retirement of debt, net of income
    tax benefit.......................       --            0.6           --
   Net income (loss)..................      (3.9)%       (13.3)%       (12.5)%
   Number of stores open at end of
    period............................       175           182           210

53-Weeks Ended February 3, 2001 (Fiscal 2000) Compared to 52-Weeks Ended January 29, 2000 (Fiscal 1999)

   Net Sales. Net sales increased $8.4 million, or 3.9%, to $226.1 million in Fiscal 2000 from $217.7 million in Fiscal 1999. The increase resulted primarily from better flow of merchandise to the stores. Fiscal 1999 sales were negatively impacted by the reduced flow of merchandise resulting from issues associated with the Company's liquidity and the Chapter 11 Cases. All sales categories, with the exception of giftwrap, enjoyed net sales increases in the current fiscal year. Comparable store sales increased $10.7 million or 5.0%. The Company includes stores opened 13 or 14 months after their opening date in the calculation of comparable store sales. If the opening date of a store falls in the first 14 days of a period, the store is included in the comparable store calculation in its 13th month of operation; otherwise, a store is included in the comparable store calculation in its 14th month of operation.

   Gross Profit. Cost of sales includes distribution costs. Gross profit increased $7.4 million, or 7.7%, to $103.8 million in Fiscal 2000 from $96.4 million in Fiscal 1999. As a percentage of net sales, gross profit was 45.9% in Fiscal 2000 and 44.3% in Fiscal 1999. The higher gross profit percentage resulted from the realization of better margins in the basic party and balloon categories and from a sales price increase in cards from 39 cents to 49 cents in April 2000, partially offset by higher shrink experience in Fiscal 2000.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses include store payroll, store occupancy, advertising, depreciation, other store operating and corporate administrative expenses. Store occupancy expenses are included in selling, general and administrative expenses for all information presented. Selling, general and administrative expenses decreased $0.7 million, or 0.7%, to $101.2 million in Fiscal 2000 from $101.9 million in Fiscal 1999. The decrease resulted primarily from operating 7 fewer stores in Fiscal 2000. As a percentage of net sales, selling, general and administrative expenses decreased to 44.7% in Fiscal 2000 from 46.8% in Fiscal 1999.

   Interest Expense. Interest expense was $3.3 million in Fiscal 2000 compared to $3.0 million in Fiscal 1999. This increase resulted from increases in borrowing levels partially offset by lower interest rates.

   Reorganization Items, net. See discussion above in "Other Items".

   Income Taxes (Benefit). Management believes that it is not likely that deferred tax assets created by net operating losses in Fiscal 2000 will be realized through future taxable income. Therefore, the Company has increased its valuation allowance, which was established in Fiscal 1999, to fully reserve for the potential tax benefits resulting from these net operating losses. As a result, the effective tax rate for Fiscal 2000 and Fiscal 1999 was zero.

52-Weeks Ended January 29, 2000 Compared to 52-Weeks Ended January 30, 1999 (Fiscal 1998)

   Net Sales. Net sales decreased $8.8 million, or 3.9%, to $217.7 million in Fiscal 1999 from $226.5 million in Fiscal 1998. The decrease resulted primarily from liquidation of merchandise and closure of 27 stores starting in April 1999. These store closures resulted in decreased sales of $22.8 million in Fiscal 1999. Offsetting the decrease was a comparable store sales increase of $1.4 million or 0.7% and new store sales of $12.6 million.

   Gross Profit. Cost of sales includes distribution costs. Gross profit increased $4.9 million, or 5.4%, to $96.4 million in Fiscal 1999 from $91.5 million in Fiscal 1998. As a percentage of net sales, gross profit was 44.3% during Fiscal 1999 and 40.4% for Fiscal 1998. The higher gross profit percentage resulted primarily from the $11.3 million inventory provision recorded in Fiscal 1998 discussed above under "Other Items".

   Selling, General and Administrative Expenses. Selling, general and administrative expenses include store payroll, store occupancy, advertising, depreciation, other store operating and corporate administrative expenses. Store occupancy expenses are included in selling, general and administrative expenses for all information presented. Selling, general and administrative expenses decreased $12.9 million, or 11.3%, to $101.9 million in Fiscal 1999 from $114.8 million in Fiscal 1998. The decrease resulted from operating 28 fewer stores in Fiscal 1999. Additionally, a portion of the decrease can be attributed to charges taken in Fiscal 1998 discussed above in "Other Items". As a percentage of net sales, selling, general and administrative expenses decreased to 46.8% in Fiscal 1999 from 50.7% in Fiscal 1998.

   Interest Expense. Interest expense was $3.0 million in Fiscal 1999 compared to $4.6 million in Fiscal 1998. This decrease resulted from lower borrowing levels needed to support 28 fewer stores.

   Reorganization Items, net. See discussion above in "Other Items".

   Income Taxes (Benefit). Management believes that it is not likely that deferred tax assets created by net operating losses in Fiscal 1999 will be realized through future taxable income. Therefore, the Company has increased its valuation allowance which was established in Fiscal 1998, to fully reserve for the potential tax benefits resulting from these net operating losses. As a result, the effective tax rate in Fiscal 1999 was zero.

Liquidity and Capital Resources

 Current Sources and Uses of Cash

   Cash flow used in operating activities was $1.7 million in Fiscal 2000 compared to $8.7 million of cash flow provided in Fiscal 1999. The items most significantly influencing this change were the decreases in the noncash portion of reorganization items and the increases in liabilities subject to compromise offset by the decreases in accounts payable.

   Cash flow used in investment activities was $2.2 million in Fiscal 2000 and $2.0 million in Fiscal 1999. The Company's capital expenditures were primarily related to investments in information technology systems.

   Cash flow provided by financing activities was $2.5 million in Fiscal 2000, while cash flow used in financing activities was $8.5 million in Fiscal 1999 and are attributable in both years to the level of borrowings and repayments.

   On March 23, 1999, the Company filed the Chapter 11 Cases to address certain operational and liquidity disruptions. The Company's liquidity position for the remainder of fiscal 2001 will be impacted primarily by the success of initiatives undertaken to improve store level cash flows and the effects of the Chapter 11 Cases. The Company's uses of capital for the remainder of fiscal 2001 are expected to include working capital for operating expenses and satisfaction of current liabilities, expenditures related to maintaining and refurbishing existing stores, interest payments on outstanding borrowings and costs associated with the Chapter 11 Cases. The Company's long-term liquidity and the adequacy of the Company's capital resources cannot be determined until a plan of reorganization has been approved and confirmed in connection with the Chapter 11 Cases.

   As a debtor in possession under the Bankruptcy Code, actions to collect prepetition indebtedness are stayed and certain contractual obligations may not be enforced against the Company. With the approval of the Bankruptcy Court, certain of these obligations may be paid prior to the confirmation of the reorganization plan. To date, the Company has received approval to pay customary obligations associated with the daily operation of its business, including the timely payment of new inventory shipments, employee wages and other obligations. As permitted under the Bankruptcy Code, the Company received Bankruptcy Court approval to reject 13 real estate leases for stores that were never opened and to close and conduct closing sales at 27 stores in fiscal 1999. The Company has not completed its review of all of its prepetition contracts and leases for assumption or rejection. The ultimate amount of, and settlement terms for, such liabilities are subject to an approved plan of reorganization and, accordingly, the timing and form of settlement are not presently determinable.

   The Company is a party to the Loan Agreement dated as of March 23, 1999, as amended, which was entered into subsequent to the commencement of the Chapter 11 Cases and will terminate upon the earlier of July 31, 2001 or the effective date of the Company's plan of reorganization. The Loan Agreement provides the Company with a revolving line of credit for loans and letters of credit in an aggregate amount not to exceed $32.5 million outstanding at any one time, including a sublimit of $10.0 million for the issuance of letters of credit. The Company intends to use all amounts borrowed under the Loan Agreement for its ongoing working capital needs and for other general corporate purposes of the Company.

   The Loan Agreement contains certain restrictive covenants, which, among other things, require the Company to maintain certain inventory levels and achieve specified operating results. The restrictive covenants also limit the Company's capital expenditures, asset sales and dividends and the ability of the Company to grant liens and incur additional indebtedness. The Company was in compliance with or had obtained waivers for all such convenants as of February 3, 2001.

   As of March 27, 2001, the Company had $26.0 million of borrowings outstanding under the Loan Agreement and had utilized approximately $0.6 million of the Loan Agreement to issue letters of credit. The Company believes that its cash flow from operations and borrowings under the Loan Agreement will provide it with sufficient liquidity to conduct its operations while the Chapter 11 Cases are pending. The Company will be exploring opportunities to obtain long-term financing to support the Company's business plan after it emerges from Chapter 11; however, there can be no assurance that the Company will be able to obtain such financing on satisfactory terms, if at all.

   The Company's present plans call for total capital expenditures of not more than $3.0 million in the fiscal year ending February 2, 2002. The Company had no material commitments in connection with these planned capital expenditures at February 3, 2001.

   The Company does not intend to pay cash dividends in the foreseeable future and its current Loan Agreement restricts it from paying dividends on its capital stock.

ITEM 7a. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

   The Company is subject to market risks from changes in interest rates. The interest rate on the Company's revolving credit facilities, which represent a significant portion of the Company's outstanding debt, is variable based on the prime rate.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

   The response to this item is submitted as a separate section of this Report commencing on page F-1 and is incorporated by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

   Not applicable.

                                    PART III

   In accordance with general instruction G(3) of Form 10-K, except as set forth below, the information called for by items 10, 11, 12 and 13 of Part III will be filed by an amendment to this Form 10-K on or prior to 120 days after the end of the Company's fiscal year.

ITEM 10. CHAIRMAN AND EXECUTIVE OFFICERS OF THE REGISTRANT

   The executive officers of the Company are as follows:

       Name              Age                        Position
       ----              ---                        --------
William E. Freeman(1)...  58 Chairman, President and Chief Executive Officer
James D.
 Constantine(1).........  48 Senior Vice President and Chief Financial Officer
                             Executive Vice President, Chief Operating Officer and
Glen J. Franchi(1)......  47  Treasurer
                             Executive Vice President and General Merchandising
Gary W. Rada(1).........  47  Manager
Carol A. Travis(1)......  50 Vice President and Secretary
Timothy F. Gower........  50 Senior Vice President, Retail Store Operations
Robert Krentzman........  52 Vice President, Information Technology
Joseph M. Cabon.........  54 Vice President, Distribution
William A. Beyerl.......  49 Vice President, Human Resources

- --------
(1) All the Officers, other than William Freeman, James Constantine, Glen Franchi, Gary Rada and Carol Travis, only hold their respective positions in the Company's operating subsidiary.

   William E. Freeman has been Chairman, President and Chief Executive Officer since October 1999. He is a co-founder of the Company, and has been a director of the Company since forming the investor group that acquired it in July 1989. Mr. Freeman was Chairman of the Board of Directors of the Company from April 1994 to April 1997. From May 1994 to October 1995, he was Chief Executive Officer of the Company's operating subsidiary, and from May 1994 to September 1996, he was Chief Executive Officer of the Company. From 1989 to 1994, he was President of the Company.

   James D. Constantine has been Senior Vice President and Chief Financial Officer since February 2000. Prior to joining the Company, he was Senior Assistant Treasurer for Sears, Roebuck and Co. and held various managerial positions from 1981 to 1999. From 1974 to 1981 he held various managerial positions with Deloitte & Touche LLP.

   Glen J. Franchi has been Executive Vice President and Treasurer of the Company since March 1995. He has been the Chief Operating Officer of the Company's operating subsidiary since November 1990. Prior to joining the Company, from 1977 to 1989, he held various management and senior financial positions with Carson Pirie Scott Co., a chain of retail department stores.

   Gary W. Rada has been Executive Vice President since October 1999. From January 1998 to October 1999, he served as Senior Vice President and General Merchandise Manager. From 1997 to 1998, he served as the Vice President of General Merchandise for Bruno's, a Birmingham, Alabama supermarket and drug chain, which filed a voluntary Chapter 11 petition in February 1998. Prior to joining Bruno's, he held various management and merchandising positions with American Stores, including Merchandise Manager at American Drug Stores and Vice President of General Merchandise and Grocery Merchandising at Jewel Food Stores.

   Carol A. Travis has been with the Company since it was originally founded in 1985, serving as Secretary of the Company since May 1994 and as Vice President since June 1994. She has been a Vice President of the Company's operating subsidiary since August 1987.

   Timothy F. Gower has been Senior Vice President, Retail Store Operations since October 1999. From April 1998 to October 1999, he served as Vice President, Retail Store Operations. Prior to that, from August

1997 to March 1998, he served as Vice President of Store Operations for Zellers Inc., Canada's largest discount store chain. Prior to joining Zellers, he held various store operations positions with Office Max and F&M SuperDrug Stores.

   Robert Krentzman has been Vice President, Information Technology since September 1995. From March 1994 to September 1995, he served as Director of Management Information Systems. From 1990 to 1994, he was Director, Management Information Systems, for Reader's Market, a division of Waldenbooks.

   Joseph M. Cabon has been Vice President, Distribution since April 1995. From December 1993 to January 1995, he was employed as a consultant in retail distribution. From October 1992 through December 1993, he was Vice President, Logistics for One Price Clothing, a specialty retailer. In January 1995, he filed a bankruptcy petition under chapter 7 of the United States Bankruptcy Code, and that same month received a discharge from indebtedness in connection therewith.

   William A. Beyerl has been Vice President, Human Resources since December 1999. From June 1999 to December 1999 he served as Director of Human Resources. From September 1997 to June 1999, he served as Director of Store Operations. From 1991 to 1997, he served as Director of Human Resources for Today's Man, a specialty menswear retailer on the East Coast. Prior to joining Today's Man, he held various management positions with Bradlees Department Stores and Gimbel's Department Stores.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

   (a) List of Documents filed as part of this Report on Form 10-K.

     1. The following financial statements of the Company are filed as a separate section of this Report commencing on page F-1.

       Independent Auditors' Report

       Consolidated Balance Sheets as of February 3, 2001 and January 29,
    2000

       Consolidated Statements of Operations for the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999

       Consolidated Statements of Stockholders' Deficit for the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999

       Consolidated Statements of Cash Flows for the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999

       Notes to Consolidated Financial Statements

     2. Financial Statement Schedules

   The following financial statement schedule is filed as a separate section of this Report commencing on page S-1.

       Independent Auditors' Report

       Condensed Financial Information of Factory Card Outlet Corp.--Balance Sheets as of February 3, 2001 and January 29, 2000

       Condensed Financial Information of Factory Card Outlet Corp.-- Statements of Operations for the fiscal years ended February 3, 2001,
    January 29, 2000 and January 30, 1999

       Condensed Financial Information of Factory Card Outlet Corp.-- Statements of Cash Flows for the fiscal years ended February 3, 2001,
    January 29, 2000 and January 30, 1999

       Notes to Condensed Financial Information of Factory Card Outlet Corp.

     3. List of Exhibits.

   The following exhibits are included as part of this Annual Report on Form 10-K or incorporated herein by reference.

  Exhibit
    No.                                 Description
  -------                               -----------
           Form of Amended and Restated Certificate of Incorporation of the
    3.1(1) Company.

    3.2(2) Amended and Restated By-Laws of the Company.

    4.1(1) Specimen of Registrant's Common Stock Certificate.

   10.1(1) Employment Agreement, dated as of April 6, 1995, by and between the Company and Charles R. Cumello.

   10.2(1) Consulting Agreement, dated July 30, 1996 by and between the Company and J. Bayard Kelly.

   10.3(1) Supply Agreement, dated as of August 2, 1996, by and between the Company and Fine Art Developments, p.l.c.

   10.4(1) Lease Agreement between the Company and Prudential Insurance Company of America, dated September 25, 1992.

   10.5(1) Lease Agreement between the Company and Elk Grove Village Industrial
           Park Ltd., dated July 17, 1995.

 10.5.1(1) Industrial Building Lease dated as of October 28, 1996 by and between Centerpoint Realty Services Corporation and FCO.

 10.6.1(1) 1989 Stock Option Plan of the Company, as amended.

 10.6.2(1) 1996 Employee Stock Purchase Plan of the Company.

 10.6.3(1) Incentive Savings Plan of the Company.

   10.7(1) Business Purpose Revolving Promissory Note dated November 1, 1996 from the Company and FCO to Bank One.

 10.7.1(1) Business Loan Agreement dated as of November 1, 1996 among the
           Company, FCO and Bank One.

 10.7.2(2) Commitment letter dated September 9, 1997 from Bank One.

   10.8(1) Loan Agreement dated as July 2, 1996 by and between FCO and Petra
           Capital, L.L.C. ("Petra")10.8.2 (1) Secured Promissory Note dated
           July 2, 1996 by and between FCO and Petra.

 10.8.3(1) Security Agreement dated July 2, 1996 by and between FCO and Petra.

 10.8.4(1) Guaranty Agreement dated July 2, 1996 by and between the Company and
           Petra.

 10.9.1(1) Loan Agreement dated November 15, 1995 by and between FCO and Sirrom
           Capital Corporation ("Sirrom").

 10.9.2(1)  Stock Purchase Warrant dated November 15, 1995 by and between the
            Company and Sirrom.

 10.9.3(1)  Secured Promissory Note dated November 15, 1995 by and between FCO and Sirrom.

 10.9.4(1)  Security Agreement dated November 15, 1995 by and between FCO and
            Sirrom.

 10.9.5(1)  Guaranty Agreement dated November 15, 1995 by and between the
            Company and Sirrom.

 10.9.6(1)  First Amendment to Loan Agreement and Loan Documents dated June 28,
            1996 by and between FCO and Sirrom.

 Exhibit No.                            Description
 -----------                            -----------
  10.9.7(1)   Stock Purchase Warrant dated June 28, 1996 by and between the
              Company and Sirrom.

  10.9.8(1)   Secured Promissory Note dated June 28, 1996 by and between FCO and Sirrom.

  10.9.9(1)   Amended and Restated Stock Purchase Warrant dated July 30, 1996 by and between the Company and Sirrom.

  10.9.10(1)  Amendment to Stock Purchase Warrant dated July 30, 1996 by and between the Company and Sirrom.

 10.10.1(1)   Term Lease Master Agreement dated October 28, 1996 by and
              between FCO and IBM Credit Corporation.

 10.10.2(1)   Master Lease Agreement dated August 19, 1996 by and between FCO and Symbol Lease, Inc.

    10.11(3)  Loan and Security Agreement dated January 30, 1998 among Factory
              Card Outlet of America, Ltd. and BankBoston Retail Finance Inc.

 10.11.1 (4)  First Amendment to Loan and Security Agreement between FCO and
              BankBoston Retail Finance Inc. dated July 17, 1998

 10.11.2(4)   Term Loan and Security Agreement between FCO and Back Bay
              Capital, LLC dated July 17, 1998

    10.12(3)  1997 Outside Director Stock Option Plan

    10.13(5)  Separation and Release Agreement between Factory Card Outlet
              Corp. and Charles R. Cumello

    10.14(6)  Debtor In Possession Loan and Security Agreement between FCO and
              Foothill Capital Corporation, Paragon Capital LLC and Other
              Financial Institutions dated March 23, 1999

    10.15(7)  First Amendment to Debtor In Possession Loan and Security
              Agreement between FCO and Foothill Capital Corporation, Paragon
              Capital LLC and Other Financial Institutions dated April 14,
              1999

    10.16(7)  Second Amendment to Debtor In Possession Loan and Security
              Agreement between FCO and Foothill Capital Corporation, Paragon
              Capital LLC and Other Financial Institutions dated August 20,
              1999

    10.17(7)  Third Amendment to Debtor In Possession Loan and Security
              Agreement between FCO and Foothill Capital Corporation, Paragon
              Capital LLC and Other Financial Institutions dated September 20,
              1999

    10.18(7)  Fourth Amendment to Debtor In Possession Loan and Security
              Agreement between FCO and Foothill Capital Corporation, Paragon
              Capital LLC and Other Financial Institutions dated December 20,
              1999

    10.19(7)  Fifth Amendment to Debtor In Possession Loan and Security
              Agreement between FCO and Foothill Capital Corporation, Paragon
              Capital LLC and Other Financial Institutions dated March 3, 2000

    10.20     Sixth Amendment to Debtor In Possession Loan and Security
              Agreement between FCO and Foothill Capital Corporation, Paragon
              Capital LLC and Other Financial Institutions dated March 3, 2000

    10.21     Seventh Amendment to Debtor In Possession Loan and Security
              Agreement between FCO and Foothill Capital Corporation, Paragon
              Capital LLC and Other Financial Institutions dated March 3, 2000

    10.22     Eighth Amendment to Debtor In Possession Loan and Security
              Agreement between FCO and Foothill Capital Corporation, Paragon
              Capital LLC and Other Financial Institutions dated March 3, 2000

 Exhibit No.                            Description
 -----------                            -----------
 10.23(7)     Separation Agreement between Factory Card Outlet Corp. and
              Stewart M. Kasen dated October 8, 1999

 10.24(7)     Separation Agreement between Factory Card Outlet Corp. and
              Frederick G. Kraegel dated March 3, 2000

 10.25(7)     Employment Agreement between Factory Card Outlet Corp. and James
              D. Constantine dated March 1, 2000

 21.1(1)      List of the subsidiaries of the Company

 23.1         Consent of KPMG LLP

- --------
1. Incorporated by reference to the Company's Registration Statement as amended on Form S-1 Number 333-13827 as filed with the Commission on December 12, 1996.
2. Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 1997.
3. Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 27, 1997.
4. Incorporated by reference to the Company's Current Report on Form 8-K filed on July 22, 1998.
5. Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1998.
6. Incorporated by reference to the Company's Current Report on Form 8-K filed on April 28, 1999.

   (b) Reports on Form 8-K.

   Company's Current Report on Form 8-K filed on April 4, 2001.

   Company's Current Report on Form 8-K filed on February 2, 2001.

   Company's Current Report on Form 8-K filed on October 13, 2000.

7. Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2000.

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William E. Freeman and James D. Constantine with full power to act without the other, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this report on Form 10-K, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby, ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          Factory Card Outlet Corp.

                                                  /s/ William E. Freeman
                                          By: _________________________________
                                               William E. Freeman, Chairman,
                                               President and Chief Executive
                                                          Officer

Dated: April 12, 2001

   Pursuant to the requirements of the Securities Exchange Act of 1934, this report on Form 10-K has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ William E. Freeman           Chairman, President and      April 12, 2001
______________________________________  Chief Executive Officer
          William E. Freeman

       /s/ Glen J. Franchi             Executive Vice President     April 12, 2001
______________________________________  and Chief Accounting
           Glen J. Franchi              Officer

     /s/ James D. Constantine          Senior Vice President and    April 12, 2001
______________________________________  Chief Financial Officer
         James D. Constantine

       /s/ Gerald L. Gitner            Director                     April 12, 2001
______________________________________
           Gerald L. Gitner

       /s/ J. Bayard Kelly             Director                     April 12, 2001
______________________________________
           J. Bayard Kelly

      /s/ Laurie M. Shahon             Director                     April 12, 2001
______________________________________
           Laurie M. Shahon

                         INDEX TO FINANCIAL STATEMENTS

                           FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

                                                                           Page
                                                                           ----
Independent Auditors' Report.............................................  F-2
Consolidated Balance Sheets as of February 3, 2001 and January 29, 2000..  F-3
Consolidated Statements of Operations for the fiscal years ended February
 3, 2001, January 29, 2000 and January 30, 1999..........................  F-4
Consolidated Statements of Stockholders' Deficit for the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999...........  F-5
Consolidated Statements of Cash Flows for the fiscal years ended February
 3, 2001, January 29, 2000 and January 30, 1999..........................  F-6
Notes to Consolidated Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Factory Card Outlet Corp.:

   We have audited the consolidated balance sheets of Factory Card Outlet Corp. and subsidiary as of February 3, 2001 and January 29, 2000 and the related consolidated statements of operations, stockholders' deficit and cash flows for the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999. These consolidated financial statements are the responsibility of the management of Factory Card Outlet Corp. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Factory Card Outlet Corp. and subsidiary as of February 3, 2001 and January 29, 2000, and the results of their operations and their cash flows for the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999 in conformity with accounting principles generally accepted in the United States of America.

   The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, in March 1999 the Company filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code. In addition, the Company's results reflect continued net loses. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ KPMG LLP

Chicago, Illinois
March 21, 2001

                           FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
              (Dollar amounts in thousands, except per share data)

                                                        February 3, January 29,
                                                           2001        2000
                                                        ----------- -----------
                        ASSETS
                        ------
Current assets:
  Cash.................................................  $    281    $  1,713
  Merchandise inventories..............................    55,883      56,142
  Prepaid expenses and other...........................     2,086       1,748
                                                         --------    --------
    Total current assets...............................    58,250      59,603
Fixed assets, net......................................    25,061      30,559
Other assets...........................................       401         641
                                                         --------    --------
    Total assets.......................................  $ 83,712    $ 90,803
                                                         ========    ========

         LIABILITIES AND STOCKHOLDERS' DEFICIT
         -------------------------------------

Current liabilities:
  Debt.................................................  $ 25,699    $ 22,869
  Accounts payable.....................................     7,634       9,103
  Accrued expenses.....................................     8,407       8,662
                                                         --------    --------
    Total current liabilities..........................    41,740      40,634
Liabilities subject to compromise......................    55,374      54,872
                                                         --------    --------
Total liabilities......................................    97,114      95,506
Stockholders' deficit:
  Common stock-$.01 par value. Voting class-authorized
   15,000,000 shares; 7,503,098 shares issued and
   outstanding. Non-voting class-authorized 205,000
   shares; no shares issued or outstanding.............        75          75
  Additional paid-in capital...........................    52,021      52,021
  Accumulated deficit..................................   (65,498)    (56,799)
                                                         --------    --------
    Total stockholders' deficit........................   (13,402)     (4,703)
                                                         --------    --------
    Total liabilities and stockholders' deficit........  $ 83,712    $ 90,803
                                                         ========    ========

          See accompanying notes to consolidated financial statements.

                           FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (Dollar amounts in thousands, except per share data)

                                                  Fiscal year ended
                                         -------------------------------------
                                         February 3,  January 29,  January 30,
                                            2001         2000         1999
                                         -----------  -----------  -----------
Net sales............................... $  226,122   $  217,658   $  226,499
Cost of sales...........................    122,289      121,224      134,996
                                         ----------   ----------   ----------
  Gross profit..........................    103,833       96,434       91,503
Selling, general and administrative
 expenses...............................    101,190      101,892      114,836
                                         ----------   ----------   ----------
  Income (loss) from operations.........      2,643       (5,458)     (23,333)
Interest expense........................      3,344        3,049        4,572
                                         ----------   ----------   ----------
Loss before reorganization items, net,
 income taxes
 and extraordinary item.................       (701)      (8,507)     (27,905)
Reorganization items, net...............      7,998       19,082          --
                                         ----------   ----------   ----------
  Loss before income taxes and
   extraordinary item...................     (8,699)     (27,589)     (27,905)
Income taxes............................        --           --           451
                                         ----------   ----------   ----------
  Loss before extraordinary item........     (8,699)     (27,589)     (28,356)
Extraordinary item--loss on early
 retirement of debt, net of income tax
 benefit................................         --       (1,292)         --
                                         ----------   ----------   ----------
  Net loss.............................. $   (8,699)  $  (28,881)  $  (28,356)
                                         ==========   ==========   ==========
Loss per share--basic and diluted
  Loss before extraordinary item........ $    (1.16)  $    (3.68)  $    (3.82)
Extraordinary item......................        --         (0.17)         --
                                         ----------   ----------   ----------
  Net loss per share.................... $    (1.16)  $    (3.85)  $    (3.82)
                                         ==========   ==========   ==========
Weighted average shares outstanding--
 basic and diluted......................  7,503,098    7,503,098    7,422,069
                                         ==========   ==========   ==========


          See accompanying notes to consolidated financial statements.

                           FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
              (Dollar amounts in thousands, except per share data)

                                                      Retained
                           Common stock   Additional  Earnings       Total
                         ----------------  Paid-in   Accumulated Stockholders'
                          Shares   Amount  Capital     Deficit      Deficit
                         --------- ------ ---------- ----------- -------------
Balance at January 31,
 1998................... 7,335,519  $ 73   $51,223    $    438     $ 51,734
Net loss................       --    --        --      (28,356)     (28,356)
Exercise of stock
 options and warrants...   167,579  $  2   $   798    $    --      $    800
                         ---------  ----   -------    --------     --------
Balance at January 30,
 1999................... 7,503,098  $ 75   $52,021    $(27,918)    $ 24,178
Net loss................       --    --        --      (28,881)     (28,881)
Balance at January 29,
 2000................... 7,503,098  $ 75   $52,021    $(56,799)    $ (4,703)
                         ---------  ----   -------    --------     --------
Net loss................       --    --        --       (8,699)      (8,699)
Balance at February 3,
 2001................... 7,503,098  $ 75   $52,021    $(65,498)    $(13,402)
                         =========  ====   =======    ========     ========


          See accompanying notes to consolidated financial statements.

                           FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Dollar amounts in thousands)

                                                     Fiscal year ended
                                            -------------------------------------
                                            February 3,  January 29,  January 30,
                                               2001         2000         1999
                                            -----------  -----------  -----------
Cash flows from operating activities:
 Net loss.................................. $   (8,699)  $  (28,881)  $  (28,356)
 Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:
  Depreciation and amortization of fixed
   assets..................................      7,196        7,729        8,039
  Amortization of deferred financing costs
   and debt discount.......................        513          762          543
  Noncash portion of reorganization items..      3,491       14,034          --
  Extraordinary loss on early retirement of
   debt....................................        --         1,292          --
  Deferred income taxes....................        --           --           835
  Loss on disposal of fixed assets.........         22           36          649
  Stock option compensation................        --           --            59
Change in assets and liabilities:
(Increase) decrease in assets:
  Merchandise inventories..................        259        1,470       11,254
  Prepaid expenses and other...............       (338)         (20)         831
  Other assets.............................       (273)        (835)      (1,168)
Increase (decrease) in liabilities:
  Accounts payable.........................     (1,469)     (23,986)      14,052
  Accrued expenses.........................     (2,637)      (4,317)       4,262
  Deferred rent liabilities................        --           --         2,080
  Liabilities subject to compromise........        270       41,437          --
                                            ----------   ----------   ----------
Net cash (used in) provided by operating
 activities................................     (1,665)       8,721       13,080
Net cash used in investing activities--
 purchase of fixed assets, net.............     (2,219)      (2,044)      (8,725)
Cash flows from financing activities:
  Borrowings...............................    241,337      256,450      184,106
  Repayment of borrowings..................   (238,508)    (264,759)    (183,152)
  Payment of long-term obligations.........       (377)        (252)      (1,959)
  Proceeds from exercise of employee stock
   options.................................        --           --           217
                                            ----------   ----------   ----------
Net cash provided by (used in) financing
 activities................................      2,452       (8,561)        (788)
                                            ----------   ----------   ----------
Net (decrease) increase in cash............     (1,432)      (1,884)       3,567
Cash at beginning of year..................      1,713        3,597           30
                                            ----------   ----------   ----------
Cash at end of year........................ $      281   $    1,713   $    3,597
                                            ==========   ==========   ==========
Supplemental cash flow information:
  Interest paid............................ $    2,740   $    2,691   $    4,225
  Income taxes (refunded) paid.............        --          (792)         307
Supplemental disclosure of noncash
 financing activities:
  Capital lease obligations incurred.......        --           168        1,301
  Additional paid-in capital for warrants
   issued..................................        --           --           514

          See accompanying notes to consolidated financial statements.

                    FACTORY CARD OUTLET CORP. AND SUSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)

(1) Reorganization and Chapter 11 Filing

   On March 23, 1999 Factory Card Outlet Corp. and its wholly owned subsidiary, Factory Card Outlet of America, Ltd. (collectively, the "Company") filed petitions for reorganization under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The petitions were filed in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and are currently assigned case numbers 99-685 (PJW) and 99-686 (PJW) (the "Chapter 11 Cases"). The Chapter 11 Cases have been procedurally consolidated for administrative purposes. The Company is currently operating its business and managing its properties as a debtor in possession pursuant to the Bankruptcy Code. The Company's liabilities, as of the petition date, are generally subject to settlement in a plan of reorganization, which must be voted on by certain of its creditors and confirmed by the Bankruptcy Court. Until a reorganization plan has been confirmed, the Company is prevented from making payments on prepetition debt unless permitted by the Bankruptcy Code or approved by the Bankruptcy Court. The Company will review all unexpired prepetition executory contracts and leases to determine whether they should be assumed or rejected. Parties affected by the rejection of contracts and leases may file claims against the Company.

   The consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations and the realization of assets and the satisfaction of liabilities in the normal course of business. The commencement of the Chapter 11 Cases, and net losses resulting in a deficit, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not give effect to adjustments, some of which could be material, to the carrying values of assets and liabilities which may be necessary as a consequence of a plan of reorganization. The continuation of the Company's business as a going concern is contingent upon, among other things, the ability to (1) formulate a plan of reorganization that will be confirmed by the Bankruptcy Court, (2) achieve satisfactory levels of future profitable operations, (3) maintain adequate financing and (4) provide sufficient cash from operations to meet future obligations.

   The Bankruptcy Code provides that the Company has an exclusive period during which only it may propose, file and solicit acceptances of a plan of reorganization. The exclusive period for the Company to propose a plan of reorganization currently expires on March 30, 2001. If the Company fails to file a plan of reorganization during the exclusive period or, after such plan has been filed, if the Company fails to obtain acceptance of such plan from the requisite impaired classes of creditors and equity security holders during the exclusive period, any party in interest, including a creditor, an equity security holder, a committee of creditors or equity security holders, or an indenture trustee, may file their own plan of reorganization for the Company. The Company plans to develop a plan of reorganization for submission to the Bankruptcy Court.

   On February 2, 2001, the Company and the Creditors' Committee appointed in its Chapter 11 case entered into a non-binding term sheet with Factory Card Holdings, Inc. ("FCH") regarding a potential transaction which would provide the Company with funding to enable it to emerge from Chapter 11. Because the proposal would not result in creditors recovering the full amount of their claims, the term sheet does not contemplate holders of the Company's outstanding common stock receiving any distribution.

(2) Summary of Significant Accounting Policies

 Basis of Presentation

   All intercompany balances and transactions have been eliminated in consolidation.

                    FACTORY CARD OUTLET CORP. AND SUBSIDIARY

 Organization

   The consolidated financial statements include the accounts of Factory Card Outlet Corp. and its wholly owned subsidiary, Factory Card Outlet of America Ltd. The Company is a chain of company-owned stores offering a wide selection of selection of greeting cards, giftwrap, balloons, everyday and seasonal party supplies and other special occasion merchandise at everyday value prices.

 Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and related disclosures. Actual results could differ from those estimates.

 Fiscal Years

   The Company's fiscal year ends on the Saturday closest to January 31. The years ended February 3, 2001, January 29, 2000 and January 30, 1999 are referred to as fiscal 2000, 1999 and 1998, respectively. Fiscal 2000 is a 53 week period and fiscal 1999 and 1998 are 52 week periods.

 Merchandise Inventories

   Merchandise inventories are stated at the lower of average cost or estimated net realizable value utilizing the retail method. In determining the cost of inventory, the Company includes costs incurred to purchase, store and distribute goods prior to sale. The company purchases its inventory from more than 300 vendors world-wide, with the largest supplier representing approximately 11% and the ten largest suppliers representing approximately 40% of the Company's aggregate purchases in fiscal year 2000. Similarly, in fiscal year 1999 the company's largest supplier represented approximately 11% and the ten largest suppliers represented approximately 40% of the Company's aggregate purchases. In fiscal year 1998 the company's largest supplier represented approximately 9% and the ten largest suppliers represented approximately 42% of the Company's aggregate purchases.

   At February 3, 2001 and January 29, 2000, the Company has provisions of $1,857 and $4,166, respectively, for certain merchandise which is to be discontinued from its ongoing inventory assortment, as well as inventory with excess quantities on hand and certain seasonal inventory remaining from past holidays.

 Fixed Assets

   Fixed assets are stated at cost. Depreciation and amortization is computed on a straight line basis over three to ten years for fixtures and equipment and over the initial term of the lease for leasehold improvements. Amortization related to capital leases is also included in depreciation and amortization. During fiscal 1998, the Company changed its estimate of the depreciable lives of certain technology equipment from ten to five years, resulting in additional depreciation expense of $771.

 Income Taxes

   The Company files a consolidated Federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting and tax

                    FACTORY CARD OUTLET CORP. AND SUBSIDIARY bases of assets and liabilities and are determined using tax rates and laws that are expected to be in effect when the differences are expected to reverse.

 Deferred Rent Liabilities

   Certain of the Company's operating leases provide for scheduled increases in base rentals over their terms. For these leases, the Company recognizes the total rental amounts expected to be paid over the lease terms on a straight line basis and, accordingly, has established corresponding deferred rent liabilities for the differences between the amounts recognized and the amounts paid. The Company also receives certain lease incentives, primarily construction allowances. These allowances have been deferred and are amortized on a straight-line basis over the initial term of a lease as a reduction of rent expense. In fiscal 2000 and fiscal 1999, deferred rent liabilities were reclassified to liabilities subject to compromise.

 Intangibles

   Certain software costs are capitalized and amortized on a straight line basis over three years. Unamortized software costs which are included in fixed assets, net were approximately $1,257 and $1,315 as of February 3, 2001 and January 29, 2000, respectively. Amortization of these software costs was approximately $751, $875 and $917 for fiscal 2000, 1999 and 1998, respectively.

 Revenue Recognition

   The Company records revenue at the point of sale for retail stores. The Company provides for returns at the time of sale based upon projected merchandise returns.

 Advertising Expenses

   The Company expenses advertising costs when the advertising first occurs. Advertising production costs incurred before the advertising takes place are recorded as a prepaid expense. At February 3, 2001, and January 29, 2000, $839 and $694 of advertising production costs were included in prepaid expenses, respectively. In fiscal 2000, 1999 and 1998, advertising expense was $8,157, $7,897 and $8,335, respectively.

 Loss per Share

   Loss per share--basic was computed by dividing net loss by the weighted average number of common shares outstanding during the period. Loss per share-- diluted includes the effect of stock options and warrants.

   Options to purchase common stock outstanding during the periods presented were not included in the computation of loss per share--diluted because the option price was greater than the average market price of the common shares during the respective periods.

 Stock-Based Compensation

   The Company accounts for stock-based compensation using the intrinsic value method.

                    FACTORY CARD OUTLET CORP. AND SUBSIDIARY

(3) Fixed Assets

   The components of fixed assets, net are as follows:

                                                        February 3, January 29,
                                                           2001        2000
                                                        ----------- -----------
     Furniture and equipment...........................   $44,370     $43,772
     Leasehold improvements............................    12,888      12,206
                                                          -------     -------
         Total fixed assets............................    57,258      55,978
     Less accumulated depreciation and amortization....    32,197      25,419
                                                          -------     -------
       Fixed assets, net...............................   $25,061     $30,559
                                                          =======     =======

(4) Debt

   Subsequent to the commencement of the Chapter 11 Cases, the Company entered into a Revolving Credit and Guaranty Agreement in March 1999 and subsequent amendments (the "Loan Agreeement") which provides up to $32,500 (including $10,000 for letters of credit) to fund working capital needs and for general corporate purposes. Borrowings under the facility are limited by inventory levels and have an interest rate of 1% over prime (9.50% at February 3, 2001). The Loan Agreement expires on the earlier of July 31, 2001 or the effective date of the Company's plan of reorganization. Borrowings under the Loan Agreement are secured by substantially all of the Company's assets. Certain restrictive covenants apply, including maintenance of certain inventory levels, achievement of specified operating results and limitations on the incurrence of additional liens and indebtedness, capital expenditures, asset sales and payment of dividends, all of which have been met or waived.

   Proceeds from the Loan Agreement were used in March 1999 to repay all borrowings under the Company's previous revolving credit agreement and term loan. As a result, the Company recognized an extraordinary loss of $1,292 associated with the early retirement of the Company's previous revolving credit agreement and term loan.

(5) Lease Commitments

   The Company conducts substantially all of its activities using leased premises. Store and office leases generally provide that real estate taxes, insurance, maintenance, and operating expenses are obligations of the Company. Certain store leases also provide for contingent rentals based on sales in excess of specified minimums.

   The cost of fixed assets held under capital leases included in fixed assets was $8,584 and $8,608 at February 3, 2001 and at January 29, 2000 respectively. Accumulated amortization related to such fixed assets was $6,131 and $4,416 at February 3, 2001 and January 29, 2000, respectively. Fixed assets held under capital leases consist principally of technology, office and warehouse equipment.

                    FACTORY CARD OUTLET CORP. AND SUBSIDIARY

   The following is a schedule of future minimum lease payments for capital and operating leases with initial or remaining terms in excess of one year as of February 3, 2001.

                                                             Capital Operating
                                                             leases   leases
                                                             ------- ---------
     Fiscal year:
     2001...................................................  $ 515  $ 23,663
     2002...................................................    314    23,568
     2003...................................................     35    23,293
     2004...................................................     32    22,325
     Thereafter.............................................      3    50,301
                                                              -----  --------
       Total minimum lease payments.........................    899  $143,150
                                                                     ========
     Less amount representing interest......................     58
                                                              -----
     Present value of minimum lease payments (including
      long-term lease obligations of $366)..................  $ 841
                                                              =====

   The Company currently has the right to assume or reject unexpired lease contracts. Future minimum lease payments exclude payment for leases that have been rejected pursuant to Bankruptcy Court orders. Certain lessors of rejected leases have filed claims for damages and an estimate for such potential claims has been included in liabilities subject to compromise. The lease obligations described above are subject to possible adjustment under the Chapter 11 Cases.

   Rent expense charged to operations under operating leases was $24,684, $25,722 and $26,001 in fiscal 2000, 1999 and 1998, respectively.

(6) Liabilities Subject to Compromise

   The components of liabilities subject to compromise at February 3, 2001 and January 29, 2000 are as follows:

                                                       February 3, January 29,
                                                          2001        2000
                                                       ----------- -----------
     Accounts payable.................................  $ 39,216     $39,216
     Accrued expenses.................................     1,959       1,675
     Capital lease obligations........................     3,205       3,597
     Potential claims related to rejection of certain
      real property leases............................     4,007       3,356
     Deferred rent obligations........................     6,987       7,028
                                                        --------     -------
                                                        $ 55,374     $54,872
                                                        ========     =======

   In conjunction with the Chapter 11 Cases, differences between claims filed by potential creditors and amounts recorded by the Company are currently being identified and reconciled. Any differences will be resolved by negotiated agreement between the Company and the claimant or by the Bankruptcy Court. Additional claims may arise in conjunction with the termination of contractual obligations related to executory contracts and leases. As a result, recorded amounts may be adjusted in the future. A plan of reorganization may materially change the amount and terms of these prepetition liabilities.

                    FACTORY CARD OUTLET CORP. AND SUBSIDIARY

(7) Reorganization Items, net

   In August 2000 and January 2001, the Company closed and conducted closing sales at five and two stores, respectively, that were in markets the Company did not intend to continue to operate in or were underperforming or unprofitable. During fiscal 2000, the Company recorded a provision for reorganization costs relating to these store closings of approximately $1,587. This provision included the write-down of fixed assets, estimated lease rejection claims and the loss on the disposition of merchandise inventory. In addition to the provision for the store closings, costs for professional fees and other costs related to the Company's reorganization were $6,411 in fiscal 2000.

   In April 1999, the Company obtained approval from the Bankruptcy Court to close and conduct closing sales at 27 stores that were in markets the Company did not intend to continue to operate in or were underperforming or unprofitable. During fiscal 1999, the Company recorded a provision for reorganization costs relating to these store closings of approximately $10,837. This provision included the write-down of fixed assets, estimated lease rejection claims and the loss on the disposition of merchandise inventory. In addition to the provision for the store closings, costs for professional fees and other costs related to the Company's reorganization were $8,245 in fiscal 1999.

(8) Income Taxes

   Income taxes (benefit), excluding the tax benefit related to the extraordinary item in fiscal 2000 are as follows:

                                                               Valuation
                                             Current Deferred  Allowance Total
                                             ------- --------  --------- ------
Fiscal 2000
  Federal...................................  $ --   $    634   $  (627) $    7
  State.....................................    --       (581)      574      (7)
                                              -----  --------   -------  ------
                                              $ --   $     53   $   (53) $  --
                                              =====  ========   =======  ======
Fiscal 1999:
  Federal:..................................  $ --   $ (8,893)  $ 8,530  $ (363)
  State.....................................    --     (2,124)    2,487     363
                                              -----  --------   -------  ------
                                              $ --   $(11,017)  $11,017  $  --
                                              =====  ========   =======  ======
Fiscal 1998:
  Federal...................................  $(406) $ (8,383)  $ 9,905  $1,116
  State.....................................     23    (2,099)    1,411    (665)
                                              -----  --------   -------  ------
                                              $(383) $(10,482)  $11,316  $  451
                                              =====  ========   =======  ======

                    FACTORY CARD OUTLET CORP. AND SUBSIDIARY

   Income taxes (benefit) differs from the amounts computed by applying the Federal income tax rate of 34% to income (loss) before income taxes (benefit) as a result of the following:

                                                        Fiscal   Fiscal   Fiscal
                                                         2000     1999     1998
                                                        ------   ------   ------
Computed "expected" income taxes (benefit)............. (34.0)%  (34.0)%  (34.0)%
Increase (decrease) in income taxes resulting from:
  Increase (decrease) in valuation allowance...........  (0.6)    38.5     40.6
  State net operating loss carrybacks and
   carryforwards.......................................  (4.6)    (5.6)    (2.8)
  State and local income taxes, net of Federal income
   taxes...............................................  (0.7)     1.1     (2.3)
  Reorganization costs, net............................  39.2      --       --
  Other, net...........................................   0.7      --       0.1
                                                        -----    -----    -----
Income taxes (benefit).................................   --  %    --  %    1.6 %
                                                        =====    =====    =====

   Deferred income taxes on the balance sheet reflect the net tax effect of operating loss and alternative minimum tax credit carryforwards along with the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                        February 3, January 29,
                                                           2001        2000
                                                        ----------- -----------
Deferred tax assets related to:
  Alternative minimum tax credit carryforward..........  $    564    $    564
  Deferred rent liabilities............................     1,138       1,154
  Accrued expenses.....................................     1,809       2,002
  Merchandise inventories..............................       703       1,580
  Net operating loss carryforwards.....................    20,498      20,151
                                                         --------    --------
      Total deferred tax assets........................    24,712      25,451
  Valuation allowance..................................   (22,280)    (22,333)
                                                         --------    --------
    Net deferred tax assets............................     2,432       3,118
Deferred tax liabilities related to fixed assets.......     2,432       3,118
                                                         --------    --------
    Net deferred tax asset.............................  $    --     $    --
                                                         ========    ========

   In assessing the realization of deferred tax assets, management considers the likelihood that those assets will be realized through future taxable income. Because the realization of the deferred tax assets may be limited by events involving the Chapter 11 Cases or other events related to the ownership of the Company, the Company has recorded a valuation allowance related to the net deferred tax assets at February 3, 2001 and January 29, 2000.

   At February 3, 2001, the Company had net operating loss ("NOL") carryforwards for Federal tax purposes of $51,918 which expire beginning in 2017. The utilization of NOL carryforwards may be significantly limited by future events related to direct and/or indirect ownership changes of the Company.

                    FACTORY CARD OUTLET CORP. AND SUBSIDIARY

(9) Employee Benefit Plans

 1989 Incentive Stock Option Plan

   A stock option plan was approved by the stockholders of the Company in July 1989 to provide additional incentives and opportunities through stock ownership to employees, outside directors and consultants of the Company. Under the plan, incentive stock options may be granted for the purchase of the Company's common stock at an exercise price not less than 100% of the fair market value at the time of grant as determined by the Board of Directors. The term of each option is also determined by the Board of Directors, but can not be more than ten years from the date of grant. Options are exercisable in accordance with the plan and generally vest at the rate of 20% to 25% per year from the date of grant. There have been no Incentive Stock Options granted subsequent to the bankruptcy filing on March 23, 1999.

 Outside Director Stock Option Plan

   In November 1997, the Company's shareholders approved the 1997 Outside Director Stock Option Plan permitting stock option awards to directors who are not employees of the Company. The 1997 Outside Director Stock Option Plan was effective in July 1997 and expires in July 2007. Under the plan, options may be granted for the purchase of the Company's common stock at an exercise price not less than 100% of the fair market value of a share of common stock on the date of grant. The number of shares of common stock reserved in connection with this plan is 250,000, subject to certain adjustments. The Company granted 160,000 options in November 1997 to eligible directors which become exercisable at the rate of 8.33% per quarter through November 2000.

   Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement of Financial Accounting Standard ("SFAS") No. 123, the Company's net loss would not have been materially different.

   The number of stock options outstanding at the end of fiscal 2000, 1999 and 1998 were 407,545, 540,664 and 1,017,505, respectively. Stock options exercisable at the end of the same fiscal years were 378,795, 438,639 and 679,937, respectively. Additionally, the range of exercise prices for options outstanding at February 3, 2001 and at January 29, 2000 was $9.00 to $1.63. There have been no Outside Director Stock Options granted subsequent to the bankruptcy filing on March 23, 1999.

   On March 26, 2001, the Company and the Creditors' Committee appointed in its Chapter 11 case entered into agreement, subject to confirmation, on a Plan of Reorganization of Factory Card Outlet Corp. with Factory Card Holdings, Inc ("FCH"). The agreement would provide the Company with funding to enable it to emerge from Chapter 11. The Plan of Reorganization does not contemplate holders of the Company's outstanding common stock receiving any distribution because the Plan of Reorganization would not result in creditors recovering the full amount of their claims. Consequently, the existing stock and all incentive stock option plans would be cancelled if the Plan of Reorganization is confirmed.

 Incentive Savings Plan

   The Incentive Savings Plan (the "ISP Plan") is a defined contribution plan sponsored by the Company for all eligible employees. Participants in the ISP Plan may elect to contribute between 2% and 13% of their pre-tax base salary, subject to limitations imposed by the Internal Revenue Service. The Company makes a discretionary matching contribution to the ISP Plan at the rate of 33% of the first 6% of the participant's contribution. For fiscal 2000, 1999 and 1998, the Company's discretionary matching contributions to the ISP Plan were $199, $193 and $230, respectively. The ISP Plan also allows for a discretionary base contribution to

                    FACTORY CARD OUTLET CORP. AND SUBSIDIARY be made by the Company only if it has current or accumulated net profits. No discretionary base contributions have been made by the Company to date.

 Employee Stock Purchase Plan

   In December 1996, the Company adopted an Employee Stock Purchase Plan (the "ESPP Plan") to provide eligible employees the opportunity to purchase shares of its common stock. Employees may purchase shares, through payroll deductions, up to 10% of the employee's compensation, not to exceed $5 per offering period, at a price per share equal to 90% of the fair market value of the common stock as of the last day of any offering. Withholdings from employees for purchases under the ESPP Plan were -0- in fiscal 2000 and 1999 and $70 in fiscal 1998.

(10) Fair Value of Financial Instruments

   The Company's financial instruments at February 3, 2001 and January 29, 2000 include accounts payable and debt. The Company has assumed that the carrying value of trade accounts payable approximates fair value because of the short period in which these liabilities are settled. The Company believes the carrying value of the debt approximates fair value due to the variable rate of interest on this instrument. Such fair values are subject to possible adjustment in conjunction with the bankruptcy proceedings discussed in Note 1.

(11) Quarterly Financial Information (unaudited)

   Following is a summary of unaudited quarterly information:

                                            First    Second    Third   Fourth
                                           Quarter   Quarter  Quarter  Quarter
                                           --------  -------  -------  -------
Fiscal 2000:
  Total sales............................. $ 54,442  $59,426  $50,778  $61,476
  Gross profit............................   25,480   28,815   22,904   26,634
  Income (loss) before reorganization
   items..................................     (727)   1,666   (2,625)     985
  Net income (loss).......................   (2,738)     303   (5,488)    (776)
  Net income (loss) per share--basic and
   diluted................................    (0.36)    0.04    (0.73)   (0.11)
                                            First    Second    Third   Fourth
                                           Quarter   Quarter  Quarter  Quarter
                                           --------  -------  -------  -------
Fiscal 1999:
  Total sales............................. $ 52,533  $52,234  $50,485  $62,406
  Gross profit............................   24,413   25,813   21,148   25,060
  Income (loss) before reorganization
   items and extraordinary item...........   (2,249)     249   (4,781)  (1,726)
  Loss before extraordinary item..........  (14,796)  (1,760)  (7,078)  (3,955)
  Net loss................................  (16,088)  (1,760)  (7,078)  (3,955)
  Net loss per share--basic and diluted...    (2.14)   (0.23)   (0.94)   (0.54)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Factory Card Outlet Corp.:

   Under date of March 21, 2001 we reported on the consolidated balance sheets of Factory Card Outlet Corp. and subsidiary as of February 3, 2001 and January 29, 2000 and the related consolidated statements of operations, stockholders' deficit and cash flows for the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999, which are included in this Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule as listed in Item 14(a)(2) of this Form 10-K. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

   In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

   The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 of the Notes to the Consolidated Financial Statements, on March 23, 1999, the Company filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code. In addition, the Company's results reflect continued net losses. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ KPMG LLP

Chicago, Illinois
March 21, 2001

                                                                      Schedule I

                           FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

          CONDENSED FINANCIAL INFORMATION OF FACTORY CARD OUTLET CORP.

                                 BALANCE SHEETS
              (Dollar amounts in thousands, except per share data)

                                                        February 3, January 29,
                                                           2001        2000
                                                        ----------- -----------
                        ASSETS
                        ------

Current assets:
  Due from subsidiary..................................  $ 12,179    $ 12,179
  Note receivable--subsidiary..........................    54,379      47,648
                                                         --------    --------
    Total current assets...............................    66,558      59,827
Investment in subsidiary...............................   (79,960)    (64,530)
                                                         --------    --------
    Total assets.......................................  $(13,402)   $ (4,703)
                                                         ========    ========

                 STOCKHOLDERS' DEFICIT
                 ---------------------

Common stock -$.01 par value. Voting class--authorized
 15,000,000 shares;
 7,503,098 shares issued and outstanding at February 3,
 2001 and
 January 29, 2000. Non-voting class--authorized 205,000
 shares, no shares
 issued or outstanding.................................        75          75
Additional paid-in capital.............................    52,021      52,021
Accumulated deficit....................................   (65,498)    (56,799)
                                                         --------    --------
    Total stockholders' deficit........................  $(13,402)   $ (4,703)
                                                         ========    ========


           See accompanying notes to condensed financial information.

                                                                      Schedule I

                           FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

          CONDENSED FINANCIAL INFORMATION OF FACTORY CARD OUTLET CORP.

                            STATEMENTS OF OPERATIONS
                         (Dollar amounts in thousands)

                                           Fiscal year Fiscal year Fiscal year
                                              ended       ended       ended
                                           February 3, January 29, January 30,
                                              2001        2000        1999
                                           ----------- ----------- -----------
Royalty income............................  $  3,392    $  3,265    $  3,397
Interest income--subsidiary note
 receivable...............................     4,887       4,277       2,981
Equity in net loss of subsidiary..........   (15,430)    (34,787)    (33,231)
Operating expenses........................     1,548       1,636       1,581
                                            --------    --------    --------
  Loss before income tax benefit..........    (8,699)    (28,881)    (28,434)
Income tax benefit........................       --          --          (78)
                                            --------    --------    --------
  Net loss................................  $ (8,699)   $(28,881)   $(28,356)
                                            ========    ========    ========


           See accompanying notes to condensed financial information.

                                                                      Schedule I

                           FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

          CONDENSED FINANCIAL INFORMATION OF FACTORY CARD OUTLET CORP.

                            STATEMENTS OF CASH FLOWS
                         (Dollar amounts in thousands)

                                            Fiscal year Fiscal year Fiscal year
                                               ended       ended       ended
                                            February 3, January 29, January 30,
                                               2001        2000        1999
                                            ----------- ----------- -----------
Cash flows from operating activities:
  Net loss.................................   $(8,699)   $(28,881)   $(28,356)
  Adjustments to reconcile net loss to net
   cash provided by operating activities:
    Equity in net loss of subsidiary.......    15,430      34,787      33,231
    Decrease in due from subsidiary........       --        1,537         141
                                              -------    --------    --------
  Net cash provided by operating
   activities..............................     6,731       7,443       5,016
                                              -------    --------    --------
Cash used in investing activities:
  Increase in note receivable from
   subsidiary..............................    (6,731)     (7,460)     (5,233)
                                              -------    --------    --------
Cash flows from financing activities:
  Proceeds from exercise of employee stock
   options.................................       --          --          217
                                              -------    --------    --------
Net decrease in cash.......................       --          (17)        --
Cash at beginning of year..................       --           17          17
                                              -------    --------    --------
Cash at end of year........................   $   --     $    --     $     17
                                              =======    ========    ========
Supplemental disclosure of cash flow
 information:
  Noncash financing activities--
  Additional paid-in capital for warrants
   issued..................................       --          --          514


           See accompanying notes to condensed financial information.

                           FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

     NOTES TO CONDENSED FINANCIAL INFORMATION OF FACTORY CARD OUTLET CORP.
                         (Dollar amounts in thousands)

(1) Basis of Accounting

   The Condensed Financial Information of Factory Card Outlet Corp. ("the Company") has been prepared pursuant to Securities and Exchange Commission rules and regulations and should be read in conjunction with the Consolidated Financial Statements and Notes thereto as of February 3, 2001 and January 29, 2000 and the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999. The Condensed Financial Information of the Company has been prepared on an unconsolidated basis. The Company's investment in and amounts due from its subsidiary are recorded on the equity basis.

(2) Chapter 11 Filing

   On March 23, 1999, the Company and its subsidiary, Factory Card Outlet of America, Ltd., filed a petition for reorganization under chapter 11 of title 11 of the United States Code. The Company is currently operating its business and managing its properties as a debtor in possession pursuant to the Bankruptcy Code. See Note 1 to the Notes to Consolidated Financial Statements.

(3) Guarantees

   The Company has guaranteed the credit and debt agreements between its subsidiary and various lenders. For information related to the agreements, see Notes 1 and 4 of Notes to Consolidated Financial Statements.

(4) Notes Receivable--Subsidiary

   During fiscal 1997, the subsidiary issued a note to the Company. Interest is accrued quarterly based on the prime lending rate plus two percent per year (10.50% at February 3, 2001). The note and any accrued interest is due and payable on demand.

(5) Royalty and Licensing Agreement

   In June 1997 the Company entered into a Royalty and Licensing Agreement ("Agreement") with its subsidiary. This Agreement grants its subsidiary the right to use trademarks and tradenames owned by the Company in exchange for a royalty fee of one and one-half percent of net sales from operations.

                                                                  Exhibit 10.20

                    SIXTH AMENDMENT TO DEBTOR IN POSSESSION
                          LOAN AND SECURITY AGREEMENT
                          ---------------------------


     THIS SIXTH AMENDMENT TO DEBTOR IN POSSESSION LOAN AND SECURITY AGREEMENT (this "Sixth Amendment") is entered into and effective as of June 27, 2000, by and among Factory Card Outlet of America Ltd., an Illinois corporation and a debtor and debtor in possession (the "Borrower"), on the one hand, and Foothill Capital Corporation, as Agent ("Foothill") and the financial institutions listed on the signature page of the Loan Agreement referred to below (such financial institutions, together with their respective successors and assigns, are collectively referred to herein as the ("Lenders"), on the other hand. This Sixth Amendment amends certain provisions of the Debtor in Possession Loan and Security Agreement dated as of March 23, 1999 by and among the Borrower and Foothill, as Agent, and the Lenders (as amended by and through the date of this Sixth Amendment, and as hereafter amended and/or restated from time to time, the "Loan Agreement"). Capitalized terms used herein and not otherwise defined shall have the same meanings herein as in the Loan Agreement.

                                   BACKGROUND
                                   ----------

     This Sixth Amendment is entered into to amend certain of the provisions governing certain of the covenants described in the Loan Agreement and Schedule
7.21 thereto, in accordance with the terms and conditions hereof.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Agent and the Lenders hereby agree as follows:

     1.   Amendments to Loan Agreement.

     (a) Amendment to Section 7.21. Section 7.21 of the Loan Agreement is amended effective as of June 27, 2000 by deleting the existing Schedule 7.21 to the Loan Agreement and replacing same with the Schedule 7.21 attached to this Sixth Amendment as Exhibit A.

     2. Representations and Warranties; Confirmation of Representations, Warranties.

     This Sixth Amendment has been duly authorized, executed and delivered by the Borrower. The Loan Agreement, as amended hereby, and each of the other Loan Documents, as amended by and through the date hereof, constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms. The Borrower, by execution of this Sixth Amendment, certifies to the Agent and each of the Lenders that each of the representations and warranties set forth in the Loan Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, as if fully set forth in this Sixth Amendment, and that, as of the date hereof, no Default or Event of Default has occurred and is continuing under the Loan Agreement or any other Loan Document. The Borrower acknowledges and agrees that this Sixth Amendment shall become a part of the Loan Agreement and shall be a Loan Document. The Borrower further acknowledges and agrees that the Agent and the Lenders have acted in good faith in entering into this Sixth Amendment.

     3. Conditions Precedent. The obligation of the Agent and the Lenders to execute this Sixth Amendment and make the accommodations to the Borrower described herein is subject to the following conditions, as determined by the Agent and the Lenders in their sole discretion:

          (a) This Sixth Amendment shall have been executed and delivered by each of the parties hereto;

          (b) No Default or Event of Default shall have occurred under the Loan Agreement, as amended hereby.

     4.   No Novation; Effect; Counterparts; Governing Law.
          ------------------------------------------------

     Except to the extent specifically amended hereby, the Loan Agreement and each of the other Loan Documents shall be unaffected hereby and shall remain in full force and effect; this Sixth Amendment shall not be deemed a novation of the Loan Agreement or any other Loan Document. The Borrower hereby acknowledges, confirms and ratifies its obligations under the Loan Agreement and each of the other Loan Documents. This Sixth Amendment may be executed in any number of counterparts, and by the different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, but all the counterparts shall together constitute one instrument. This Sixth Amendment shall be governed by the internal laws of The Commonwealth of Massachusetts (without reference to conflicts of law principles) and the United States Bankruptcy Code and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrower acknowledges that the reasonable out-of-pocket expenses of the Agent and the Lenders incurred in connection with the preparation, execution and delivery of this Sixth Amendment shall be "Lender Group Expenses", as such term is defined in the Loan Agreement.

     5.   Construction.
          ------------

     The Borrower, by execution hereof, acknowledges and confirms that for all purposes of the Loan Agreement and the other Loan documents, the term "Loan Agreement" shall mean the Loan Agreement as amended by and through the date of this Sixth Amendment and as further amended and/or restated from time to time hereafter.

     IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment to Loan and Security Agreement as a sealed instrument as of the date first above written.

                              FACTORY CARD OUTLET OF AMERICA, LTD.



                              By: /s/  James D. Constantine
                                  -------------------------
                              Name:  James D. Constantine
                              Title:  Senior Vice President and CFO


                              FOOTHILL CAPITAL CORPORATION, for itself and as Agent for the Lenders


                              By: /s/  Thomas F. Morgan
                                  ---------------------
                              Name:  Thomas F. Morgan
                              Title:  Vice President

                              PARAGON CAPITAL, LLC, as a Lender



                              By: /s/  Robert J. Shusterman
                                  --------------------------
                              Name:
                              Title:  Executive Vice President

                                                                  Exhibit 10.21


                   SEVENTH AMENDMENT TO DEBTOR IN POSSESSION
                          LOAN AND SECURITY AGREEMENT
                          ---------------------------


     THIS SEVENTH AMENDMENT TO DEBTOR IN POSSESSION LOAN AND SECURITY AGREEMENT (this "Seventh Amendment") is entered into and effective as of October 5, 2000, by and among Factory Card Outlet of America Ltd., an Illinois corporation and a debtor and debtor in possession (the "Borrower"), on the one hand, and Foothill Capital Corporation, as Agent ("Foothill") and the financial institutions listed on the signature page of the Loan Agreement referred to below (such financial institutions, together with their respective successors and assigns, are collectively referred to herein as the ("Lenders"), on the other hand. This Seventh Amendment amends certain provisions of the Debtor in Possession Loan and Security Agreement dated as of March 23, 1999 by and among the Borrower and Foothill, as Agent, and the Lenders (as amended by and through the date of this Seventh Amendment, and as hereafter amended and/or restated from time to time, the "Loan Agreement"). Capitalized terms used herein and not otherwise defined shall have the same meanings herein as in the Loan Agreement.

                                   BACKGROUND
                                   ----------

     This Seventh Amendment is entered into to amend certain of the provisions governing the availability of "Special Sub-Line Advances" under the Loan Agreement, in accordance with the terms and conditions hereof.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Agent and the Lenders hereby agree as follows:

     1.   Amendments to Loan Agreement.

     (a) Amendment to Subsection 2.1(a)(ii). Subsection 2.1(a)(ii) of the Loan Agreement is hereby by deleting such subsection in its entirety and inserting in lieu thereof the following:

          (a)(ii) Special Sub-Line Advances. The term "Borrowing Base" shall also include amounts available in respect of the Special Sub-Line Advances in accordance with this Section 2.1(a)(ii). Subject to the terms and conditions of this Agreement, each Lender agrees to make special sub-line advances ("Special sub-Line Advances") to Borrower in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to 10% of the Cost value of Eligible Inventory, provided that during the period October 5, 2000 through and including December 5, 2000, the Special Sub-Line Advances to Borrower may be in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to 15% of the Cost value of Eligible Inventory.

     2. Representations and Warranties; Confirmation of Representations, Warranties.

     This Seventh Amendment has been duly authorized, executed and delivered by the Borrower. The Loan Agreement, as amended hereby, and each of the other Loan Documents, as amended by and through the date hereof, constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms. The Borrower, by execution of this Seventh Amendment, certifies to the Agent and each of the Lenders that each of the representations and warranties set forth in the Loan Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, as if fully set forth in this Seventh Amendment, and that, as of the date hereof, no Default or Event of Default has occurred and is continuing under the Loan Agreement or any other Loan Document. The Borrower acknowledges and agrees that this Seventh Amendment shall become a part of the Loan Agreement and shall be a Loan Document

     3. Conditions Precedent. The obligation of the Agent and the Lenders to execute this Seventh Amendment and make the accommodations to the Borrower described herein is subject to the following conditions, as determined by the Agent and the Lenders in their sole discretion:

     (a) This Seventh Amendment shall have been executed and delivered by each of the parties hereto;

     (b) No Default or Event of Default shall have occurred under the Loan Agreement, as amended hereby; and

     (c) The Borrower shall have paid to the Agent, for the benefit of the Lenders, an amendment fee of $15,000 (the "Amendment Fee"). The Amendment Fee shall be fully earned when paid and shall not be repaid to the Borrower under any circumstances.

     4.  No Novation; Effect; Counterparts; Governing Law.

     Except to the extent specifically amended hereby, the Loan Agreement and each of the other Loan Documents shall be unaffected hereby and shall remain in full force and effect; this Seventh Amendment shall not be deemed a novation of the Loan Agreement or any other Loan Document. The Borrower hereby acknowledges, confirms and ratifies its obligations under the Loan Agreement and each of the other Loan Documents. This Seventh Amendment may be executed in any number of counterparts, and by the different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, but all the counterparts shall together constitute one instrument. This Seventh Amendment shall be governed by the internal laws of The Commonwealth of Massachusetts (without reference to conflicts of law principles) and the United States Bankruptcy Code and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrower acknowledges that the reasonable out-of-pocket expenses of the Agent and the Lenders incurred in connection with the preparation, execution and delivery of this Seventh Amendment shall be "Lender Group Expenses", as such term is defined in the Loan Agreement.

     5.  Construction.

     The Borrower, by execution hereof, acknowledges and confirms that for all purposes of the Loan Agreement and the other Loan Documents, the term "Loan Agreement" shall mean the Loan Agreement as amended by and through the date of this Seventh Amendment and as further amended and/or restated from time to time hereafter.

     IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amendment to Loan and Security Agreement as a sealed instrument as of the date first above written.

                              FACTORY CARD OUTLET OF AMERICA, LTD.



                              By: /s/  James D. Constantine
                                  -------------------------
                              Name:  James D. Constantine
                              Title: Senior Vice President and CFO


                              FOOTHILL CAPITAL CORPORATION, for itself and as Agent for the Lenders



                              By: /s/  Thomas F. Morgan
                                  ---------------------
                              Name:  Thomas F. Morgan
                              Title: Vice President

                              PARAGON CAPITAL, LLC, as a Lender



                              By: /s/  Robert J. Shusterman
                                  --------------------------
                              Name:
                              Title:  Executive Vice President

                                                                 Exhibit 10.22

                   EIGHTH AMENDMENT TO DEBTOR IN POSSESSION
                          LOAN AND SECURITY AGREEMENT
                          ---------------------------


     THIS EIGHTH AMENDMENT TO DEBTOR IN POSSESSION LOAN AND SECURITY AGREEMENT (this "Eighth Amendment") is entered into and effective as of March 19, 2001, by and among Factory Card Outlet of America Ltd., an Illinois corporation and a debtor and debtor in possession (the "Borrower"), on the one hand, and Wells Fargo Retail Finance, LLC (successor in interest to Foothill Capital Corporation and Paragon Capital, LLC) ("WFRF"), as Agent and Lender, and the financial institutions listed on the signature page of the Loan Agreement referred to below (such financial institutions, together with their respective successors and assigns, are collectively referred to herein as the ("Lenders"), on the other hand. This Eighth Amendment amends certain provisions of the Debtor in Possession Loan and Security Agreement dated as of March 23, 1999 by and among the Borrower and WFRF, as Agent, and the Lenders (as amended by and through the date of this Eighth Amendment, and as hereafter amended and/or restated from time to time, the "Loan Agreement"). Capitalized terms used herein and not otherwise defined shall have the same meanings herein as in the Loan Agreement.

                                   BACKGROUND
                                   ----------

     This Eighth Amendment is entered into to amend the Maturity Date of the Commitment and to amend certain of the provisions governing the availability of "Special Sub-Line Advances" under the Loan Agreement, in accordance with the terms and conditions hereof.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Agent and the Lenders hereby agree as follows:

     1.   Amendments to Loan Agreement.

     (a)  Amendments to Subsection 1.1.

          (i) Subsection 1.1 of the Loan Agreement is hereby amended by deleting the term "Maximum Revolving Amount" appearing in the definition of "Average Unused Portion of Maximum Revolving Amount" and inserting in lieu thereof the term "$32,500,000".

          (ii) Subsection 1.1 of the Loan Agreement is hereby amended by deleting the existing subsection (i) of the definition of "Maturity Date" appearing therein and inserting in lieu thereof the following:

               (i)  July 31, 2001.

     (b) Amendment to Subsection 2.1 (a)(ii). Subsection 2.1 (a)(ii) of the Loan Agreement is hereby amended by deleting such subsection in its entirety and inserting in lieu thereof the following:

          (a)(ii) Special Sub-Line Advances. The term "Borrowing Base" shall also include amounts available in respect of the Special Sub-Line Advances in accordance with this Section 2.1 (a)(ii). Subject to the terms and conditions of this Agreement, each Lender agrees to make special sub-line advances ("Special Sub-Line Advances") to Borrower in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to 13% of the Cost Value of Eligible Inventory, provided, however, that in no event will Advances (on a combined basis under Sections 2.1
     (a)(i)(y) and 2.1 (a)(ii)) exceed 87.5% of the Net Retail Liquidation Value of Eligible Inventory.

     (c) Limitation on Borrowing. The Borrower, the Agent and the Lenders hereby agree that, notwithstanding anything to the contrary in the Loan Agreement, the Lenders shall have no obligation to make Advances under the Loan Agreement to the extent they would cause the aggregate amount of Advances plus the outstanding balance of all undrawn or unreimbursed Letters of Credit to exceed $32,500,000.

     (d) Amendment to Subsection 2.12(a)(ii). Subsection 2.12(a)(ii) of the Loan Agreement is hereby amended by deleting the term "Maximum Revolving Amount" appearing therein and inserting in lieu thereof the term "$32,500,000".

     2. Representations and Warranties; Confirmation of Representations, Warranties.

     This Eighth Amendment has been duly authorized, executed and delivered by the Borrower. The Loan Agreement, as amended hereby, and each of the other Loan Documents, as amended by and through the date hereof, constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms. The Borrower, by execution of this Eighth Amendment, certifies to the Agent and each of the Lenders that each of the representations and warranties set forth in the Loan Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, as if fully set forth in this Eighth Amendment, and that, as of the date hereof, no Default or Event of Default has occurred and is continuing under the Loan Agreement or any other Loan Document. The Borrower acknowledges and agrees that this Eighth Amendment shall become a part of the Loan Agreement and shall be a Loan Document.

     3. Waiver of Events of Default. The Agent and the Lenders hereby waive all Events of Default, if any, that shall exist at time of this amendment.

     4. Conditions Precedent. The obligation of the Agent and the Lenders to execute this Eighth Amendment and make the accommodations to the Borrower described herein is subject to the following conditions, as determined by the Agent and the Lenders in their sole discretion:

     (a) This Eighth Amendment shall have been executed and delivered by each of the parties hereto;

     (b) The Borrower by its execution hereof shall have agreed to pay to the Agent, for the benefit of the Lenders, an amendment fee of $100,000 (the "Amendment Fee"). The Amendment Fee shall be fully earned upon the execution of this Eighth Amendment and shall be due and payable on the earlier to occur of the Maturity Date or the date of the acceleration of the Borrower's Obligations (the earlier of such dates being referred to as the "Termination Date").

     5.  No Novation; Effect; Counterparts; Governing Law.

     Except to the extent specifically amended hereby, the Loan Agreement and each of the other Loan Documents shall be unaffected hereby and shall remain in full force and effect; this Eighth Amendment shall not be deemed a novation of the Loan Agreement or any other Loan Document. The Borrower hereby acknowledges, confirms and ratifies its obligations under the Loan Agreement and each of the other Loan Documents. This Eighth Amendment may be executed in any number of counterparts, and by the different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, but all the counterparts shall together constitute one instrument. This Eighth Amendment shall be governed by the internal laws of The Commonwealth of Massachusetts (without reference to conflicts of law principles) and the United States Bankruptcy Code and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrower acknowledges that the reasonable out-of-pocket expenses of the Agent and the Lenders incurred in connection with the preparation, execution and delivery of this Eighth Amendment shall be "Lender Group Expenses", as such term is defined in the Loan Agreement.

     6.  Construction.

     The Borrower, by execution hereof, acknowledges and confirms that for all purposes of the Loan Agreement and the other Loan documents, the term "Loan Agreement" shall mean the Loan Agreement as amended by and through the date of this Eighth Amendment and as further amended and/or restated from time to time hereafter.

     IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amendment to Loan and Security Agreement as a sealed instrument as of the date first above written.

                              FACTORY CARD OUTLET OF AMERICA, LTD.



                              By: /s/  James D. Constantine
                                  -------------------------
                              Name:  James D. Constantine
                              Title: Senior Vice President and CFO


                              FOOTHILL CAPITAL CORPORATION, for itself and as Agent for the Lenders



                              By: /s/  Thomas F. Morgan
                                  ---------------------
                              Name:  Thomas F. Morgan
                              Title: Vice President

                              PARAGON CAPITAL, LLC, as a Lender



                              By: /s/  Robert
                                  ------------
                              Name:
                              Title: Executive Vice President

                                                                  Exhibit 23.1

                              CONSENT OF KPMG LLP



The Board of Directors
Factory Card Outlet Corp. and Subsidiary:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 33-21645, 333-22435 and 333-30437) of Factory Card Outlet Corp. of our reports dated March 21, 2001, on the consolidated balance sheets of Factory Card Outlet Corp. and subsidiary as of February 3, 2001 and January 29, 2000 and the related consolidated statements of operations, shareholders' deficit, and cash flows for the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999, and the related financial statement schedule, which reports appear in this Annual Report on Form 10-K.


/s/  KPMG LLP


Chicago, IL
April 9, 2001

                                   EXHIBIT D
                                   ---------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 10-Q

          |X| QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                 For The Quarterly Period Ended November 3, 2001

                          Commission File Number: 21859

                            FACTORY CARD OUTLET CORP.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              DELAWARE                                 36-3652087
              --------                                 ----------
  (State or other jurisdiction of        (I.R.S. Employer Identification Number)
   incorporation or organization)

                                2727 Diehl Road,
                            Naperville, IL 60563-2371
--------------------------------------------------------------------------------
               (Address of principal executive offices, zip code)

Registrant's telephone number, including area code:  (630) 579-2000


Indicate by check mark whether this registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No |_|

The number of shares of the Registrant's Common Stock outstanding as of December 5, 2001 was 7,503,098.

                            Factory Card Outlet Corp.
                 (Debtor in possession effective March 23, 1999)
                                    Form 10-Q

                     For the Quarter Ended November 3, 2001
                                      Index

                                                                                                         Page
Part I      Financial Information

Item 1      Financial Statements (unaudited):

            Consolidated Balance Sheets as of November 3, 2001 and February 3, 2001                         3

            Consolidated Statements of Operations for the three fiscal months and nine fiscal
               months ended November 3, 2001 and October 28, 2000                                           4

            Consolidated Statements of Cash Flows for the nine fiscal months
               ended November 3, 2001 and October 28, 2000                                                  5

            Notes to Consolidated Financial Statements                                                     6-9

Item 2      Management's Discussion and Analysis of Financial Condition
               and Results of Operations                                                                  10-13

Item 3      Quantitative and Qualitative Disclosures About Market Risk                                      14

Part II     Other Information                                                                             14-15

            Signatures                                                                                      15

PART I - FINANCIAL INFORMATION, ITEM 1, FINANCIAL STATEMENTS


                            FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

                           Consolidated Balance Sheets
              (Dollar amounts in thousands, except per share data)

                                                              November 3,  February 3,
                                                                 2001         2001
                                                              -----------  -----------
ASSETS                                                        (Unaudited)
Current assets:
   Cash                                                       $       196  $       281
   Merchandise inventories                                         61,980       55,883
   Prepaid expenses and other                                       2,668        2,086
                                                              -----------  -----------
      Total current assets                                         64,844       58,250

Fixed assets, net                                                  20,686       25,061
Other assets                                                          277          401
                                                              -----------  -----------

      Total assets                                            $    85,807  $    83,712
                                                              ===========  ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
   Debt                                                       $    27,004  $    25,699
   Accounts payable                                                11,444        7,634
   Accrued expenses                                                 9,851        8,407
                                                              -----------  -----------
      Total current liabilities                                    48,299       41,740
                                                              -----------  -----------
Liabilities subject to compromise                                  55,229       55,374
                                                              -----------  -----------
Total liabilities                                                 103,528       97,114
                                                              -----------  -----------

Stockholders' deficit:
   Common stock - $.01 par value.  Voting class - authorized
   15,000,000 shares; 7,503,098 shares issued and outstanding
    Non-voting class - authorized 205,000 shares, no shares
    issued or outstanding.                                             75           75
   Additional paid-in capital                                      52,021       52,021
   Accumulated deficit                                            (69,817)     (65,498)
                                                              -----------  -----------

      Total stockholders' deficit                                 (17,721)     (13,402)
                                                              -----------  -----------

      Total liabilities and stockholders' deficit             $    85,807  $    83,712
                                                              ===========  ===========

See accompanying notes to consolidated financial statements.

                            FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

                      Consolidated Statements of Operations
              (Dollar amounts in thousands, except per share data)

                                              Three fiscal months ended Nine fiscal months ended
                                              (Unaudited)   (Unaudited) (Unaudited)  (Unaudited)
                                              ------------------------- ------------------------
                                              November 3,   October 28, November 3,  October 28,
                                                 2001          2000       2001           2000
                                              ----------   -----------  ----------   ----------
Net sales                                     $   51,480    $   50,778  $  164,729   $  164,646
Cost of sales                                     27,696        27,874      87,533       87,447
                                              ----------   -----------  ----------   ----------
   Gross profit                                   23,784        22,904      77,196       77,199
Selling, general and administrative expenses      24,538        24,790      75,064       76,540
Interest expense                                     666           739       2,117        2,345
                                              ----------   -----------  ----------   ----------
   Income (loss) before reorganization items      (1,420)       (2,625)         15        (1,686)
Reorganization items, net                          1,711         2,863       4,334        6,237
                                              ----------   -----------  ----------   ----------
   Net loss                                   $   (3,131)  $    (5,488) $   (4,319)  $    (7,923)
                                              ==========   ===========  ==========   ==========

Net loss per share - basic and diluted        $    (0.42)  $     (0.73) $    (0.58)  $     (1.06)
                                              ==========   ===========  ==========   ==========


Weighted average shares outstanding -
   basic and diluted                           7,503,098     7,503,098   7,503,098    7,503,098
                                              ==========   ===========  ==========   ==========

See accompanying notes to consolidated financial statements.

                            FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                          (Dollar amounts in thousands)


                                                                                     Nine fiscal months ended
                                                                                     ------------------------
                                                                                     November 3,  October 28,
                                                                                        2001          2000
                                                                                     -----------  -----------
                                                                                             (Unaudited)
  Cash flows from operating activities:
    Net loss                                                                         $    (4,319) $    (7,923)
    Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
         Depreciation and amortization of fixed assets                                     5,194        5,436
         Amortization of deferred financing costs                                            508          404
         Non-cash portion of reorganization items                                          1,447        3,040
         Other                                                                                11           23
         Changes in assets and liabilities:
             Increase in assets:
               Merchandise inventories                                                    (6,097)      (7,980)
               Prepaid expenses and other assets                                            (967)        (497)
             Increase (decrease) in liabilities:
               Accounts payable                                                            3,810        2,640
               Accrued expenses                                                               50         (874)
               Liabilities subject to compromise                                              40          231
                                                                                     -----------   ----------
  Net cash used in operating activities                                                     (323)      (5,500)
                                                                                     -----------   ----------
  Net cash used in investing activities - purchase of fixed assets, net                     (883)      (1,591)
                                                                                     -----------   ----------

  Cash flows from financing activities:

    Borrowings under revolving credit notes                                              174,874      178,775
    Repayment of borrowings under revolving credit notes                                (173,569)    (172,879)
    Payment of long-term obligations                                                        (184)        (340)
                                                                                     -----------   ----------
Net cash provided by financing activities                                                  1,121        5,556
                                                                                     -----------   ----------

Net decrease in cash                                                                         (85)      (1,535)
Cash at beginning of period                                                                  281        1,713
                                                                                     -----------   ----------
  Cash at end of period                                                              $       196   $      178
                                                                                     ===========   ==========


  Supplemental cash flow information:
     Interest paid                                                                   $     1,689   $    1,875

See accompanying notes to consolidated financial statements.

                            FACTORY CARD OUTLET CORP.
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
              (Dollar amounts in thousands, except per share data)
                                   (Unaudited)

(1)      Organization and Basis of Presentation

                  The consolidated unaudited financial statements include the accounts of Factory Card Outlet Corp. ("FCO") and its wholly owned subsidiary, Factory Card Outlet of America Ltd. (collectively with FCO, the "Company"). The Company is a chain of company-owned stores offering an extensive selection of greeting cards, giftwrap, balloons, party supplies and other special occasion merchandise at everyday value prices. These financial statements have been prepared by management without audit and should be read in conjunction with the consolidated financial statements and notes for the fiscal year ended February 3, 2001 included in the Company's Annual Report on Form 10-K. The operating results for the interim periods are not necessarily indicative of the results for the year. All intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, the accompanying consolidated financial statements reflect all normal recurring and certain nonrecurring adjustments necessary for a fair presentation of the interim financial statements.

                  The Company filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") on March 23, 1999 (the "Petition Date") under case numbers 99-685(EIK) and 99-686(EIK) (the "Chapter 11 Cases"). The Company is currently operating its business as debtors in possession under the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

                  The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern and in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code. The commencement of the Chapter 11 Cases and the net losses resulting in a net deficit raise substantial doubt about the Company's ability to continue as a going concern. As discussed in Note 5, the Company has recorded certain reorganization items in the Consolidated Statements of Operations. Additional adjustments, some of which could be material, may be necessary as a consequence of a plan of reorganization. The continuation of the Company's business as a going concern is contingent upon, among other things, the ability to (1) formulate a plan of reorganization that will be confirmed by the Bankruptcy Court, (2) achieve satisfactory levels of future profitable operations, (3) maintain adequate financing, and (4) generate sufficient cash from operations to meet future obligations.

                  The Bankruptcy Code provides that the Company has an exclusive period during which only it may propose, file and solicit acceptances of a plan of reorganization. The Company has obtained approval from the Bankruptcy Court of the extension of its exclusive period to file a plan and to solicit acceptances thereof to and including November 30, 2001 and February 1, 2002, respectively. On November 29, 2001, the Company filed a motion requesting Court approval of the extension of the exclusive period to file a plan to and including February 19, 2002 and the exclusive period to solicit acceptances of such plan to and including April 19, 2002, and the Company's exclusive right to file a plan has been extended until the Court determines the motion. The Court is currently scheduled to hear the motion on December 19, 2001. If the Court should deny such motion, or if the Company fails to file a plan of reorganization during the exclusive period or, after such plan has been filed, if the Company fails to obtain acceptance of such plan from the requisite impaired classes of creditors and equity security holders during the exclusive period, any party in interest, including a creditor, an equity security holder, a committee of creditors or equity security holders, or an indenture trustee, may file their own plan of reorganization for the Company.

                  In August, 2001, the Company was compelled to withdraw the Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code Proposed By the Debtors and Factory Card Holdings, Inc. and the Official Committee of Unsecured Creditors, dated May 31, 2001 (the "Previous Plan"), when the third party plan proponent was unable to provide the funds that it was obligated to provide as a condition precedent to the effectiveness of the Previous Plan. Upon withdrawal of the Previous Plan, the Company and the Official Committee of Unsecured Creditors appointed in the Chapter 11 Case (the "Creditors' Committee") commenced discussions regarding a stand-alone plan that would be premised upon certain creditors providing the Company with favorable trade terms and additional liquidity upon the Company's emergence from chapter 11. Those discussions have resulted in an agreement in principal with the Creditors' Committee regarding the terms of such a plan (the "Plan"). Notwithstanding that the distributions to be made to general unsecured creditors as contemplated by such agreement in principal are substantially less than the full amount of such creditors' claims, the agreement contemplates some distributions to holders of the Company's common stock. The Company and the Creditors' Committee are engaged in discussions with the Official Committee of Equity Holders appointed in the Chapter 11 Cases regarding such distributions. The Company is also continuing to explore the possibility of formulating a plan of reorganization premised upon an investment by a third party.

                  The Company is in the process of negotiating and documenting the Plan and related agreements and documents. No assurances can be given either that these efforts will culminate in the filing of a Plan or, if a Plan is filed, what the terms of such filed Plan will be.

                  In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 "Business Combinations" ("SFAS No. 141"), which establishes financial accounting and reporting for business combinations and supercedes APB Opinion No. 16, Business Combinations, and SFAS No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. SFAS No. 141 requires that all business combinations be accounted for using one method, the purchase method. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001. The adoption of SFAS No. 141 is not expected to have a material impact on the financial condition or results of operations of the Company.

                  In June 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"), which establishes financial accounting and reporting for acquired goodwill and other intangible assets and supercedes APB Opinion No. 17, Intangible Assets. The provisions of SFAS No. 142 are effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 142 during the first quarter of fiscal 2002 and such adoption is not expected to have a material impact on the financial condition or results of operations of the Company.

                  In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset. The Company is required and plans to adopt the provisions of Statement No. 143 for the first quarter ended May 3, 2003. To accomplish this, the Company must identify all legal obligations for asset retirement obligations, if any, and determine the fair value of these obligations on the date of adoption. Because of the effort necessary to comply with the adoption of Statement No. 143, it is not practical for management to estimate the impact of adopting this Statement at the date of this report.

                  In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", although it retains many of the fundamental provisions of that Statement. The provisions of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 144 during the first quarter of fiscal 2002 and such adoption is not expected to have a material impact on the financial condition or results of operations of the Company.

(2)      Debtor in Possession Facility

                  Subsequent to the commencement of the Chapter 11 Cases, the Company entered into a Revolving Credit and Guaranty Agreement (the "Loan Agreement") dated March 23, 1999 which provides up to $35,000 (including $10,000 for letters of credit) to fund working capital needs and for general corporate purposes. Borrowing under the facility is limited by inventory levels and has an interest rate of 1% over prime with a minimum threshold of 7.0% (7.0% at November 3, 2001). The Loan Agreement expires on the earlier of February 1, 2002 or the date the Bankruptcy Court confirms a plan of reorganization. Borrowings under the Loan Agreement are secured by substantially all of the Company's assets. The Loan Agreement contains certain restrictive covenants, including maintenance of certain inventory levels, achievement of specified operating results and limitations on the incurrence of additional liens and indebtedness, capital expenditures, asset sales and payment of dividends, all of which have been met or waived.


(3)      Management Estimates

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and related disclosures. Significant estimates made as of and for the three and nine fiscal month periods ended November 3, 2001 and October 28, 2000 include reserves for store closings and other reorganization items, provision for shrinkage, capitalized overhead costs related to inventory and the carrying values of inventories. Actual results could differ from those estimates.

(4)      Liabilities Subject to Compromise

                  Liabilities subject to compromise refer to liabilities incurred prior to the commencement of the Chapter 11 Cases. These liabilities consist primarily of amounts outstanding for accounts payable, deferred rent obligations, amounts accrued for rejected leases and other accrued expenses and obligations under capital leases. These amounts represent management's best estimate of known or potential claims to be resolved in connection with the Chapter 11 Cases. Such claims remain subject to future adjustments based on negotiations, actions of the Bankruptcy Court, further developments with respect to disputed claims or other events. The terms for the satisfaction of these claims will be established upon bankruptcy court approval of the reorganization plan.

                  The Company has received approval from the Bankruptcy Court to pay or otherwise honor certain of its prepetition obligations, including prepetition wages, employee benefits and reimbursement of employee business expenses, costs to transport merchandise, sales and use taxes and insurance.

(5)      Reorganization Items

                  Reorganization costs include costs for professional fees and other costs related to the Company's reorganization. In the nine fiscal months ended November 3, 2001, the Company closed two under-performing stores and recorded reorganization costs relating to these closings of approximately $344. In addition, the Company paid $2,509 to professionals and recorded retention bonus accruals for salaried associates of $1,394.

                  In the nine fiscal months ended October 28, 2000, the Company closed five under-performing stores and recorded reorganization costs relating to these closings of approximately $1,177. In addition, the Company paid $3,434 to professionals and recorded retention bonus accruals for salaried associates of $1,558.

(6)      Income Taxes (Benefit)

                  In assessing the realization of deferred tax assets, management considers the likelihood that those assets will be realized through future taxable income. Because the realization of the deferred tax assets may be limited by events involving the Chapter 11 Cases or other events related to the ownership of the Company, the Company recorded a valuation allowance for the total of the net deferred tax assets at November 3, 2001 and February 3, 2001.


(7)      Loss Per Share

                    Loss per share - basic is computed by dividing net loss by the weighted average number of common shares outstanding during the period.

                                                              Net                   Per
                                                              loss       Shares    share
                                                            --------   ---------  -------
           For the three fiscal months ended Nov 3, 2001 -
           Loss per share - basic and diluted:
           ----------------------------------
           Net loss                                         $ (3,131)  7,503,098  $ (0.42)
                                                            --------   ---------  -------

           For the three fiscal months ended Oct 28, 2000 -
           Loss per share - basic and diluted:
           ----------------------------------
           Net loss                                         $ (5,488)  7,503,098  $ (0.73)
                                                            --------   ---------  -------


                                                              Net                   Per
                                                              Loss       Shares    share
                                                            --------   ---------  -------
           For the nine fiscal months ended Nov 3, 2001 -
           Loss per share - basic and diluted:
           ----------------------------------
           Net loss                                         $ (4,319)  7,503,098  $ (0.58)
                                                            --------   ---------  -------

           For the nine fiscal months ended Oct 28, 2000 -
           Loss per share - basic and diluted:
           ----------------------------------
           Net loss                                         $ (7,923)  7,503,098  $ (1.06)
                                                            --------   ---------  -------

                  For the three and nine fiscal months ended November 3, 2001 and October 28, 2000, no options to purchase common stock were included in the computation of earnings per share - diluted because the effect would be antidilutive.

     ITEM 2 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Dollar amounts in thousands)

          Certain statements in the following discussion and analysis constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. On March 23, 1999, the Company filed a petition for reorganization under chapter 11 of title 11 of the United States Code and is operating as a debtor in possession. All forward-looking statements relating to aspects of any plan of reorganization submitted in connection with its Chapter 11 Cases are dependent upon, among other things, further improvements in the Company's store-level operating performance, the formation of an acceptable reorganization plan and the bankruptcy court's approval of a reorganization plan.

          In general, the results, performance or achievements of the Company and its stores are dependent upon a number of factors including, without limitation, the following: effects resulting from the commencement and completion of the Chapter 11 Cases; ability to meet sales plans; weather and economic conditions; dependence on key personnel; competition; ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations and other factors both referenced and not referenced in this Form 10-Q. When used in this Report on Form 10-Q, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements.

          In September 1999, the Company announced that it received notification that the NASDAQ's staff had delisted the Company's common stock from the NASDAQ National Market effective September 1, 1999. NASDAQ said the determination was based on the uncertainties concerning the Company's pending Chapter 11 Cases.

          The Company is a chain of company-owned stores offering an extensive selection of greeting cards, giftwrap, balloons, party supplies and other special occasion merchandise at everyday value prices. The Company closed 2 under-performing stores in July 2001 and does not expect to open any additional stores in fiscal 2001. As of December 5, 2001, the Company operated 173 stores in 20 states.

         Results of Operations

         The following table sets forth, for the periods indicated, selected statements of operations data expressed as a percentage of net sales and the number of stores open at the end of each period:

                                              -------------------------  ------------------------
                                              Three fiscal months ended  Nine fiscal months ended
                                              -------------------------  ------------------------
                                                Nov. 3,       Oct. 28,    Nov. 3.        Oct. 28,
                                                 2001           2000       2001           2000
                                              ---------     -----------  --------       ---------
Net sales                                       100.0          100.0 %    100.0 %         100.0 %
Cost of sales                                    53.8           54.9       53.1            53.1
                                              ---------     -----------  --------       ---------
   Gross profit                                  46.2           45.1       46.9            46.9
Selling, general and administrative expenses     47.7           48.8       45.6            46.5
Interest expense                                  1.3            1.5        1.3             1.4
                                              ---------     -----------  --------       ---------
   Loss before reorganization items              (2.8)          (5.2)       0.0            (1.0)
Reorganization items, net                         3.3            5.6        2.6             3.8
                                              ---------     -----------  --------       ---------
   Net loss                                      (6.1)         (10.8)%     (2.6)%          (4.8)%
                                              =========     ===========  ========       =========

Number of stores open at end of period            173            177        173             177

Three Fiscal Months Ended November 3, 2001(fiscal 2001) and October 28, 2000(fiscal 2000)

         Net Sales. Despite operating four fewer stores, net store sales increased $702, or 1.4%, to $51,480 for the three fiscal month period ended November 3, 2001 from $50,778 for the three fiscal month period ended October 28, 2000. The increase can be attributed to improved product allocation and assortment of inventory coupled with a shift in the retail calendar: Halloween (October 31) fell in the third quarter of fiscal 2001 vs. the fourth quarter of fiscal 2000. Comparable store sales increased $857, or 1.7% for the same period. The comparable store sales increase was driven by strong sales in the candy and basic party categories, offset by a decrease in the card category. No new stores were opened in fiscal 2001 or fiscal 2000 and a store's sales are excluded from the calculation of comparable store sales in the fiscal month of the store closing.

         Gross Profit. Cost of sales includes distribution costs. Gross profit increased $880 or 3.8% to $23,784 for the three fiscal month period ended November 3, 2001 from $22,904 for the three fiscal month period ended October 28, 2000. As a percentage of net sales, gross profit was 46.2% for the three fiscal month period ended November 3, 2001 compared to 45.1% in the same period in the prior year. This increase was the result of lower inventory shrinkage partially offset by higher distribution costs.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses include store payroll, store occupancy, advertising, depreciation, other store operating and corporate administrative expenses. Selling, general and administrative expenses decreased $252 or 1.0%, to $24,538 for the three fiscal month period ended November 3, 2001 from $24,790 for the three fiscal month period ended October 28, 2000. This decrease resulted primarily from operating four fewer stores coupled with lower advertising expense for the three fiscal month period ended November 3, 2001. As a percentage of net sales, selling, general and administrative expenses decreased to 47.7% in the three fiscal month period ended November 3, 2001 from 48.8% in the three fiscal month period ended October 28, 2000. This fluctuation was the result of a significant reduction in advertising expense in the three fiscal month period ended November 3, 2001.

         Interest Expense. Interest expense was $666 in the three fiscal month period ended November 3, 2001 compared to $739 in the three fiscal month period ended October 28, 2000. The decrease resulted from a lower effective interest rate.

         Reorganization Items, net. Reorganization items decreased $1,152 or 40.2%, to $1,711 for the three fiscal month period ended November 3, 2001 from $2,863 for the three fiscal month period ended October 28, 2000. The decrease was the result of lower store closing costs. There were no store closings in the three fiscal month period ended November 3, 2001. In the three fiscal month period ended October 28, 2000, the Company closed five under-performing stores and recorded reorganization costs associated with such closings of $1,177.

         Income Taxes. Management believes that it is more likely than not that deferred tax assets created by net operating losses for the three month period ended November 3, 2001 will not be realized through future taxable income. Because the realization of the deferred tax assets may be limited by events involving the Chapter 11 Cases or other events related to the ownership of the Company, the Company has recorded a valuation allowance to fully reserve for the value of the net deferred tax assets at November 3, 2001 and February 3, 2001.

Nine Fiscal Months Ended November 3, 2001(fiscal 2001) and October 28, 2000(fiscal 2000)

         Net Sales. Net sales increased $83 or 0.05%, to $164,729 for the nine fiscal month period ended November 3, 2001 from $164,646 for the nine fiscal month period ended October 28, 2000. Comparable store sales increased $4,086 or 2.5% to $164,729 for the nine fiscal month period ended November 3, 2001 from $160,642 for the nine fiscal month period ended October 28, 2000. The comparable store sales increase was driven by significant increases in the candy and basic party categories, offset by a decrease in the card category. No new stores were opened in fiscal 2001 or fiscal 2000 and a store's sales are excluded from the calculation of comparable store sales in the fiscal month of the store closing.

         Gross Profit. Cost of sales includes distribution costs. Gross profit decreased $3 to $77,196 for the nine fiscal month period ended November 3, 2001 from $77,199 for the nine fiscal month period ended October 28, 2000. As a percentage of net sales, gross profit was 46.9% for both periods.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses include store payroll, store occupancy, advertising, depreciation, other store operating and corporate administrative expenses. Selling, general and administrative expenses decreased $1,476 or 1.9%, to $75,064 for the nine fiscal month period ended November 3, 2001 from $76,540 for the nine fiscal month period ended October 28, 2000. This decrease is the result of lower advertising expense coupled with operating fewer stores: two stores closed in fiscal 2001 (July 2001) and seven stores closed in fiscal 2000 (five stores in August 2000 and two in January 2001). As a percentage of net sales, selling, general and administrative expenses decreased to 45.6% in the nine fiscal month period ended November 3, 2001 from 46.5% in the nine fiscal month period ended October 28, 2000. This decrease was the result of a significant reduction in advertising expense in the nine month period ended November 3, 2001.

         Interest Expense. Interest expense was $2,117 in the nine fiscal month period ended November 3, 2001 compared to $2,345 in the nine fiscal month period ended October 28, 2000. The decrease resulted from a lower effective interest rate.

         Reorganization Items, net. Reorganization items decreased $1,903 or 30.5%, to $4,334 for the nine fiscal month period ended November 3, 2001 from $6,237 for the nine fiscal month period ended October 28, 2000. The decrease can be attributed to lower professional fees and store closing costs. During the nine fiscal month period ended November 3, 2001, the Company recorded professional fees and store closing costs of $2,509 and $344, respectively, as compared to $3,434 and $1,177 in the nine fiscal month period ended October 28, 2000.

         Income Taxes. Management believes that it is more likely than not that deferred tax assets created by net operating losses for the nine fiscal month period ended November 3, 2001 will not be realized through future taxable income. Because the realization of the deferred tax assets may be limited by events involving the Chapter 11 Cases or other events related to the ownership of the Company, the Company has recorded a valuation allowance to fully reserve for the value of the net deferred tax assets at November 3, 2001 and February 3, 2001.

Liquidity and Capital Resources

     On March 23, 1999, the Company filed the Chapter 11 Cases to address certain operational and liquidity disruptions. The Company's liquidity position for the remainder of fiscal 2001 will be impacted primarily by the success of initiatives undertaken to improve store level cash flows and the effects of the Chapter 11 Cases. The Company's uses of capital for the remainder of fiscal 2001 are expected to include working capital for operating expenses and satisfaction of current liabilities, expenditures related to maintaining and refurbishing existing stores, interest payments on outstanding borrowings and costs associated with the Chapter 11 Cases. The Company's long-term liquidity and the adequacy of the Company's capital resources cannot be determined until a plan of reorganization has been developed and confirmed in connection with the Chapter 11 Cases. The commencement of the Chapter 11 Cases and the net losses resulting in a net deficit raise substantial doubt about the Company's ability to continue as a going concern. The Company has recorded certain reorganization items in the Consolidated Statements of Operations. Additional adjustments, some of which could be material, may be necessary as a consequence of a plan of reorganization. The continuation of the Company's business as a going concern is contingent upon, among other things, the ability to (1) formulate a plan of reorganization that will be confirmed by the Bankruptcy Court,(2) achieve satisfactory levels of future profitable operations, (3) maintain adequate financing, including an extension of the Loan Agreement, and (4) generate sufficient cash from operations to meet future obligations.

         As a debtor in possession under the Bankruptcy Code, actions to collect prepetition indebtedness are stayed and certain contractual obligations may not be enforced against the Company. With the approval of the Bankruptcy Court, certain of these obligations may be paid prior to the confirmation of the reorganization plan. To date, the Company has received approval to pay customary prepetition obligations associated with the daily operation of its business, including employee wages and other obligations. The Company has not completed its review of all of its prepetition contracts and leases for assumption or rejection. The ultimate amount of, and settlement terms for, such liabilities are subject to an approved plan of reorganization and, accordingly, the timing and form of settlement are not presently determinable.

         Subsequent to the commencement of the Chapter 11 Cases, the Company entered into the Loan Agreement which provides up to $35,000 (including $10,000 for letters of credit) to fund working capital needs and for general corporate purposes. Borrowing under the facility is limited by inventory levels and has an interest rate of 1% over prime with a minimum threshold of 7.0% (7.0% at November 3, 2001). The Loan Agreement expires on the earlier of February 1, 2002 or the date the Bankruptcy Court confirms a plan of reorganization. The Company is in the process of obtaining an extension to the Loan Agreement. The lenders under the Loan Agreement were granted a security interest in substantially all of the Company's assets as security for the Company's obligations under the Loan Agreement. All obligations under the Loan Agreement are afforded "super-priority" administrative expense status in the Chapter 11 Cases. The Company intends to use amounts borrowed under the Loan Agreement for its ongoing working capital needs and for other general corporate purposes.

         The Loan Agreement contains certain restrictive covenants, which, among other things, require the Company to maintain certain inventory levels and achieve specified operating results. The restrictive covenants also limit the Company's capital expenditures, asset sales and dividends and the ability of the Company to grant liens and incur additional indebtedness. All such covenants have been met or waived.

         As of November 3, 2001, the Company had $27,004 of borrowings outstanding under the Loan Agreement and had utilized approximately $2,284 under the Loan Agreement to issue letters of credit. The Company believes that its cash flow from operations, borrowings under the Loan Agreement, adequate trade terms and the continued support of its vendors will provide it with sufficient liquidity to conduct its operations while the Chapter 11 Cases are pending. The Company is pursuing opportunities to obtain long-term financing to support the Company's business plan after it emerges from Chapter 11; however, there can be no assurance that the Company will be able to obtain such financing with satisfactory terms, if at all.

         At November 3, 2001, the Company's working capital was $16,545. Net cash used in operations for the nine fiscal month period ended November 3, 2001 was $323 compared to $5,500 of net cash used in operations for the nine fiscal month period ended October 28, 2000. The decrease is due to a lower net loss of $3,604 and changes in merchandise inventories and accounts payable offset by a decrease in the non-cash portion of reorganization items.

         Net cash used in investing activities during the nine fiscal month period ended November 3, 2001 and October 28, 2000 was $883 and $1,591, respectively. Net cash used in investing activities was primarily for capital expenditures for store and distribution center equipment.


         Net cash provided by financing activities during the nine fiscal month period ended November 3, 2001 was $1,121 compared to $5,556 of net cash provided by financing activities during the nine fiscal months ended October 28, 2000. The fluctuation is attributable to the level of borrowings and repayments of debt.

         The Company does not intend to pay cash dividends in the foreseeable future and under the Loan Agreement is restricted from paying dividends on its capital stock.

ITEM 3     QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

         The Company is subject to market risks from changes in interest rates. The interest rate on the Company's revolving credit facilities, which represent a significant portion of the Company's outstanding debt, is variable (not to fall below 7.0%) based on the prime rate.

PART II - OTHER INFORMATION

Item 1.  Legal Proceedings.

         The Company commenced the Chapter 11 Cases on March 23, 1999. Additional information relating to the Chapter 11 Cases is set forth in Part 1,
Item 1 of the Company's Annual Report on Form 10-K under the caption "Proceedings under Chapter 11 of the Bankruptcy Code" and in Note 1 of the Notes to Consolidated Financial Statements contained herein. Such information is incorporated herein by reference.

         Several claims and cases have been filed by creditors of the Company relating to unpaid amounts due to such creditors. Payment of these amounts is now stayed in the Chapter 11 Cases. The Company is also from time to time involved in routine litigation, other than bankruptcy cases, incidental to the conduct of its business. As of the date of this Quarterly Report on Form 10-Q, the Company is aware of no material existing or threatened litigation to which it is or may be a party.

Item 2.  Changes in Securities.

         None.

Item 3.  Defaults Upon Senior Securities.

         None.

Item 4.  Submission of Matters to a Vote of Security Holders.

         None.


Item 5.  Other Information.

         None.

Item 6.  Exhibits and reports on Form 8-K

         (a)  Exhibits

                  None

         (b)  Reports on 8-K

                  None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            FACTORY CARD OUTLET CORP.

Dated:  December 17, 2001                 By: /s/ William E. Freeman
                                              ----------------------
                                          William E. Freeman
                                          President and Chief Executive Officer



Dated:  December 17, 2001                 By: /s/ James D. Constantine
                                              ------------------------
                                          James D. Constantine
                                          Senior Vice President and Chief
                                          Financial Officer
                                          (principal financial officer)

                                   EXHIBIT E
                                   ---------

                      FACTORY CARD AND FACTORY CARD OUTLET
                         PROJECTED FINANCIAL INFORMATION


A.       Introduction

           This projected financial information was prepared to show the estimated consolidated financial position, results of operations and cash flows, and capitalization of Reorganized Factory Card and Reorganized FCO (collectively, the "Reorganized Debtors") following April 6, 2002, which is assumed to be the Effective Date for these projections. The Projections are based on the assumptions discussed below and should be read in conjunction with the Disclosure Statement, including "Section X. CERTAIN RISK FACTORS TO BE CONSIDERED."

           All capitalized terms not defined in this exhibit have the same meanings ascribed to them in the Disclosure Statement to which this exhibit is attached.

           THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS ("AICPA") OR THE FINANCIAL ACCOUNTING STANDARDS BOARD ("FASB"). FUTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY THE DEBTORS' INDEPENDENT ACCOUNTANTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, ALTHOUGH DEVELOPED AND CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE REORGANIZED DEBTORS AND THEIR MANAGEMENT. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION, OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, AS TO THE ACCURACY OF THE PROJECTIONS OR THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THESE PROJECTIONS. SEE ANNUAL REPORT ON FORM 10-K FOR A FURTHER DISCUSSION OF RISKS ASSOCIATED WITH THESE PROJECTIONS.

           The projections included herein are:

           1. Pro Forma Consolidated Balance Sheet of the Reorganized Debtors as of April 6, 2002 projected with accounting effects of the Plan's consummation as promulgated by the AICPA Statement of Position 90-7 entitled "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

           2. Projected Consolidated Statements of Operations of the Reorganized Debtors for each of the fiscal years ending February 3, 2002 (Fiscal 2001), February 1, 2003 (Fiscal Year 2002), January 31, 2004 (Fiscal Year 2003), February 5, 2005 (Fiscal Year 2004) and January 28, 2006 (Fiscal Year 2005). Projected Fiscal 2001 includes 9 months of actual results.

           3. Projected Consolidated Balance Sheets of the Reorganized Debtors as of February 3, 2002 (Fiscal 2001), February 1, 2003 (Fiscal Year 2002), January 31, 2004 (Fiscal Year
                      2003), February 5, 2005 (Fiscal Year 2004) and January 28, 2006 (Fiscal Year 2005).

           4. Projected Consolidated Statements of Cash Flows of the Reorganized Debtors for each of the fiscal years ending February 3, 2002 (Fiscal 2001), February 1, 2003 (Fiscal Year 2002), January 31, 2004 (Fiscal Year 2003) and February 5, 2005 (Fiscal Year 2004) and January 28, 2006 (Fiscal Year 2005). Projected Fiscal 2001 includes 9 months of actual results.

           The Projections have been prepared on the basis of generally accepted accounting principles consistent with those currently utilized by the Debtors in the preparation of their historical consolidated financial statements except as noted in the accompanying assumptions. The projections should be read in conjunction with the significant assumptions, qualifications and notes set forth below and with the audited consolidated financial statements for the fiscal year ended February 3, 2001 included in the 2000 10-K and the 10-Qs filed for the first three quarters for the fiscal year ended February 2, 2002.

           The Projections are present management's estimate of the expected consolidated financial position, results of operations and cash flows, and capitalization of the Reorganized Debtors. Accordingly, the Projections, which are subject to change, reflect management's judgement, as of the date of this Disclosure Statement, of expected future operating and business conditions. All estimates and assumptions shown within the Projections were developed by management. The assumptions disclosed herein are those management believes are significant to the Projections. There will be differences between projected and actual results because events and circumstances frequently do not occur as expected. Forecasted Fiscal 2001 reflects eleven months of actual results and one month of projected results. Fiscal 2001 does not reflect or consider potential year end accounting and/or audit adjustments which may be made in normal course.

           The Projections reflect the effect of consummation of the Plan and adjustment of "fresh start" accounting. The Projections are based on a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies, some of which are beyond the control of the Reorganized Debtors and their management. The Projections are based upon assumptions of future business decisions which are subject to change. Accordingly, there can be no assurance that the projected results will be realized and actual results may vary materially from those projected. If actual results are lower than those shown or if the assumptions used in formulation of the Projections are not realized, the Reorganized Debtor's operating results and cash flows, and hence their ability to perform under the Plan, may be materially and adversely affected.

           The Debtors do not, as a matter of course, publish their business plans and strategies or projections of their anticipated financial position, results of operations or cash flows. Accordingly, the Reorganized Debtors do not intend, and disclaims any obligation to, (a) furnish updated business plans or projections to holders of Claims or Equity Interests, or (b) include such updated information in any documents which may be required to be filed with the Securities and Exchange commission.

           Management does not intend to revise the Projections solely to reflect circumstances arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events. Management assumes no responsibility to advise recipients of the Projections about any subsequent changes.

           WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE PROJECTED FINANCIAL INFORMATION FOR THE PROJECTON PERIOD, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED. THE DEBTORS URGE THE UNDERLYING ASSUMPTIONS BE CONSIDERED CAREFULLY BY HOLDERS OF CLAIMS AND EQUITY INTERESTS IN REACHING THEIR DETERMINATION OF WHETHER TO ACCEPT OR REJECT THE PLAN.


B.     Reorganized Debtor's Business

           The Reorganized Debtors will continue to operate a chain of 172 company-owned stores in 20 states offering an extensive selection of greeting cards, giftwrap, balloons, party supplies and other special occasion merchandise at everyday value prices. The Reorganized Debtors will have approximately 3,000 employees. All major management decisions concerning inventory purchases and distribution, merchandising, advertising, capital expenditures, associate polices and other matters will be made centrally from the Reorganized Debtor's corporate headquarters in Naperville, Illinois. Competition from numerous competitors is assumed to continue and business will continue to be seasonal in nature, with a large portion of sales occurring during the Halloween and Christmas selling seasons.

C. Significant Assumptions for Projections for the Fiscal Years in the Four-Year Period Ending January 28, 2006.

           1.         Consolidation

           These Projections include the Reorganized Debtors.

           2.         Store Count Assumptions

           These Projections assume the opening of thirty-eight new stores over the four year period, three in the first year, five in the second year and fifteen in each of the following years. No store closings have been assumed.

           3.         Economic Assumptions

           The overall economic assumption with respect to expenses is a 3% annual inflation rate.

           4.         Sales Growth

           Sales growth has been developed based upon sales from base stores and new stores. The Projections are based upon the following key assumptions:
           o Base Stores (172 stores opened on or before April 6, 2001): comparable store growth of approximately 2.9% in Fiscal 2002 and approximately 4.0% thereafter.
           o          New Stores opened in Fiscal 2002, 2003 and 2004:
                      >> Sales for stores in their first year of operations are based on Fiscal 2002 forecasted sales and seasonality, adjusted for inflation annually
                      >> Stores in the second full year of operation have a comparable growth rate of 12% over previous year's sales

           5.         Gross Profit

           The gross profit margins reflect the expected competitive environment within each category. Projected improvements in margins reflect cost efficiencies and effective inventory controls.

           6.         SG&A Expenses

           Selling, General & Administrative Expenses include advertising expenses, accrued costs and general store expenses. SG&A expenses increase commensurate with store count growth.

           7.         Interest Expense

           Trade Conversion Note:             6.0%

           Revolving Credit Facility:         9.0%

           8.         Ability to Service Debt

           Based on the Projections and subject to the assumptions set forth, the Debtors project the following debt service coverage ratios:


                           FY             FY            FY             FY
                          2002           2003          2004           2005
                        ----------------------------------------------------
      EBIT/Interest       2.26x         2.82x          3.18x         3.70x
      EBITDA/Interest     3.26x         3.72x          4.24x         4.89x


           There can be no assurance that the projected results necessary to generate adequate funds for the retirement of this indebtedness will be achieved. If these results are not obtained, funds will have to be derived from alternative sources, such as reduced discretionary capital expenditures or additional borrowings. If alternative funds are not available to the Reorganized Debtors, any utilization of alternative sources of funds may impair the competitive position of the Reorganized Debtors, reduce their cash flows or have other adverse consequences, including the imposition of additional burdensome covenants, security interests or other obligations that could be adverse to the Reorganized Debtors and to the holders of Claims and Equity Interests.

           9.         Income Taxes

           The projected provisions for income taxes have been calculated in accordance with FASB Statement No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). A combined federal and state income tax rate of 40% has been assumed in calculating the provision for income taxes for the projection period. No benefit from Net Operating Losses has been assumed.

           10.        Capital Expenditures

           These Projections assume aggregate capital expenditures of $3.9 million in 2002, $4.1 million in 2003, $6.7 million in 2004 and $6.9 million in 2005. The amounts are estimated to be sufficient to open new stores while maintaining and upgrading existing stores, the distribution center and information systems. The majority of these capital expenditures are for new stores and store remodels. The Projections assume a total of 92 store remodels over the four years ending January 28, 2006.

           11.        Merchandise Inventories and Accounts Payable

           These Projections anticipate limited improvement in trade credit terms as a result of trade support negotiated with several vendors. Overall inventory levels are projected to gradually change, representing the additional merchandise for new stores partially offset by inventory turnover improvements in each of the years during the projection period ending January 28, 2006.

           12.        Exit Financing

           It is assumed that the Reorganized Debtors will utilize a working capital facility to provide primarily for letters of credit requirements and working capital needs. The facility will be secured by the Debtors' assets and the Debtors will be able to borrow based on an advance rate formula consistent with their current debtor-in-possession facility.

           The projections assume the Revolving Credit Facility would expire three years from the loan closing date but will automatically be renewed for successive two-year periods.

D. Significant Assumptions for the Proforma Consolidated Balance Sheet of the Reorganized Debtors as of April 6, 2002

           1. The confirmation and consummation will be accomplished according to the terms of the Plan as described in the Disclosure Statement to which this exhibit is attached.

           2. "Fresh start" accounting adjustments have been made to reflect the estimated adjustments necessary to adopt "fresh start" reporting in accordance with SOP 90-7. "Fresh start" reporting requires that the reorganization value of the Reorganized Debtors be allocated to their assets in conformity with Accounting Principles Bulletin ("APB') Opinion No. 16, "Business combinations," for transactions reported on the basis of the purchase method. Any reorganization value less than the fair value of specific tangible or identified intangible assets is to be allocated to their non-current tangible assets on a pro rata basis after offsetting any intangible assets. The reorganization value used in preparing the Pro Forma Consolidated Balance Sheet of the Reorganized Debtors as of April 6, 2002 was assumed to be $42.5 million. Based upon the assumed reorganization value and an assumed total debt of $31.2 million, the equity value of the Reorganized Debtors is calculated to be $11.3 million.

           3. The allocation of the reorganization value to individual assets and liabilities is subject to change after the Effective Date and could result in material differences to the allocated values estimated in these Projections.

           4. The significant "fresh start" accounting adjustments are summarized as follows:

                      o Assets are adjusted based upon the estimated fair value of such assets. Fair value is assumed to be equal to book value. Changes in estimated fair value will not affect the Reorganized Debtors' cash flow projections.

                      o The fair value of the identifiable assets in excess of the reorganization value ("negative goodwill") is allocated to reduce the fair values of certain assets in accordance with generally accepted accounting principles.

                      FACTORY CARD AND FACTORY CARD OUTLET
                  NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET


(a)        Capitalized inventory expenses have been written off.

(b) Fixed assets, net, has been written off per fresh start accounting adjustments.

(c) Deferred financing costs related to the recapitalization are booked and capitalized.

(d) Other assets have been written off per fresh start accounting adjustments and deferred compensation created to reflect equity grant to management.

(e)        Terming of post-petition accounts payable into the Trade Conversion
           Note.

(f) Liabilities subject to compromise have been adjusted to record the payment and settlement of certain liabilities at consummation of the Plan. Conversion includes $2.3 of Administrative Expense and Priority Claims, $1 million reinstatement of capital leases, $0.4 million in cash payments for convenience class, $1.0 million cash payment to General Unsecured Creditors, $2.6 million of the Extended Creditor Payment Amount and distribution, on a pre-dilution basis, of 92.5% of the equity to unsecured creditors. The balance will be forgiven and written off under retained earnings (see note m).

(g) Deferred rent liabilities have been written off per fresh start accounting adjustments.

(h) Approximately $1 million in capital leases will be reinstated pursuant to the Joint Plan of Reorganization

(i) The Revolving Credit Facility will be increased by $2.3 million cash payout for Administrative Expense and Priority Claims, $0.4 million cash payment for convenience class claims and $0.15 million for financing fees.

(j) The $1.0 million cash payment to creditors will be paid the later or 60 days from effective date or May 15, 2002.

(k) Pursuant to the Joint Plan of Reorganization, the Reorganized Debtors will record a $2.6 million Extended Creditor Payment Amount payable to the General Unsecured Claims.

(l) The value of the old equity will be written off upon emergence from Chapter 11.

(m) The retained deficit will be adjusted by the portion of the liabilities subject to compromise that is forgiven and then written off pursuant to fresh start accounting.

PRO FORMA BALANCE SHEET
(Dollar amounts in thousands)                     MAR-02           ADJUSTMENTS       ADJ. MAR-02
                                               --------------     --------------    --------------
ASSETS

   Cash                                                $ 300                $ -             $ 300
   Accounts receivable                                   117                  -               117
   Inventories                                        51,594                  -            51,594
   Other inventory components (net)                    4,006             (5,227) (a)       (1,222)
   Prepaid expenses and other current                  2,344                  -             2,344
                                               --------------     --------------    --------------
     TOTAL CURRENT ASSETS                             58,361             (5,227)           53,134

   Fixed assets, net                                  19,125            (13,018) (b)        6,107
   Deferred financing costs                                -                150  (c)          150
   Other assets                                          225                339  (d)          564
                                               --------------     --------------    --------------
     TOTAL ASSETS                                   $ 77,711          $ (17,757)         $ 59,954
                                               ==============     ==============    ==============


   Accounts payable                                 $ 15,097           $ (3,130) (e)     $ 11,967
   Other accrued expenses                              9,502                  -             9,502
                                               --------------     --------------    --------------
     TOTAL CURRENT LIABILITIES                        24,599             (3,130)           21,469

   Liabilities subject to compromise                  47,648            (47,648) (f)            -
   Deferred rent                                       7,111             (7,111) (g)            -
   Capital leases / secured notes                        527                485  (h)        1,012
   Revolving line of credit                           16,645              2,823  (i)       19,468
   Creditor cash payment                                   -              1,000  (j)        1,000
   Trade conversion note                                   -              3,130  (e)        3,130
   Extended creditor payment                               -              2,600  (k)        2,600
                                               --------------     --------------    --------------
     TOTAL LIABILITIES                                96,531            (47,851)           48,679

   Common stock                                       52,096            (40,821) (l)       11,275
   Retained earnings (deficit)                       (70,915)            70,915  (m)            -
                                               --------------     --------------    --------------
     TOTAL STOCKHOLDERS' EQUITY                      (18,819)            30,095            11,275
                                               --------------     --------------    --------------

TOTAL LIAB & STOCKHOLDERS' EQUITY                   $ 77,711          $ (17,757)         $ 59,954
                                               ==============     ==============    ==============


                                                              FIRST
                                        FY2001 (A)        2 MONTHS ENDED
                                        $        %      FY2002 (B)    %
                                     -----------------  -------------------
Net Sales                             227,287  100.0%     $ 39,270  100.0%

Cost of Goods Sold                    121,653   53.5%       20,870   53.1%

    Gross Profit                      105,633   46.5%       18,400   46.9%

Selling, General & Administrative
  Expenses                            101,999   44.9%       17,839   45.4%

                                     ---------          -----------
    EBITR (c)                           3,635    1.6%          561    1.4%
                                     ---------          -----------

Reorganization Items, net               5,649    2.5%          750    1.9%

Interest Expense                        2,805    1.2%          408    1.0%

                                     ---------          -----------
    EBT (d)                            (4,819)  -2.1%         (597)  -1.5%
                                     ---------          -----------

Income Taxes / (Benefit)                    -    0.0%            -    0.0%

Extraordinary Expenses / (Gain)             -    0.0%      (19,101) -48.6%

                                     ---------          -----------
    Net Income / (Loss)                (4,819)  -2.1%     $ 18,504   47.1%
                                     =========          ===========


      (a) Estimated FY 2001 with 11 months of actual operating results.
      (b) Assumes the company emerges at the end of March 2002.
      (c) Earnings before interest, taxes and reorganization items
      (d) Earnings before taxes
=============================================================================


                                       8-A
TABLE CONTINUED.....

                                             LAST
                                        10 MONTH ENDED          FY2003               FY2004               FY2005
                                        FY2002      %          $        %           $        %          $         %
                                      -------------------  ------------------  -------------------  -------------------
Net Sales                              $ 194,733  100.0%    $ 248,325 100.0%     $ 274,540 100.0%    $ 306,107  100.0%

Cost of Goods Sold                       103,655   53.2%      132,218  53.2%       145,999  53.2%      162,356   53.0%

    Gross Profit                          91,078   46.8%      116,107  46.8%       128,541  46.8%      143,750   47.0%

Selling, General & Administrative
  Expenses                                85,069   43.7%      108,067  43.5%       119,389  43.5%      131,878   43.1%

                                      -----------          -----------         ------------         -----------
    EBITR (c)                              6,009    3.1%        8,040   3.2%         9,152   3.3%       11,873    3.9%
                                      -----------          -----------         ------------         -----------

Reorganization Items, net                      -    0.0%            -   0.0%             -   0.0%            -    0.0%

Interest Expense                           2,500    1.3%        2,849   1.1%         2,880   1.0%        3,208    1.0%

                                      -----------          -----------         ------------         -----------
    EBT (d)                                3,509    1.8%        5,191   2.1%         6,272   2.3%        8,665    2.8%
                                      -----------          -----------         ------------         -----------

Income Taxes / (Benefit)                   1,404    0.7%        2,076   0.8%         2,509   0.9%        3,466    1.1%

Extraordinary Expenses / (Gain)                -    0.0%            -   0.0%             -   0.0%            -    0.0%

                                      -----------          -----------         ------------         -----------
    Net Income / (Loss)                  $ 2,105    1.1%      $ 3,114   1.3%       $ 3,763   1.4%      $ 5,199    1.7%
                                      ===========          ===========         ============         ===========


      (a) Estimated FY 2001 with 11 months of actual operating results.
      (b) Assumes the company emerges at the end of March 2002.
      (c) Earnings before interest, taxes and reorganization items
      (d) Earnings before taxes
======================================================================================================================

                                       8-B

BALANCE SHEET
(Dollar amounts in thousands)
                                               FISCAL                      FISCAL        FISCAL        FISCAL         FISCAL
                                                YEAR          MARCH         YEAR          YEAR          YEAR           YEAR
                                                2001          2002          2002          2003          2004           2005
                                            -------------------------------------------------------------------------------------
ASSETS

    Cash                                            $ 300         $ 300         $ 300         $ 300         $ 300          $ 300
    Accounts receivable                                71           117            76            81            91            101
    Inventories                                    53,481        51,594        52,939        53,362        57,253         61,514
    Other inventory components (net)                4,006        (1,222)       (1,222)       (1,222)       (1,222)        (1,222)
    Prepaid expenses and other current              2,024         2,344         2,085         2,147         2,212          2,278
                                            -------------------------------------------------------------------------------------
      TOTAL CURRENT ASSETS                         59,882        53,134        54,179        54,669        58,634         62,971

    Fixed assets, net                              19,533         6,107         7,475         9,033        12,624         15,678
    Deferred financing costs                            -           150           147            89            31             21
    Other assets                                      222           564           460           335           211             86
                                            -------------------------------------------------------------------------------------
      TOTAL ASSETS                               $ 79,637      $ 59,954      $ 62,260      $ 64,127      $ 71,500       $ 78,756
                                            =====================================================================================


    Accounts payable                              $ 6,777      $ 11,967       $ 6,890       $ 7,562       $ 8,468        $ 9,341
    Accrued Interest                                    -             -           157           166           176            184
    Other accrued expenses                          8,539         9,502         6,987         7,159         7,370          7,593
                                            -------------------------------------------------------------------------------------
      TOTAL CURRENT LIABILITIES                    15,317        21,469        14,034        14,887        16,014         17,118

    Liabilities subject to compromise              47,648             -             -             -             -              -
    Deferred rent                                   6,921             -           950           998           674            302
    Capital leases / secured notes                    575         1,012           647           247            35             35
    Revolving line of credit                       27,398        19,468        27,519        25,582        28,401         32,185
    Creditor cash payment                               -         1,000             -             -             -              -
    Trade conversion note                               -         3,130         3,130         3,318         3,517          3,659
    Extended creditor payment                           -         2,600         2,600         2,600         2,600              -
                                            -------------------------------------------------------------------------------------
      TOTAL LIABILITIES                            97,859        48,679        48,880        47,631        51,241         53,299

    Common stock                                   52,096        11,275        11,275        11,275        11,275         11,275
    Retained earnings (deficit)                   (70,318)            -         2,105         5,220         8,983         14,182
                                            -------------------------------------------------------------------------------------
      TOTAL STOCKHOLDERS' EQUITY                  (18,222)       11,275        13,381        16,495        20,258         25,457
                                            -------------------------------------------------------------------------------------

TOTAL LIAB & STOCKHOLDERS' EQUITY                $ 79,637      $ 59,954      $ 62,260      $ 64,127      $ 71,500       $ 78,756
                                            =====================================================================================


CASH FLOW STATEMENT
(Dollar amounts in thousands)
                                                                       FIRST         LAST
                                                                      2 MONTHS     10 MONTH
                                                                       ENDED        ENDED
                                                          FY2001       FY2002       FY2002       FY2003       FY2004       FY2005
                                                      -----------------------------------------------------------------------------
CASH FLOW FROM OPERATIONS
Net (loss) income                                        $ (4,820)    $ 18,504      $ 2,105      $ 3,114      $ 3,763      $ 5,199
Non-cash adjustments
   Deferred financing costs                                     -            -          153          183          183          135
   Depreciation & amortization                              6,815        1,052        1,855        2,549        3,062        3,798
   Amortization of deferred bank costs                        599            -            -            -            -            -
   Other                                                    1,534      (19,101)           -            -            -            -

   Change in working capital
      (Increase) decrease in accounts receivable              (26)         (45)          40           (5)          (9)         (10)
      (Increase) decrease in inventories                   (1,604)       1,887       (1,345)        (423)      (3,892)      (4,260)
      (Increase) decrease in prepaid expenses                  16         (320)         259          (63)         (64)         (66)
      (Increase) decrease in other non current assets        (420)          (3)         104          125          125          125
      Increase (decrease) in accounts payable                (857)       8,319       (5,076)         672          906          873
      Increase (decrease) in other current liabilites      (1,337)         963       (2,359)         181          221          231
      Increase (decrease) in other non-current
        liabilities                                           (66)         190          950           48         (324)        (372)
                                                      -----------------------------------------------------------------------------
   NET CASH PROVIDED BY OPERATIONS                           (166)      11,445       (3,312)       6,382        3,970        5,651

CASH FLOW FROM INVESTING
Purchase of fixed assets, net                              (1,351)        (645)      (3,223)      (4,108)      (6,652)      (6,852)
                                                      -----------------------------------------------------------------------------
   NET CASH PROVIDED BY INVESTING                          (1,351)        (645)      (3,223)      (4,108)      (6,652)      (6,852)

CASH FLOW FROM FINANCING

Long-term debt and capital lease obligations                 (263)         (48)        (365)        (400)        (212)           -
Revolving line of credit                                    1,699       (7,929)       8,051       (1,938)       2,820        3,784
Creditor cash payment                                           -            -       (1,000)           -            -            -
Trade conversion note                                           -            -            -          188          199          142
Extended creditor payment                                       -            -            -            -            -       (2,600)
Liabilities subject to compromise                             100       (2,673)           -            -            -            -
Financing costs                                                 -         (150)        (150)        (125)        (125)        (125)
                                                      -----------------------------------------------------------------------------
   NET CASH PROVIDED BY FINANCING                           1,535      (10,800)       6,535       (2,275)       2,682        1,201

                                                      -----------------------------------------------------------------------------
Net increase/ (decrease) in cash                               19            -           (0)           0            0           (0)

Cash at beginning of period                                   281          300          300          300          300          300

                                                      -----------------------------------------------------------------------------
CASH AT END OF PERIOD                                       $ 300        $ 300        $ 300        $ 300        $ 300        $ 300
                                                      =============================================================================


                                   EXHIBIT F
                                   ---------

                      FACTORY CARD AND FACTORY CARD OUTLET
                              LIQUIDATION ANALYSIS

The Debtors have prepared this liquidation analysis (the "Liquidation Analysis) in connection with the Disclosure Statement. The Liquidation Analysis indicates the values which may be obtained by classes of Claims and Equity Interest upon disposition of assets pursuant to a Chapter 7 liquidation, as an alternative to continued operation of the business and payments under the Plan. Accordingly, collateral values discussed herein may be different than amounts referred to in the Plan. The Liquidation Analysis is based on the assumptions discussed below.

The Liquidation Analysis is based upon numerous estimates and assumptions that, although developed and considered reasonable by the Debtors' management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors. This Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, there can be no assurances that the values reflected in this Liquidation Analysis would be realized if the Debtors were, in fact, to undergo, such a liquidation.

In addition to the assumptions that are set forth on the following pages, there are significant areas of uncertainty that exist with respect to this Liquidation Analysis.

           1. The Liquidation Analysis assumes that the liquidation of the Debtors' estates would commence on April 6, 2002 and would be substantially completed within a 12 month period. The wind-down costs during the 12 month period have been estimated by the Debtors' management and any deviation from this time frame could have a material impact on the wind-down costs, Administrative Expense and Priority Claims, proceeds from asset sales, and the ultimate recovery to the creditors of the Debtors' estates.
           2. If the implementation of the liquidation plan were to be delayed, there is a possibility that the Debtors would sustain significant operating losses during the delay period, thus adversely impacting the net liquidation value of the estates.
           3. In any liquidation there is a general risk of unanticipated events, which could have a significant impact on the projected cash receipts and disbursements. These events include changes in the general economic condition, changes in consumer preferences, and changes in the market value of the Debtors' assets.
           4. This Liquidation Analysis assumes that the amount of contingent litigation claims against the Debtors is de minimis. However, due to general uncertainties with respect to the outcome of contingent litigation matters, the actual value of such claims remains uncertain. Accordingly, the estimated recovery percentages could be impacted by the outcome of such contingent litigation matters.

                    FACTORY CARD OUTLET CORP. AND SUBSIDIARY
                              LIQUIDATION ANALYSIS

                                                                                     UNAUDITED
                                                                                    VALUES AS OF                        ESTIMATED
                                                                     NOTE            06-APR-02                         LIQUIDATION
($ in thousands)                                                  REFERENCES          (NOTE 1)          % RECOVERY        VALUE
                                                                 -------------    -----------------   -------------   --------------
ASSETS TO BE LIQUIDATED
    Cash                                                              2                        199          100.0%             $199
    Merchandise Inventories                                           3                     51,594 (a)       65.0%           33,536
    Other Current Assets
      Accounts Receivable                                             4                         45           50.0%               23
      Prepaid Expenses                                                4                      4,497           10.0%              450
                                                                                  -----------------   -------------   --------------
        Total Current Assets                                                                56,336           60.7%           34,207

    Fixed Assets, net
      Leasehold Improvements                                          5                     13,516               -                -
      Leased Systems Hardware                                         5                      3,229           31.3%            1,012
      Furniture & Fixtures                                            5                     41,205            5.0%            2,060
      Depreciation & Amortization                                     5                    (38,160)              -                -
                                                                                  -----------------   -------------   --------------
        Total Fixed Assets                                                                  19,789           15.5%            3,072

    Other Assets                                                      6                        221           55.0%              121
                                                                                  -----------------                   --------------
      TOTAL ASSETS                                                                         $76,346                          $37,401
                                                                                  =================                   ==============

    COSTS ASSOCIATED WITH LIQUIDATION:
      Corporate Payroll and Overhead Costs during Liquidation         7                                                      (2,500)
      Chapter 7 Professional Fees                                     7                                                      (2,400)
      Chapter 7 Trustee Fees                                          7                                                      (1,122)
                                                                                                                      --------------
                                                                                                                             (6,022)
    NET ESTIMATED LIQUIDATION PROCEEDS AVAILABLE
      FOR DISTRIBUTION                                                                                                       31,379

    Less Proceeds generated from Secured Claims Collateral (exclusive of DIP Obligations)                                    (1,012)
                                                                                                                      --------------
      PROCEEDS AVAILABLE FOR DISTRIBUTION                                                                                    30,367
                                                                                                                      --------------

    LESS: SUPERPRIORITY CLAIMS
      DIP Obligations / Revolving Line of Credit                      8                                                      16,645
                                                                                                                      --------------
    PROCEEDS AVAILABLE FOR DISTRIBUTION TO ADMINISTRATIVE CLAIMS                                                             13,722
      Recovery Percent - Revolver                                                                                              100%

    LESS: SECURED CLAIMS
      Collateral Value of Secured Borrowings                          9                                                       1,012
                                                                                                                      --------------
      Recovery Percent - Secured Claims                                                                                        100%

    LESS: CHAPTER 11 ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS
      Post-Petition Accounts Payable, Trade and Expense               10                                                     20,456
      Payroll Costs Associated with Termination of Employees          10                                                      6,189
      Professional Fees                                               10                                                        860
      Priority Tax Claims                                             10                                                        323
                                                                                                                      --------------
    PROCEEDS AVAILABLE FOR DISTRIBUTION TO UNSECURED CLAIMS                                                                       0
      Recovery Percent - Chapter 11 Administrative Claims                                                                       49%

    GENERAL UNSECURED CLAIMS:
      Pre-Petition Accounts Payable, Trade and Expense                11                                                     39,267
      Lease Rejection Claims                                          11                                                     28,906
      Collateral Value Deficiency of Secured Claims                   11                                                          0
      Contingency for Unrecorded Claims                               11                                                      2,000
                                                                                                                      --------------
        TOTAL UNSECURED CLAIMS                                                                                               70,174
        Recovery to General Unsecured Creditors                                                                                  0%

      Recovery to Equity Interests                                                                                               0%

    (a) Projected Inventory as of April 6, 2002


     The accompanying notes are an integral part of the Liquidation Analysis

                      FACTORY CARD AND FACTORY CARD OUTLET
                          NOTES TO LIQUIDATION ANALYSIS


           The Liquidation Analysis reflects the Debtors' estimate of the proceeds that would be realized if the Debtors were to be liquidated in accordance with Chapter 7 of the Bankruptcy Code. The Liquidation Analysis is based on the actual assets of the Debtors as of January 5, 2001 except inventory, which is based upon the projected balance as of April 6, 2002. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and its management, and upon assumptions with respect to the liquidation decisions which could be subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

           Except as specifically addressed in Notes to the Liquidation Analysis, the issues of potential recoveries from avoidance actions and final bankruptcy claims reconciliation have not been addressed in the Liquidation Analysis.

           The Liquidation Analysis assumes a liquidation period of one year during which a two phase approach to the liquidation would occur.

           Phase I would entail a four month period in which proceeds from the sale of inventory would be realized in a going out of business sale conducted by a liquidator (the "GOB Program") for all stores and the distribution center. Upon completion of the GOB Program, stores and the distribution center would be broom swept and vacated, their operations would be shut down and positions of most associates in these areas would be terminated. Also during this period of time, the Naperville, Illinois corporate operations would wind down and almost all positions would be phased out. Certain corporate personnel, such as those in Financial and Management Information Systems areas, would be retained as necessary to support the completion of an orderly liquidation.

           Phase II would entail the eight month period after completion of the GOB Program and the disposition of leases, property, plant and equipment at the stores and distribution center. This period would be needed for an orderly liquidation of all other assets. This would include activities such as the disposition of corporate equipment, collection of miscellaneous accounts receivable, and completion of the claims reconciliation process.

           The following notes describe the significant assumptions reflected in the Liquidation Analysis.

                Note 1 - Projected Book Values as of April 6, 2002

                The book values of assets used in this Liquidation Analysis are the book values as of January 5, 2001 except for inventory which reflects projected balance as of April 6, 2002.

                Note 2 - Cash

                The Liquidation Analysis assumes that operations during the liquidation period would not generate additional cash available for distribution except for net proceeds from the disposition of non-cash assets.

                Note 3 - Merchandise Inventories

                The Inventory on hand is assumed to be disposed of under a GOB Program. The Liquidation Analysis assumes all inventory would be sold to a liquidator and the Debtors would realize 65% of the recorded cost value after adjustments from defective merchandise and inventory shortage. This estimate represents proceeds received from the liquidator which are net of store payroll and certain other costs assumed by the liquidator including occupancy, advertising, and other store expenses. Operating expenses not paid for by the liquidator which are incurred during the GOB Program are reflected in "Costs Associated with Liquidation" (see Note 7).

                Note 4 - Other Current Assets

                Other current assets consists primarily of prepaid expenses such as personal property taxes, insurance and supplies. The recovery on these items is expected to be minimal.

                Note 5 - Fixed Assets, net

                Fixed assets, net include owned furniture, fixtures and equipment at the superstores, distribution center and corporate offices. The liquidation proceeds assumed to be received are net of costs associated with the disposition of equipment and leasehold improvements.

                Note 6 - Other Assets

                Other assets include certain deposits. It is anticipated that most of the amounts for deposits will be used to offset the General Unsecured Claims noted below.

                Note 7 - Costs Associated with Liquidation

                These expenses represent the costs associated with operating distribution center during the GOB Program, payroll and other costs associated with various corporate functions during the wind down period, payroll costs associated with the termination of employees and Chapter 7 professional fees incurred, including those associated with the appointment of a Chapter 7 trustee in accordance with
           Section 326 of the Bankruptcy Code.

                The Liquidation Analysis assumes that the liquidator would pay the payroll and related costs associated with store personnel during the GOB Program. In addition, the liquidator would pay other store operating costs including rent, insurance, utilities, cleanup costs, real estate and personal property taxes, transportation costs, associate benefits and other miscellaneous costs.

                Corporate payroll and operating costs during liquidation are based upon the assumption that most corporate functions would be significantly reduced during the Phase I GOB Program and all remaining positions would phase out over the Phase II wind down. Aside from certain distribution personnel necessary for Phase I, more than 50% of personnel will be terminated immediately.

                Professional fees are estimated based on historical experience in other similar cases and applicable provisions in the Bankruptcy Code. Trustee fees are estimated as a percentage of the total assets liquidated.

                Note 8 - Superpriority Claims

                Represents amounts due under the Debtors' DIP Credit Facility. It is estimated that the Debtors will have approximately $16.6 million outstanding under the DIP Credit Facility at April 6, 2002. Actual amounts at this time could vary from the estimate. Borrowings under the DIP Credit Facility are secured by substantially all of the Debtors' assets.

                Note 9 - Secured Claims

                Represents amounts due under capital lease obligations for technology, office and warehouse equipment. The Liquidation Analysis assumes that the creditors whose collateral is less in value than the amount of their claims would receive 100% of the value of their collateral. The recovery on the remaining portion of these "undersecured" claims, and the return of collateral amounts, is reflected as a General Unsecured Claim (see Note 11).

                Note 10 - Chapter 11 Administrative Expense and Priority Claims

                Reflects trade payables and other operating liabilities assumed post-petition during the Chapter 11 bankruptcy. Also includes accrued professional fees, Priority Tax Claims and severance for substantially all non-store employees who will be terminated.


                Note 11 - General Unsecured Claims

                Pursuant to Sections 502(b)(6) and 502(g) of the Bankruptcy Code, claims for damages by landlords for the rejection of leases are limited to, in general, the greater of one year or 15% (not to exceed three years) of the total rent and are treated as General Unsecured Claims. The Liquidation Analysis contemplates 25% mitigation of the claims relating to the lease rejection claims.

                      FACTORY CARD AND FACTORY CARD OUTLET
                ALLOCATION OF NET ESTIMATED LIQUIDATION PROCEEDS


The following table sets forth an estimated distribution of $31.4 million in net proceeds distributable to holders of Secured Claims, General Unsecured Claims and Equity Interests in a hypothetical Chapter 7 liquidation of the Debtors on the Effective Date. The distribution in such liquidation gives effect to strict enforcement of all contractual subordination provisions.

                                                                  CHAPTER 7
---------------------------------------------  -------------------------------------------
CLASS  DESCRIPTION                             CLAIM OR EQUITY    RECOVERY     RECOVERY %
                                                   INTEREST
---------------------------------------------  -------------------------------------------
 1   DIP Credit Facility                           $16,645         $16,645       100%
 2   Secured Claims                                  1,012           1,012       100%
 3   Administrative Expense & Priority Claims       27,828          13,722        49%
 4   General Unsecured Claims                       70,174               -         0%
 5   Equity Interests                               11,275               -         0%



As illustrated by the foregoing, the Debtors believe that under the Plan, each holder of an impaired claim will receive on account of such claim or interest, property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date. Accordingly, the Debtors believe the Plan satisfies the requirements of the best interests test set forth in Section 1129(a)(7) of the Bankruptcy Code.